UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ELECTRO SCIENTIFIC INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 6, 2018

To the shareholders of Electro Scientific Industries, Inc.:

Your Board of Directors has unanimously approved a merger agreement pursuant to which Electro Scientific Industries, Inc., an Oregon corporation (“ESI,” the “Company,” “we,” “us,” or “our”) will be acquired by MKS Instruments, Inc., a Massachusetts corporation (“MKS”). The foregoing transaction can only be completed if certain conditions are satisfied, including the approval of ESI’s shareholders, so we are convening a special meeting of ESI shareholders (the “Special Meeting”) on January 10, 2019 at 11 A.M., Pacific Time, at our principal executive offices at 13900 NW Science Park Drive, Portland, OR 97229-5497 to consider and vote on the foregoing merger agreement.

At the Special Meeting, you will be asked to consider and vote upon:

•	a proposal to approve the Agreement and Plan of Merger, dated October 29, 2018, among ESI, MKS, and EAS Equipment, Inc., a Delaware corporation and a wholly owned subsidiary of MKS (“Merger Sub”), as it may be amended from time to time (the “Merger Agreement”), and the transactions contemplated by the Merger Agreement;
•	a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Merger Agreement if there are insufficient votes at the time of such adjournment to approve such proposal; and
•	a proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by ESI to its named executive officers in connection with the Merger.

If the Merger Agreement is approved at the Special Meeting, Merger Sub will be merged with and into ESI, ESI will become a wholly-owned subsidiary of MKS and each share of ESI will be cancelled and converted into the right to receive $30.00 in cash, without interest and less applicable withholding tax. This price per share constitutes (i) a premium of approximately 91% and 58% from the volume-weighted average price per share of ESI’s common stock in the one-month period and three-month period, respectively, up to and including October 26, 2018, the trading price at the close of the trading week prior to the execution of the Merger Agreement and (ii) a premium of approximately 103% from the closing stock price per share on October 26,2018, the trading price at the close of the trading week prior to the execution of the Merger Agreement.

The accompanying proxy statement is dated December 6, 2018 and, together with the enclosed form of proxy card, is first being mailed to shareholders of ESI on or about December 6, 2018.

After considering the factors more fully described in the enclosed proxy statement, the Board of Directors of ESI (the “Board of Directors”) unanimously (1) determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of ESI’s shareholders; (2) adopted the Merger Agreement in accordance with the Oregon Business Corporation Act, as amended; (3) resolved that the Merger Agreement and the Merger be submitted to the shareholders of ESI for approval; (4) resolved to recommend that ESI’s shareholders vote in favor of the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; and (5) adopted resolutions having the effect of causing ESI not to be subject to any Takeover Restriction (as defined in the Merger Agreement) that might otherwise apply to the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement. The Board of Directors unanimously recommends that you vote (1) “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; (2) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by ESI to its named executive officers in connection with the Merger.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. We encourage you to read the proxy statement and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information. You may also obtain more information about ESI from documents ESI has filed with the Securities and Exchange Commission (the “SEC”).

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. The failure of any shareholder to vote will have the same effect as a vote against approving the Merger Agreement.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to approve the Merger Agreement and the transactions contemplated thereby, without your instructions.

Your vote is very important, regardless of the number of shares of common stock that you own. We cannot complete the Merger unless the proposal to approve the Merger Agreement and the transactions contemplated thereby is approved by the affirmative vote of the holders of a majority of the outstanding shares of common stock of ESI entitled to vote.

If you have any questions or need assistance voting your shares, please contact our Proxy Solicitor:

MacKenzie Partners, Inc.
1407 Broadway
New York, NY 10018
Shareholders Call Toll-Free: (800) 322-2885
Banks and Brokers Call Toll: (212) 929-5500

On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Michael Burger
President, Chief Executive Officer and Director

Neither the SEC nor any state securities commission has approved or disapproved the Merger, passed upon the merits or fairness of the Merger Agreement or the transactions contemplated thereby, including the proposed Merger, or passed upon the adequacy or accuracy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on January 10, 2019

Notice is hereby given that a special meeting of shareholders (the “Special Meeting”) of Electro Scientific Industries, Inc., an Oregon corporation (“ESI,” the “Company,” “we,” “us,” or “our”), will be held on January 10, 2019, at 11 A.M., Pacific Time, at our principal executive offices at 13900 NW Science Park Drive, Portland, OR 97229-5497, for the following purposes:

1.   To consider and vote on the proposal to approve the Agreement and Plan of Merger dated October 29, 2018, among ESI, MKS Instruments, Inc., a Massachusetts corporation (“MKS”), and EAS Equipment, Inc., a Delaware corporation and a wholly owned subsidiary of MKS (“Merger Sub”), as it may be amended from time to time (the “Merger Agreement”) and the transactions contemplated thereby.

2.   To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting.

3.   To consider and vote on the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by ESI to its named executive officers in connection with the Merger.

Only shareholders of record as of the close of business on December 5, 2018 are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.

The Board of Directors unanimously recommends that you vote (1) “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; (2) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by ESI to its named executive officers in connection with the Merger.

All shareholders of record are cordially invited to attend the Special Meeting in person. The approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. The failure to vote will have the same effect as a vote against the approval of the Merger Agreement. Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone.

If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, without your instructions.

By the Order of the Board of Directors,

Allen Muhich
Vice President, Chief Financial Officer and Corporate Secretary

Dated: December 6, 2018

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ARE A SHAREHOLDER OF RECORD, YOU MAY REVOKE YOUR PROXY OR CHANGE YOUR VOTE AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or nominee cannot vote on any of the proposals, including the proposal to approve the Merger Agreement and the transactions contemplated thereby, without your instructions.

If you are a shareholder of record, voting in person by ballot at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the Special Meeting.

If you abstain or fail to (1) return your proxy card; (2) grant your proxy electronically over the internet or by telephone; or (3) attend the Special Meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement and the transactions contemplated thereby, but will have no effect on the proposal to adjourn the Special Meeting (if a quorum is present), or on the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by ESI to its named executive officers in connection with the Merger.

We encourage you to read the accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

MacKenzie Partners, Inc.
1407 Broadway
New York, NY 10018
Shareholders Call Toll-Free: (800) 322-2885
Banks and Brokers Call Toll: (212) 929-5500

i

ii

FORWARD-LOOKING STATEMENTS

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This proxy statement, and any documents to which ESI refers you in this communication, contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent ESI’s current expectations or beliefs concerning future events, including but not limited to the expected completion and timing of the proposed transaction, expected benefits and costs of the proposed transaction, management plans relating to the proposed transaction, strategies and objectives of ESI for future operations and other information relating to the proposed transaction. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates,” “contemplate,” “future,” “goal,” “potential,” “predict,” “project,” “projection,” “target,” “seek,” “may,” “will,” “could,” “should,” “would,” “assuming,” and similar expressions are intended to identify forward-looking statements. You should read any such forward-looking statements carefully, as they involve a number of risks, uncertainties and assumptions that may cause actual results to differ significantly from those projected or contemplated in any such forward-looking statement. Those risks, uncertainties and assumptions include:

•	the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect ESI’s business and the price of the common stock of ESI;
•	the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the approval of the merger agreement by the shareholders of ESI and the receipt of certain regulatory approvals;
•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;
•	the effect of the announcement or pendency of the proposed transaction on ESI’s business relationships, operating results and business generally;
•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction;
•	risks related to diverting management’s attention from ESI’s ongoing business operations;
•	the outcome of any legal proceedings that may be instituted against us related to the merger agreement or the proposed transaction;
•	unexpected costs, charges or expenses resulting from the proposed transaction; and
•	other risks described in ESI’s filings with the SEC, such as its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

Forward-looking statements speak only as of the date of this communication or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, ESI does not assume any obligation to update any such forward-looking statements whether as the result of new developments or otherwise.

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SUMMARY

This summary highlights selected information from this proxy statement related to the merger of EAS Equipment, Inc. with and into Electro Scientific Industries, Inc. (the “Merger”), and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the section of this proxy statement captioned “Where You Can Find More Information.” The Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

Except as otherwise specifically noted in this proxy statement, “ESI,” the “Company,” “we,” “our,” “us,” and similar words refer to Electro Scientific Industries, Inc., including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to MKS Instruments, Inc. as MKS, and EAS Equipment, Inc. as Merger Sub. In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated October 29, 2018, among ESI, MKS and Merger Sub, as it may be amended from time to time, as the Merger Agreement.

Parties Involved in the Merger (Page 29)

Electro Scientific Industries, Inc.

ESI was founded in 1953 as an Oregon corporation. ESI is a leading supplier of innovative laser-based microfabrication solutions for industries reliant on microtechnologies. ESI enables its customers to commercialize technology using precision laser processes. ESI’s solutions produce the industry’s highest quality and throughput, and we target the lowest total cost of ownership.

ESI’s common stock is listed on the NASDAQ under the symbol “ESIO.”

ESI’s principal executive office is located at 13900 NW Science Park Drive, Portland, OR 97229-5497 and its telephone number is (503) 641-4141.

MKS Instruments, Inc.

MKS Instruments, Inc. was founded in 1961 as a Massachusetts corporation. MKS is a global provider of instruments, subsystems and process control solutions that measure, monitor, deliver, analyze, power and control critical parameters of advanced manufacturing processes to improve process performance and productivity. The company’s products are derived from its core competencies in pressure measurement and control, flow measurement and control, gas and vapor delivery, gas composition analysis, residual gas analysis, leak detection, control technology, ozone generation and delivery, RF & DC power, reactive gas generation, vacuum technology, lasers, photonics, sub-micron positioning, vibration control, and optics. MKS also provides services relating to the maintenance and repair of its products, installation services and training.

MKS’ common stock is listed on the NASDAQ under the symbol “MKSI.”

MKS’ principal executive office is located at 2 Tech Drive, Suite 201, Andover, MA 01810 and its telephone number is (978) 645-5500.

EAS Equipment, Inc.

Merger Sub is a wholly owned direct subsidiary of MKS and was formed on October 29, 2018, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.

Merger Sub’s principal executive office is located at 2 Tech Drive, Suite 201, Andover, MA 01810 and its telephone number is (978) 645-5500.

The Merger and the Merger Consideration (Pages 29-30 and 64)

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into ESI, and ESI will continue as the surviving corporation and as a wholly owned subsidiary of MKS (the “Surviving Corporation”). The Merger Agreement provides that each share of ESI common stock outstanding immediately prior to the effective time of the Merger (other than shares held in the treasury of ESI, or shares owned, directly or indirectly, by MKS, Merger Sub or any wholly owned subsidiary of ESI, MKS or Merger Sub immediately prior to the effective time of the Merger (collectively, the “Excluded Shares”)), as well as each right to receive, or interest in, any share of common stock or other common equity of ESI (other than ESI equity awards issued under any Company Equity Plan, as described in the section of this proxy statement captioned “—Treatment of ESI Equity Awards”), will be cancelled and converted into the right to receive $30.00 in cash per share, without interest and less any applicable withholding tax (the “Merger Consideration”). After the Merger is completed, you will have the right to receive the Merger Consideration with respect to such shares or other common equity of ESI that are cancelled, but you will not own any shares of the capital stock or any other rights or interest in the Surviving Corporation.

Each holder of shares of our common stock that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon (i) surrender to the paying agent of a certificate, together with a properly completed letter of transmittal, or (ii) such other evidence, if any, of transfer as the paying agent may require in accordance with its customary procedures in the case of a book-entry transfer of uncertificated shares, the Merger Consideration payable for each share of our common stock represented by a certificate or for each uncertificated share, without interest. Until so surrendered or transferred, as the case may be, each such certificate or uncertificated share will represent after the effective time of the Merger for all purposes only the right to receive the Merger Consideration. No interest will be paid or will accrue on any cash payable to holders of certificated or book entry shares pursuant to the Merger Agreement.

Please do not send your stock certificates with your proxy card. See the section in this proxy statement captioned “The Merger Agreement—Surrender of Share Certificates or Book-Entry Shares; Payment of Merger Consideration; Lost Certificates.”

If your shares are held in “street name” by your broker, bank, or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your shares held in “street name.”

Material U.S. Federal Income Tax Consequences of the Merger (Pages 58-61)

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for such U.S. Holder’s shares of our common stock in the Merger generally will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the Merger.

A Non-U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger, unless such Non-U.S. Holder has certain connections to the United States.

Shareholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or non-U.S. tax jurisdiction.

No Dissenters’ Rights (Page 58)

Under the Oregon Business Corporation Act, ESI shareholders are not entitled to dissenters’ rights in connection with any matters to be considered at the special meeting of ESI’s shareholders (the “Special Meeting”).

Treatment of ESI Equity Awards (Pages 50-51 and 64-66)

As a result of the Merger, the treatment of ESI’s equity awards that are outstanding immediately prior to the effective time of the Merger will be as follows:

Restricted Stock Units

Except where MKS determines that varying the treatment is appropriate for purposes of non-U.S. law and receives consent from ESI for such different treatment, at the effective time of the Merger, each restricted stock unit that vests based solely on the satisfaction of service conditions (a “Company RSU”) granted under any stock option or equity compensation plan, arrangement or agreement of the Company (the “Company Equity Plans”) that is outstanding immediately prior to the effective time of the Merger and as to which shares of our common stock will not have been fully distributed in connection with the closing of the Merger will be assumed by MKS on the terms and subject to the conditions set forth in the Merger Agreement. Each such Company RSU so assumed by MKS will continue to have, and be subject to, the same terms and conditions (including the same vesting conditions) as were in effect immediately prior to the effective time of the Merger, except that (i) such Company RSU will be an award for common stock, no par value, of MKS (“MKS common stock”), and (ii) the number of shares of MKS common stock subject to each such assumed award will be determined by multiplying the number of shares of our common stock underlying such Company RSU immediately prior to the effective time of the Merger by a fraction (the “Equity Award Exchange Ratio”) (rounded to the nearest whole share), the numerator of which will be the Merger Consideration and the denominator of which will be the average of the volume weighted average price per share of MKS common stock on the Nasdaq Global Select Market (“NASDAQ”) over the five consecutive trading days ending on the second complete trading day preceding the closing date.

Stock Appreciation Rights

Except where MKS determines that varying the treatment is appropriate for purposes of non-U.S. law and receives consent from ESI for such different treatment, at the effective time of the Merger, each stock appreciation right (a “Company SAR”) granted under a Company Equity Plan, whether vested or unvested, that is outstanding immediately prior to the effective time of the Merger will be assumed by MKS on the terms and subject to the conditions set forth in the Merger Agreement. Each such Company SAR so assumed by MKS will continue to have, and be subject to, the same terms and conditions (including vesting schedule) as were in effect immediately prior to the effective time of the Merger, except that (i) such Company SAR will be an award for MKS common stock, (ii) the number of shares of MKS common stock subject to each such appreciation right will be determined by multiplying the number of shares of our common stock subject to such Company SAR immediately prior to the effective time of the Merger by the Equity Award Exchange Ratio (rounded down to the nearest whole share), and (iii) the exercise price per share of MKS common stock (rounded up to the nearest whole cent) will equal (x) the per share exercise price for the shares of our common stock otherwise receivable pursuant to such Company SAR immediately prior to the effective time of the Merger divided by (y) the Equity Award Exchange Ratio. Notwithstanding the foregoing, any vested and outstanding Company SAR held immediately prior to the effective time of the Merger by a service provider of ours who ceased to be a service provider before such time, will be converted, in settlement and cancellation of the Company SAR, into the right to receive an amount equal to the Merger Consideration multiplied by the number of shares of our common stock subject to such Company SAR minus the aggregate exercise price of such Company SAR, subject to all applicable withholding.

Performance-Based Restricted Stock Units

Except where MKS determines that varying the treatment is appropriate for purposes of non-U.S. law and receives consent from ESI for such different treatment, at the effective time of the Merger, each restricted stock unit that was granted subject to vesting based on both the achievement of performance goals and the satisfaction of service conditions (a “Company PRSU”) granted under any Company Equity Plan that is outstanding immediately prior to the effective time of the Merger will be assumed by MKS on the terms and subject to the conditions set forth in the Merger Agreement. Each Company PRSU so assumed by MKS will continue to have, and be subject to, the same terms and conditions as were in effect immediately prior to the effective time of the Merger, except that (i) such Company PRSU will be an award for MKS common stock, (ii) the number of shares of MKS common stock subject to each such assumed award will be determined by multiplying the number of Earned Shares by the Equity Award Exchange Ratio (rounded to the nearest whole share), where the term “Earned Shares” means the sum of number of shares of our common stock, if any, determined to be earned for any completed “performance period” (as such term is defined in the applicable Company PRSU award agreement) as of the closing date that remain subject to time-based vesting plus the number of shares of our common stock, if any, determined to be earned for any incomplete performance period as of the closing date that will remain subject to time-based vesting, in each case, determined in accordance with the terms of the applicable Company PRSU award agreement, and (iii) each such assumed award will, following the closing of the Merger, continue to vest based solely on the holder’s continuing service to MKS or a subsidiary or parent of

MKS through the last day of the Company PRSU’s applicable vesting date (which is generally the last day of the Company PRSU’s “third performance period” (as such term is defined in the applicable Company PRSU award agreement)). Each such assumed Company PRSU award will be subject to any limitations set forth in the Company PRSU award agreement, including any cap on the number of Earned Shares, as adjusted, that may be settled upon vesting.

Options

Except where MKS determines that varying the treatment is appropriate for purposes of non-U.S. law and receives consent from ESI for such different treatment, at the effective time of the Merger, each option to purchase shares of our common stock (a “Company Stock Option”) granted under a Company Equity Plan, whether vested or unvested, that is outstanding immediately prior to the effective time of the Merger will be assumed by MKS on the terms and subject to the conditions set forth in the Merger Agreement. Each Company Stock Option so assumed by MKS will continue to have, and be subject to, the same terms and conditions (including vesting schedule) as were in effect immediately prior to the effective time of the Merger, except that (i) such Company Stock Option will be an award for MKS common stock, (ii) the number of shares of MKS common stock subject to each such option will be determined by multiplying the number of shares of our common stock subject to such Company Stock Option immediately prior to the effective time of the Merger by the Equity Award Exchange Ratio (rounded down to the nearest whole share), and (iii) the exercise price per share of MKS common stock (rounded up to the nearest whole cent) will equal (x) the per share exercise price for the shares otherwise receivable pursuant to such Company Stock Option immediately prior to the effective time of the Merger divided by (y) the Equity Award Exchange Ratio. Notwithstanding the foregoing, any vested and outstanding Company Stock Option held immediately prior to the effective time of the Merger by a service provider of ours who ceased to be a service provider before such time, will be converted, in settlement and cancellation of the Company Stock Option, into the right to receive an amount equal to the Merger Consideration multiplied by the number of shares of our common stock subject to such Company Stock Option minus the aggregate exercise price of such Company Stock Option, subject to all applicable withholding.

Employee Stock Purchase Plan

The Company has amended the Company’s employee stock purchase plan (the “Company ESPP”) to provide that no participant in any offering of the Company ESPP may increase his or her payroll deductions at any time following the date of the Merger Agreement. The Company will cause any offering underway as of the date of the Merger Agreement to be terminated as of no later than five business days prior to the closing date (the “Final Exercise Date”). The Company will treat any such shortened offering period (or purchase period, as applicable) as a fully effective and completed offering period (or purchase period, as applicable) for all purposes under the Company ESPP, provided that any purchase period that has not commenced prior to closing, will be terminated and no purchase of shares of our common stock will be permitted with respect to that purchase period. Each Company ESPP participant’s share purchase right under the Company ESPP (the “Company ESPP Rights”) outstanding as of the Final Exercise Date will be exercised as of the Final Exercise Date. The Company will terminate the Company ESPP as of the Final Exercise Date, provided, however, that the termination of the Company ESPP will be subject to the consummation of the Merger. No new offerings will begin under the Company ESPP on or after the date of the Merger Agreement. Unless otherwise required by applicable law, ESI has agreed that it will not amend the Company ESPP or otherwise provide for outstanding options or purchase rights under the Company ESPP to be treated in any way other than the treatment set forth in the Merger Agreement.

Conditions to Completion of Merger (Pages 82-83)

Each party’s obligation to consummate the Merger is subject to the satisfaction or written waiver (where permitted by applicable law) of certain conditions at or prior to the effective time of the Merger including the following material conditions:

•	approval of the Merger Agreement and the Merger by the holders of a majority of ESI’s outstanding common stock;
•	the absence of any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition will be in effect, and no law will have been enacted, entered, promulgated, enforced or deemed applicable by any government entity that, in any case, prohibits or makes illegal the consummation of the Merger;

•	receipt of all Required Regulatory Approvals (as defined in the section of this proxy statement captioned “The Merger—Regulatory Approvals Required for the Merger”); and
•	in the case of MKS’ and Merger Sub’s obligation to consummate the Merger, the absence of any event, circumstance, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on ESI that is continuing.

Financing Matters (Pages 72-74); Structure and Effective Time of the Merger (63-64)

The obligation of MKS to consummate the Merger is not subject to any financing condition. However, MKS anticipates the total amount of funds necessary to complete the Merger and the related transactions will be approximately $1.1 billion, which is expected to be funded via the proceeds of the Debt Financing described below, as well as cash on hand of MKS and ESI.

MKS has received a debt commitment letter (the “Commitment Letter”) from Barclays Bank PLC (“Barclays”), HSBC Bank USA, National Association (“HSBC Bank”) and HSBC Securities (USA) Inc. (“HSI” and, together with HSBC Bank, “HSBC;” Barclays and HSBC, the “Commitment Parties”) pursuant to which the Commitment Parties have committed to provide MKS with $650 million of incremental term loans pursuant to MKS’ existing senior secured credit facilities (the “Debt Financing”). In addition, the Commitment Parties have committed to provide MKS with a $100 million asset-based revolving credit facility for working capital purposes, as needed. Subject to the satisfaction of certain customary conditions, the Debt Financing will be drawn at the closing to pay a portion of the aggregate Merger Consideration and related fees and expenses.

ESI has agreed that it will, and will cause its subsidiaries to, and will use its reasonable best efforts to cause its and their respective representatives to, provide all cooperation reasonably requested by MKS to assist MKS in connection with the Debt Financing, including, without limitation, by (i) furnishing certain required ESI financial information to MKS and its financing sources, (ii) assisting MKS and its financing sources with the preparation of customary financing documentation and marketing and syndication materials, and (iii) providing payoff letters with respect to existing indebtedness of ESI required to be repaid at the closing of the Merger, in each case, as further described in the section of this proxy statement captioned “The Merger—Financing Matters.”

Although the obligation of MKS to consummate the Merger is not subject to any financing condition (including, without limitation, consummation of the Debt Financing), the Merger Agreement provides that, without MKS’ agreement, the closing of the Merger will not occur earlier than the second business day immediately following the final day of the marketing period, which is the first period of eighteen consecutive business days (subject to certain market blackout dates) throughout which (i) MKS has received (x) audited consolidated balance sheets and related statements of income, changes in equity and cash flows of ESI for the three fiscal years ended at least 75 days prior to the closing date of the Merger, (y) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of ESI for each subsequent fiscal quarter ended at least 40 days before the closing date of the Merger and (z) such other information regarding ESI and its subsidiaries reasonably requested by MKS or its financing sources to consummate the Debt Financing and customarily included in marketing materials for senior secured bank lending transactions, (ii) such financial information delivered pursuant to clause (i), taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such financial information not misleading and (iii) all of the closing conditions of the Merger (including obtaining requisite shareholder and certain regulatory approvals) shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing of the Merger) and (iv) nothing shall have occurred and no condition shall exist that would cause any of such conditions to fail to be satisfied (other than those conditions that by their terms can only be satisfied at the closing), assuming that the closing date of the Merger were to be scheduled for any time during such period referred to above.

Recommendation of the Board of Directors (Pages 37-40)

After considering various factors described in the section of this proxy statement captioned “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” the Board of Directors unanimously (1) determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of ESI’s shareholders; (2) adopted the Merger Agreement in accordance with the Oregon Business Corporation Act, as amended (the “Oregon Business Corporation Act”); (3) resolved that the Merger Agreement and the Merger be submitted to the shareholders of

ESI for approval; (4) resolved to recommend that ESI’s shareholders vote in favor of the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; and (5) adopted resolutions having the effect of causing ESI not to be subject to any Takeover Restriction (as defined in the Merger Agreement) that might otherwise apply to the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement. The Board of Directors unanimously recommends that you vote (1) “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; (2) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by ESI to its named executive officers in connection with the Merger.

At any time prior to obtaining the approval of the Merger Agreement by its shareholders, the Board of Directors may withdraw or otherwise change the foregoing recommendations if ESI receives a bona fide written Acquisition Proposal after the Merger Agreement date that was not solicited in violation of the non-solicitation provisions of the Merger Agreement and that the Board of Directors determines in good faith, after consultation with its financial advisor and outside counsel, constitutes a Superior Proposal, then the Board of Directors may, subject to compliance with the obligations described in the section of this proxy statement captioned “The Merger Agreement—No Shop; Acquisition Proposals; Change in Recommendation” withdraw or otherwise change the foregoing recommendations.

Furthermore, at any time prior to obtaining the approval of the Merger Agreement by its shareholders, the Board of Directors may withdraw or otherwise change the foregoing recommendations if an Intervening Event (as defined in this proxy statement captioned “The Merger Agreement—No Shop; Acquisition Proposals; Change in the Recommendation”) and the Board of Directors determines in good faith, after consultation with its financial advisor and outside corporate counsel, that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties of the Board of Directors, as further described and subject to compliance with the obligations described in the section of this proxy statement captioned “The Merger Agreement—No Shop; Acquisition Proposals; Change in Recommendation.”

Opinion of Stifel, Nicolaus & Company, Incorporated (Pages 40-47)

Stifel, Nicolaus & Company, Incorporated (“Stifel”) rendered its opinion to the Board of Directors that, as of October 29, 2018, and based upon and subject to the factors and assumptions set forth therein, the $30.00 in cash per share of common stock to be paid to the holders (other than MKS and its affiliates) of shares of ESI common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Stifel, dated October 29, 2018, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Stifel provided its opinion for the information and assistance of the Board of Directors in connection with its consideration of the Merger. The Stifel opinion is not a recommendation as to how any holder of ESI common stock should vote with respect to the Merger, or any other matter. Pursuant to an engagement letter between ESI and Stifel, ESI paid Stifel a fee, which is referred to in this proxy statement as the opinion fee, of $2,000,000 for providing the Stifel opinion to the Board (not contingent upon the consummation of the Merger), and has agreed to pay Stifel a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $12,200,000, approximately $10,200,000 of which is contingent upon consummation of the Merger; provided that the opinion fee will be credited against the transaction fee in the event that the Merger is consummated.

For a more complete description, see the section of this proxy statement captioned “The Merger—Opinion of Stifel, Nicolaus & Company, Incorporated.”

Interests of ESI’s Directors and Executive Officers in the Merger (Pages 49-58)

When considering the recommendation of the Board of Directors that you vote to approve the proposal to approve the Merger Agreement and the transactions contemplated thereby, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, your interests as a shareholder. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement and the transactions contemplated thereby be approved by ESI’s shareholders, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters. These interests include the following:

•	Mr. Burger’s entitlement to receive certain payments and benefits under his employment agreement previously entered into with ESI (the “Burger Agreement”) if his employment is terminated by Mr. Burger for “Good Reason” or by ESI without “Cause,” in each case, as set forth in the Burger Agreement (including the requirement to comply with noncompetition and other obligations and to provide an effective release of claims), and occurring in connection with or within twelve months following the effective time of the Merger. These payments and benefits may include:
○	accelerated vesting of time-based equity-based compensation awards, including, following the closing of the Merger, any Company PRSUs held by him that are converted into service-based vesting awards following the closing;
○	accelerated vesting at the greater of actual or target performance of all outstanding performance-based equity-based compensation awards;
○	a lump sum payment equal to two times Mr. Burger’s annual base salary;
○	a lump sum payment equal to the greater of Mr. Burger’s target bonus for the fiscal year in which the termination occurs or if greater in the year that the Merger occurs; and
○	reimbursement for up to twelve months of the COBRA (as defined in the section of this proxy statement captioned “The Merger — Severance and Change in Control Compensation”) premiums paid by Mr. Burger for himself and his dependents for continuing health benefits;
•	the entitlement of each of Messrs. Muhich, Harris, and Williams to receive payments and benefits under his change in control agreement previously entered into with ESI (each, a “Change in Control Agreement”) if ESI terminates his employment with ESI without “Cause” or if he resigns from such employment for “Good Reason,” in each case, as set forth in the applicable Change in Control Agreement (including the requirement to comply with noncompetition and other obligations and to provide an effective release of claims), and, in each case, occurring during the twenty-four month period following the effective time of the Merger. These payments and benefits may include:
○	severance payments equal to twelve months of the executive officers’ annual base salary, half of which is payable in six monthly installments following his termination of employment with the remaining half payable in a lump sum on the date that is six months following the applicable termination date;
○	a lump sum payment equal to the executive officer’s annual target bonus as in effect for the fiscal year in which the termination occurs; and
○	reimbursement for up to twelve months of the COBRA premiums paid by him for himself and his dependents for continuing health benefits.
•	the right of each of Messrs. Muhich, Harris, and Williams to acceleration under award agreements covering his Company RSUs and Company PRSUs previously entered into with ESI if his employment is terminated by ESI (or its successor) without “Cause” or by him for “Good Reason,” in each case, as set forth in the applicable award agreement, at any time after the effective time of the Merger and on or before the first anniversary of the effective time of the Merger;
•	with respect to Company PRSUs subject to relative total shareholder return performance goals (including those held by each of Messrs. Burger, Muhich, Harris, and Williams), the relative performance of the shares of our common stock with respect to any performance period under a Company PRSU that is uncompleted as of the closing date of the Merger will be measured against the Russell 2000 Index performance from the “Russell 2000 Baseline” (as that term is defined in the applicable Company PRSU award agreement) through the 20th or 30th trading day, as prescribed by the applicable award agreement, average closing price of the Russell 2000 Index in the period ending shortly before the effective time of the Merger;

•	the entitlement of each of Messrs. Ball, Cramer, Link and Wills and Ms. Camp, in accordance with the terms of the applicable award agreement, to fully vest in any Company RSUs held by such director in connection with his or her removal from the Board of Directors, which will occur immediately following the effective time of the Merger;
•	payment of any shares of ESI common stock or director cash compensation deferred under ESI’s deferred compensation plan, if MKS elects to terminate such plan in connection with the Merger; and
•	continued indemnification and directors’ and officers’ liability insurance.

Alternative Acquisition Proposals (Pages 75-77)

ESI has agreed that it will not, nor will it permit or authorize any of its subsidiaries or any of their respective representatives, directly or indirectly, to:

•	initiate, solicit, knowingly facilitate or knowingly encourage (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal (as defined in the section of this proxy statement captioned “The Merger Agreement—No Shop; Acquisition Proposals; Change in Recommendation”) or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;
•	engage or participate in any negotiations or discussions (other than to state that they are not permitted to have discussions) concerning, or provide or cause to be provided any information or data relating to ESI and its subsidiaries in connection with, an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;
•	approve, endorse or recommend any Acquisition Proposal (or propose to do so);
•	except for a confidentiality agreement entered into pursuant to and in compliance with the Merger Agreement, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar contract relating to an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or
•	make an Adverse Recommendation Change (as defined in the section of this proxy statement captioned “The Merger Agreement—No Shop; Acquisition Proposals; Change in Recommendation”), except as described in such section and below in the exceptions to this paragraph.

Notwithstanding the restrictions described above, subject to certain limitations and obligations, at any time before if it receives approval of the Merger Agreement by ESI’s shareholders, ESI may, in response to an unsolicited, bona fide written Acquisition Proposal received after the date of the Merger Agreement that the Board of Directors determines in good faith, after consultation with outside counsel and its independent financial advisor, constitutes or would reasonably be expected to lead to a Superior Proposal (as defined in the section of this proxy statement captioned “The Merger Agreement—No Shop; Acquisition Proposals; Change in Recommendation”) participate in discussions or negotiations with the third party regarding such Acquisition Proposal, including furnishing to such third party non-public information relating to ESI, subject to a confidentiality agreement with such third party with terms substantially similar to, and no less favorable to ESI than those contained in the confidentiality agreement entered into between ESI and MKS in connection with the Merger.

Prior to making an Adverse Recommendation Change, ESI must provide MKS four business days’ prior written notice advising MKS that it intends to make an Adverse Recommendation Change. The notice must specify in reasonable detail the reasons for such Adverse Recommendation Change due to an Intervening Event (as defined in the section of this proxy statement captioned “The Merger Agreement—No Shop; Acquisition Proposals; Change in Recommendation”) or the material terms and conditions of the Acquisition Proposal for any change of recommendation due to a Superior Proposal. In each case, ESI must cause its representatives to negotiate in good faith (to the extent MKS desires to negotiate) any proposal by MKS to amend the Merger Agreement in a manner that would eliminate the need for the Board of Directors to make a change in recommendation, and the Board of Directors must make all of the required determinations regarding its fiduciary duties again at the end of such four business day negotiation period (after in good faith taking into account the amendments to the Merger Agreement proposed by MKS). For a more complete description, see the section of this proxy statement captioned “The Merger Agreement— No Shop; Acquisition Proposals; Change in Recommendation.”

Under the terms of the Merger Agreement and subject to certain conditions set forth therein (including the payment of a $35,650,000 termination fee), prior to ESI’s shareholders approving the Merger Agreement at the Special Meeting, ESI may terminate the Merger Agreement to accept an Acquisition Proposal that the Board of Directors has determined to be a Superior Proposal. For a more complete description, see the section of this proxy statement captioned “The Merger Agreement— No Shop; Acquisition Proposals; Change in Recommendation.”

Termination of the Merger Agreement and Termination Fees (Pages 83-85)

In addition to ESI’s termination rights in connection with its receipt of an Acquisition Proposal the Board of Directors deems to be a Superior Proposal described above, the Merger Agreement is terminable by the parties under other customary circumstances, including the mutual agreement of the parties, an uncured breach by the other party, failure to complete the Merger by April 29, 2019 and the imposition of a law or non-appealable court order making the merger illegal or otherwise prohibiting the Merger.

ESI must pay to MKS a termination fee of $35,650,000 if the Merger Agreement is terminated under specified circumstances.

The Special Meeting (Pages 22-25)

Date, Time and Place

A special meeting of shareholders of ESI, or the “Special Meeting,” will be held on January 10, 2019, at 11 A.M., Pacific Time, at our principal executive offices at 13900 NW Science Park Drive, Portland, OR 97229-5497.

Record Date; Shares of Our Common Stock Entitled to Vote

You are entitled to receive notice of and vote at the Special Meeting if you owned shares of common stock at the close of business on December 5, 2018 (the “record date”). You will have one vote at the Special Meeting for each share of common stock that you owned and are entitled to vote at the close of business on the record date. If you own shares that are registered in the name of someone else, such as a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting.

Purpose

At the Special Meeting, we will ask shareholders to vote on proposals to (1) approve the Merger Agreement and the transactions contemplated thereby; (2) adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and (3) approve, by non-binding, advisory vote, certain compensation that will or may become payable by ESI to its named executive officers in connection with the Merger.

Quorum

As of the record date, there were approximately 34,314,717 shares of common stock outstanding and entitled to vote at the Special Meeting. The shareholders of ESI representing a majority of the voting power of the issued and outstanding common stock of ESI entitled to vote, present in person or represented by proxy, will constitute a quorum for purposes of transacting business at the Special Meeting.

Required Vote

If a quorum is present, the affirmative vote of a majority of the outstanding shares of common stock of ESI entitled to vote is required to approve the Merger Agreement and the transactions contemplated thereby. Because the required votes of ESI shareholders are based upon the number of outstanding shares of common stock with respect to the shareholder approval, and not based on the number of shares represented in person or by proxy at the Special Meeting, failure to submit a proxy or to vote in person will have the same effect as a vote “AGAINST” the Merger Agreement proposal.

Approval of the proposal to adjourn the Special Meeting, if a quorum is present at the Special Meeting, requires more of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote thereon voting in favor of the proposal than against it, and abstentions or a failure to vote your shares will each have no effect on the outcome of the proposal. However, if a quorum is not present at the Special Meeting, adjournment of the meeting, and the effect of abstentions or a failure to vote your shares, are as described in the section of this proxy statement captioned “The Special Meeting—Vote Required; Abstentions and Broker Non-Votes.”

Approval, by non-binding, advisory vote, of certain compensation that will or may become payable to ESI’s executive officers in connection with the Merger, if a quorum is present, requires more of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote thereon voting in favor of the proposal than against it. Therefore, abstentions or a failure to vote your shares will each have no effect on the outcome of the proposal.

Share Ownership of Our Directors and Executive Officers

As of the record date, our directors and named executive officers beneficially owned and were entitled to vote, in the aggregate, 579,281 shares of common stock, representing approximately 1.69% of the shares of common stock outstanding on the record date. Our directors and executive officers have entered into Shareholder Agreements, as described in the section of this proxy statement captioned “the Shareholder Agreements,” which require them to vote their shares of ESI common stock in favor of (and in certain circumstances to grant a proxy to MKS to vote in favor of) approval of the Merger Agreement and to vote against the approval or adoption of any alternative Acquisition Proposal. Our directors and executive officers have informed us that they intend to vote all of their shares of common stock (1) “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; (2) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by ESI to its named executive officers in connection with the Merger.

Voting of Proxies

Any shareholder of record entitled to vote at the Special Meeting may submit a proxy by returning a signed and dated proxy card in the accompanying prepaid reply envelope or by granting a proxy electronically over the internet or by telephone, or may vote in person by appearing at the Special Meeting. If you are a beneficial owner and hold your shares of common stock in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how you wish to vote your shares of common stock using the instructions provided by your bank, broker or other nominee. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote on routine matters. The proposals to be considered at the Special Meeting are non-routine matters, and banks, brokers and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your bank, broker or nominee on how you wish to vote your shares.

If you are a shareholder of record on the record date, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by (1) signing another proxy card with a later date and returning it to us prior to the Special Meeting; (2) submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy; (3) delivering a written notice of revocation to our corporate secretary; or (4) attending the Special Meeting and voting in person by ballot.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the shareholder. Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposal regarding approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting, and “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by ESI to its named executive officers in connection with the Merger.

Shares of our common stock represented at the Special Meeting but not voted, including shares of our common stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the proposal regarding approval of the Merger Agreement and the transactions contemplated thereby, including properly executed proxies that do not contain specific voting instructions, will be counted “FOR” that proposal. If you abstain from voting, it will have the same effect as a vote “AGAINST” the proposal regarding approval of the Merger Agreement and the transactions contemplated thereby and “AGAINST” the proposal to adjourn the Special Meeting, if a quorum is not present at the Special Meeting. If you abstain from voting, it will have no effect on the proposal to adjourn the Special Meeting (if a quorum is present), on the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by ESI to its named executive officers in connection with the Merger. If you do not execute a proxy card and do not attend the Special Meeting in person, it will have the same effect as a vote “AGAINST” the proposal regarding approval of the Merger Agreement and the transactions contemplated thereby, but it will have no effect on the proposal to adjourn the Special Meeting, whether or not a quorum is present, or on the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by ESI to its named executive officers in connection with the Merger. Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the proposal regarding approval of the Merger Agreement and the transactions contemplated thereby, and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Because the broker non-votes will be treated as shares that are present at the Special Meeting, they will have the same effect on the proposals as an abstention.

Shareholder Agreement

In connection with the Merger Agreement, each of ESI’s directors and executive officers executed a Shareholder Agreement with MKS (each, a “Shareholder Agreement”). As of the record date, our directors and executive officers were entitled to vote approximately 579,281 shares of ESI common stock, or approximately 1.69% of total ESI common stock outstanding on that date. Each Shareholder Agreement (i) requires the applicable shareholder to vote such shareholder’s shares of ESI common stock in favor of (and in certain circumstances to grant a proxy to MKS to vote in favor of) approval of the Merger Agreement and to vote against the approval or adoption of any alternative Acquisition Proposal and (ii) prohibits the applicable shareholder from transferring such shareholder’s shares of ESI common stock, each subject to the exceptions described in the Shareholder Agreement. Each Shareholder Agreement terminates upon the valid termination of the Merger Agreement. A copy of the form of Shareholder Agreement is attached to this proxy statement as Annex B. We currently expect that each of our directors and executive officers will vote their shares in favor of the proposals to be presented at the Special Meeting, in accordance with the terms of the Shareholder Agreements.

Effect on ESI if the Merger is Not Completed (Pages 29-30)

If the Merger Agreement and the transactions contemplated thereby are not approved by shareholders or if the Merger is not completed for any other reason, ESI’s shareholders will not receive any payment for their shares (or interests in shares) of common stock. Instead, ESI will remain an independent public company, our common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act and we will continue to file periodic reports with the SEC. Under specified circumstances, ESI will be required to pay to MKS a termination fee of $35,650,000 upon the termination of the Merger Agreement.

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Why am I receiving these materials?
A:	The Board of Directors is furnishing this proxy statement and form of proxy card to the holders of shares of common stock of ESI in connection with the solicitation of proxies to be voted at the Special Meeting.
Q:	What am I being asked to vote on at the Special Meeting?
A:	You are being asked to vote on the following proposals:
1)	To approve the Merger Agreement pursuant to which Merger Sub will merge with and into ESI, and ESI will become a wholly owned subsidiary of MKS and to approve the transactions contemplated by the Merger Agreement, including the Merger;
2)	To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and
3)	To approve, by non-binding, advisory vote, certain compensation that will or may become payable by ESI to its named executive officers in connection with the Merger.
Q:	When and where is the Special Meeting?
A:	The Special Meeting will take place on January 10, 2019, at 11 A.M., Pacific Time, at our principal executive offices at 13900 NW Science Park Drive, Portland, OR 97229-5497.
Q:	Who is entitled to vote at the Special Meeting?
A:	Shareholders as of the record date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each holder of shares of common stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of common stock owned as of the record date.
Q:	May I attend the Special Meeting and vote in person?
A:	Yes. All shareholders as of the record date may attend the Special Meeting and vote in person. Seating will be limited. Shareholders will need to present proof of ownership of shares of common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the Special Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Special Meeting.

Even if you plan to attend the Special Meeting in person, to ensure that your shares will be represented at the Special Meeting we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy previously submitted by you with respect to the shares so voted in person.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to approve the Merger Agreement and the transactions contemplated thereby, without your instructions. If you hold your shares in “street name,” you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is the proposed Merger and what effects will it have on ESI?
A:	The proposed Merger is the acquisition of ESI by MKS. If the proposal to approve the Merger Agreement and the transactions contemplated thereby is approved by shareholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into ESI, with ESI continuing as the Surviving Corporation. As a result of the Merger, ESI will become a wholly owned subsidiary of MKS, and our common stock will no longer be publicly traded and will be delisted from NASDAQ. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.
Q:	What will I receive if the Merger is completed?
A:	Upon completion of the Merger, you will be entitled to receive the Merger Consideration for each share of common stock that you own. For example, if you own 100 shares of common stock, you will receive $3,000 in cash in exchange for your shares of common stock, less any applicable withholding taxes.
Q:	How does the Merger Consideration compare to the unaffected market price of the common stock?
A:	The relationship of the Merger Consideration to the trading price of the common stock constituted (i) a premium of approximately 91% and 58% from the volume-weighted average price per share of ESI’s common stock in the one-month period and three-month period, respectively, up to and including October 26, 2018, the trading price at the close of the trading week prior to the execution of the Merger Agreement, and (ii) a premium of approximately 103% from the closing stock price per share on October 26, 2018, the trading price at the close of the trading week prior to the execution of the Merger Agreement.
Q:	What do I need to do now?
A:	We encourage you to read this proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement carefully and consider how the Merger affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the internet or by telephone, so that your shares can be voted at the Special Meeting. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares. Please do not send your stock certificates with your proxy card.
Q:	Should I send in my stock certificates now?
A:	No. After the Merger is completed, you will receive a letter of transmittal containing instructions for how to send your stock certificates to the paying agent in order to receive the appropriate cash payment for the shares of common stock represented by your stock certificates, as described in the section of this proxy statement captioned “The Merger Agreement— Surrender of Share Certificates or Book-Entry Shares; Payment of Merger Consideration; Lost Certificates.” You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled. Please do not send your stock certificates with your proxy card.

If your shares are held in “street name” by your broker, bank, or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your shares held in “street name.”

Q:	What happens if I sell or otherwise transfer my shares of common stock after the record date but before the Special Meeting?
A:	The record date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of common stock after the record date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies ESI in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of common stock after the record date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the internet or by telephone.

Q:	How does the Board of Directors recommend that I vote?
A:	The Board of Directors, after considering the various factors described in the section of this proxy statement captioned “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of ESI’s shareholders; (2) adopted the Merger Agreement in accordance with the Oregon Business Corporation Act; (3) resolved that the Merger Agreement and the Merger be submitted to the shareholders of ESI for approval; (4) resolved to recommend that ESI’s shareholders vote in favor of the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; and (5) adopted resolutions having the effect of causing ESI not to be subject to any Takeover Restriction (as defined in the Merger Agreement) that might otherwise apply to the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement.

The Board of Directors recommends that you vote (1) “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; (2) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by ESI to its named executive officers in connection with the Merger.

Q:	What happens if the Merger is not completed?
A:	If the Merger Agreement and the transactions contemplated thereby are not approved by shareholders or if the Merger is not completed for any other reason, shareholders will not receive any payment for their shares of common stock. Instead, ESI will remain an independent public company, our common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. See the section of this proxy statement captioned “The Merger—Effect on ESI if the Merger is Not Completed.”

Under specified circumstances, ESI will be required to pay MKS a termination fee upon the termination of the Merger Agreement, as described in the section of this proxy statement captioned “The Merger Agreement—Transaction Expenses and Termination Fees.”

Q:	What constitutes a quorum?
A:	Shareholders of ESI representing a majority of the voting power of the issued and outstanding common stock of ESI entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of any business at such meeting. As of the record date, 17,157,359 shares of our common stock will be required to obtain a quorum. When a quorum is present to organize a meeting of ESI shareholders, it is not broken by the subsequent withdrawal of any ESI shareholders or any adjournment of that meeting unless a new record date is set for the adjourned meeting. Abstentions and any broker non-votes are considered as present for the purpose of determining the presence of a quorum.
Q:	What vote is required to approve the Merger Agreement?
A:	The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote is required to approve the Merger Agreement and the transactions contemplated thereby.

If a quorum is present at the Special Meeting, the failure of any shareholder of record to (1) submit a signed proxy card; (2) grant a proxy over the internet or by telephone; or (3) vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement and the transactions contemplated thereby. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement and the transactions contemplated thereby. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement and the transactions contemplated thereby.

Q:	What vote is required to approve any proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting and to approve, by non-binding, advisory vote, certain compensation that will or may become payable by ESI to its named executive officers in connection with the Merger?
A:	Approval of the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting, if a quorum is present, requires more of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote thereon voting in favor of the proposal than against it, and abstentions or a failure to vote your shares will each have no effect on the outcome of the proposal. However, if a quorum is not present at the Special Meeting, adjournment of the meeting, and the effect of abstentions or a failure to vote your shares, are as described in the section of this proxy statement captioned “The Special Meeting—Vote Required; Abstentions and Broker Non-Votes.”

Approval, by non-binding, advisory vote, of certain compensation that will or may become payable by ESI to its named executive officers in connection with the Merger requires more of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote thereon voting in favor of the proposal than against it. Therefore, abstentions or a failure to vote your shares will each have no effect on the outcome of the proposal.

The failure of any shareholder of record to (1) submit a signed proxy card; (2) grant a proxy over the internet or by telephone; or (3) vote in person by ballot at the Special Meeting will not have any effect on the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting, or the approval, by non-binding, advisory vote, of certain compensation that will or may become payable by ESI to its named executive officers in connection with the Merger.

Q:	Why am I being asked to cast a non-binding, advisory vote regarding certain compensation that will or may become payable by ESI to its named executive officers in connection with the Merger?
A:	SEC rules require ESI to seek a non-binding, advisory vote regarding certain compensation that will or may become payable by ESI to its named executive officers in connection with the Merger.
Q:	What is the compensation that will or may become payable by ESI to its named executive officers in connection with the Merger for purposes of this advisory vote?
A:	The compensation that will or may become payable by ESI to its named executive officers in connection with the Merger is certain compensation that is tied to or based on the Merger and payable to certain of ESI’s named executive officers. For further detail, see the section in this proxy statement captioned “Proposal 3: Advisory, Non-Binding Vote on Merger-Related Executive Compensation Arrangements.”
Q:	What will happen if shareholders do not approve the compensation that will or may become payable by ESI to its named executive officers in connection with the Merger at the Special Meeting?
A:	Approval of the compensation that will or may become payable by ESI to its named executive officers in connection with the Merger is not a condition to completion of the Merger. The vote with respect to the compensation that will or may become payable by ESI to its named executive officers in connection with the Merger is an advisory vote and will not be binding on ESI or MKS. If the Merger Agreement and the transactions contemplated thereby are approved by the shareholders and the Merger is completed, the compensation that will or may become payable by ESI to its named executive officers in connection with the Merger may be paid to ESI’s named executive officers even if shareholders fail to approve the payment of that compensation.

Q:	Are there any other risks to me from the Merger that I should consider?
A:	Yes. There are risks associated with all business combinations, including the Merger. For further detail, see the section of this proxy statement captioned “Forward-Looking Statements.”
Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?
A:	If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered, with respect to those shares, to be the “shareholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by ESI.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?
A:	No. For voting purposes, any shares you may hold in “street name” will be deemed to be held by a different shareholder than any shares you hold of record, and as a result, any shares held in “street name” will not be combined for voting purposes with shares that you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for the shares held in each such form, because they are held in a different form of record ownership. Shares of our common stock held by a corporation or business entity must be voted by an authorized officer of the entity. Shares of our common stock held in an individual retirement account must be voted under the rules governing such account.
Q:	How may I vote?
A:	If you are a shareholder of record (that is, if your shares of common stock are registered in your name with Computershare Investor Services, our transfer agent), there are four ways to vote:
•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;
•	by visiting the internet at the address on your proxy card;
•	by calling toll-free (within the U.S. or Canada) the phone number on your proxy card; or
•	by attending the Special Meeting and voting in person by ballot.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the internet or by telephone. Please be aware that, although there is no charge for voting your shares, if you vote electronically over the internet or by telephone, you may incur costs such as internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting in person, you are strongly encouraged to vote your shares of common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of common stock in person by ballot at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote in person by ballot, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the internet or by telephone. To vote over the internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?
A:	No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against approval of the Merger Agreement and the transactions contemplated thereby, but will have no effect on the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting, or the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by ESI to its named executive officers in connection with the Merger, except in the case that, if a quorum is not present at the Special Meeting, a failure to instruct your bank, broker or other nominee how to vote will have the same effect as a vote “AGAINST” the proposal to adjourn the Special Meeting if your shares are otherwise represented at the Special Meeting.
Q:	May I change my vote after I have mailed my signed proxy card?
A:	Yes. If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:
•	signing another proxy card with a later date and returning it to us in accordance with the instructions therein prior to the Special Meeting;
•	submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy;
•	delivering a written notice of revocation to the corporate secretary; or
•	attending the Special Meeting and voting in person by ballot.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is a proxy?
A:	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of common stock is called a “proxy card.” Michael Burger, our President and Chief Executive Officer, and Allen Muhich, our Vice President, Chief Financial Officer and Corporate Secretary, with full power of substitution, are the proxy holders for the Special Meeting.
Q:	If a shareholder gives a proxy, how are the shares voted?
A:	Regardless of the method you choose to vote, the proxy holders will vote your shares in the way that you indicate. When completing the internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted (1) “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; (2) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by ESI to its named executive officers in connection with the Merger.

Q:	How are votes counted?
A:	For the proposal to approve the Merger Agreement and the transactions contemplated thereby, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will count for the purpose of determining whether a quorum is present. However, if you “ABSTAIN,” it has the same effect as if you vote “AGAINST” the proposal to approve the Merger Agreement and the transactions contemplated thereby. For each of the proposals to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting and to approve, by non-binding, advisory vote, certain compensation that will or may become payable by ESI to its named executive officers in connection with the Merger, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will count for the purpose of determining whether a quorum is present. If you “ABSTAIN” with respect to either the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting or the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by ESI to its named executive officers in connection with the Merger it will have no effect on the outcome of either vote, except in the case that, if a quorum is not present at the Special Meeting, if you “ABSTAIN” with respect to the proposal to adjourn the Special Meeting, it has the same effect as if you vote “AGAINST” the proposal to adjourn the Special Meeting. If you sign and return your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting and “FOR” the approval, by non-binding, advisory vote, of certain compensation that will or may become payable by ESI to its named executive officers in connection with the Merger. If you hold your shares in “street name,” follow the instructions from your broker on how to vote your shares. Please do not send in your stock certificates with your proxy card.
Q:	What should I do if I receive more than one set of voting materials?
A:	Please sign, date and return (or grant your proxy electronically over the internet or by telephone) each proxy card and voting instruction card that you receive.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q:	Where can I find the voting results of the Special Meeting?
A:	ESI intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that ESI files with the SEC are publicly available when filed. See the section of this proxy statement captioned “Where You Can Find More Information.”
Q:	Will I be subject to U.S. federal income tax upon the exchange of common stock for cash pursuant to the Merger?
A:	If you are a U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the exchange of common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, which generally will require a U.S. Holder to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by such U.S. Holder in the Merger and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the Merger.

A Non-U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.

Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the Merger in light of your own particular circumstances and any consequences arising under U.S. Federal non-income tax laws or the laws of any state, local or non-US. tax jurisdiction. A more complete description of the material U.S. federal income tax consequences of the Merger is provided in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	What will the holders of ESI equity awards receive in the Merger?
A:	Except where MKS determines that varying the treatment is appropriate for purposes of non-U.S. law and receives consent from ESI for such different treatment, at the effective time of the Merger, each Company RSU granted under any Company Equity Plan that is outstanding immediately prior to the effective time of the Merger and as to which shares of our common stock will not have been fully distributed in connection with the closing of the Merger will be assumed by MKS on the terms and subject to the conditions set forth in the Merger Agreement. Each such Company RSU so assumed by MKS will continue to have, and be subject to, the same terms and conditions (including the same vesting conditions) as were in effect immediately prior to the effective time of the Merger, except that (i) such Company RSU will be an award for MKS common stock, and (ii) the number of shares of MKS common stock subject to each such assumed award will be determined by multiplying the number of shares of our common stock underlying such Company RSU immediately prior to the effective time of the Merger by the Equity Award Exchange Ratio (rounded to the nearest whole share). Any Company RSU held by a non-employee director will immediately vest, in accordance with the terms of the applicable award agreement, in connection with his or her removal from the Board of Directors, which removal will occur as of immediately following the effective time of the Merger.

Except where MKS determines that varying the treatment is appropriate for purposes of non-U.S. law and receives consent from ESI for such different treatment, at the effective time of the Merger, each Company SAR granted under a Company Equity Plan, whether vested or unvested, that is outstanding immediately prior to the effective time of the Merger will be assumed by MKS on the terms and subject to the conditions set forth in the Merger Agreement. Each such Company SAR so assumed by MKS will continue to have, and be subject to, the same terms and conditions (including vesting schedule) as were in effect immediately prior to the effective time of the Merger, except that (i) such Company SAR will be an award for MKS common stock, (ii) the number of shares of MKS common stock subject to each such appreciation right will be determined by multiplying the number of shares of our common stock subject to such Company SAR immediately prior to the effective time of the Merger by the Equity Award Exchange Ratio (rounded down to the nearest whole share), and (iii) the exercise price per share of MKS common stock (rounded up to the nearest whole cent) will equal (x) the per share exercise price for the shares of our common stock otherwise receivable pursuant to such Company SAR immediately prior to the effective time of the Merger divided by (y) the Equity Award Exchange Ratio. Notwithstanding the foregoing, any vested and outstanding Company SAR held immediately prior to the effective time of the Merger by a service provider of ours who ceased to be a service provider before such time, will be converted, in settlement and cancellation of the Company SAR, into the right to receive an amount equal to the Merger Consideration multiplied by the number of shares of our common stock subject to such Company SAR minus the aggregate exercise price of such Company SAR, subject to all applicable withholding.

Except where MKS determines that varying the treatment is appropriate for purposes of non-U.S. law and receives consent from ESI for such different treatment, at the effective time of the Merger, each Company PRSU granted under any Company Equity Plan that is outstanding immediately prior to the effective time of the Merger will be assumed by MKS on the terms and subject to the conditions set forth in the Merger Agreement. Each Company PRSU so assumed by MKS will continue to have, and be subject to, the same terms and conditions as were in effect immediately prior to the effective time of the Merger, except that (i) such Company PRSU will be an award for MKS common stock, (ii) the number of shares of MKS common stock subject to each such assumed award will be determined by multiplying the number of Earned

Shares by the Equity Award Exchange Ratio (rounded to the nearest whole share), and (iii) each such assumed award will, following the closing of the Merger, continue to vest based solely on the holder’s continuing service to MKS or a subsidiary or parent of MKS through the applicable vesting date (which is generally the last day of the Company PRSU’s “third performance period” (as such term is defined in the applicable Company PRSU award agreement)). Each such assumed Company PRSU award will be subject to any limitations set forth in the Company PRSU award agreement, including any cap on the number of Earned Shares, as adjusted, that may be settled upon vesting.

Except where MKS determines that varying the treatment is appropriate for purposes of non-U.S. law and receives consent from ESI for such different treatment, at the effective time of the Merger, each Company Stock Option granted under a Company Equity Plan whether vested or unvested, that is outstanding immediately prior to the effective time of the Merger will be assumed by MKS on the terms and subject to the conditions set forth in the Merger Agreement. Each Company Stock Option so assumed by MKS will continue to have, and be subject to, the same terms and conditions (including vesting schedule) as were in effect immediately prior to the effective time of the Merger, except that (i) such Company Stock Option will be an award for MKS common stock, (ii) the number of shares of MKS common stock subject to each such option will be determined by multiplying the number of shares of our common stock subject to such Company Stock Option immediately prior to the effective time of the Merger by the Equity Award Exchange Ratio (rounded down to the nearest whole share), and (iii) the exercise price per share of MKS common stock (rounded up to the nearest whole cent) will equal (x) the per share exercise price for the shares otherwise receivable pursuant to such Company Stock Option immediately prior to the effective time of the Merger divided by (y) the Equity Award Exchange Ratio. Notwithstanding the foregoing, any vested and outstanding Company Stock Option held immediately prior to the effective time of the Merger by a service provider of ours who ceased to be a service provider before such time, will be converted, in settlement and cancellation of the Company Stock Option, into the right to receive an amount equal to the Merger Consideration multiplied by the number of shares of our common stock subject to such Company Stock Option minus the aggregate exercise price of such Company Stock Option, subject to all applicable withholding.

Q:	What will happen to the Company ESPP (as defined below)?
A:	The Company has amended the Company ESPP to provide that no participant in any offering of the Company ESPP may increase his or her payroll deductions at any time following the date of the Merger Agreement. The Company will cause any offering underway as of the date of the Merger Agreement to be terminated as of the Final Exercise Date. The Company will treat any such shortened offering period (or purchase period, as applicable) as a fully effective and completed offering period (or purchase period, as applicable) for all purposes under the Company ESPP, provided that any purchase period that has not commenced prior to closing, will be terminated and no purchase of shares of our common stock will be permitted with respect to that purchase period. Each Company ESPP Right outstanding as of the Final Exercise Date will be exercised as of the Final Exercise Date. The Company will terminate the Company ESPP as of the Final Exercise Date, provided, however, that the termination of the Company ESPP will be subject to the consummation of the Merger. No new offerings will begin under the Company ESPP on or after the date of the Merger Agreement. Unless otherwise required by applicable law, ESI has agreed that it will not amend the Company ESPP or otherwise provide for outstanding options or purchase rights under the Company ESPP to be treated in any way other than the treatment set forth in the Merger Agreement.
Q:	When do you expect the Merger to be completed?
A:	We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger in the first calendar quarter of 2019. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions described in the section of this proxy statement captioned “The Merger Agreement—Conditions to Completion of Merger,” many of which are outside of our control.

Q:	If the Merger is completed, how will I receive the cash for my shares?
A:	If the Merger is completed and your shares of our common stock are held as uncertificated shares, the paying agent will issue and deliver to you a check or wire transfer for your shares without any further action on your part. If you are a shareholder of record with your shares held in certificate form, you will receive a letter of transmittal with instructions on how to send your shares of our common stock to the paying agent in connection with the Merger. The paying agent will issue and deliver to you a check or wire transfer for your shares after you comply with these instructions. Please do not send your stock certificates with your proxy card. See the section in this proxy statement captioned “The Merger Agreement—Surrender of Share Certificates or Book-Entry Shares; Payment of Merger Consideration; Lost Certificates.”

If your shares are held in “street name” by your broker, bank, or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your shares held in “street name.”

Q:	Am I entitled to dissenters’ rights under the Oregon Business Corporation Act?
A:	Under the Oregon Business Corporation Act, ESI shareholders are not entitled to dissenters’ rights in connection with the Merger or other transactions contemplated by the Merger Agreement.
Q:	Do any of ESI’s directors or officers have interests in the Merger that differ from those of ESI shareholders generally?
A:	Yes. In considering the recommendation of the Board of Directors with respect to the proposal to approve the Merger Agreement and the transactions contemplated thereby, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of shareholders generally. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement be approved by shareholders, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement captioned “The Merger—Interests of ESI’s Directors and Executive Officers of ESI in the Merger.”
Q:	Who can help answer my questions?
A:	If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of our common stock, please contact our Proxy Solicitor:

MacKenzie Partners, Inc.
1407 Broadway
New York, NY 10018
Shareholders Call Toll-Free: (800) 322-2885
Banks and Brokers Call Toll: (212) 929-5500

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.

Date, Time and Place

We will hold the Special Meeting on January 10, 2019, at 11 A.M., Pacific Time, at our principal executive offices at 13900 NW Science Park Drive, Portland, OR 97229-5497.

Purpose of the Special Meeting

At the Special Meeting, we will ask shareholders to vote on proposals to (i) approve the Merger Agreement and the transactions contemplated thereby; (ii) adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and (iii) approve, by non-binding, advisory vote, certain compensation that will or may become payable by ESI to its named executive officers in connection with the Merger.

Record Date; Shares Entitled to Vote; Quorum

Only shareholders of record as of the record date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of shareholders entitled to vote at the Special Meeting will be available at our principal executive offices, located at 13900 NW Science Park Drive, Portland, OR 97229-5497, during regular business hours beginning two business days after the date of the Notice of Special Meeting and will be made available at the place of the Special Meeting during the meeting.

As of the record date, there were approximately 34,314,717 shares of common stock outstanding and entitled to vote at the Special Meeting.

Shareholders of ESI representing a majority of the outstanding shares entitled to vote, present in person or represented by proxy, will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

If a quorum is present, the affirmative vote of a majority of the outstanding shares entitled to vote is required to approve the Merger Agreement and the transactions contemplated thereby. Approval of the Merger Agreement by ESI’s shareholders is a condition to the closing of the Merger.

Approval of the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting, if a quorum is present at the Special Meeting, requires more of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote thereon voting in favor of the proposal than against it. If a quorum is not present, approval of the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on thereon. If a quorum is not present, the Special Meeting may also be adjourned by the chairman of the meeting. Approval, by non-binding, advisory vote, of certain compensation that will or may become payable by ESI to its named executive officers in connection with the Merger, if a quorum is present, requires more of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote thereon voting in favor of the proposal than against it. Abstentions or failure to vote your shares will have no effect on the outcome of these proposals, except in the case that (1) a quorum is not present, (2) you are present in person or represented by proxy at the Special Meeting and (3) you abstain or fail to vote on the proposal to adjourn the Special Meeting, in which case your abstention or failure to vote your shares will have the same effect as a vote “AGAINST” the proposal to adjourn the Special Meeting.

Approval, by non-binding, advisory vote, of certain compensation that will or may become payable to ESI’s executive officers in connection with the Merger, if a quorum is present, requires more of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote thereon voting in favor of the proposal than against it. Therefore, abstentions or a failure to vote your shares will each have no effect on the outcome of the proposal.

If a shareholder abstains from voting, that abstention will have the same effect as if the shareholder voted “AGAINST” the proposal to approve the Merger Agreement and the transactions contemplated thereby. For shareholders who attend the meeting or are represented by proxy and abstain from voting, the abstention will have no effect on any proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting or on the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by ESI to its named executive officers in connection with the Merger, except in the case that, if a quorum is not present, an abstention with respect to the proposal to adjourn the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adjourn the Special Meeting.

A “broker non-vote” will be treated the same as an abstention with respect to a proposal. A “broker non-vote” generally occurs when a bank, broker or other nominee holding shares on your behalf does not vote on a proposal because the bank, broker or other nominee has not received your voting instructions and lacks discretionary power to vote the shares. “Broker non-votes,” if any, will be counted for the purpose of determining whether a quorum is present.

You will be entitled to one vote per share for each share of common stock you owned on the record date.

Shares Held by ESI’s Directors and Executive Officers

As of the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 579,281 shares of common stock, representing approximately 1.69% of the shares of common stock outstanding on the record date. Our directors and executive officers have entered into Shareholder Agreements, as described in the section of this proxy statement captioned “The Shareholder Agreements,” which require them to vote their shares of ESI common stock in favor of (and in certain circumstances to grant a proxy to MKS to vote in favor of) approval of the Merger Agreement and to vote against the approval or adoption of any alternative Acquisition Proposal. Our directors and executive officers have informed us that they intend to vote all of their shares of common stock (1) “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; (2) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by ESI to its named executive officers in connection with the Merger.

Voting of Proxies

If your shares are registered in your name with our transfer agent, Computershare Investor Services, you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote in person at the Special Meeting. Additionally, you may grant a proxy electronically over the internet or by telephone by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the internet or by telephone. Based on your proxy cards or internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting in person. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any previously submitted proxy.

Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the shareholder. Properly signed and dated proxies that do not contain voting instructions will be voted (1) “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; (2) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by ESI to its named executive officers in connection with the Merger.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting in person with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to approve the Merger Agreement and the transactions contemplated thereby. However, if you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, it will have no effect on the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting or on the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by ESI to its named executive officers in connection with the Merger, except in the case that, if a quorum is not present at the Special Meeting, it will have the same effect as if you voted “AGAINST” the proposal to adjourn the Special Meeting if your shares are otherwise represented at the Special Meeting.

Revocability of Proxies

If you are a shareholder of record on the record date, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;
•	submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy;
•	delivering a written notice of revocation to our corporate secretary; or
•	attending the Special Meeting and voting in person by ballot.

If you have submitted a proxy, your appearance at the Special Meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.

Solicitation of Proxies

The expense of soliciting proxies will be borne by ESI. We have retained MacKenzie Partners, Inc., a proxy solicitation firm, or the “Proxy Solicitor,” to solicit proxies in connection with the Special Meeting at a cost of $15,000 plus certain expenses. We will also indemnify the Proxy Solicitor against certain losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the internet or other means of communication. No additional compensation will be paid for such services.

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. Each shareholder in the household will continue to receive a separate proxy card. This process, known as “householding” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents, follow the instructions described below. Similarly, if you share an address with another shareholder and together both of you would like to receive only a single set of our disclosure documents, follow these instructions.

If you are a shareholder of record, you may contact us by writing to Electro Scientific Industries, Inc., Attention: Investor Relations, 13900 NW Science Park Drive, Portland, OR 97229-5497 or emailing our Investor Relations Department at investorrelations@esi.com or calling at (503) 641-4141. Eligible shareholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

MacKenzie Partners, Inc.
1407 Broadway
New York, NY 10018
Shareholders Call Toll-Free: (800) 322-2885
Banks and Brokers Call Toll: (212) 929-5500

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS
CONTEMPLATED THEREBY

We are asking you to approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this proxy statement, including the information set forth in the sections captioned “The Merger” and “The Merger Agreement.” A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully in its entirety.

Under applicable law, we cannot complete the Merger without the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote voting in favor of the proposal to approve the Merger Agreement and the transactions contemplated thereby. If you abstain from voting or fail to cast your vote, in person or by proxy, it will have the same effect as a vote against the proposal to approve the Merger Agreement and the transactions contemplated thereby.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting. We could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including proxies from shareholders that have previously returned properly executed proxies voting against approval of the Merger Agreement and the transactions contemplated thereby. Among other things, even if we had received proxies representing a sufficient number of votes against approval of the Merger Agreement and the transactions contemplated thereby such that the proposal to approve the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the approval of the Merger Agreement and the transactions contemplated thereby and seek to convince the holders of those shares to change their votes to votes in favor of approval of the Merger Agreement and the transactions contemplated thereby. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting. Our ability to adjourn the Special Meeting is subject to certain limitations set forth in the Merger Agreement.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADVISORY, NON-BINDING VOTE TO APPROVE
CERTAIN MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide shareholders with the opportunity to vote to approve, on an advisory, non-binding basis, the payment of certain compensation that will or may become payable to ESI’s named executive officers by ESI in connection with the Merger, as disclosed in the section of this proxy statement captioned “The Merger—Interests of ESI’s Directors and Executive Officers in the Merger—Payments Upon Termination In Connection with Change of Control.” We are asking shareholders to indicate their approval of the compensation that will or may become payable by ESI to its named executive officers in connection with the Merger. These payments are set forth in the section of this proxy statement captioned “The Merger—Interests of ESI’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of ESI’s overall compensation program for our named executive officers and previously have been disclosed to shareholders as part of the compensation discussion and analysis and related sections of our annual proxy statements. These historical arrangements were approved and adopted by the Compensation Committee of the Board of Directors, which is composed solely of non-management directors, and are believed to be reasonable and in line with marketplace norms. The compensation that may be provided to the named executive officers in connection with any new employment agreements entered into with MKS is not subject to this advisory, non-binding vote.

Accordingly, we are seeking approval of the following resolution at the Special Meeting:

“RESOLVED, that the shareholders of Electro Scientific Industries, Inc. approve, on a non-binding, advisory basis, the compensation that will or may become payable by ESI to its named executive officers by ESI that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section of this proxy statement captioned ‘The Merger—Interests of ESI’s Directors and Executive Officers in the Merger—Golden Parachute Compensation.’”

Shareholders should note that this proposal is not a condition to completion of the Merger, and as an advisory vote, the result will not be binding on ESI, the Board of Directors or MKS. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to those payments.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Parties Involved in the Merger

Electro Scientific Industries, Inc.

ESI was founded in 1953 as an Oregon corporation. ESI is a leading supplier of innovative laser-based microfabrication solutions for industries reliant on microtechnologies. ESI enables its customers to commercialize technology using precision laser processes. ESI’s solutions produce the industry’s highest quality and throughput, and we target the lowest total cost of ownership.

ESI’s common stock is listed on NASDAQ under the symbol “ESIO.”

ESI’s principal executive office is located at 13900 N.W. Science Park Drive, Portland, OR 97229 and its telephone number is (503) 641-4141.

MKS Instruments, Inc.

MKS Instruments, Inc. was founded in 1961 as a Massachusetts corporation. MKS is a global provider of instruments, subsystems and process control solutions that measure, monitor, deliver, analyze, power and control critical parameters of advanced manufacturing processes to improve process performance and productivity. The company’s products are derived from its core competencies in pressure measurement and control, flow measurement and control, gas and vapor delivery, gas composition analysis, residual gas analysis, leak detection, control technology, ozone generation and delivery, RF & DC power, reactive gas generation, vacuum technology, lasers, photonics, sub-micron positioning, vibration control, and optics. MKS also provides services relating to the maintenance and repair of its products, installation services and training.

MKS’ common stock is listed on the New York Stock Exchange under the symbol “MKSI.”

MKS’ principal executive office is located at 2 Tech Drive, Suite 201, Andover, MA 01810 and its telephone number is (978) 645-5500.

EAS Equipment, Inc.

Merger Sub is a wholly owned direct subsidiary of MKS and was formed on October 29, 2018, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement. Merger Sub’s principal executive office is located at 2 Tech Drive, Suite 201, Andover, MA 01810 and its telephone number is (978) 645-5500.

Effect of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into ESI, and ESI will continue as the Surviving Corporation and as a wholly owned subsidiary of MKS. As a result of the Merger, ESI will become a wholly owned subsidiary of MKS, and our common stock will no longer be publicly traded and will be delisted from NASDAQ. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock or any other rights or interest in the Surviving Corporation.

The effective time of the Merger will occur upon the filing of the articles of merger with the Oregon Secretary of State and upon the filing of the certificate of merger with the Delaware Secretary of State, or at such other date and time as permitted under the Delaware General Corporation Law and the Oregon Business Corporation Act and as may be agreed by the parties and specified in the articles of merger and certificate of merger.

Effect on ESI if the Merger is Not Completed

If the Merger Agreement and the transactions contemplated thereby are not approved by shareholders or if the Merger is not completed for any other reason, ESI’s shareholders will not receive any payment for their shares (or interests in shares) of common stock. Instead, ESI will remain an independent public company, our common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act and we will continue to file periodic reports with the SEC. In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that shareholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which ESI operates and risks related to adverse economic conditions.

Furthermore, if the Merger is not completed, and depending on the circumstances that caused the Merger not to be completed, the price of our common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement. In addition, shareholders could be exposed to significant new risks that may arise as a result of the pendency of the transactions contemplated by the Merger Agreement or the failure of the Merger to be completed, such as risks associated with a potential deterioration of the Company’s reputation, credibility and standing with customers and commercial partners, and impairment of its ability to retain employees and attract new employees.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of common stock. If the Merger is not completed, the Board of Directors will continue to evaluate and review ESI’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate. If the Merger Agreement and the transactions contemplated thereby are not approved by shareholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Board of Directors will be offered or that ESI’s business, prospects or results of operation will not be adversely impacted.

In addition, ESI will be required to pay to MKS a termination fee of $35,650,000 if the Merger Agreement is terminated under specified circumstances. For more information please see the section of this proxy statement captioned “The Merger Agreement—Transaction Expenses and Termination Fees.”

Merger Consideration

At the effective time of the Merger, each share of our common stock issued and outstanding immediately prior to the effective time of the Merger (other than the Excluded Shares), as well as each right to receive, or interest in, any share of common stock or other common equity of ESI (other than ESI equity awards issued under any Company Equity Plan, as described in the section of this proxy statement captioned “—Treatment of ESI Equity Awards”), will be cancelled, retired and automatically converted into the right to receive $30.00 in cash, without interest and less any applicable withholding tax. As of the effective time of the Merger, all shares of our common stock and rights or interests therein will no longer be outstanding and will be cancelled and will cease to exist and will thereafter represent only the right to receive the Merger Consideration to be paid in accordance with, and subject to, the conditions of the Merger Agreement. At the effective time of the Merger, each share of common stock held in the treasury of ESI or owned, directly or indirectly, by MKS, Merger Sub or any wholly owned subsidiary of ESI, MKS or Merger Sub will be cancelled without payment of any consideration.

Background of the Merger

As part of the ongoing management and oversight of ESI’s business, the Board of Directors and ESI’s management routinely evaluate ESI’s business plans, market opportunities and strategic alternatives in order to understand and maximize long-term shareholder value. Although ESI has been focused on growing as an independent company, the Board of Directors and ESI’s management have remained open to the possibility of a sale of ESI if it were to receive an acquisition proposal that presented a compelling opportunity for its shareholders.

In March 2018, in the ordinary course of business and in preparation for upcoming analyst presentations, ESI management refreshed ESI’s 2017 strategic plan financial forecasts, which consisted of financial forecasts for fiscal years 2018 through 2021. This refresh consisted of updating ESI’s financial forecasts for fiscal year 2018 and fiscal year 2021, but did not include forecasts for fiscal years 2019 and 2020.

On May 7, 2018, John Ippolito, MKS’ Senior Vice President of Corporate Development, contacted Michael Burger, ESI’s Chief Executive Officer, to arrange a meeting, for the purpose of discussing general ways that MKS and

ESI might collaborate. This meeting occurred on June 6, 2018 at ESI’s headquarters in Portland, Oregon, during the course of which Mr. Ippolito orally communicated MKS’ interest in potentially acquiring ESI to Mr. Burger.

On June 29, 2018, Mr. Burger received a written indication of interest from MKS in which MKS expressed interest in acquiring ESI for between $24.00 and $27.00 per share in cash. Mr. Burger promptly relayed MKS’ proposal to Richard Wills, Chairman of the Board of Directors, and ESI’s outside corporate counsel and Messrs. Burger and Wills determined to discuss MKS’ indication of interest with the full Board of Directors.

On July 3, 2018, the Board of Directors held a telephonic meeting to discuss MKS’ indication of interest. Representatives of ESI’s outside corporate counsel also attended the call and reviewed the Board of Directors’ legal obligations in considering and responding to MKS’ indication of interest. Mr. Burger provided an update on the results of ESI’s recently completed fiscal quarter. Mr. Wills then outlined MKS’ indication of interest and the Board of Directors discussed the benefits and risks associated with various responses to MKS. After discussion, the Board of Directors concluded that the price proposed by MKS in its indication of interest was not compelling and was insufficient to warrant discussions with MKS and asked Mr. Burger to convey the Board of Directors’ determination to MKS, which Mr. Burger did on July 9, 2018.

At the July 3, 2018 meeting, the Board of Directors also discussed the advisability of engaging a financial advisor so that the Board of Directors would be prepared to consider any revised proposals that ESI might receive from MKS. After considering a number of investment banks, the Board of Directors authorized Mr. Burger to contact Stifel to inquire of Stifel’s availability to advise the Board of Directors in connection with any revised proposals ESI might receive from MKS. The Board of Directors chose to make inquiries of Stifel because of Stifel’s knowledge of ESI and the markets in which it operates, Stifel’s skill, expertise and experience advising companies in connection with responding to acquisition proposals, and positive experiences that ESI directors and management have had with individual bankers at Stifel. The Board of Directors also discussed that, in order to enable the Board of Directors and any financial advisor to properly evaluate any revised proposals ESI might receive from MKS, ESI’s management should supplement the March 2018 financial forecasts with financial forecasts for fiscal years 2019 and 2020 to yield a set of financial forecasts for fiscal years 2019 through 2021, and it directed management to do so.

On July 7, 2018, at the direction of the Board of Directors, representatives of ESI management provided to Stifel the financial forecasts for fiscal years 2019 through 2021 that the Board of Directors had requested at the July 3, 2018 meeting of the Board of Directors. These financial forecasts are summarized in the section of this proxy statement captioned “Management Forecasts—ESI — Summary of Base Forecasts.”

On July 16, 2018, Mr. Burger received a letter from MKS in which MKS stated that, if MKS were able to meet with ESI management and substantiate ESI’s revenue and profit growth plan, MKS would expect to be able to offer a price of $27.00 per share and possibly even higher. Mr. Burger relayed MKS’ letter to Mr. Wills, and shortly thereafter MKS’ letter was provided to the full Board of Directors.

On July 24, 2018, the Board of Directors held a meeting, which was attended by Mr. Muhich, representatives of ESI’s outside corporate counsel and Stifel, to evaluate MKS’ July 16 letter. ESI’s outside corporate counsel again outlined the fiduciary duties of the Board of Directors in connection with its consideration of MKS’ acquisition proposal and a potential sale of ESI. ESI management then updated the Board of Directors on ESI’s financial performance and representatives of Stifel made a presentation to the Board of Directors, which included a summary of Stifel’s experience and qualifications, a situation assessment of ESI’s recent financial performance, an analysis of ESI’s trading multiples, the trading multiples of companies that Stifel believed to be comparable to ESI, and an outline of various strategic alternatives available to ESI in light of MKS’ proposal. The Board of Directors then discussed MKS’ proposal and concluded that MKS’ offer price undervalued ESI relative to its prospects as an independent company. In light of MKS’ expressed willingness to consider a higher price, however, the Board of Directors also agreed to authorize ESI’s management to meet with MKS and provide MKS with confidential information about ESI’s business plans and strategies in order to determine if this information might encourage MKS to increase its offer price. The Board of Directors directed Mr. Burger to convey the Board of Directors’ response to MKS, which Mr. Burger did on July 25, 2018.

On August 2, 2018, MKS and ESI entered into a confidentiality agreement to facilitate the exchange of confidential information, which included (i) a customary “standstill” provision that would expire upon, among other circumstances, ESI’s entry into a definitive agreement to be acquired by another party, (ii) a provision pursuant to which MKS was prohibited, without the consent of the Board of Directors, from contacting or having discussions with any officers or other employees of ESI regarding their future employment or other relationship with MKS or ESI prior to the execution of the Merger Agreement, and (iii) a provision that prohibited MKS from discussing the proposed transaction with potential financing sources without ESI’s prior written consent.

On August 3, 2018, members of ESI and MKS management and representatives of Stifel and Lazard Frères & Co. LLC, financial advisor to MKS (“Lazard”), held a meeting at the offices of Lazard, at which the parties discussed ESI’s business plans and strategies and MKS discussed its views on the strategic rationale for acquiring ESI.

On August 6, 2018, representatives of Stifel contacted representatives of Lazard to follow up on the August 3, 2018 meeting and inquire about MKS’ interest in submitting a revised proposal to acquire ESI at a meaningfully higher price. The Stifel representatives notified the representatives of Lazard that ESI would not be interested in further discussions with MKS unless MKS delivered a revised proposal to acquire ESI at a meaningfully higher price than the $27.00 per share price reflected in its last indication of interest. Representatives of Stifel further indicated that the Board of Directors believed that ESI’s value was likely at or above $30.00 per share, consistent with Wall Street analyst price targets over the following 12 to 24 months, which ranged from $30.00 to $37.00 per share at such time.

On August 9, 2018, the Board of Directors held a regularly scheduled meeting, which was attended by representatives of ESI’s management and outside corporate counsel. Representatives of ESI’s management presented the Board of Directors with a review of ESI’s quarterly financial performance and operations, and the Board of Directors engaged in extensive discussions with respect thereto. Following these discussions, representatives of Stifel, as well as a representative of Wilson Sonsini Goodrich & Rosati, P.C. (“WSGR”), which had been recently engaged by the Board of Directors to serve as counsel in connection with the current discussions with MKS, joined the meeting. Representatives of Stifel made a presentation to the Board of Directors, which included a summary of ESI’s recent financial performance, a discussion of public perceptions of ESI’s expected future financial performance and an analysis of certain trading multiples. Representatives of Stifel also provided the Board of Directors with a summary of its recent interactions with representatives of MKS. The representative of WSGR then reviewed with the Board of Directors its fiduciary duties in respect of the offer from MKS, and a discussion ensued with respect thereto.

On August 14, 2018, representatives of Stifel and Lazard spoke by telephone and representatives of Lazard indicated that, in order for MKS to consider acquiring ESI for a price at or above $30.00 per share, MKS would need to review ESI’s revenue forecasts and have a follow-up conversation with ESI’s management about certain aspects of the August 3, 2018 presentation.

On August 16, 2018, the independent members of the Board of Directors held a telephonic meeting, which was attended by representatives of WSGR. Mr. Wills provided the other directors with an update on the recent interactions between MKS and ESI, including the preliminary diligence meetings between MKS and members of ESI’s management, and the directors and representatives of WSGR engaged in a discussion with respect thereto. After this discussion, the directors agreed to authorize ESI’s management to provide the financial forecasts that MKS had requested and which had been previously reviewed by the Board of Directors. The directors also determined that in preparation for its potential receipt of a revised offer from MKS, ESI should request a more detailed financial analysis from Stifel, and that ESI’s management should prepare a summary of ESI’s long-term financial forecasts with additional detail on the assumptions underlying management’s forecasts, as well as an upside scenario and a downside scenario of such financial forecasts to facilitate the Board of Directors’ understanding of management’s forecasts. The directors then considered whether any conflicts of interest existed with respect to a potential transaction with MKS and did not identify any such conflicts. The directors also determined that while the full Board of Directors should remain actively involved in any further engagement with MKS, Mr. Wills would serve as the Board of Director’s day-to-day liaison with members of ESI’s management, Stifel and WSGR in order to receive more frequent updates on the progress of discussions with MKS and any matters related thereto. Thereafter, until the signing of the Merger Agreement, representatives of Stifel and/or WSGR met regularly with Mr. Wills and members of ESI’s management to review and discuss the progress of the discussions and negotiations with MKS and related processes relating to a potential sale of ESI.

On August 21, 2018, Stifel and ESI executed an engagement letter with respect to Stifel’s engagement as financial advisor to ESI in connection with a potential sale of ESI.

On August 22, 2018, Stifel provided Lazard with financial forecasts with respect to fiscal years 2019 through 2021 in response to Lazard’s request during their August 14, 2018 telephonic conference call. These financial forecasts are summarized in the section of this proxy statement captioned “Management Forecasts—ESI — Summary of Base Forecasts.”

On August 26, 2018, the Board of Directors held a meeting, which was attended by members of ESI’s management and representatives of Stifel and WSGR. Mr. Wills observed that ESI had not received a revised indication of interest from MKS, but MKS had been informed of the Board of Directors’ valuation expectations and continued to engage in exploratory due diligence on ESI. Accordingly, Mr. Wills believed that the Board of Directors should prepare to receive a revised indication of interest from MKS so that the Board of Directors could react on an informed basis if and when ESI received such a revised proposal. Mr. Wills noted that the meeting had been called primarily to review and consider management’s more detailed long-term financial forecasts and the assumptions underlying them, which previously had been requested by independent members of the Board of Directors on August 16, 2018, so that Stifel could incorporate the forecasts in its financial analysis of ESI. Before reviewing the foregoing financial forecasts, Mr. Wills made observations on ESI’s history, including its business successes and challenges, the cyclical nature of the markets in which it has operated, recent management changes and other matters, in order to contextualize the long-term financial forecasts to be presented. Mr. Burger and Mr. Muhich then presented such financial forecasts, including the requested base case, upside scenario and downside scenario, as summarized below in “—Management Forecasts.” The Board of Directors thereafter engaged in a discussion of the foregoing financial forecasts with members of ESI’s management. Representatives of Stifel then presented a financial analysis of ESI, following which representatives of Stifel and the Board of Directors engaged in a discussion thereof, including a discussion of the likelihood that ESI’s stock price would continue to trade below its market peers until ESI demonstrated that its current business strategy would enable long-term growth and consistently show marked improvement in decreasing the cyclical nature of its financial results. Following this discussion, all persons present at the meeting, other than the directors and representatives of WSGR, departed the meeting. The Board of Directors then discussed ESI’s strategic positioning and long-term business outlook, with Mr. Burger expressing optimism with respect thereto, noting that while he felt the Board of Directors should keep its options open regarding a potential sale of ESI, it should only do so at a price that compensated ESI’s shareholders for ESI’s long-term prospects.

On September 7, 2018, representatives of Stifel and Lazard held a telephonic conference call during which Lazard indicated that MKS continued to evaluate ESI, but was not yet prepared to deliver a revised indication of interest. Representatives of Lazard noted that MKS wished to review additional financial data from ESI and Stifel indicated that it would convey the requests to ESI.

On September 10, 2018, the Board of Directors held a telephonic meeting, which was attended by members of ESI’s management as well as representatives of Stifel and WSGR. Representatives of Stifel provided an update on discussions with MKS and Lazard, indicating that MKS continued to evaluate a potential acquisition of ESI, but had not yet delivered a revised proposal. Representatives of Stifel also indicated that MKS had requested additional financial data from ESI. The Board of Directors discussed the current status of the discussions with MKS and MKS’ request for additional information. After discussion, the Board of Directors determined to decline MKS’ request for additional information and further considered whether to terminate further discussions with MKS in order to avoid additional management distraction. After discussion, the Board of Directors determined to defer a final decision on the ongoing discussions with MKS until a subsequent meeting.

On September 11, 2018, Mr. Burger received a revised indication of interest from Gerald Colella, MKS’ Chief Executive Officer, expressing MKS’ interest in acquiring ESI for $31.75 per share in cash, subject to completion of confirmatory due diligence and negotiation of definitive agreements for the transaction, and had a brief phone conversation with Mr. Ippolito with respect thereto.

On September 12, 2018, the Board of Directors held a telephonic meeting, attended by members of ESI management, as well as representatives of Stifel and WSGR. Mr. Wills began the meeting summarizing MKS’ revised indication of interest and noting the purpose of the meeting was to consider MKS’ latest proposal and formulate a response thereto. Mr. Burger then updated the Board of Directors on his recent conversation with Mr. Ippolito and the revised indication of interest received from MKS in which they indicated that MKS’ revised offer price was its “best and final” price and that MKS would require approximately four weeks to complete confirmatory due diligence and arrange debt financing for the transaction. Mr. Burger also confirmed at this time that neither Mr. Colella nor any other member of MKS had discussed Mr. Burger’s future employment with ESI or MKS. Representatives of Stifel then updated the Board of Directors on their discussions with representatives of Lazard, who had communicated that MKS was confident in its ability to arrange debt financing for the transaction. Representatives of Stifel then presented an update on ESI’s engagement to date with MKS, the details of MKS’ latest acquisition proposal and a detailed preliminary financial analysis of ESI relative to MKS’ latest offer price. The Board of Directors asked questions of the representatives of Stifel regarding Stifel’s preliminary financial analysis (including noting that it did not yet include a discounted cash flow analysis of ESI, as Stifel had not yet received the long-term financial forecasts necessary to perform such an analysis), and a discussion ensued regarding the foregoing. Representatives of Stifel then presented a list of other companies that might have strategic interest in an acquisition or other form of business combination transaction with ESI, separated into tiers based on likelihood of strategic interest and ability to pay. Stifel representatives also presented a list of financial sponsors that might have interest in acquiring ESI based on industry expertise and ability to pay. Representatives of WSGR discussed the fiduciary duties of the Board of Directors in connection with a potential sale of ESI and the advisability of performing a market check in connection therewith. The Board of Directors then discussed the list of third parties that the representatives of Stifel had proposed as possible competing acquirors and determined that if the Board of Directors chose to pursue a transaction with MKS in response to its latest acquisition proposal, it would instruct Stifel to perform a market check by contacting certain of such potential acquirors to assess interest in acquiring ESI. The Board of Directors directed Stifel to update its financial analysis of ESI to include a discounted cash flow analysis based on the base case of management’s long-term financial forecasts, as the Board of Directors believed that such base case was more reflective of the likely future performance of ESI than either the upside or down-side scenarios that had been prepared, and directed management to extend the period of such forecasts as would be necessary to enable Stifel to perform this analysis. Finally, the Board determined to defer a decision on the scope of a market check until it had made a further decision on MKS’ latest acquisition proposal.

On September 14, 2018, the Board of Directors held a telephonic meeting, which was attended by members of ESI’s management, as well as representatives of Stifel and WSGR. Representatives of Stifel presented a detailed discounted cash flow analysis of ESI. This discounted cash flow analysis was based on the extended base case of management’s long-term financial forecasts, to supplement the financial analysis that they had presented to the Board of Directors on September 12, 2018. After discussing the foregoing and Stifel’s previous financial analyses, the Board of Directors agreed that MKS’ latest offer price appeared to fully value ESI and de-risk the achievement of ESI’s stand-alone business strategy. Accordingly, the Board of Directors authorized Mr. Burger and Stifel to inform representatives of MKS and Lazard, respectively, that the Board of Directors was willing to proceed towards the negotiation of a mutually acceptable definitive agreement at the price proposed in MKS’ latest indication of interest. Representatives of Stifel then re-presented the list of other companies (including financial sponsors) that could reasonably be expected to have strategic interest in an acquisition of, or other form of business combination transaction with, ESI that had been presented at the September 12 meeting of the Board of Directors. The Board of Directors discussed the list of third parties that the representatives of Stifel had presented and instructed Stifel to contact five of the strategic parties identified therein to assess their interest in a transaction with ESI. The Board of Directors determined not to ask Stifel to contact any other parties at this time, including any financial sponsors, as it believed that the benefits of contacting such parties, given their relatively lower likelihood of acquiring ESI was outweighed by the potential risk that contacting such parties would result in disruptive leaks and rumors regarding a potential sale of ESI, which could jeopardize a transaction with MKS and adversely impact the ongoing operations of ESI.

Following the conclusion of the September 14, 2018 meeting of the Board of Directors, Mr. Burger contacted Mr. Ippolito to relay the Board of Director’s decision to move forward with negotiating a definitive agreement on the basis of MKS’ revised offer price, while simultaneously performing a market check with other potential acquirors. Concurrently, representatives of Stifel contacted representatives of Lazard to convey the same message.

On September 17, 2018, representatives of Stifel contacted each of the parties that the Board of Directors had authorized them to contact on behalf of ESI (referred to herein as Parties A through E) to solicit their interest in a transaction with ESI.

On September 18, 2018, representatives of Stifel provided Party A, Party C, Party D and Party E with draft confidentiality agreements with respect to their consideration of a potential transaction with ESI.

On September 19, 2018, each of Party A and Party D provided comments to the proposed draft confidentiality agreements previously provided. Also on September 19, 2018, representatives of Party B and Party C each notified representatives of Stifel that they were not interested in pursuing a transaction with ESI at such time.

On September 20, 2018, ESI and Party A executed a confidentiality agreement, which was consistent in all material respects with the confidentiality agreement entered into by MKS and ESI. Also on September 20, 2018, Party E notified representatives of Stifel that they were not interested in pursuing a transaction with ESI at such time.

On September 21, 2018, representatives of Party D notified representatives of Stifel that Party D was no longer interested in pursuing a potential acquisition of ESI at such time.

On September 25, 2018, ESI’s management conducted a preliminary telephonic diligence meeting with representatives of Party A. On the same day, ESI opened its electronic dataroom to representatives of MKS, who began to perform MKS’ confirmatory due diligence on ESI. Over the course of the following month, MKS would continue to conduct its confirmatory due diligence review of ESI, including several meetings and phone calls with members of ESI’s management and representatives of Stifel and WSGR.

On October 5, 2018, ESI’s management held an in-person due diligence meeting with representatives of Party A.

On October 9, 2018, representatives of Lazard contacted representatives of Stifel to inform them that MKS was reducing its offer price from $31.75 per share in cash to $30.00 per share in cash due to less confidence regarding ESI’s near-term growth rate. Representatives of Lazard also indicated that MKS was requesting two weeks of exclusivity to enable it to complete negotiations on the terms of the proposed transaction. Finally, representatives of Lazard conveyed MKS’ request to contact certain lenders to facilitate its debt financing arrangements for the proposed transaction. Also on October 9, 2018, representatives of Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”), MKS’ outside corporate counsel, delivered a draft of the Merger Agreement to representatives of WSGR. Representatives of Stifel promptly informed ESI’s management and Mr. Wills of MKS’ revised offer price.

On October 10, 2018, members of ESI’s management had another in-person due diligence meeting with representatives of Party A.

On October 11, 2018, Mr. Ippolito sent an e-mail to Mr. Burger providing additional detail around MKS’ reduced confidence in ESI’s near-term growth rate and MKS’ attendant reduction in its offer price.

On October 12, 2018, the Board of Directors held a telephonic meeting, which was attended by members of ESI’s management, as well as representatives of Stifel and WSGR. Representatives of Stifel informed the Board of Directors that MKS had reduced its offer price from $31.75 per share in cash to $30.00 per share in cash. Representatives of Stifel also noted that representatives of MKS had indicated they would require another two weeks to complete their debt financing arrangements for the transaction. Finally, the Stifel representatives indicated that representatives of MKS requested permission to contact certain lenders and a two-week period of exclusivity to enable it to complete its work and finalize the negotiations for the proposed transaction. Representatives of Stifel then updated the Board of Directors on the status of their outreach to other potential acquirors, including Party A. Representatives of Stifel also noted that all of the parties it had contacted regarding ESI other than Party A had all declined to participate in a process to acquire ESI. Representatives of Stifel indicated that while Party A had emphasized Party A’s strong continuing interest in ESI, Party A also indicated that it was not in a position to pursue a transaction with ESI at the present time due to circumstances unrelated to ESI, but would continue to evaluate ESI and might consider making a proposal to acquire ESI if such circumstances changed. The Board of Directors then discussed various potential responses to MKS, including rejecting or accepting its revised offer price, or a third option pursuant to which ESI would continue negotiating with respect to an acquisition at $30.00 per share, but without agreeing to MKS’ request for exclusivity so as to preserve flexibility if ESI were to receive an acquisition proposal from Party A while ESI negotiated with MKS. The Board of Directors then discussed ESI’s growth forecasts and valuation, and the acceptability of the revised offer from MKS in relation thereto. The status of the discussions with, lack of any indication of interest from, and uncertainty of any offer from, Party A were also discussed. Following these discussions, the Board of Directors determined to accept MKS’ revised offer price of $30.00 per share, which it concluded still presented attractive value to ESI’s shareholders, in comparison both to pursuing an alternative transaction as well as the continued operation of ESI as a standalone company, but to deny MKS’ request for exclusivity and its request to contact certain of the requested lenders at this time. The Board of Directors instructed Mr. Burger and representatives of Stifel to convey such determination to MKS and its representatives.

Later on October 12, 2018, at the direction of the Board of Directors, Mr. Burger and representatives of Stifel communicated to representatives of MKS and Lazard, respectively, the Board of Director’s willingness to continue negotiating on a non-exclusive basis at MKS’ revised offer price of $30.00 per share.

From October 12, 2018 through October 29, 2018, members of ESI’s management and representatives of Stifel and WSGR negotiated the terms and conditions of the Merger Agreement with representatives of MKS, Lazard and WilmerHale, with particular focus on terms of the agreement that govern ESI’s right to consider (and under certain circumstances accept) unsolicited competing acquisition proposals, including the size of the termination fee that is payable as a condition to terminating the Merger Agreement to accept a competing acquisition proposal for ESI.

On October 24, 2018, the Board of Directors held a meeting, which was attended by members of ESI’s management, as well as representatives of Stifel and WSGR. Mr. Burger informed the Board of Directors that after conveying the Board of Directors’ sentiments, MKS had agreed to continue negotiating without exclusivity at a price of $30.00 per share in cash. Representatives of Stifel provided the Board of Directors with an update on the status of discussions with MKS and Party A. Representatives of WSGR then updated the Board of Directors on the status of negotiations with MKS regarding the terms of the Merger Agreement. Following this presentation, the Board of Directors and the representatives of WSGR and Stifel discussed potential negotiation strategies with MKS and Party A if Party A were to submit an acquisition proposal either before or after ESI executed the Merger Agreement with MKS. After this discussion, the Board of Directors instructed ESI’s management, Stifel and WSGR to continue negotiations with MKS. Members of ESI’s management then provided the Board of Directors with an update on ESI’s financial results, which the Board of Directors discussed. The Board of Directors determined that the recent financial results of ESI did not alter the Board of Directors’ view of ESI’s fiscal year or long-term outlook as an independent company, or its belief that the revised offer from MKS continued to represent a compelling opportunity for ESI’s shareholders in comparison thereto.

Also on October 24, 2018, the representatives of Stifel who had been involved in providing the advisory services to ESI in connection with the present circumstances first became aware that an affiliate of Stifel held approximately $12.6 million principal amount of MKS’ existing term loan facility, representing approximately 3.6% of the outstanding principal amount of such facility, and that such affiliate was in the process of acquiring, in addition, approximately $11.6 million principal amount of the existing term loan facility as part of a loan portfolio acquisition from a nonaffiliated bank, which would result in such affiliate owning approximately 6.9% of the total outstanding principal amount of such facility. On October 26, 2018, representatives of Stifel notified members of ESI management and certain members of the Board of Directors of the foregoing matters and on October 28, 2018, the full Board of Directors was informed of the foregoing matters.

On October 29, 2018, the Board of Directors held an in-person meeting, which was attended by members of ESI’s management, representatives of Stifel and WSGR. Representatives of WSGR began the meeting by addressing the fiduciary duties of the Board of Directors in the context of its consideration of the proposed transaction with MKS, and the steps the Board of Directors had taken until such date in consideration of such duties. Representatives of Stifel noted the previously disclosed interest of its affiliate in MKS’ loan facility, and representatives of Stifel, WSGR and the Board of Directors engaged in a discussion thereof, following which the Board of Directors concluded that the foregoing matters did not adversely affect Stifel’s independence or ability to advise the Board of Directors in relation to a potential transaction with MKS (including rendering a fairness opinion in connection therewith). Representatives of Stifel then gave a brief overview of the financial terms of the proposed transaction with MKS and presented Stifel’s financial analysis of ESI in relation to the proposed transaction with MKS, following which questions from, and a discussion by and among the Board of Directors took place with respect thereto. At the conclusion of its presentation, such questions and such discussion, representatives of Stifel confirmed that, based on the copy of the Merger Agreement reviewed by Stifel, Stifel would be prepared to deliver its opinion, if and when the Board of Directors requested that opinion, that the consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of ESI’s common stock, other than MKS, ESI itself and their respective affiliates, was fair, from a financial point of view, to such holders. Representatives of WSGR then presented the Board of Directors with a summary of the material terms of the Merger Agreement. The Board of Directors asked questions concerning each the various matters presented by the representatives of Stifel and WSGR, and there was discussion amongst the Board of Directors and representatives of Stifel and WSGR with respect thereto. The Board of Directors then adjourned the meeting until later in the day pending finalization of all definitive agreements.

During the course of the day on October 29, 2018, members of ESI’s management and representatives of WSGR and Stifel finalized the terms and conditions of the Merger Agreement with representatives of MKS, Lazard and WilmerHale.

Later on October 29, 2018, the Board of Directors held a second meeting, which was attended by members of ESI’s management, as well as representatives of Stifel and WSGR. After brief introductory remarks, a representative of Stifel delivered Stifel’s executed, written opinion that as of October 29, 2018, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth in the draft written opinion provided to the Board of Directors, the $30.00 per share Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of ESI’s common stock, other than MKS, ESI itself and their respective affiliates, was fair, from a financial point of view, to such holders. For more information about Stifel’s opinion, see the section of this proxy statement below captioned “—Opinion of Stifel, Nicolaus & Company, Incorporated.” Following receipt of Stifel’s written opinion, at the request of the Board of Directors, representatives of WSGR presented to the Board of Directors, and the Board of Directors unanimously adopted, the resolutions previously discussed earlier in the day, including resolving (1) that the terms of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, were fair to and in the best interests of ESI’s shareholders, (2) adopted the Merger Agreement in accordance with the Oregon Business Corporation Act, and (3) that the Merger Agreement and the Merger be submitted to the shareholders of ESI for approval, (4) to recommend that ESI’s shareholders vote in favor of the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, and (5) to cause ESI not to be subject to any Takeover Restriction (as defined in the Merger Agreement) that might otherwise apply to the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement.

After approval of the Merger Agreement by the Board of Directors, the Merger Agreement was executed and delivered. Thereafter, on October 30, 2018, ESI and MKS each issued a press release announcing the entry into the Merger Agreement.

Recommendation of the Board of Directors and Reasons for the Merger

Recommendation of the Board of Directors

The Board of Directors has unanimously (1) determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of ESI’s shareholders; (2) adopted the Merger Agreement in accordance with the Oregon Business Corporation Act; (3) resolved that the Merger Agreement and the Merger be submitted to the shareholders of ESI for approval; (4) resolved to recommend that ESI’s shareholders vote in favor of the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; and (5) adopted resolutions having the effect of causing ESI not to be subject to any Takeover Restriction (as defined in the Merger Agreement) that might otherwise apply to the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement.

The Board of Directors unanimously recommends that you vote (1) “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; (2) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by ESI to its named executive officers in connection with the Merger.

Reasons for the Merger

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Board of Directors consulted with management, and representatives of its financial advisors and outside corporate counsel. In recommending that ESI’s shareholders vote in favor of approval of the Merger

Agreement and the transactions contemplated thereby, the Board of Directors considered a number of factors, including the following (which factors are not necessarily presented in order of relative importance):

•	the fact that the all-cash Merger Consideration will provide certainty of value and liquidity to ESI’s shareholders, while eliminating the effect of long-term business and execution risk to these shareholders;
•	the relationship of the $30.00 Merger Consideration to the trading price of the common stock, including:
○	that the Merger Consideration constituted a premium of approximately 91% and 58% from the volume-weighted average price per share of ESI’s common stock in the one-month period and three-month period, respectively, up to and including October 26, 2018, the trading price at the end of the trading week prior to the execution of the Merger Agreement; and
○	that the Merger Consideration constituted a premium of approximately 103% from the closing per share stock price on October 26, 2018, the trading price at the end of the trading week prior to the execution of the Merger Agreement.
•	the financial terms of selected precedent transactions of comparable size to the Merger;
•	its belief, based on discussions and negotiations with MKS and in consultation with its financial advisors, that the $30.00 per share Merger Consideration was the highest price MKS would be willing to pay;
•	the thorough review of ESI’s strategic and financial alternatives, including:
○	that representatives of ESI’s financial advisors contacted a total of five (5) other strategic buyers in an effort to obtain the best value reasonably available to ESI’s shareholders and each either declined to proceed with an evaluation of a potential strategic transaction, or declined to submit a transaction proposal for ESI; and
○	its belief that it was unlikely that another party would be willing or able to timely pay more than $30.00 per share in cash;
•	the oral opinion of Stifel, subsequently confirmed in writing, delivered to the Board of Directors that, as of October 29, 2018 and based upon and subject to the assumptions made, procedures followed, matters considered, limitations on the review undertaken and qualifications contained in its opinion, that the $30.00 in cash per share of common stock to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of ESI’s common stock, other than MKS, ESI itself and their respective affiliates, was fair, from a financial point of view, to such holders, as more fully described below in the section of this proxy statement captioned “—Opinion of Stifel, Nicolaus & Company, Incorporated;”
•	the terms of the Merger Agreement and the related agreements, including:
○	ESI’s ability, under certain circumstances, to furnish information to and conduct negotiations with third parties regarding alternative Acquisition Proposals;
○	ESI’s ability to terminate the Merger Agreement in order to accept a Superior Proposal, subject to MKS’ ability to match such Superior Proposal and subject to paying MKS a termination fee of $35,650,000 and other conditions of the Merger Agreement;
○	ESI’s entitlement to specific performance to prevent breaches of the Merger Agreement; and
○	that the Merger is subject to the approval of a majority of the outstanding stock of ESI entitled to vote;
•	the Board of Directors’ view that the Merger Agreement was the product of arms-length negotiation and contained customary terms and conditions;
•	the Board of Directors’ regular evaluation of ESI’s strategy, direction, prospects and stand-alone value;

•	the Board of Directors’ evaluation of ESI’s historical financial performance as well as its projected stand-alone financial performance embodied in the Management Forecasts;
•	the Board of Directors’ understanding of ESI’s business and operations, and its current and historical results of operations, financial prospects and condition, including:
○	the risk of continuing as an independent public company or pursuing other alternatives, including (1) the continuation of ESI’s business plan as an independent enterprise; (2) modifications to ESI’s strategy and product direction; (3) potential expansion opportunities into new business lines through acquisitions and combinations of ESI with other businesses; and (4) potential divestitures of one or more business lines;
○	the competitive landscape and the dynamics of the market for ESI’s products and technology, and the assessment that other alternatives were not reasonably likely to create greater value for ESI’s shareholders than the Merger, taking into account execution risk as well as business, competitive, industry and market risk;
○	the historical cyclicality of ESI’s business performance and risk that its current business strategy would not enable long-term growth or consistently reduce the cyclical nature of its financial results; and
•	the Board of Directors’ view that the terms of the Merger Agreement would be unlikely to deter interested third parties from making a Superior Proposal, including the Merger Agreement’s terms and conditions as they relate to changes in the recommendation of the Board of Directors and the belief that the termination fee of $35,650,000 potentially payable to MKS is reasonable in light of the circumstances, and not preclusive of other offers (see the section of this proxy statement captioned “The Merger Agreement—No Shop; Acquisition Proposals; Change in Recommendation”).

The Board of Directors also considered a number of uncertainties and risks concerning the Merger, including the following (which factors are not necessarily presented in order of relative importance):

•	the fact that the announcement and pendency of the Merger, or the failure to complete the Merger, could cause substantial harm to ESI’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management, technical, sales and other personnel), vendors, customers and commercial partners and may divert management and employees’ attention away from ESI’s day-to-day business operations;
•	the fact that ESI shareholders will not participate in any future earnings or growth of ESI and will not benefit from any appreciation in value of ESI;
•	the requirement that ESI pay MKS a termination fee of $35,650,000 under certain circumstances following termination of the Merger Agreement, including if the Board of Directors terminates the Merger Agreement to accept a Superior Proposal;
•	the restrictions on the conduct of ESI’s business prior to the consummation of the Merger, including the requirement that ESI conduct its business in the ordinary course, subject to specific limitations, which may delay or prevent ESI from undertaking business opportunities that may arise before the completion of the Merger and that, absent the Merger Agreement, ESI might have pursued;
•	the fact that an all cash transaction would be taxable to ESI’s shareholders that are U.S. persons for U.S. federal income tax purposes;
•	the fact that under the terms of the Merger Agreement, ESI is unable to solicit other Acquisition Proposals during the pendency of the Merger;
•	the significant costs involved in connection with entering into the Merger Agreement and completing the Merger and the substantial time and effort of ESI’s management required to complete the Merger, which may disrupt ESI’s business operations;
•	the fact that ESI’s business, sales operations and financial results could suffer in the event that the Merger is not consummated;

•	the risk that the Merger might not be completed and the effect of the resulting public announcement of termination of the Merger Agreement on the trading price of ESI’s common stock;
•	the fact that the completion of the Merger will require antitrust clearance in the United States and other countries; and
•	the fact that ESI’s directors and officers may have interests in the Merger that may be different from, or in addition to, those of ESI’s other shareholders (see below in the section of this proxy statement captioned “—Interests of ESI’s Directors and Executive Officers in the Merger”).

The foregoing discussion is not meant to be exhaustive, but summarizes many, if not all, of the material factors considered by the Board of Directors in its consideration of the Merger. After considering these and other factors, the Board of Directors concluded that the potential benefits of the Merger outweighed the uncertainties and risks. In view of the variety of factors considered by the Board of Directors and the complexity of these factors, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the Board of Directors applied his or her own personal business judgment to the process and may have assigned different weights to different factors. The Board of Directors unanimously approved and declared advisable the entry into the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommends that ESI’s shareholders approve the Merger Agreement and the transactions contemplated thereby, including the Merger, based upon the totality of the information presented to and considered by the Board of Directors.

Opinion of Stifel, Nicolaus & Company, Incorporated

On October 29, 2018, Stifel delivered to the Board of Directors its written opinion that, as of that date, and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such opinion, the Merger Consideration to be received by holders of shares of ESI’s common stock in the Merger pursuant to the Merger Agreement was fair to such holders from a financial point of view.

The Board of Directors did not impose any limitations on Stifel with respect to the investigations made or procedures followed in rendering Stifel’s opinion. In selecting Stifel, the Board of Directors considered, among other things, the fact that Stifel is a reputable investment banking firm with substantial experience advising companies in the technology sector and in providing strategic advisory services in general, and Stifel’s familiarity with ESI and its business. Stifel, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

The full text of Stifel’s opinion is attached to this proxy statement as Annex C and is incorporated herein by reference. The summary of Stifel’s opinion contained in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Stifel’s opinion. ESI’s shareholders are encouraged to read Stifel’s opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, other matters considered, limits of the review undertaken by Stifel, and qualifications contained in Stifel’s opinion.

In rendering Stifel’s opinion, Stifel, among other things:

(i)	discussed the Merger and related matters with ESI’s counsel and reviewed a draft copy of the Merger Agreement, dated October 27, 2018, such draft being the latest draft of the Merger Agreement provided to Stifel;
(ii)	reviewed the audited consolidated financial statements of ESI contained in its Annual Report on Form 10-K for the fiscal year ended March 31, 2018 and the unaudited consolidated financial statements of ESI contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018;
(iii)	reviewed and discussed with ESI’s management certain other publicly available information concerning ESI;

(iv)	reviewed certain non-publicly available information concerning ESI, including financial information, internal financial analyses and forecasts prepared by its management and held discussions with ESI’s senior management regarding recent developments;
(v)	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that Stifel deemed relevant to its analysis;
(vi)	reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that Stifel considered relevant to its analysis;
(vii)	reviewed the reported prices and trading activity of ESI’s common stock;
(viii)	performed a discounted cash flow analysis;
(ix)	considered the results of Stifel’s efforts, at the direction of ESI, to solicit indications of interest from selected third parties with respect to a merger or other transaction with ESI;
(x)	conducted such other financial studies, analyses and investigations and considered such other information as Stifel deemed necessary or appropriate for purposes of its opinion; and
(xi)	took into account Stifel’s assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and its knowledge of ESI’s industry generally.

In rendering Stifel’s opinion, Stifel relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel by or on behalf of ESI, or that was otherwise reviewed by Stifel, and did not assume any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to Stifel by ESI, Stifel assumed, at the direction of ESI, that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of ESI as to the future operating and base financial performance of ESI and that they provided a reasonable basis upon which Stifel could form its opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

Stifel also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of ESI since the date of the last financial statements of ESI made available to Stifel. Stifel did not make or obtain any independent evaluation, appraisal or physical inspection of ESI’s assets or liabilities, nor was Stifel furnished with any such evaluation or appraisal. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel assumes no responsibility for their accuracy.

Stifel assumed, with the consent of the Board of Directors, that there are no factors that would materially delay or subject to any material adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived. In addition, Stifel assumed that the definitive Merger Agreement will not differ materially from the draft Stifel reviewed. Stifel also assumed that the Merger will be consummated substantially on the terms and conditions described in the Merger Agreement, without any waiver of material terms or conditions by ESI or any other party and without any adjustment to the Merger Consideration, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on ESI, MKS or the Merger. Stifel assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. Stifel further assumed that ESI has relied upon the advice of its counsel, independent accountants and other advisors (other than Stifel) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to ESI, the Merger and the Merger Agreement.

Stifel’s opinion is limited to whether the Merger Consideration is fair to the holders of the Shares, from a financial point of view, and does not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, any consequences of the Merger on ESI, its shareholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Stifel’s opinion also does not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the Board of Directors or ESI; (ii) the legal, tax or accounting consequences of the Merger on ESI or the holders of Shares; (iii) the fairness of the amount or nature of any compensation to any of ESI’s officers, directors or employees, or class of such persons, relative to the compensation to the holders of Shares; (iv) the effect of the Merger on, or the fairness of the consideration to be received by, holders of any class of securities of ESI other than the Shares, or any class of securities of any other party to any transaction contemplated by the Merger Agreement; (v) whether MKS has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Merger Consideration; or (vi) the treatment of, or effect of the Merger on, the Company RSUs, the Company PRSUs, the Company Stock Options, and the Company SARs (each as defined in the Merger Agreement). Stifel did not recommend the form or the amount of the consideration to be paid to the shareholders of ESI in the Merger.

Furthermore, Stifel is not expressing any opinion as to the prices, trading range or volume at which ESI’s or MKS’ securities will trade following public announcement or consummation of the Merger.

Stifel’s opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to Stifel by or on behalf of ESI or its advisors, or information otherwise reviewed by Stifel, as of the date of its opinion. It is understood that subsequent developments may affect the conclusion reached in Stifel’s opinion and that Stifel does not have any obligation to update, revise or reaffirm its opinion.

Stifel’s opinion is for the information of, and directed to, the Board of Directors for its information and assistance in connection with its consideration of the financial terms of the Merger. Stifel’s opinion does not constitute a recommendation to the Board of Directors as to how it should vote on the Merger or to any shareholder of ESI as to how any such shareholder should vote at any shareholders’ meeting at which the Merger is considered, or whether or not any shareholder of ESI should enter into a voting, support, shareholders’ or affiliates’ agreement with respect to the Merger, or exercise any dissenters’ rights that may be available to such shareholder. In addition, Stifel’s opinion does not compare the relative merits of the Merger with any other alternative transactions or business strategies which may have been available to ESI and does not address the underlying business decision of the Board of Directors or ESI to proceed with or effect the Merger.

Stifel does not advise on legal, tax, regulatory or bankruptcy matters. Stifel has not considered any potential legislative or regulatory changes currently being considered or recently enacted by the United States Congress, the SEC, or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board. Stifel’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of ESI, MKS, or any other party.

Stifel’s Fairness Opinion Committee has approved the issuance of Stifel’s opinion. Stifel’s opinion may not be published or otherwise used or referred to, nor shall any public reference to Stifel be made, without Stifel’s prior written consent, except in accordance with the terms and conditions of Stifel’s engagement letter agreement with ESI.

The following represents a summary of the material financial analyses performed by Stifel in connection with its opinion. Some of the summaries of financial analyses performed by Stifel include information presented in tabular format. In order to fully understand the financial analyses performed by Stifel, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the information set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Stifel.

Except as otherwise noted, the information utilized by Stifel in its analyses, to the extent that it was based on market data, is based on market data as it existed on or before October 26, 2018 and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

Selected Comparable Companies Analysis

Stifel compared ESI, from a financial point of view, to 16 selected publicly traded companies in the Lasers and Semiconductor Capital Equipment sectors, which Stifel deemed to be relevant based on their business profiles and financial metrics, including product portfolios, end-markets, customers, size, growth and profitability, among others. Stifel compared ESI’s estimated calendar year 2018 and estimated calendar year 2019 financial metrics, as provided by ESI’s management, to estimated calendar year 2018 and estimated calendar year 2019 financial metrics of these 16 selected companies, obtained from available public sources. Stifel believes that the groups of companies listed below have business models similar to those of ESI, but noted that none of these companies is identical to ESI and none has the same management, composition, size, operations, financial profile or combination of businesses as ESI:

Lasers

•	IPG Photonics Corporation
•	MKS Instruments, Inc.
•	Coherent, Inc.
•	Lumentum Holdings Inc.
•	Novanta, Inc.
•	II-VI Incorporated
•	nLIGHT, Inc.
•	LPKF Laser & Electronics Aktiengesellschaft

Semiconductor Capital Equipment

•	KLA-Tencor Corporation
•	Kulicke and Soffa Industries, Inc.
•	Nanometrics Incorporated
•	Rudolph Technologies, Inc.
•	Nova Measuring Instruments Ltd.
•	Cohu, Inc.
•	Axcelis Technologies, Inc.
•	Camtek Ltd.

Based on this information, Stifel calculated and compared the following multiples for ESI and the selected companies:

•	Multiples of enterprise value (“EV”), which Stifel defined as fully-diluted equity value using the treasury stock method, plus debt, preferred stock and minority interests, less cash and cash equivalents, to estimated calendar years 2018 and 2019 (i) revenues (“EV/Revenues”) and (ii) adjusted earnings before one-time charges, interest, taxes, and depreciation and amortization (“EV/ EBITDA”).
•	Multiples of price (“P”) using the share price to estimated calendar years 2018 and 2019 adjusted earnings per share (“EPS”), as adjusted to exclude one-time charges (“P/E”).

The following table sets forth the multiples indicated by this analysis, including the range of selected multiples relative to the selected companies, which reflects the first quartile, median, mean and third quantile metrics of such companies, and the multiples implied by the Merger:

	1st Quartile	Median	Mean	3rd Quartile	Proposed Transaction
CY 2018 EV/Revenues	1.7x	1.9x	2.2x	2.6x	2.5x
CY 2019 EV/Revenues	1.5x	1.8x	2.0x	2.2x	2.3x
CY 2018 EV/EBITDA	6.9x	7.8x	9.4x	10.6x	8.5x
CY 2019 EV/EBITDA	6.0x	7.3x	8.1x	9.3x	7.9x
CY 2018 P/E	10x	13x	15x	17x	11x
CY 2019 P/E	10x	11x	14x	15x	11x

This analysis resulted in the following ranges of implied equity value per share of ESI’s common stock:

Benchmark	Range of Implied Equity Values per Share(1)
Revenue Multiples	$21.64-30.32
EBITDA Multiples	$24.53-35.39
P/E Multiples	$27.63-42.58
(1)	Value range based on the average of 1st and 3rd quartile values for calendar years 2018 and 2019.

Stifel noted that the Merger Consideration falls within the range of implied equity values per share implied by this analysis.

No company utilized in the selected company analysis is identical to ESI. In evaluating the selected companies, Stifel made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond ESI’s control, such as the impact of competition on its business and the industry generally, industry growth and the absence of any adverse material change in ESI’s financial condition and prospects or the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using peer group data.

Selected Precedent Transactions Analysis

Based on public information available to Stifel, Stifel calculated and compared the multiples of EV to next twelve months (“NTM”) revenues and NTM EBITDA numbers implied in the Merger for ESI to the corresponding multiples implied in the following 12 precedent transactions involving laser and semiconductor capital equipment companies that Stifel deemed to be reasonably analogous to the business of Stifel or aspects thereof:

Announcement Date	Acquirer	Target
5/8/18	Cohu, Inc.	Xcerra Corporation
3/19/18	KLA-Tencor Corporation	Orbotech Ltd.
2/2/17	Veeco Instruments Inc.	Ultratech Inc.
3/16/16	Coherent, Inc.	Rofin-Sinar Technologies Inc.
2/23/16	MKS Instruments, Inc.	Newport Corp.
2/4/16	FormFactor, Inc.	Cascade Microtech Inc.
12/2/15	E-Town Dragon Semiconductor Industry Investment Center	Mattson Technology, Inc.
4/11/14	Ametek, Inc.	Zygo Corporation
2/4/14	Entegris, Inc.	ATMI, Inc.
8/19/13	Atlas Copco AB	Edwards Group Ltd.
8/13/12	Tokyo Electron Limited	FSI International, Inc.
7/7/11	Newport Corp.	Ophir Optronics Ltd.

The following table sets forth the multiples indicated by this analysis and the multiples implied by the Merger. The range of multiples reflects the first quartile, median, mean and third quartile metrics of the precedent transactions:

Multiple:	1st Quartile	Median	Mean	3rd Quartile	Proposed Transaction
NTM EV/Revenues	1.5x	1.7x	1.9x	2.0x	2.6x
NTM EV/EBITDA	7.7x	9.1x	9.4x	10.7x	9.6x

Based on its review of the precedent transactions, Stifel applied selected multiples to the corresponding NTM revenues and NTM EBITDA of ESI for the estimated 12 month period ending September 30, 2019, in each case as provided by ESI’s management.

This analysis resulted in the following ranges of implied equity values per share of ESI common stock:

Benchmark	Range of Implied Equity Values per Share(1)
Revenue and EBITDA Multiples	$22.22 – 28.79
(1)	Value range based on the average of 1st and 3rd quartile values.

Stifel noted that the Merger Consideration is greater than the high end of the range of implied equity values per share implied by this analysis.

No transaction used in the precedent transactions analysis is identical to the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies involved in the precedent transactions which in turn, affect the enterprise value and equity value of the companies involved in the transactions to which the Merger is being compared. In evaluating the precedent transactions, Stifel made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, such as the impact of competition, industry growth, and the absence of any adverse material change in the financial condition of ESI or the companies involved in the precedent transactions or the industry or in the financial markets in general, which could affect the public trading value of the companies involved in the selected transactions which in turn, affect the enterprise value and equity value of the companies involved in the transactions to which the Merger is being compared.

Discounted Cash Flow Analysis

Stifel used the Base Forecasts, as provided by ESI’s management, to perform two discounted cash flow analyses: one based on the terminal multiple method, and the second based on the perpetuity growth method. In conducting these analyses, Stifel assumed that ESI would perform in accordance with the Base Forecasts. The Base Forecasts supplied to and utilized by Stifel are summarized in “—Management Forecasts” beginning on page 47 of this proxy statement.

Terminal Multiple Method.

Stifel first estimated the terminal value of ESI’s projected cash flows by applying a range of terminal multiples Stifel deemed relevant to ESI’s estimated fiscal year 2023 EBITDA, which multiples ranged from 7.0x to 9.0x. Stifel calculated projected unlevered free cash flow , defined as net operating profit after taxes (including stock-based compensation) adjusted for depreciation and amortization, capital expenditures and investment in net working capital, from the six months ending March 31, 2019 and fiscal year 2020 through fiscal year 2023 using ESI management’s forecasts and discounted these cash flows and the terminal value to present values using discount rates of 14.0% to 18.0%, based on ESI’s weighted average cost of capital. This analysis indicated a range of enterprise values which Stifel then increased by ESI’s net cash to calculate a range of equity values. Stifel then divided these equity values by fully-diluted shares outstanding using the treasury stock method and calculated implied equity values per share ranging from $28.40 to $37.40, the high-end of which range was the equity value per share derived using the high-end terminal multiple and applying the low-end discount rate, and the low-end of which range was the equity value per share derived using the low-end terminal multiple and applying the high-end discount rate. Stifel noted that the Merger Consideration falls within the range of implied equity values per share implied by this analysis.

Perpetuity Growth Method.

Stifel first estimated the terminal value of ESI’s projected cash flows by applying a range of perpetuity growth rates Stifel deemed relevant to ESI’s estimated fiscal year 2023 free cash flow, which growth rates ranged from 2.0% to 4.0%. Stifel calculated projected unlevered free cash flow , defined as net operating profit after taxes (including stock-based compensation) adjusted for depreciation and amortization, capital expenditures and investment in net working capital, from the six months ending March 31, 2019 and fiscal year 2020 through fiscal year 2023 using ESI management’s forecasts and discounted these cash flows and the terminal value to present values using discount rates of 14.0% to 18.0%, based on ESI’s weighted average cost of capital. This analysis indicated a range of enterprise values which Stifel then increased by ESI’s net cash to calculate a range of equity values. These equity values were then divided by fully-diluted shares outstanding using the treasury stock method to calculate implied equity values per share ranging from $22.26 to $32.32, the high-end of which range was the equity value per share derived using the high-end growth rate and applying the low-end discount rate, and the low-end of which range was the equity value per share derived using the low-end growth rate and applying the high-end discount rate. Stifel noted that the Merger Consideration falls within the range of implied equity values per share implied by this analysis.

The foregoing description is a summary of the material financial analyses performed by Stifel in arriving at its opinion. The summary alone does not constitute a complete description of the financial analyses Stifel employed in reaching its conclusions. None of the analyses performed by Stifel were assigned a greater significance by Stifel than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Stifel. No methodology employed by Stifel can be viewed individually, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Stifel. Additionally, no company or transaction used in any analysis as a comparison is identical to ESI or the Merger, and they all differ in material ways. Accordingly, an analysis of the results described above is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the selected companies or transactions to which they are being compared. Stifel used these analyses to determine the impact of various operating metrics on the implied enterprise values and implied per share equity value of ESI. Each of these analyses yielded a range of implied enterprise values and implied per share equity values, and therefore, such implied enterprise value ranges and implied per share equity values developed from these analyses were viewed by Stifel collectively and not individually. Stifel made its determination as to the fairness, from a financial point of view, to the holders of Shares of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement, as of the date of Stifel’s opinion, on the basis of its experience and professional judgment after considering the results of all of the analyses performed.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at Stifel’s opinion, Stifel considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Stifel believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying Stifel’s analyses and Stifel’s opinion; therefore, the range of valuations resulting from any particular analysis described above should not be taken to be Stifel’s view of the actual value of ESI.

Miscellaneous

ESI paid Stifel a fee, which is referred to in this proxy statement as the opinion fee, of $2,000,000 for providing the Stifel opinion to the Board of Directors (not contingent upon the consummation of the Merger), and has agreed to pay Stifel a fee, which is referred to in this proxy statement as the transaction fee, for its services as financial advisor to ESI in connection with the Merger based upon the aggregate consideration payable in the Merger (which as of the day prior to the date of this proxy statement is estimated to be approximately $12,200,000), approximately $10,200,000 of which transaction fee is contingent upon the completion of the Merger; provided that the opinion fee will be credited against the transaction fee in the event that the Merger is consummated. Stifel will not receive any other significant payment or compensation contingent upon the successful consummation of the Merger. In the event the Merger is not consummated but ESI receives a termination or break-up fee, then ESI shall pay Stifel a termination fee equal to 20% of such termination or break-up fee received by ESI. In addition, ESI agreed to reimburse Stifel for its reasonable expenses in connection with its engagement, subject to certain limitations, and to indemnify Stifel for certain liabilities arising out of its engagement. Other than the services provided by Stifel to ESI in connection with the Merger and Stifel’s opinion, there were no material relationships that existed during the two years prior to the date of Stifel’s opinion or that were mutually understood to be contemplated in which any compensation was received or was intended to be received as a result of the relationship between Stifel and any party to the Merger.

Stifel may seek to provide investment banking services to ESI, MKS or their respective affiliates in the future, for which Stifel would seek customary compensation. In the ordinary course of its business, Stifel and its clients may transact in the securities of each of ESI and MKS and may at any time hold a long or short position in such securities.

Without limiting the foregoing, as of the date of Stifel’s opinion, an affiliate of Stifel held approximately $12.6 million principal amount of MKS Instruments’ existing term loan facility, representing approximately 3.6% of the outstanding principal amount of such facility. In addition, such affiliate of Stifel is in the process of acquiring approximately $11.6 million principal amount of the existing term loan facility as part of a loan portfolio acquisition from a nonaffiliated bank. Accordingly, following the loan portfolio acquisition, such affiliate of Stifel’s aggregate position in the existing term loan facility will constitute approximately 6.9% of the outstanding principal amount of such facility.

Management Forecasts

In connection with the proposed Merger, senior management prepared in August 2018 three sets of financial forecasts, initial drafts of which were presented to the Board of Directors at meetings in August 2018. We refer to such management forecasts as the “Base Forecasts,” the “Upside Forecasts,” the “Downside Forecasts,” and collectively as the “Management Forecasts.” The forecasts for fiscal years 2019 through 2021 included in the Base Forecasts, as described below, were provided to the Board of Directors and representatives of Stifel in July 2018 and to representatives of MKS (including Lazard) in August 2018. The entire set of Base Forecasts were provided to the Board of Directors and representatives of Stifel in August 2018.

The Base Forecasts were developed by utilizing various sources, including third party analysts, industry experts and ESI management’s knowledge and judgment and other means to project certain applicable market sizes as well as ESI management’s assessment of product differentiation, market penetration and the costs to ESI to successfully participate in such markets. The Upside Forecasts were developed in the same manner as the Base Forecasts, except they reflect an expansive view of the size of certain applicable markets as well as an assessment that ESI would be able to gain additional market share from existing competitors, and therefore represent an upside case that senior management considered significantly less likely to be achieved than the Base Forecasts, since achieving the Upside Forecasts would be dependent on substantially all individual business units of ESI performing at levels of performance in a manner inconsistent with ESI’s historical experience. The Downside Forecasts were developed in the same manner as the Base Forecasts, except they reflect that the increase in the size of certain applicable markets and ESI’s ability to capture share of such markets would occur over longer time horizons, and therefore represent a downside case that senior management considered significantly less likely to be achieved than the Base Forecasts, since achieving the Downside Forecasts would be inconsistent with the assessment of third party analysts, industry experts and ESI management with respect thereto, and which assessments were relied upon for the Base Forecasts.

The forecasts for fiscal years 2019 through 2021 included in the Base Forecasts were the only ESI financial forecasts provided to MKS, Party A and their representatives (including, with respect to MKS, Lazard). For the purpose of performing its financial analysis during the strategic and financial review process, Stifel requested, and ESI’s management prepared, an extended version of the Base Forecasts to include forecasts of fiscal years 2022 and 2023, but these forecasts were not provided to MKS. The Base Forecasts were not prepared with a view to public disclosure and are included in this proxy statement because the Base Forecasts were made available to Stifel, as described above, and to MKS and its representatives (including Lazard) in connection with its due diligence review of ESI. As described in the section of this proxy statement titled “—Opinion of Stifel, Nicolaus & Company, Incorporated,” the Board of Directors instructed Stifel to use the Base Forecasts for the purpose of performing various financial analyses, as the Board of Directors had determined that the Base Forecasts were more appropriate for such purposes than the Upside Forecasts or Downside Forecasts, as the

Upside Forecasts and Downside Forecasts were prepared with the performance and time adjustments described above, which the Board of Directors believed were less reflective of the likely future performance of ESI than the Base Forecasts.

The Management Forecasts were not prepared with a view to compliance with (1) generally accepted accounting principles (“GAAP”), (2) the published guidelines of the SEC regarding forecasts and forward-looking statements, or (3) the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Deloitte & Touche LLP, our independent registered public accountant, has not examined, reviewed, compiled or otherwise applied procedures to the Management Forecasts and, accordingly, assumes no responsibility for, and expresses no opinion on, them. The Management Forecasts included in this proxy statement have been prepared by ESI’s management.

Although a summary of the Management Forecasts is presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by senior management, taking into account the relevant information available to senior management at the time. This information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the Management Forecasts not to be achieved include general economic conditions, marketplace conditions, customer developments and equipment needs, competitor actions and developments, accuracy of certain accounting assumptions, and changes in tax laws. In addition, the Management Forecasts do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the Merger. As a result, there can be no assurance that the Management Forecasts will be realized, and actual results may be materially better or worse than those contained in the Management Forecasts. The Management Forecasts cover multiple years, and such information by its nature becomes less reliable with each successive year. The inclusion of the Management Forecasts in this proxy statement should not be regarded as an indication that the Board of Directors, ESI, Stifel, Lazard, MKS or any of their respective affiliates or representatives or any other recipient of this information considered, or now considers, the Management Forecasts to be predictive of actual future results. The summary of the Management Forecasts is not included in this proxy statement in order to induce any shareholder to vote in favor of the proposal to approve the Merger Agreement and the transactions contemplated thereby or any of the other proposals to be voted on at the Special Meeting. We do not intend to update or otherwise revise the Management Forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Management Forecasts are shown to be in error or no longer appropriate. In light of the foregoing factors and the uncertainties inherent in the Management Forecasts, shareholders are cautioned not to place undue, if any, reliance on the forecasts included in this proxy statement.

The Management Forecasts and the accompanying tables contain certain non-GAAP financial measures, including gross profits, operating income, EBITDA (earnings before interest, taxes, depreciation and amortization), net income and unlevered free cash flow, which ESI believes are helpful in understanding the Management Forecasts. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with ESI’s consolidated financial statements prepared in accordance with GAAP, which are incorporated by reference into this proxy statement.

The Management Forecasts are forward-looking statements. For additional information on factors that may cause ESI’s future results to materially vary, see the information under the section captioned “Forward-Looking Statements.”

ESI – Summary of Base Forecasts

(US$ in millions)

	FY2019		FY2020	FY2021		FY2022(1)	FY2023(1)
Revenue	$340.0		$435.0	$506.6	(2)	$510.6	$537.9
Non-GAAP Gross Profit(3)	$158.0		$212.8	$249.0		$255.9	$267.9
Non-GAAP Operating Income(4)	$82.6		$127.8	$159.0		$163.9	$171.8
EBITDA(5)	$89.1		$133.8	$165.0		$170.9	$179.8
Non-GAAP Net Income(6)	$81.8		$106.9	$133.6		$138.7	$146.3
Unlevered Free Cash Flow(7)	$9.6	(8)	$74.9	$120.6		$124.0	$122.9
(1)	For the purpose of performing its financial analysis during the strategic and financial review process, Stifel requested, and senior management prepared the forecasts for fiscal years 2022 and 2023 included in the Base Forecasts. The forecasts for these years were not provided to MKS, Party A or their representatives (including, with respect to MKS, Lazard).

(2)	ESI management presented this figure in several summaries of its forecasts as $516 million, $507 million and $500 million. These figures are all forecasts reflecting the same underlying assumptions, except that they were calculated based on forecasted percentages of market share, forecasted revenue on a product-by-product basis or mere rounding, respectively.
(3)	Calculated in a manner consistent with the calculation of gross profit under GAAP, but excluding charges for certain stock compensation expenses associated with employees in support of the delivery and sale of ESI’s products.
(4)	Calculated in a manner consistent with the calculation of operating income under GAAP, but excluding charges for stock compensation expenses and amortization expenses of intangible assets.
(5)	EBITDA is a non-GAAP financial measure calculated from GAAP operating income, but excluding charges for stock compensation expenses, amortization expenses of intangible assets and depreciation expenses.
(6)	Calculated in a manner consistent with the calculation of net income under GAAP, but excluding charges for stock compensation expenses and amortization expenses of intangible assets.
(7)	Unlevered free cash flow is a non-GAAP financial measure calculated from EBITDA, less stock-based compensation expense, cash tax expense, capital expenditures and investment in net working capital expenses.
(8)	This figure only reflects forecasts for the second half of fiscal year 2019.

ESI – Summary of Upside Forecasts

(US$ in millions)

	FY2019	FY2020	FY2021
Revenue	$340.0	$523.7	$609.9
Non-GAAP Gross Profit(1)	$158.1	$259.9	$302.8
Non-GAAP Operating Income(2)	$82.6	$172.9	$209.8
EBITDA(3)	$89.1	$178.9	$215.8
Non-GAAP Net Income(4)	$81.8	$144.3	$174.9
(1)	Calculated in a manner consistent with the calculation of gross profit under GAAP, but excluding charges for certain stock compensation expenses associated with employees in support of the delivery and sale of ESI’s products.
(2)	Calculated in a manner consistent with the calculation of operating income under GAAP, but excluding charges for stock compensation expenses and amortization expenses of intangible assets.
(3)	EBITDA is a non-GAAP financial measure calculated from GAAP operating income, but excluding charges for stock compensation expenses, amortization expenses of intangible assets and depreciation expenses.
(4)	Calculated in a manner consistent with the calculation of net income under GAAP, but excluding charges for stock compensation expenses and amortization expenses of intangible assets.

ESI – Summary of Downside Forecasts

(US$ in millions)

	FY2019	FY2020	FY2021
Revenue	$340.0	$342.6	$431.3
Non-GAAP Gross Profit(1)	$158.1	$161.1	$218.3
Non-GAAP Operating Income(2)	$82.6	$86.1	$136.3
EBITDA(3)	$89.1	$92.1	$142.3
Non-GAAP Net Income(4)	$81.8	$72.3	$114.0
(1)	Calculated in a manner consistent with the calculation of gross profit under GAAP, but excluding charges for certain stock compensation expenses associated with employees in support of the delivery and sale of ESI’s products.
(2)	Calculated in a manner consistent with the calculation of operating income under GAAP, but excluding charges for stock compensation expenses and amortization expenses of intangible assets.
(3)	EBITDA is a non-GAAP financial measure calculated from GAAP operating income, but excluding charges for stock compensation expenses, amortization expenses of intangible assets and depreciation expenses.
(4)	Calculated in a manner consistent with the calculation of net income under GAAP, but excluding charges for stock compensation expenses and amortization expenses of intangible assets.

Interests of ESI’s Directors and Executive Officers in the Merger

When considering the recommendation of the Board of Directors that you vote to approve the proposal to approve the Merger Agreement and the transactions contemplated thereby, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of shareholders generally, as more fully described below. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement and the transactions contemplated thereby be approved by ESI’s shareholders, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters.

Indemnification, Exculpation and Insurance

MKS and ESI have agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the Merger, and rights to advancement of expenses relating thereto, existing as of the date of the Merger Agreement in favor of certain indemnified parties set forth in the Merger Agreement as provided in the organizational documents of ESI and its subsidiaries or in any indemnification agreement shall continue in full force and effect and shall not be amended, repealed or otherwise modified in any manner that would adversely affect certain indemnified parties set forth in the Merger Agreement.

For a period of six years after the effective time of the Merger, MKS must either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by ESI and its subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and containing terms and conditions that are substantially equivalent with such policy with respect to matters arising on or before the effective time of the Merger. After the effective time of the Merger, however, MKS will not be required to pay annual premiums with respect to such insurance policies in excess of 250% of the last annual premium paid by ESI prior to the date of the Merger Agreement, but in such case must purchase as much coverage as reasonably practicable for such amount. Notwithstanding the foregoing, ESI may purchase, prior to the effective time of the Merger, a six-year prepaid “tail policy” on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by ESI and its subsidiaries with respect to matters arising on or before the effective time of the Merger, covering without limitation the transactions contemplated hereby, for an amount not to exceed 250% of such last annual premium. If such tail prepaid policy has been obtained by ESI prior to the effective time of the Merger, MKS will cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

In the event that the Surviving Corporation or MKS or any of their respective successors or assigns (i) consolidates with or merges into any other person or entity or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then proper provision must be made so that the successors and assigns of the Surviving Corporation or MKS, as the case may be, will assume the obligations described in this section.

Treatment of ESI Equity Awards

Treatment of Restricted Stock Units

As of December 5, 2018, there were outstanding and unvested Company RSUs in respect of 851,694 shares of our common stock, of which 51,715 were held by our directors and 314,196 were held by executive officers (which excludes any vested shares subject to Company RSUs that are deferred under our deferred compensation plan). Except where MKS determines that varying the treatment is appropriate for purposes of non-U.S. law and receives consent from ESI for such different treatment, at the effective time of the Merger, each Company RSU granted under any Company Equity Plan that is outstanding immediately prior to the effective time of the Merger and as to which shares of our common stock will not have been fully distributed in connection with the closing of the Merger will be assumed by MKS on the terms and subject to the conditions set forth in the Merger Agreement. Each such Company RSU so assumed by MKS will continue to have, and be subject to, the same terms and conditions (including the same vesting conditions) as were in effect immediately prior to the effective time of the Merger, except that (i) such Company RSU will be an award for MKS common stock, and (ii) the number of shares of MKS common stock subject to each such assumed award will be determined by multiplying the number of shares our common stock underlying such Company RSU immediately prior to the effective time of the Merger by the Equity Award Exchange Ratio.

In accordance with the terms of the applicable award agreements governing Company RSUs held by our non-employee directors, each Company RSU held by a non-employee director and assumed by MKS in accordance with the procedure described in the immediately preceding paragraph, will become fully vested as described further below in the section of this proxy statement captioned “—Payments upon Termination In Connection with Change of Control” following such director’s termination of service immediately following the effective time of the Merger.

Treatment of Performance-Based Restricted Stock Units

As of December 5, 2018, there were outstanding and unvested Company PRSUs in respect of 685,765 shares of our common stock (at target number of shares), of which none were held by our directors and 505,165 were held by our executive officers (at target number of shares). Except where MKS determines that varying the treatment is appropriate for purposes of non-U.S. law and receives consent from ESI for such different treatment, at the effective time of the Merger, each Company PRSU granted under any Company Equity Plan that is outstanding immediately prior to the effective time of the Merger will be assumed by MKS on the terms and subject to the conditions set forth in the Merger Agreement. Each Company PRSU so assumed by MKS will continue to have, and be subject to, the same terms and conditions as were in effect immediately prior to the effective time of the Merger, except that (i) such Company PRSU will be an award for MKS common stock, (ii) the number of shares of MKS common stock subject to each such assumed award will be determined by multiplying the number of Earned Shares by the Equity Award Exchange Ratio (rounded to the nearest whole share), and (iii) each such assumed award will, following the closing of the Merger, continue to vest based solely on the holder’s continuing service to MKS or a subsidiary or parent of MKS through the applicable vesting date (which is generally the last day of the Company PRSU’s “third performance period” (as defined in the applicable Company PRSU award agreement)). Each such assumed Company PRSU award will be subject to any limitations set forth in the Company PRSU award agreement, including any cap on the number of Earned Shares, as adjusted, that may be settled upon vesting.

With respect to Company PRSUs subject to relative total shareholder return performance goals (including those held by executive officers), the relative performance of the shares with respect to any performance period under a Company PRSU that is uncompleted as of the closing date will be measured against the Russell 2000 Index performance from the Russell 2000 Baseline through the 20th or 30th trading day, as prescribed by the applicable award agreement, average closing price of the Russell 2000 Index in the period ending shortly before the effective time of the Merger.

Treatment of the ESPP

The Company has amended the Company ESPP to provide that no participant in any offering of the Company ESPP may increase his or her payroll deductions at any time following the date of the Merger Agreement. The Company will cause any offering underway as of the date of the Merger Agreement to be terminated as of the Final Exercise Date. The Company will treat any such shortened offering period (or purchase period, as applicable) as a fully effective and completed offering period (or purchase period, as applicable) for all purposes under the Company ESPP, provided that any purchase period that has not commenced prior to closing, will be terminated and no purchase of shares of our common stock will be permitted with respect to that purchase period. Each Company ESPP Right outstanding as of the Final Exercise Date will be exercised as of the Final Exercise Date. The Company will terminate the Company ESPP as of the Final Exercise Date, provided, however, that the termination of the Company ESPP will be subject to the consummation of the Merger. No new offerings will begin under the Company ESPP on or after the date of the Merger Agreement. Unless otherwise required by applicable law, ESI has agreed that it will not amend the Company ESPP or otherwise provide for outstanding options or purchase rights under the Company ESPP to be treated in any way other than the treatment set forth in the Merger Agreement.

Payments Upon Termination In Connection with Change of Control

Severance and Change in Control Compensation

Pursuant to the Burger Agreement entered into between Mr. Burger and ESI on August 19, 2016, if Mr. Burger’s employment is terminated by ESI without “Cause” (and other than due to death or disability) or if he terminates his employment for “Good Reason,” in each case in connection with or within 12 months following a “Change in Control” (as defined in the Burger Agreement), Mr. Burger will be entitled to: (1) a lump sum cash payment equal to 200% of his base salary then in effect, (2) a lump sum cash payment equal to

100% of his target bonus for the fiscal year in which Mr. Burger’s employment is terminated, or if greater, the year in which the Change in Control occurs, (3) provided he timely elects health and dental continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), reimbursements of the monthly premium paid by Mr. Burger for himself and his dependents to continue his health and dental benefits pursuant to COBRA for up to one year following the date of his employment termination, (4) full vesting of all outstanding time-based equity awards, and (5) vesting of all outstanding performance-based equity-based compensation awards at the greater of actual performance or target. In order to receive the severance benefits under the Burger Agreement, Mr. Burger must execute and not revoke a release of claims in favor of ESI. Mr. Burger also is subject to obligations relating to non-solicitation of ESI customers and non-competition with ESI for a period of 18 months following the termination of his employment with ESI, non-solicitation of ESI employees for 24 months following the termination of his employment with ESI, non-disparagement of ESI, its businesses, employees, officers, directors and customers, and the provisions of an employee confidentiality, restrictive covenant and assignment agreement.

With respect to our executive officers other than Mr. Burger, pursuant to the Change in Control Agreement entered into between the executive officer and ESI on December 5, 2017, for Mr. Muhich and February 10, 2017, for Messrs. Harris and Williams, if the executive officer’s employment is terminated by ESI without “Cause,” (excluding by reason of his death or disability) or if he terminates his employment for “Good Reason” in each case on or within 24 months following a “Change in Control” (as defined in the applicable Change in Control Agreement), the executive officer will be entitled to: (1) cash severance equal to 12 months of his annual base salary as then in effect, payable as to 50% of such amount in monthly installments for 6 months after termination of his employment and the remaining 50% payable in a lump sum on the date that is 6 months after termination of his employment, (2) a lump sum cash payment equal to 100% of his target bonus in effect for the fiscal year in which the employment termination occurs, (3) provided he timely elects health and dental continuation coverage under COBRA, reimbursements of the monthly COBRA premiums for the executive officer and his eligible dependents for up to 12 months. In order to receive the severance benefits under the Change in Control Agreement, the executive officer must execute and not revoke a separation and release of claims agreement in favor of ESI. The executive officer also is required to comply with the terms of his confidential information and invention assignment agreement previously entered into with ESI, including obligations relating to non-solicitation of ESI customers and employees and non-competition with ESI for a period of 1 year following the termination of his employment with ESI.

In addition, each of our executive officers holds Company RSUs and Company PRSUs, that generally will immediately vest if a “Change in Control” occurs, and at any time on or after the Change in Control through the first anniversary of the Change in Control, either (i) the executive officer’s employment is terminated by ESI (or its successor) without “Cause,” or (ii) the executive officer’s employment is terminated by the executive officer for “Good Reason.” Notwithstanding the foregoing, performance under Company PRSUs subject to relative total shareholder return performance goals, will be measured at the closing of the Merger and, once assumed, be treated in the same way as Company RSUs. In the case of Mr. Burger, the Burger Agreement will govern any accelerated vesting in connection with a Change in Control.

Similarly, each of our non-employee directors holds Company RSUs that generally will immediately vest if a “Change in Control” occurs and, at any time on or after the Change in Control through the first anniversary of the Change in Control, either the director’s service is terminated by ESI (or its successor) without cause, or (ii) with respect to Company RSUs other than the New Hire Director Awards (as defined below), the director’s service is terminated as a result of not being renominated for election and, with respect to New Hire Director Awards, the director’s service is terminated by the director for “Good Reason.” We refer to the Company RSUs awarded to Ms. Camp on October 2, 2017, Mr. Cramer on August 14, 2015, and Mr. Link on August 14, 2015 in connection with their initial election to the ESI Board of Directors as the “New Hire Director Awards.”

In the case of the Burger Agreement, “Cause” generally means the willful and continued failure to perform substantially his reasonably assigned duties (after a demand for substantial performance is delivered to Mr. Burger), the willful engagement in criminal conduct which is materially and demonstrably injurious to ESI (or its successor), commission of an act by Mr. Burger or failure to act by Mr. Burger which constitutes gross negligence or gross misconduct or, prior to a Change in Control, the conviction of Mr. Burger or his plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude or Mr. Burger’s material breach of any material obligation under the

Burger Agreement or any other agreement between Mr. Burger and the Company; and “Good Reason” generally includes a material, adverse change in title, authority, duties or responsibilities, failure to use best efforts to have Mr. Burger elected and re-elected to ESI’s Board of Directors, a reduction in base salary (other than, prior to a Change in Control, as part of any general salary reduction implemented for all of our executives in substantially the same proportions), a reduction in target bonus opportunity or substantial reduction in benefits (other than, prior to a Change in Control, a reduction of either that affects all our executives in substantially the same proportions), a material breach by ESI or its successor of any material provision in the Burger Agreement, failure to have the Burger Agreement assumed by a successor, or a relocation of his principal place of employment by more than fifty miles, provided, in each case, that Mr. Burger terminates his employment only following the cure period provided for in the Burger Agreement.

In the case of the Change in Control Agreements, the Company RSU and Company PRSU award agreements held by executives, and the New Hire Director Awards, “Cause” generally means the willful and continued failure to perform substantially executive’s (or director’s) reasonably assigned duties (after a demand for substantial performance is delivered to the executive (or director)), the willful engagement in illegal conduct which is materially and demonstrably injurious to the Company (or its successor), and the commission of an act, or failure to act, that constitutes gross negligence or gross misconduct.

In the case of the Change in Control Agreements, “Good Reason” means the assignment of a different title, job, or responsibilities that results in a substantial reduction in the duties of the executive after the Change in Control when compared to the executive’s duties with respect to ESI’s operations prior to the Change in Control (provided that any change made solely as the result of ESI’s becoming a subsidiary or business unit of a larger company in a Change in Control will not constitute Good Reason unless the executive’s new duties are substantially reduced from his or her prior duties), a reduction in the executive’s target bonus or base salary, ESI’s requiring the executive to be based more than fifty miles from the principal office at which the executive is based immediately prior to the Change in Control (except for reasonably required travel on ESI’s business), or the failure of any successor to ESI to expressly assume the Change in Control Agreement or any obligation under the Change in Control Agreement.

In the case of the Company RSU award agreements held by executives, “Good Reason” generally means the assignment of a different title, job or responsibilities that result in a substantial reduction in the duties of the executive after the Change in Control (provided that any change made solely as the result of the Company becoming a subsidiary or business unit of a larger company in a Change in Control will not constitute Good Reason unless the executive’s new duties are substantially reduced from his or her prior duties), a reduction in the executive’s target bonus or base salary, a material reduction in total benefits available to the executive under cash incentive, stock incentive and other employee benefit plans after the Change in Control compared to the total package of such benefits as in effect prior to the Change in Control, the executive is required to be based more than fifty miles from where the executive’s office is located immediately prior to the Change in Control (except for required travel on company business to an extent substantially consistent with the business travel obligations which the executive undertook on behalf of ESI prior to the Change in Control), and, the failure by any successor to ESI to expressly assume the Company RSU award agreement or any obligation under the Company RSU award agreement.

In the case of the Company PRSU award agreements, “Good Reason” generally means the assignment of a different title, job or responsibilities that results in a decrease in the level of responsibility of the executive after the Change in Control (provided that Good Reason will not exist if the executive continues to have the same or a greater general level of responsibility for ESI operations after the Change in Control as the executive had prior to the Change in Control even if ESI operations are a subsidiary or division of the surviving company), a reduction in the executive’s base pay as in effect immediately prior to the Change in Control, a material reduction in total benefits available to the executive under cash incentive, stock incentive and other employee benefit plans after the Change in Control compared to the total package of such benefits as in effect prior to the Change in Control, the executive is required to be based more than fifty miles from where the executive’s office is located immediately prior to the Change in Control (except for required travel on company business to an extent substantially consistent with the business travel obligations which the executive undertook on behalf of ESI prior to the Change in Control), and, with respect to Company PRSUs granted on May 9, 2018, the failure by any successor to ESI to expressly assume the Company PRSU award agreement or any obligation under the Company PRSU award agreement.

In the case of the New Hire Director Awards, “Good Reason” means the assignment of a different title, job or responsibilities that results in a substantial reduction in the duties or responsibilities of the director after the Change in Control when compared to the director’s duties with respect to ESI’s operations prior to the Change in Control, a reduction in the director’s base pay or equity compensation, ESI’s requiring the director to be based more than 50 miles from the principal office at in which the director is based immediately prior to the Change in Control (except for reasonably required travel on ESI business), or the failure by any successor to ESI to expressly assume the New Hire Director Award or any obligation under the New Hire Director Award. In the case of each of the Change in Control Agreement or equity award agreement, “Good Reason” is subject to the executive or director terminating his or her employment or service only following the cure period provided in the Change in Control Agreement or equity award agreement, as applicable.

Under the Burger Agreement, the Change in Control Agreements, and the Company RSU and PRSU award agreements held by our executives and directors, a “Change in Control” generally means the occurrence of any of the following events:

•	Any merger or other consolidation or exchange involving ESI where the holders of the outstanding voting securities immediately prior to the merger, consolidation or exchange do not continue to hold at least 50% of the combined voting power of outstanding voting securities of the surviving corporation (or a parent corporation of the surviving corporation) after the merger, consolidation or exchange;
•	The sale, lease, exchange or other transfer of all or substantially all of the assets of ESI;
•	At any time during a period of two consecutive years, individuals who at the beginning of the period constituted the Board of Directors of ESI, ceasing to constitute at least a majority of the ESI Board of Directors, unless each new director elected during the two-year period was nominated or elected by two-thirds of the incumbent directors then in office; and
•	The acquisition by any person or group of 50% or more of ESI’s outstanding voting securities.

The completion of the Merger will constitute a Change in Control under the Burger Agreement, the Change in Control Agreements, and the Company RSU and Company PRSU award agreements.

In the event that the severance and other benefits provided for in the Burger Agreement or Change in Control Agreements, as applicable, or otherwise payable to any executive officer constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and otherwise would be subject to the excise tax imposed by Section 4999 of the Code, then such executive officer’s severance and other benefits will be either paid in full or reduced to a level such that the excise taxes are not imposed, whichever provides a better after-tax result for the executive officer. None of the agreements with our executive officers provide for 280G gross-ups in the event of a change in control payment that triggers an excise tax.

Deferred Compensation Plan

ESI maintains a deferred compensation plan which is a non-qualified deferred compensation plan under which certain executive officers and non-employee directors participate through deferral elections of cash or equity-based compensation. The Merger Agreement provides that, upon MKS’ written request, made at least seven (7) business days prior to the closing date, our Board of Directors will, no earlier than thirty (30) days prior to the closing date, adopt resolutions to terminate ESI’s deferred compensation plan in accordance with applicable tax rules. As of November 16, 2018, 133,199 vested shares of ESI common stock subject to Company RSUs for Mr. Burger, and a total of 28,515 vested shares of ESI common stock subject to Company RSUs for Mr. Ball are outstanding and subject to the deferred compensation plan. In addition, each of Messrs. Harris, Ball and Link currently have approximately $23,795, $169,446, and $69,180, respectively, in cash compensation otherwise payable to him in connection with his services as a member of the Board of Directors.

Amounts deferred under our deferred compensation plan generally will be paid upon an eligible termination of service, which for each of Messrs. Ball and Link, includes being removed from the Board of Directors of ESI. Therefore, payments will be triggered under our deferred compensation plan for Messrs. Ball and Link in connection with their removal from our Board of Directors which will occur immediately following the effective time of the Merger. In the event of a termination of ESI’s deferred compensation plan in connection with the closing, any deferral election under the plan will be terminated, and deferred shares outstanding under the plan and any other amounts (including any earnings with respect thereto accrued in accordance with the terms of the plan) will be paid out to participants, including to Messrs. Burger, Harris, Ball, and Link. Neither the Merger nor the termination of ESI’s deferred compensation plan will result in an enhancement of any shares or other amounts payable to participants under the plan, including Messrs. Burger, Harris, Ball and Link.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the Merger that will or may become payable to each of our named executive officers in connection with the Merger. Please see the previous portions of this section for further information regarding this compensation.

The amounts indicated in the table below are estimates of the amounts that would be payable assuming, solely for purposes of this table, that the Merger is consummated on January 31, 2019, and that the employment of each of the named executive officers is terminated other than for “Cause” or the named executive officer resigns for “Good Reason” (as such terms are defined in the applicable Burger Agreement, Change in Control Agreement or the applicable Company RSU or Company PRSU award agreement), in each case on that date. ESI’s executive officers will not receive pension, or tax reimbursement in connection with the Merger.

In addition to the assumptions regarding the consummation date of the Merger and the termination of employment, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a named executive officer in connection with the Merger may differ from the amounts set forth below.

Golden Parachute Compensation

	Cash ($)(1)	Equity ($)(2)(3)	Perquisites/ Benefits ($)(4)	Total Payments ($)(5)
Michael Burger	1,725,000	16,531,200	31,749	18,287,949
Allen Muhich	576,000	2,272,500	31,749	2,880,249
Steve Harris	480,000	2,340,000	31,749	2,851,749
John Williams	432,000	2,940,000	31,749	3,403,749
(1)	This amount represents the “double-trigger” cash severance payments to which each named executive officer may become entitled under the Burger Agreement or his Change of Control Agreement, as applicable, as described in the section of this proxy statement captioned “—Payments upon Termination In Connection with Change of Control.” To be eligible for such “double-trigger” benefits, the employment of a named executive officer must terminate without “Cause” or for “Good Reason,” in the case of Mr. Burger, in connection with or within 12 months following and, in the case of Messrs. Muhich, Harris, and Williams, on or within 24 months following, a Change in Control (as such terms are defined the Burger Agreement or his Change of Control Agreement, as applicable, and as described in the section of this proxy statement captioned “—Payments upon Termination In Connection with Change of Control”) (for the purposes of the table above, a “Qualifying CIC Termination”). The amount represents salary severance and target bonus severance based on the applicable named executive officer’s salary and target bonus opportunity in effect as of November 16, 2018, as follows: $1,150,000 salary severance and $575,000 target bonus severance for Mr. Burger; $360,000 salary severance and $216,000 target bonus severance for Mr. Muhich; $300,000 salary severance and $180,000 target bonus severance for Mr. Harris; and $270,000 salary severance and $162,000 target bonus severance for Mr. Williams.
(2)	This amount represents the “double trigger” equity award vesting acceleration to which each named executive officer may become entitled under the Burger Agreement for Mr. Burger or the applicable Company RSU or Company PRSU award agreement with respect to the other named executive officers, on or after the effective time of the Merger, as described in the section of this proxy statement captioned “—Payments upon Termination In Connection with Change of Control.” The amount represents the product of (a) $30.00 per share and (b) the number of shares of our common stock subject to each named executive officer’s outstanding Company RSUs and Company PRSUs (prior to the assumption of these awards by MKS and the application of the Equity Award Exchange Ratio). Each Company PRSU granted to our named executive officers is subject to relative total shareholder return vesting criteria and is earned over distinct but overlapping one-, two-, and three-year performance periods all beginning on the date on which the award was granted. Each award of Company PRSUs other than those granted on May 9, 2018, have one or more performance periods that have been completed as of the date the Merger is assumed to be completed under this table. The portion of any award of Company PRSUs for which a performance period has been completed, and for which the applicable performance has been determined, will have been earned but remains subject to continued service-based vesting by the named executive officer through the applicable vesting date (generally, the third anniversary of the grant date of the applicable Company PRSU award). The portion of any award of Company PRSUs that remains subject to achievement of relative total shareholder return performance goals and for which the applicable performance period has not yet ended as of the closing date (the “Performance Portion”) will have the uncompleted performance period(s) shortened, and the performance of ESI’s total shareholder return (as determined by reference to the Merger Consideration) will be measured against the Russell 2000 Index performance over such shortened performance period. For purposes of the amounts set forth in the table above and in the following table, achievement of ESI’s relative total shareholder return performance to be measured shortly before the effective time of the Merger for the Performance Portion is assumed to be at the target level. The value of the double-trigger vesting acceleration with respect to Company RSUs and with respect to Company PRSUs (based on the assumptions as described in the footnotes to the table below) for each named executive officer is quantified in further detail in the table below:

	Company RSUs ($)(a)		Company RSUs (#)	Portion of Company PRSUs for which the Applicable Performance Criteria Have Been Achieved ($)(a)(d)		Portion of Company PRSUs for which the Applicable Performance Criteria Have Been Achieved (#)(d)	Portion of Company PRSUs for which the Applicable Performance Criteria Will Be Measured on or Shortly Prior to the Closing Date ($)(a)(d)(g)	Portion of Company PRSUs for which the Applicable Performance Criteria Will Be Measured on or Shortly Prior to the Closing Date (#)(d)(g)
Michael Burger	6,229,380		207,646	8,068,320		268,944	2,233,500	74,450
Allen Muhich	1,042,500		34,750	346,800	(e)	11,560	883,200	29,440
Steve Harris	777,000	(b)	25,900	672,000	(f)	22,400	891,000	29,700
John Williams	1,377,000	(c)	45,900	672,000	(f)	22,400	891,000	29,700
(a)	The amount represents the applicable number of shares of ESI common stock, multiplied by $30.00.
(b)	This amount includes 5,000 shares of ESI common stock subject to Company RSUs that are scheduled to vest on February 10, 2019 (subject to continued service through such date), based on assuming, solely for purposes of this table, that the Merger is completed prior to such date.
(c)	This amount includes 25,000 shares of ESI common stock subject to Company RSUs that are scheduled to vest on February 27, 2019 (subject to continued service through such date), based on assuming, solely for purposes of this table, that the Merger is completed prior to such date.
(d)	Each of the Company PRSU awards held by the named executive officers provides that notwithstanding the achievement of the applicable performance criteria under the award, the maximum number of shares subject to the award that may be earned and vest may not exceed (prior to any adjustments that may be required as a result of the assumption by MKS of the Company PRSU award) the lesser of (x) 200% of the target number of shares subject to the Company PRSU award, or (y) a number of shares equal to (i) 5, multiplied by (ii) the target number of shares subject to the Company PRSU award, multiplied by (iii) the closing price of a share of ESI common stock on the award’s grant date, and divided by (iv) the closing price of a share of ESI’s common stock on the last trading date immediately prior to the applicable vesting date. For purposes of the table above, the amount under clause (iv) in the immediately preceding sentence is assumed to be equal to $30.00.
(e)	This amount includes 11,560 shares of ESI common stock subject to the award of Company PRSUs granted on December 5, 2017, representing the portion of the award that is expected to be earned and vest (subject to additional service-based requirements) based on ESI’s preliminary calculation as of the date of this proxy statement of ESI’s relative total shareholder return performance measured through the performance period that ended on December 4, 2018. The final determination of performance will be certified by the Compensation Committee of the Board of Directors following the date of this proxy statement.
(f)	This amount does not include a target of 13,333 shares of ESI common stock subject to Company PRSUs granted to each of Messrs. Harris and Williams on February 27, 2017, representing the portion of the award that may be earned and vest (subject to additional service-based requirements) based on ESI’s relative total shareholder return performance measured through the performance period ending February 26, 2019, based on assuming, solely for purposes of this table, that the Merger is completed prior to such date. Those target shares instead have been included in the Performance Portion in the last two columns of the table.
(g)	With respect to any Performance Portion of the Company PRSUs, if ESI’s relative total shareholder return were to be achieved at the maximum levels (but subject to the limits described in footnote (d) above), the number of shares of our common stock (prior to the assumption of these awards by MKS and the application of the Equity Award Exchange Ratio) under the Performance Portion that would be earned and vest (subject to additional service-based requirements) instead would be: 141,386 for Mr. Burger (with a value of $4,241,580 based on a $30.00 price per share of ESI common stock), 70,440 for Mr. Muhich (with a value of $2,113,200 based on a $30.00 price per share of ESI common stock), and 45,578 for each of Messrs. Harris and Williams (with a value of $1,367,340 based on a $30.00 price per share of ESI common stock).
(3)	As described in the section of this proxy statement captioned “—Deferred Compensation Plan” section above, Mr. Burger participates in ESI’s deferred compensation plan. Mr. Burger’s deferred shares outstanding under ESI’s deferred compensation plan, which are shares that previously became fully vested under Company RSUs that were granted to Mr. Burger, are not included in the amounts set forth in the table above. Neither the Merger nor the termination of ESI’s deferred compensation plan will result in an increase of any shares or enhancement of other amounts payable to Mr. Burger. Upon a termination of Mr. Burger’s employment, Mr. Burger’s deferred shares outstanding under ESI’s deferred compensation plan, and any earnings credits provided for thereunder, generally will be made in a lump sum 6 months following the date of termination.
(4)	This amount equals the estimated value of other “double-trigger” benefits to which each named executive officer may become entitled under the Burger Agreement or Change in Control Agreement, as applicable, as described in the section of this proxy statement captioned “—Payments upon Termination In Connection with Change of Control.” To be eligible for such “double-trigger” benefits, the employment of a named executive officer must terminate in a Qualifying CIC Termination. The amount represents (i) the amount of the named executive officer’s monthly COBRA premiums for himself and his dependents that the Company will reimburse for the maximum applicable period of twelve months, which is estimated at $23,749 for each named executive officer; and (ii) the value of outplacement benefits that the Company has a practice of providing to certain employees, generally in connection with certain involuntary terminations of employment, as determined by the Company in its sole discretion, which each named executive officer may become eligible to receive, and may elect to use, upon a Qualifying CIC Termination, up to a maximum of $8,000 in Company cost with respect to each named executive officer.

(5)	Under the Burger Agreement or Change in Control Agreement, as applicable, amounts are subject to reduction in the event the named executive officer would be better off on an after-tax basis being cut back than paying the excise tax under Section 4999 of the Code. This amount assumes no such reductions will be applied.

Equity Interests of ESI’s Executive Officers and Non-Employee Directors

The following table provides a summary of the Company RSUs and Company PRSUs that are expected to be held by ESI’s non-employee directors and executive officers as of January 30, 2019. The table also sets forth the values of these shares, Company RSUs and Company PRSUs based on the Merger Consideration in the amount of $30.00, assuming, solely for illustrative purposes, that the consummation of the Merger occurs on January 31, 2019. No new shares of common stock or equity awards were granted to any executive officer or non-employee director in contemplation of the Merger.

	Number of Shares of ESI Common Stock Held(1)		Value of Shares Held ($)	Number of Shares of ESI Common Stock Subject to Company RSUs and Company PRSUs Held(4)	Value of Company RSUs and Company PRSUs Held ($)	Total ($)
Frederick A. Ball	97,390		2,921,700	5,543	166,290	3,087,990
Lynne J. Camp	4,000		120,000	17,543	526,290	646,290
Laurence E. Cramer	42,000		1,260,000	11,543	346,290	1,606,290
Raymond A. Link	56,100		1,683,000	11,543	346,290	2,029,290
Richard H. Wills	99,055		2,971,650	5,543	166,290	3,137,940
Michael Burger	221,199		6,635,970	551,040	16,531,200	23,167,170
Allen Muhich	4,159		124,770	75,750	2,272,500	2,397,270
Steve Harris	38,147	(2)	1,144,410	78,000	2,340,000	3,484,410
John Williams	17,231	(3)	516,930	98,000	2,940,000	3,456,930
(1)	This amount includes shares of our stock beneficially owned (which includes 28,515 shares deferred by Mr. Ball and 133,199 shares deferred by Mr. Burger under ESI’s deferred compensation plan) but excludes shares of common stock issuable upon settlement of Company RSUs and Company PRSUs shown in the column in this table titled “Number of Shares of ESI Common Stock Subject to Company RSUs and Company PRSUs Held.” For information regarding the beneficial ownership of ESI stock, see the section entitled “Security Ownership of Certain Beneficial Owners and Management,” beginning on page 89 of this proxy statement.
(2)	This amount does not include 5,000 shares of ESI common stock subject to Company RSUs that are scheduled to vest on February 10, 2019 (subject to continued service through such date), based on assuming, solely for purposes of this table, that the Merger is completed prior to such date. These 5,000 shares of ESI common stock are included in the column entitled “Number of Shares of ESI Common Stock Subject to Company RSUs and Company PRSUs Held” in the table above.
(3)	This amount does not include 25,000 Company RSUs that are scheduled to vest on February 27, 2019 (subject to continued service through such date), based on assuming, solely for purposes of this table, that the Merger is completed prior to such date. These 25,000 shares of ESI common stock are included in the column entitled “Number of Shares of ESI Common Stock Subject to Company RSUs and Company PRSUs Held” in the table above.
(4)	Under the terms of the Merger Agreement, each Company RSU and Company PRSU that is outstanding immediately prior to the effective time of the Merger, whether or not vested, will be assumed by MKS and converted into the right to receive the MKS common stock in accordance with the treatment of equity awards under the Merger Agreement. None of the non-employee directors hold any Company PRSUs. With respect to Company PRSUs held by our executive officers, the same assumptions as described in footnote (2) to the table further above titled “Golden Parachute Compensation” apply to the amounts shown in the table above. Please also refer to the section of this proxy statement captioned “—Treatment of ESI Equity Awards” for additional details. No executive officer or director of ESI holds Company Stock Options or Company SARs.

Under the Burger Agreement and/or the Company RSU or Company PRSU award agreements, as applicable, each executive officer is eligible to receive full vesting acceleration of his outstanding equity awards upon certain qualifying terminations of employment and subject to the executive officer satisfying certain conditions, as described in greater detail in the section of this proxy statement captioned “—Payments Upon Termination In Connection with Change of Control.”

Company RSUs held by our non-employee directors will, in accordance with their terms, become fully vested in connection with the removal of our non-employee directors from the board of the Surviving Corporation as of immediately following the effective time of the Merger.

The amount provided for each of Messrs. Harris and Williams includes the Company RSUs and Company PRSUs referenced in footnotes (2) and (3), respectively (using the same assumptions otherwise described in this footnote (4)).

MKS has advised us that, following the execution of the Merger Agreement and after receiving permission from the Board of Directors, MKS has been engaged in discussions with certain of our executive officers regarding post-closing employment, retention and/or transition arrangements. No agreement or understanding between MKS and any of our executive officers has been reached regarding any such matters as of the date of this proxy statement.

Closing and Effective Time of the Merger

The closing of the Merger will take place at 10:00 A.M., Pacific Time, on the second business day following the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to closing of the Merger (as described in the section of this proxy statement captioned “The Merger Agreement—Conditions to Completion of Merger”), other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions, except that if the marketing period (as described in the section of this proxy statement captioned “The Merger Agreement—Structure and Effective Time of the Merger”) has not ended at the time of the satisfaction or waiver of all of the conditions, MKS will not be obligated to close the Merger until the earlier to occur of (i) the second business day immediately following the final day of the marketing period and (ii) a date specified by MKS before or during the marketing period.

No Dissenters’ Rights

In accordance with Section 60.554(3) of the Oregon Business Corporation Act, no dissenters’ rights will be available to the holders of ESI common stock in connection with the Merger or the other transactions contemplated by the Merger Agreement. Under the Oregon Business Corporation Act, because ESI common stock is listed on the NASDAQ on the record date for determining the shareholders eligible to vote on the Merger, holders of ESI common stock would not be entitled to dissenters’ rights, unless ESI’s Articles of Incorporation provided otherwise. ESI’s Articles of Incorporation do not provide for dissenters’ rights. Accordingly, ESI shareholders will not be entitled to dissenters’ rights.

Accounting Treatment

The Merger will be accounted for as a business combination accounted for under the “acquisition method.”

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of our common stock whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Code, Treasury regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service, or the IRS, and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes).

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address:

•	tax consequences that may be relevant to holders who may be subject to special treatment under U.S. federal income tax laws, such as banks and other financial institutions; tax-exempt organizations; S-corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (and partners or investors therein); insurance companies; mutual funds; brokers or dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; or certain former citizens or long-term residents of the United States;
•	tax consequences to holders holding their shares of common stock as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;
•	tax consequences to holders that received their shares of common stock on exercise of notes, warrants or options or otherwise in a compensatory transaction;

•	tax consequences to holders who own an equity interest, actually or constructively, in MKS or the Surviving Corporation following the Merger;
•	tax consequences to U.S. Holders whose “functional currency” is not the U.S. dollar;
•	tax consequences to holders who hold their common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;
•	tax consequences to holders who hold their shares as “qualified small business stock” within the meaning of Section 1202 of the Code or Section 1244 Stock for purposes of the Code;
•	tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010;
•	tax consequences to holders who are “controlled foreign corporations,” “passive foreign investment companies” or “personal holding companies” for U.S. federal income tax purposes;
•	the U.S. federal estate, gift or alternative minimum tax consequences, if any;
•	any state, local or non-U.S. tax consequences; or
•	tax consequences to holders that do not vote in favor of the Merger.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of common stock and partners therein should consult their tax advisors regarding the consequences of the Merger.

No ruling from the IRS and no opinion of counsel has been or will be obtained regarding the U.S. federal income tax consequences of the Merger described below. This summary is not binding on the IRS or a court. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER U.S. FEDERAL NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAX JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of our common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations. Gain or loss realized generally must be calculated separately for each block of shares (i.e. shares acquired at the same cost in a single transaction) surrendered pursuant to the Merger. Additionally, certain non-corporate U.S. Holders may also be subject to a 3.8% Federal surtax on “net investment income” as defined in Section 1411 of the Code, which may include capital gain on shares surrendered in the Merger.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of our common stock that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. withholding tax (other than potentially to backup withholding tax, as discussed below) and will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if such Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);
•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty) and may be offset by certain U.S. source capital losses; or
•	ESI is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code, or the “USRPHC,” at any time within the shorter of the five (5)-year period preceding the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of common stock, or the “Relevant Period,” and, if shares of common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than 5% of our common stock at any time during the Relevant Period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. We believe that we are not, and have not been, a USRPHC at any time during the five (5)-year period preceding the Merger.

Legislation incorporating provisions commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) impose a withholding tax on certain types of payments made to “foreign financial institutions” and certain other “non-financial foreign entities” as defined in the Code and applicable regulations. The legislation, together with Treasury Regulations issued thereunder, generally imposes a 30% withholding tax on gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to non-financial foreign entity (whether as beneficial owner or intermediary), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements, or (iii) an exemption applies. Subject to the following sentence, if the payee is a foreign financial institution and an exemption does not apply, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. If the applicable foreign country has entered into an “intergovernmental agreement” with the United States regarding FATCA, that agreement may permit the payee to report to that country rather than to the U.S. Treasury and obviate any need to enter into an agreement with the U.S. Treasury. FATCA withholding with respect to the gross proceeds of a sale or other disposition of common stock will not begin until January 1, 2019. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their shares of our common stock and the entities through which they hold our common stock.

Information Reporting and Backup Withholding

Information reporting and backup withholding (at a current rate of 24%) may apply to the proceeds received by a holder pursuant to the Merger. Backup withholding generally will not apply to a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on a properly completed IRS Form W-9 (or a substitute or successor form). If the paying agent is not provided with a U.S. Holder’s correct taxpayer identification number or other basis for exemption, the U.S. Holder may be subject to certain penalties imposed by the IRS. Certain Non-U.S. Holders may be subject to backup withholding unless the Non-U.S. Holder (A) provides a certification of such holder’s foreign status on a properly completed IRS Form W-8BEN, IRS Form W-8BEN-E, or other appropriate series of IRS Form W-8 (or a substitute or successor form) or (B) otherwise establishes an exemption from backup withholding. Non-U.S. Holders should consult their own tax advisors regarding these matters. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

This summary is provided for general information only and is not tax advice. The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances and the application of state, local, foreign, estate, gift and other tax laws (or any U.S. federal tax laws other than those pertaining to income tax).

Regulatory Approvals Required for the Merger

MKS and ESI have generally agreed to use their reasonable best efforts to obtain all necessary actions or approvals from governmental entities to consummate the Merger and the other transactions contemplated by the Merger Agreement, subject to certain limitations set forth in the Merger Agreement. These approvals, or the “Required Regulatory Approvals,” include (i) that the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the “HSR Act,” has expired or been terminated; and (ii) the approval or clearance of the Merger pursuant to foreign antitrust filings under applicable law in certain other jurisdictions (collectively, the “foreign jurisdictions”).

While ESI has no reason to believe it will not be possible to obtain these regulatory approvals in a timely manner and without the imposition of burdensome conditions, there is no certainty that these approvals will be obtained within the period of time contemplated by the Merger Agreement or on conditions that would not be detrimental. For example, at any time before or after completion of the Merger, the U.S. Federal Trade Commission or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of MKS or ESI. Private parties may also bring actions under the antitrust laws under certain circumstances.

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder, the Merger cannot be completed until MKS and ESI file a notification and report form with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of the waiting period following the filing by the parties of their respective HSR Act notification forms or the early termination of that waiting period. On November 9, 2018, the FTC notified the Company that early termination of the waiting period under the HSR Act was granted effective immediately.

Foreign Competition Laws

Under the competition laws of the foreign jurisdictions, MKS and ESI have also made certain filings necessary to obtain regulatory approvals under the competition laws in the foreign jurisdictions. The Merger cannot be consummated until the applicable waiting periods have expired or the relevant approvals have been obtained under the antitrust and competition laws of the foreign jurisdictions. Although MKS and ESI believe that they will be able to obtain the other requisite regulatory clearances in a timely manner, they cannot be certain when or if they will do so. MKS and ESI are in the process of seeking the approvals necessary under the competition laws of the foreign jurisdictions.

Litigation Relating to the Merger

On November 29, 2018, a purported class action complaint was filed in the United States District Court for the District of Oregon, entitled Morris v. Electro Scientific Industries, Inc., et al., Case No. 3:18-cv-02064-MO. The complaint names as defendants ESI and the members of the ESI board of directors and purports to assert claims under Sections 14(a) and 20(a) of the Exchange Act. The complaint alleges that the proxy statement on Schedule 14A contains material misrepresentations and omissions relating to the financial projections of ESI and seeks to enjoin defendants from holding the stockholder vote on the transaction, as well as unspecified damages and attorneys’ fees and costs. ESI believes this lawsuit is wholly without merit and intends to vigorously defend against it.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the Merger Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety because it is the legal document that governs the Merger.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about ESI contained in this proxy statement or in ESI’s public reports filed with the SEC may supplement, update or modify the factual disclosures about ESI contained in the Merger Agreement and described in this summary. The representations, warranties and covenants made in the Merger Agreement by ESI, MKS and Merger Sub are qualified and subject to important limitations agreed to by ESI, MKS and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC, and in some cases are qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. Shareholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of ESI, MKS or Merger Sub. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of ESI, MKS or Merger Sub, because the parties may take certain actions that are consented to by the appropriate party, which consent may be given without prior notice to the public.

Structure and Effective Time of the Merger

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement and in accordance with the Oregon Business Corporation Act and the Delaware General Corporation Law, at the effective time of the Merger, Merger Sub, a Delaware corporation, and a wholly owned subsidiary of MKS, will merge with and into ESI. As a result, the separate corporate existence of Merger Sub will cease and ESI will survive the Merger and continue to exist after the Merger as a wholly owned subsidiary of MKS.

The closing of the Merger will take place at 10:00 A.M., Pacific Time, on the second business day after satisfaction or (to the extent permitted by applicable law) waiver of all conditions (other than the conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted by applicable law and the Merger Agreement, waiver of those conditions) described under “The Merger Agreement—Conditions to Completion of Merger” beginning on page 82 of this proxy statement, except that if the marketing period (described below) has not ended at the time of the satisfaction or waiver of all of the conditions (excluding the conditions that may only by their nature be satisfied at the closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of those conditions) MKS will not be obligated to close the Merger until the earlier to occur of (i) the second business day immediately following the final day of the marketing period and (ii) a date specified by MKS before or during the marketing period. The term “marketing period” is defined in the Merger Agreement to mean the first period of eighteen consecutive business days, subject to certain market blackout dates, throughout which (i) MKS has received (x) audited consolidated balance sheets and related statements of income, changes in equity and cash flows of ESI for the three fiscal years ended at least 75 days prior to the closing date of the Merger, (y) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of ESI for each subsequent fiscal quarter ended at least 40 days before the closing date of the Merger and (z) such other information regarding ESI and its subsidiaries reasonably requested by MKS or its financing sources to consummate the Debt Financing and customarily included in marketing materials for senior secured bank lending transactions, (ii) such financial information delivered pursuant to clause (i), taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such financial information not misleading, (iii) all of the conditions to the closing of the Merger (including obtaining requisite shareholder and certain regulatory approvals) have been satisfied or waived (other than those conditions that by their terms can only be satisfied at the closing), and (iv) nothing shall have occurred and no condition shall exist that would cause any of the conditions to closing to fail to be satisfied if closing were scheduled for any time during such period (other than those conditions that by their terms can only be satisfied at the closing); provided, however, that if the marketing period has not been completed prior to December 18, 2018, such period shall not commence until January 2, 2019.

The Merger will become effective at the time when the articles of merger are filed with the with the Oregon Secretary of State and the certificate of merger is filed with the Delaware Secretary of State or at such later date and time as permitted under the Delaware General Corporation Law and the Oregon Business Corporation Act and as may be agreed by the parties and specified in the articles of merger and certificate of merger.

Directors and Officers

The Merger Agreement provides that the directors and officers of Merger Sub immediately prior to the effective time of the Merger will be the directors and officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Merger Consideration

The Merger Agreement provides that each share of ESI common stock outstanding immediately prior to the effective time of the Merger (other than the Excluded Shares) will be cancelled and converted into the right to receive $30.00 in cash per share, without interest and subject to deduction for any required withholding tax.

Excluded Shares will be cancelled and will cease to exist, with no payment being made with respect thereto.

Treatment of ESI Equity Awards

Restricted Stock Units

Except where MKS determines that varying the treatment is appropriate for purposes of non-U.S. law and receives consent from ESI for such different treatment, at the effective time of the Merger, each Company RSU granted under any Company Equity Plan that is outstanding immediately prior to the effective time of the Merger and as to which shares of our common stock will not have been fully distributed in connection with the closing of the Merger will be assumed by MKS on the terms and subject to the conditions set forth in the Merger Agreement. Each such Company RSU so assumed by MKS will continue to have, and be subject to, the same terms and conditions (including the same vesting conditions) as were in effect immediately prior to the effective time of the Merger, except that (i) such Company RSU will be an award for MKS common stock, and (ii) the number of shares of MKS common stock subject to each such assumed award will be determined by multiplying the number of shares of our common stock underlying such Company RSU immediately prior to the effective time of the Merger by the Equity Award Exchange Ratio.

Stock Appreciation Rights

Except where MKS determines that varying the treatment is appropriate for purposes of non-U.S. law and receives consent from ESI for such different treatment, at the effective time of the Merger, each Company SAR granted under a Company Equity Plan, whether vested or unvested, that is outstanding immediately prior to the effective time of the Merger will be assumed by MKS on the terms and subject to the conditions set forth in the Merger Agreement. Each such Company SAR so assumed by MKS will continue to have, and be subject to, the same terms and conditions (including vesting schedule) as were in effect immediately prior to the effective time of the Merger, except that (i) such Company SAR will be an award for MKS common stock, (ii) the number of shares of MKS common stock subject to each such appreciation right will be determined by multiplying the number of shares of our common stock subject to such Company SAR immediately prior to the effective time of the Merger by the Equity Award Exchange Ratio (rounded down to the nearest whole share), and (iii) the exercise price per share of MKS common stock (rounded up to the nearest whole cent) will equal (x) the per share exercise price for the shares of our common stock otherwise receivable pursuant to such Company SAR immediately prior to the effective time of the Merger divided by (y) the Equity Award Exchange Ratio. Notwithstanding the foregoing, any vested and outstanding Company SAR held immediately prior to the effective time of the Merger by a service provider of ours who ceased to be a service provider before such time, will be converted, in settlement and cancellation of the Company SAR, into the right to receive an amount equal to the Merger Consideration multiplied by the number of shares of our common stock subject to such Company SAR minus the aggregate exercise price of such Company SAR, subject to all applicable withholding.

Performance-Based Restricted Stock Units

Except where MKS determines that varying the treatment is appropriate for purposes of non-U.S. law and receives consent from ESI for such different treatment, at the effective time of the Merger, each Company PRSU granted under any Company Equity Plan that is outstanding immediately prior to the effective time of the Merger will be assumed by MKS on the terms and subject to the conditions set forth in the Merger Agreement. Each Company PRSU so assumed by MKS will continue to have, and be subject to, the same terms and conditions as were in effect immediately prior to the effective time of the Merger, except that (i) such Company PRSU will be an award for MKS common stock, (ii) the number of shares of MKS common stock subject to each such assumed award will be determined by multiplying the number of Earned Shares by the Equity Award Exchange Ratio (rounded to the nearest whole share), and (iii) each such assumed award will, following the closing of the Merger, continue to vest based solely on the holder’s continuing service to MKS or a subsidiary or parent of MKS through the last day of the Company PRSU’s “third performance period” (as such term is defined in the applicable Company PRSU award agreement). Each such assumed Company PRSU award will be subject to any limitations set forth in the Company PRSU award agreement, including any cap on the number of Earned Shares, as adjusted, that may be settled upon vesting.

Options

Except where MKS determines that varying the treatment is appropriate for purposes of non-U.S. law and receives consent from ESI for such different treatment, at the effective time of the Merger, each Company Stock Option granted under a Company Equity Plan, whether vested or unvested, that is outstanding immediately prior to the effective time of the Merger will be assumed by MKS on the terms and subject to the conditions set forth in the Merger Agreement. Each Company Stock Option so assumed by MKS will continue to have, and be subject to, the same terms and conditions (including vesting schedule) as were in effect immediately prior to the effective time of the Merger, except that (i) such Company Stock Option will be an award for MKS common stock, (ii) the number of shares of MKS common stock subject to each such option will be determined by multiplying the number of shares of our common stock subject to such Company Stock Option immediately prior to the effective time of the Merger by the Equity Award Exchange Ratio (rounded down to the nearest whole share), and (iii) the exercise price per share of MKS common stock (rounded up to the nearest whole cent) will equal (x) the per share exercise price for the shares otherwise receivable pursuant to such Company Stock Option immediately prior to the effective time of the Merger divided by (y) the Equity Award Exchange Ratio. Notwithstanding the foregoing, any vested and outstanding Company Stock Option held immediately prior to the effective time of the Merger by a service provider of ours who ceased to be a service provider before such time, will be converted, in settlement and cancellation of the Company Stock Option, into the right to receive an amount equal to the Merger Consideration multiplied by the number of shares of our common stock subject to such Company Stock Option minus the aggregate exercise price of such Company Stock Option, subject to all applicable withholding.

Company ESPP

The Company has amended the Company ESPP to provide that no participant in any offering of the Company ESPP may increase his or her payroll deductions at any time following the date of the Merger Agreement. The Company will cause any offering underway as of the date of the Merger Agreement to be terminated as of the Final Exercise Date. The Company will treat any such shortened offering period (or purchase period, as applicable) as a fully effective and completed offering period (or purchase period, as applicable) for all purposes under the Company ESPP, provided that, any purchase period that has not commenced prior to closing, will be terminated and no purchase of shares of our common stock will be permitted with respect to that purchase period. Each Company ESPP participant’s Company ESPP Rights outstanding as of the Final Exercise Date will be exercised as of the Final Exercise Date. The Company will terminate the Company ESPP as of the Final Exercise Date, provided, however, that the termination of the Company ESPP will be subject to the consummation of the Merger. No new offerings will begin under the Company ESPP on or after the date of the Merger Agreement. Unless otherwise required by applicable law, ESI has agreed that it will not amend the Company ESPP or otherwise provide for outstanding options or purchase rights under the Company ESPP to be treated in any way other than the treatment set forth in the Merger Agreement.

Surrender of Share Certificates or Book-Entry Shares; Payment of Merger Consideration; Lost Certificates

At or immediately after the effective time of the Merger, MKS will deposit cash with the paying agent for the Merger, in an amount sufficient to make all payments necessary for the payment of the Merger Consideration.

Promptly after the effective time of the Merger (and in any event, not later than the fifth business day following the closing date of the Merger), the paying agent will mail to each holder of record of an outstanding certificate or outstanding certificates representing ESI common stock, and to each holder of uncertificated shares of ESI common stock represented by book entry, a letter of transmittal and instructions for surrendering such certificates or shares of ESI common stock represented by book entry in exchange for payment of the Merger Consideration. Each holder of a certificate or certificates representing ESI common stock, and each holder of uncertificated shares of ESI common stock represented by book entry, immediately prior to the effective time of the Merger will, upon surrender thereof (for book entry shares, in accordance with paying agent’s customary procedures with respect to securities represented by book entry) to the paying agent, together with a properly completed letter of transmittal, be entitled to receive the Merger Consideration of $30.00 per share in cash, subject to deduction for any required withholding tax, for each share of ESI common stock so surrendered. The certificates and book entry shares so surrendered will be cancelled.

No interest will be paid or accrue on the Merger Consideration payable for the benefit of the holders of certificated or book-entry shares. The Merger Consideration will be subject to deduction for any required withholding tax.

If any certificate representing ESI common stock has been lost, stolen or destroyed, the paying agent will pay the Merger Consideration (less any applicable withholding taxes) with respect to each share of ESI common stock formerly represented by such certificate upon the making of an affidavit (in form and substance reasonably acceptable to MKS) of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by MKS, the Surviving Corporation or the paying agent, the posting by such person of a bond in such reasonable amount as MKS may direct as indemnity against any claim that may be made against MKS or the Surviving Corporation with respect to the shares of ESI common stock formerly represented by such certificate.

Withholding

Each of the paying agent, the Surviving Corporation and MKS will be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to Article 2 of the Merger Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the paying agent, the Surviving Corporation or MKS, as the case may be, so withholds amounts and timely remits such amounts to the applicable governmental authority, such amounts will be treated for all purposes of the Merger Agreement as having been paid to the holder of shares of our common stock or other person, as applicable, in respect of which the paying agent, the Surviving Corporation or MKS, as the case may be, made such deduction and withholding.

Representations and Warranties

The Merger Agreement contains representations and warranties of ESI, on the one hand, and MKS and Merger Sub, on the other hand, have made to one another as of specific dates.

ESI has made a number of representations and warranties to MKS and Merger Sub in the Merger Agreement regarding aspects of our business and other matters pertinent to the Merger. The topics covered by these representations and warranties include the following:

•	ESI and its subsidiaries’ organization, valid existence, good standing, corporate power, qualification to do business and similar corporate matters, including ESI’s compliance with its governing documents;
•	ESI’s capital structure, including certain shares of ESI’s common stock reserved for issuance in connection with or otherwise subject to Company RSUs, Company PRSUs, Company Stock Options, Company SARs and Company ESPP, the ownership of the equity securities of ESI’s subsidiaries, the absence of any encumbrances on such equity securities, and the absence of dissenters’ rights;
•	ESI’s corporate power and authority to enter into and perform its obligations under the Merger Agreement, the authorization of the Merger Agreement by the Board of Directors and the recommendation by the Board of Directors of the transactions contemplated by the Merger Agreement to the shareholders of ESI, the due execution and delivery of the Merger Agreement, the enforceability of the Merger Agreement against ESI, and the ESI shareholder approval required to consummate the Merger;
•	the absence of violations of or conflicts with ESI’s governing documents or any order or law applicable to ESI, breaches of or defaults under contracts, or the creation of liens on any of ESI’s property (other than certain permitted liens identified in the Merger Agreement), in each case resulting from the entry into the Merger Agreement by ESI and the consummation of the Merger;
•	the consents, approvals, authorizations, permits, filings and notices required to be made with or received from governmental entities to enter into the Merger Agreement and consummate the Merger;
•	ESI’s filings with the SEC and compliance with federal securities laws, rules and regulations;
•	the preparation of ESI’s financial statements in accordance with GAAP, and the fair presentation of ESI’s financial position by those financial statements;
•	the maintenance by ESI of disclosure controls and procedures, internal control over financial reporting and accurate books and records;
•	the absence of complaints or allegations regarding ESI’s accounting or auditing practices, or reports of violations of the securities law by ESI or breaches of fiduciary duties by any officer or director of ESI;
•	the absence of certain undisclosed liabilities;
•	the accuracy of the information contained in this proxy statement and this proxy statement’s compliance with applicable rules and regulations;
•	the ordinary course operation of the businesses of ESI and its subsidiaries since March 30, 2018, and the absence of any events that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on ESI;
•	the absence of suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to ESI’s knowledge, threatened against ESI or any of its subsidiaries, and the absence of any orders and judgments against ESI or any of its subsidiaries;
•	the compliance by ESI and its subsidiaries with applicable laws, the absence of any notice alleging a violation of law by ESI or any of its subsidiaries, and the absence of any investigations of ESI or any of its subsidiaries by any governmental entity;
•	ESI’s and its subsidiaries’ possession of permits and authorizations necessary to conduct their current businesses, the compliance of ESI and its subsidiaries with such permits and authorizations, and the effectiveness of such permits and authorizations;
•	ESI’s benefit plans and their compliance with applicable law, the absence of any investigations or proceedings relating to ESI’s benefit plans, and the effect of the Merger on ESI’s benefit plans;

•	the agreements between ESI and any labor unions, works councils or similar organizations, and the compliance by ESI and its subsidiaries with applicable laws relating to employment and employment practices, terms and conditions of employment, wages and hours, workers’ compensation, family and medical leave, immigration and occupational safety and health requirements;
•	the employees of ESI and its subsidiaries, the terms of their employment, and their visa and/or work authorization status;
•	the compliance of ESI and its subsidiaries with environmental laws and related environmental matters;
•	the compliance of ESI and its subsidiaries with tax laws and related tax matters;
•	the material contracts of ESI and its subsidiaries, the validity of, and compliance with, such material contracts, and certain other matters with respect thereto;
•	insurance matters;
•	the owned real property, leased real property and personal property of ESI and its subsidiaries;
•	the intellectual property of ESI and its subsidiaries and the absence of certain infringement on the intellectual property of third parties;
•	the inapplicability of state antitakeover restrictions to the Merger Agreement and the consummation of the Merger;
•	the absence of any shareholder rights plan, “poison pill” antitakeover plan or similar arrangement;
•	the absence of certain agreements or transactions between ESI or any of its subsidiaries and any of the executive officers or directors of ESI;
•	ESI’s compliance with anti-corruption laws;
•	ESI’s top 10 customers, top 10 suppliers and sole-source suppliers, and the absence of any changes in the business relationships between ESI and such customers and suppliers;
•	the absence of any undisclosed broker’s or finder’s fees in connection with the Merger;
•	the government contracts to which ESI or any of its subsidiaries is a party, the compliance of ESI and its subsidiaries with such government contracts, and certain other matters with respect to such government contracts; and
•	the receipt by ESI of the opinion of Stifel regarding the fairness, from a financial point of view, of the consideration to be received by the holders of ESI common stock in the Merger.

Some of ESI’s representations and warranties are qualified by a material adverse effect standard. Subject to certain exclusions, a “material adverse effect” means any event, circumstance, change, occurrence or effect that, individually or in the aggregate with all other events, circumstances, changes, occurrences or effects has a material adverse effect on (i) the business, operations, financial condition or results of operations of ESI and its subsidiaries, taken as a whole or (ii) the ability of ESI to perform its obligations under the Merger Agreement or consummate the Merger or any of the other transactions contemplated thereby, other than, in the case of clause (i), any event, circumstance, change, occurrence or effect arising after the date of the Merger Agreement to the extent resulting from:

•	changes in general economic, financial market, business or geopolitical conditions, to the extent that ESI and its subsidiaries are not disproportionately affected thereby;
•	general changes or developments in any of the industries in which ESI or its subsidiaries operate, including the introduction or strengthening of competitors therein, to the extent that ESI and its subsidiaries are not disproportionately affected thereby;
•	natural disasters or calamities and other force majeure events in the United States or any other country or region in the world, to the extent that ESI and its subsidiaries are not disproportionately affected thereby;

•	changes in any applicable laws or applicable accounting regulations or principles or interpretations thereof, to the extent that ESI and its subsidiaries are not disproportionately affected thereby;
•	any change in the price or trading volume of ESI’s stock, in and of itself;
•	any failure by ESI to meet any published analyst estimates or expectations of ESI’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by ESI to meet its internal or published forecasts, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself;
•	any outbreak or escalation of armed hostilities, any acts of war or terrorism, to the extent that ESI and its subsidiaries are not disproportionately affected thereby;
•	the announcement or pendency of the Merger Agreement and the transactions contemplated thereby, including any resulting loss or departure of officers or other employees of ESI or any of its subsidiaries, or any resulting termination of, reduction in or similar negative impact on ESI’s or any of its subsidiaries’ relationships, contractual or otherwise, with any customers, suppliers, distributors or business partners;
•	any litigation brought by or on behalf of any actual or purported current or former ESI shareholder (in its capacity as such) arising from allegations arising from or relating to the Merger Agreement or the Merger (including allegations of breaches of fiduciary duties) or violation of securities law related to this proxy statement or any other document filed by ESI with the SEC or distributed or otherwise disseminated to ESI’s shareholders in connection with the Merger;
•	any action taken by ESI, or which ESI causes to be taken by any of its subsidiaries, in each case which is expressly required by, or the failure to take any such actions expressly prohibited by, the Merger Agreement, other than in the ordinary course of operation of the business of ESI and its subsidiaries; or
•	any actions taken (or omitted to be taken) by ESI or any of its subsidiaries with the prior written consent or at the express written request of MKS.

MKS and Merger Sub have also made a number of representations and warranties to ESI regarding various matters pertinent to the Merger. The topics covered by these representations and warranties include the following:

•	MKS’ and Merger Sub’s organization, valid existence, good standing, corporate power, qualification to do business and similar corporate matters;
•	MKS and Merger Sub’s corporate power and authority to enter into and perform its obligations under the Merger Agreement, the authorization of the Merger Agreement by the boards of directors of MKS and Merger Sub, the due execution and delivery of the Merger Agreement, and the enforceability of the Merger Agreement against MKS and Merger Sub;
•	the absence of violations of or conflicts with the governing documents of MKS or Merger Sub or any order or law applicable to MKS or Merger Sub, or breaches of or defaults under contracts, in each case resulting from the entry into the Merger Agreement by MKS and Merger Sub and the consummation of the Merger;
•	the consents, approvals, authorizations, permits, filings and notices required to be made with or received from governmental entities to enter into the Merger Agreement and consummate the Merger;
•	the accuracy of information supplied by MKS or Merger Sub to be included in this proxy statement;
•	the absence of any suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to MKS’ knowledge, threatened against MKS or any of its subsidiaries, and the absence of certain orders and judgments against MKS or any of its subsidiaries, in each case that, individually or in the aggregate, would have a material adverse effect on the ability of MKS or Merger Sub to perform its obligations under the Merger Agreement or consummate the Merger;
•	the formation of Merger Sub solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, the absence of any other obligations of Merger Sub, and the ownership of Merger Sub by MKS;

•	the Commitment Letter, the absence of any amendments or modifications thereto, the validity and enforceability of the Commitment Letter, the availability and sufficiency of funds to consummate the Merger and the absence of any financing condition to the obligations of MKS or Merger Sub under the Merger Agreement;
•	the absence of any vote or consent of MKS stockholders required to approve the Merger Agreement or the Merger; and
•	the absence of ownership of any ESI common stock by MKS or Merger Sub, and related matters.

The representations and warranties of each of the parties to the Merger Agreement will expire at the effective time of the Merger.

Conduct of Business Pending the Closing

Under the Merger Agreement, ESI has agreed that, subject to certain exceptions in the Merger Agreement and the disclosure letter delivered by ESI in connection with the Merger Agreement, between the date of the Merger Agreement and the effective time of the Merger, except as required by applicable law or to the extent that MKS otherwise consents in writing (which consent cannot be unreasonably withheld or delayed), ESI will, and will cause each of its subsidiaries to, conduct its business in the ordinary course of business and consistent with past practice and will use commercially reasonable efforts to preserve substantially intact its assets, properties and business organization and to preserve its relationships with employees, customers, suppliers and other persons with which it has material business relations.

Subject to certain exceptions set forth in the Merger Agreement and the disclosure letter delivered by ESI in connection with the Merger Agreement, except to the extent that MKS otherwise consents in writing (which consent, in certain cases, cannot be unreasonably withheld or delayed), ESI will not and will not permit any of its subsidiaries to:

•	amend or otherwise change its certificate or articles of incorporation or bylaws or any similar governing instruments;
•	issue, deliver, sell, dispose of or suffer to exist liens on any shares of capital stock or any of its other securities, or grant any right to acquire any shares of its capital stock or its other securities (including Company Stock Options, Company SARs, Company RSUs and Company PRSUs) except: (i) pursuant to the exercise, vesting or settlement of equity awards outstanding as of the date of the Merger Agreement and in accordance with the terms of such instruments as in effect on the date of the Merger Agreement, or (ii) pursuant to the Company ESPP with respect of any offering or purchase period begun before the date of the Merger Agreement and ending under its normal schedule before the closing date of the Merger;
•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other securities;
•	(i) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of its capital stock or any of its other securities or any rights, warrants or options to acquire any such shares or other securities (except in connection with cashless exercises, cancellation of shares in satisfaction of tax withholding obligations or purchase or exercise price or similar transactions pursuant to the exercise, vesting or settlement of Company equity awards outstanding as of the date of the Merger Agreement, or the forfeiture of any equity awards);
•	(ii) reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock or other securities; (iii) authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock or any of its other securities; (iv) adopt or implement any shareholder rights plan; or (v) change the ownership of any of its subsidiaries, or otherwise engage in any internal corporate restructuring or reorganization or intercompany asset transfer, including by way of merger, consolidation or stock or asset sale;
•	(i) acquire any corporation, partnership or other business organization or division thereof; (ii) acquire any assets having a value in excess of $100,000 individually or $500,000 in the aggregate other than purchases of inventory in the ordinary course of business; (iii) sell or otherwise dispose of any corporation, partnership or other business organization or division thereof; or (iv) sell, license, or otherwise dispose of any assets having a value in excess of $100,000 individually or $500,000 in the aggregate, other than sales or dispositions of inventory in the ordinary course of business;

•	(i) materially modify or amend, or terminate, any material contract (or any contract that, if entered into prior to the date of the Merger Agreement, would constitute a material contract), or knowingly waive, release or assign any material rights or claims thereunder, in each case in a manner materially adverse to ESI and its subsidiaries, taken as a whole, or (ii) other than in the ordinary course of business, enter into any contract that, if entered into prior to the date of the Merger Agreement, would constitute a material contract;
•	make any capital expenditures which are, in the aggregate, in excess of ESI’s capital expenditure budget;
•	(i) make any loans, advances or capital contributions to, or investments in, any other person or entity (other than routine advances to its employees, in each case in the ordinary course of business or any such actions or transactions solely between and among ESI and its subsidiaries), (ii) incur any indebtedness (including new loan commitments or drawdowns under an existing credit facility) or issue, sell or amend any instruments of indebtedness or debt securities or any warrants or other rights to acquire any debt securities (other than any such actions or transactions solely between and among ESI and its subsidiaries), (iii) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another person or entity, including any “keep well” or other contract to maintain any financial statement condition of another person or entity or enter into any arrangement having the economic effect of any of the foregoing (other than, in any such case, a guaranty by ESI on behalf of its subsidiaries) or (iv) enter into any hedging contract or other financial contract or arrangement designed to protect ESI or any of its subsidiaries against fluctuations in commodities prices, exchange rates or interest rates;
•	except as required to comply with applicable law, contracts or company plans existing on the date of the Merger Agreement, (i) enter into, terminate, issue notice to terminate, or amend any employment, severance, retention, change in control, or similar contract or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant, other than in the ordinary course of business with respect to any employees of ESI or its subsidiaries with a title below the Vice President level or terminations for cause, or any collective bargaining agreement or similar labor contract, (ii) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, other than in the ordinary course of business with respect to any employees of ESI or its subsidiaries with a title below the Vice President level, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding equity compensation, (iv) pay any material benefit not provided for as of the date of the Merger Agreement under any company benefit plan other than in the ordinary course of business with respect to any employees of ESI or its subsidiaries with a title below the Vice President level, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or restricted stock units or remove existing restrictions in any benefit plans or contracts or awards made thereunder; or (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any contract or company benefit plan;
•	implement or adopt any material change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;
•	(i) make or change any material tax election; (ii) change any material tax accounting method; (iii) file any material amended tax return; (iv) enter into any material closing agreement; (v) waive or extend the statute of limitations with respect to material taxes; (vi) settle or compromise any material tax liability, claim or assessment, or (vii) surrender any right to claim a material refund of taxes;
•	compromise or settle any suit, claim, action, proceeding, arbitration, mediation or investigation , or consent to the same, other than compromises, settlements or contracts in the ordinary course of business that involve only the payment of money damages not in excess of $100,000 individually or $500,000 in the aggregate and do not impose equitable relief on ESI or any of its subsidiaries or provide for any admission of wrongdoing by ESI or any of its subsidiaries;

•	fail to maintain insurance at levels substantially comparable to levels existing as of the date of the Merger Agreement (excluding any company benefit plans); or
•	authorize or agree to take any of the actions to do any of the foregoing.

Financing Matters

Commitment

The anticipated total amount of funds necessary to complete the Merger and the related transactions will be approximately $1.1 billion, which is expected to be funded via the proceeds of the Debt Financing described below, as well as cash on hand of MKS and ESI.

MKS has delivered to ESI a fully executed debt commitment letter (the “Commitment Letter”) from Barclays Bank PLC (“Barclays”), HSBC Bank USA, National Association (“HSBC Bank”) and HSBC Securities (USA) Inc. (“HSI” and, together with HSBC Bank, “HSBC;” Barclays and HSBC, the “Commitment Parties”) (together with the Fee Letter (as defined below), the “Debt Financing Commitments”) pursuant to which the Commitment Parties have agreed subject to the terms and conditions therein, to provide MKS with $650 million of incremental term loans pursuant to MKS’ existing senior secured credit facilities (such amounts, the “Debt Financing”). MKS has also delivered to ESI redacted versions of the fee letters referred to in such Commitment Letter (with only fee amounts, dates, pricing caps, “market flex” and other economic terms redacted, none of which would adversely affect the amount or availability of the Debt Financing (collectively, the “Fee Letter”)). In addition, the Commitment Parties have committed to provide MKS with a $100 million asset-based revolving credit facility for working capital purposes, as needed.

In addition, MKS has the right to amend, supplement, restate or modify the Debt Financing Commitments, including to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitments as of the date of the Merger Agreement or to increase the amount of indebtedness contemplated by the Debt Financing Commitments. However, MKS must obtain ESI’s consent if such amendment: (i) adds new (or adversely modifies any existing) conditions precedent to the Debt Financing; (ii) reduces the aggregate amount of the Debt Financing Commitments (including by changing the fees paid or original issue discount) in a manner that would adversely impact the ability of MKS to consummate the Merger or that would otherwise be expected to delay or impede the Merger; or (iii) makes changes that would otherwise be reasonably expected to (A) prevent, impede or delay the consummation of the Merger and the other transactions contemplated by the Merger Agreement, (B) make funding less likely to occur or (C) adversely impact the ability of MKS or Merger Sub to enforce their rights against the other parties to the Debt Financing Commitments. MKS also has the right to substitute the proceeds of consummated offerings or other incurrences of debt for all or any portion of the Debt Financing by reducing commitments under the debt Commitment Letter, subject to certain conditions.

While consummation of the Merger is not subject to MKS’ ability to obtain financing, the Commitment Parties’ obligations under the Commitment Letter are subject to certain conditions, including consummation of the Merger in accordance with the Merger Agreement; the negotiation and execution of definitive documentation consistent with the Commitment Letter; delivery of certain pro forma and other financial information; subject to certain limitations, the absence of a material adverse effect on ESI; the accuracy of specified representations and warranties of ESI in the Merger Agreement and specified representations and warranties of MKS set forth in the loan documents; the repayment of certain outstanding debt of ESI; and other customary closing conditions. There is a risk that these conditions will not be satisfied and the Debt Financing may not be available when required.

The definitive documentation governing the Debt Financing has not been finalized and, accordingly, the actual terms of the Debt Financing may differ from those described in this proxy statement. Although the Debt Financing is not subject to due diligence or a “market out,” such financing may not be considered assured.

Cooperation

Although the obligation of MKS to consummate the Merger is not subject to any financing condition (including, without limitation, consummation of the Debt Financing), ESI has agreed that it will, and will cause its subsidiaries to, and will use its reasonable best efforts to cause its and their respective representatives to, provide all cooperation reasonably requested by MKS in connection with the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the business or operations of ESI and its subsidiaries or create a risk of damage or destruction to any property or assets of ESI or its subsidiaries), subject to certain exceptions described below.

Such cooperation will include, without limitation, (A) furnishing (i) audited consolidated balance sheets and related statements of income, changes in equity and cash flows of ESI for the three fiscal years ended at least 75 days prior to the closing date, (ii) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of ESI for each subsequent fiscal quarter ended at least 40 days before the closing date and (iii) such other information regarding ESI and its subsidiaries reasonably requested by MKS or its financing sources to consummate the Debt Financing and customarily included in marketing materials for senior secured bank lending transactions; (B) furnishing the report of ESI’s independent accountants on the most recently available audited consolidated financial statements of ESI and its subsidiaries and obtaining the consent of such accountants to the use of such report in accordance with the accountants’ normal custom and practice; (C) furnishing customary financial statements, schedules or other pertinent information relating to ESI and its subsidiaries reasonably requested by MKS in connection with the Debt Financing; (D) providing reasonable assistance with the preparation of business forecasts, customary financing documents and customary offering materials in connection with the Debt Financing; (E) providing customary documents and certificates, and taking other actions reasonably requested by MKS that are customary in connection with the Debt Financing (including (i) arranging for customary payoff letters, lien terminations and instruments of discharge to be delivered at the closing providing for the payoff, discharge and termination on the closing date of all indebtedness required to be paid off, discharged and terminated on the closing date, (ii) to the extent required by the Debt Financing, facilitating the pledging of collateral; provided, that no pledge shall be operative until the effective time of the Merger, (iii) using reasonable best efforts to obtain consents, surveys and title insurance required by the Debt Financing, and (iv) consulting with MKS in connection with the negotiation of such definitive financing documents and agreements and such other customary documents as may be reasonably requested by MKS); (F) providing assistance in the preparation of (but not preparing) (i) one or more confidential information memoranda and other customary marketing and syndication materials reasonably requested by MKS in connection with the Debt Financing and (ii) customary pro forma financial statements reflecting the Merger and the Debt Financing; (G) cooperating with the marketing efforts for any portion of the Debt Financing, including using reasonable best efforts to assist MKS in ensuring that the syndication efforts benefit from the existing banking relationships of ESI and its subsidiaries; (H) permitting the reasonable use by MKS of ESI’s and its subsidiaries’ logos for syndication and underwriting, as applicable, of the Debt Financing, provided, that such logos (x) are used solely in a manner that is not intended to nor reasonably likely to harm or disparage ESI or any of its subsidiaries or the reputation or goodwill of ESI or any of its subsidiaries and its or their marks, and (y) are used solely in connection with a description of the Merger and the Debt Financing; (I) participating as necessary in a reasonable number of meetings, presentations, customary one-on-one sessions that are requested at least two business days in advance and road shows with prospective lenders and investors and in drafting sessions and due diligence sessions, as applicable (including the reasonable participation in such meetings by ESI’s senior management), in each case, in connection with the Debt Financing; (J) reasonably cooperating with any financing sources or prospective financing sources for the Debt Financing and their respective agents’ due diligence, including providing access to documentation reasonably requested by any such person in connection with the Debt Financing; (K) assisting in preparing customary rating agency presentations and participating in a reasonable number of sessions with rating agencies in connection with the Debt Financing; and (L) as long as such information is requested by MKS’ financing sources in writing at least 10 business days prior to the closing date, providing to such financing sources, at least three business days prior to the closing date, all documentation and other information required by regulatory authorities with respect to ESI and its subsidiaries under applicable “know your customer” and anti-money laundering laws.

However, nothing described in this section of the proxy statement will require ESI to provide (A) any financial statements other than the financial statements referred to in clauses (A)(i) and (ii) above, (B) any information not reasonably available to ESI and its subsidiaries under its current internal control and reporting systems or (C) pro forma financial statements and/or forecasts, including pro forma cost savings, synergies, capitalization or other post-closing pro forma adjustments desired to be incorporated into any pro forma financial information. Further, neither ESI nor any of its subsidiaries shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with the Debt Financing except for any payment that is conditioned upon, and shall not take effect until, the effective time of the Merger, and no obligations of ESI or any of its subsidiaries under any contract, certificate, document or instrument delivered pursuant to its cooperation obligations shall be required to be effective until the effective time of the Merger. None of ESI, its subsidiaries or their respective representatives shall be required to (A) pay any commitment or other fee, provide any security or incur any other liability in connection with any financing prior to the effective time of the Merger, (B) give any indemnities that are effective prior to the effective time of the Merger, (C) provide any information the disclosure of which is prohibited or restricted under any law applicable to ESI or its subsidiaries or that is legally privileged (unless such privilege can be preserved through the entry into a customary common interest agreement), or (D) take any action that will conflict with or violate ESI’s or its subsidiaries’ respective organizational documents or any laws applicable to ESI or any of its subsidiaries or would result in a violation of, or default under, any agreement to which ESI or any of its subsidiaries is a party (provided that in each case ESI shall use its commercially reasonable efforts to eliminate any such impediment).

In addition, MKS shall reimburse ESI for all reasonable and documented out-of-pocket costs incurred by ESI or any of its subsidiaries in good faith in connection with fulfilling its obligations pursuant to its Debt Financing cooperation obligations. MKS shall indemnify and hold harmless ESI and its subsidiaries (and their respective representatives) from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by them in connection with the arrangement of any such financing and any information used in connection therewith (other than information provided by ESI, any of its subsidiaries or any of their respective representatives in writing for use in the Debt Financing documents), except in the event such loss or damage arises out of or results from ESI’s, its subsidiaries’ or any of their respective representatives’ gross negligence, fraud, intentional misrepresentation or willful misconduct. No person who is a director of ESI or any of its subsidiaries at any time prior to the closing shall be required to pass any resolutions or consents to approve the Debt Financing.

Shareholder Meetings; Preparation of Proxy Statement

As promptly as reasonably practicable after the date of the Merger Agreement (and, in any event, not later than the 15th business day immediately thereafter), ESI shall (i) prepare (with MKS’ reasonable cooperation to the extent required) and file with the SEC a proxy statement in preliminary form to be sent to the shareholders of ESI relating to the Special Meeting of ESI’s shareholders to be held to consider the approval of the Merger Agreement and, (ii) set a record date for such Special Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. ESI will not file or mail the proxy statement, or any amendment or supplement thereto, without providing MKS a reasonable opportunity to review and comment thereon (and ESI will include all additional disclosures and corrections, and will consider in good faith all other comments, reasonably proposed in a timely manner by MKS).. ESI will advise MKS promptly after it receives any request by the SEC for amendment of the proxy statement or any comments on the proxy statement, and will provide MKS with copies of any written communication with the SEC or any state securities commission. ESI will respond to any requests or comments from the SEC as promptly as practicable and will not file or otherwise deliver to the SEC any such response without providing MKS a reasonable opportunity to review and comment thereon (and ESI will include all additional disclosures and corrections, and will consider in good faith all other comments, reasonably proposed in a timely manner by MKS). ESI will cause the proxy statement to be mailed to ESI shareholders on or prior to the fifth (5th) business day after the resolution of any comments thereon from the SEC or, if the SEC does not inform ESI that it intends to review the proxy statement on or before the 10th calendar day following the filing of the proxy statement, on or prior to the fifth (5th) business day following such 10th calendar day. ESI will use reasonable best efforts to cause all documents it is responsible for filing with the SEC or other regulatory authorities to comply in all material respects with all applicable requirements of law. If, at any time prior to the Special Meeting, any information is discovered by ESI or MKS that is required to be set forth in an amendment or supplement to the proxy statement, so that the proxy statement would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, ESI will promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required under applicable law, disseminate such amendment or supplement to shareholders of ESI.

Unless the Merger Agreement is validly terminated in accordance with its terms, and notwithstanding any Adverse Recommendation Change, as promptly as reasonably practicable following the resolution of any comments on the proxy statement from the SEC (or, if the SEC does not inform ESI that it intends to review the proxy statement on or before the 10th calendar day following the filing of the proxy statement, as promptly as reasonably practicable following such tenth calendar day), ESI will duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of voting on the merger proposal. The Special Meeting will be held not later than the 30th calendar day immediately following the date of the mailing of the proxy statement absent any legal restraint that prevents such action. Notwithstanding the foregoing, ESI (after consultation with MKS and outside counsel) may or (if requested by MKS) will postpone or adjourn the meeting of its shareholders if (i) ESI or MKS reasonably determines that the approval of a majority of shareholders is unlikely to be obtained at the Special Meeting (including due to an absence of quorum), (ii) ESI is required to postpone or adjourn the meeting by applicable law or by order or a request from the SEC or its staff, (iii) the Board of Directors reasonably determines that it would be necessary or advisable for any required supplement or amendment to the proxy statement to be provided to ESI’s shareholders sufficiently in advance of the Special Meeting for ESI shareholders to evaluate or consider such supplement or amendment (including in connection with an Adverse Recommendation Change), or (iv) if as of the time for which the Special Meeting is originally scheduled (as set forth in the proxy statement) or thereafter re-scheduled in accordance with the terms of the Merger Agreement, there are insufficient affirmative votes for the shareholders of ESI to duly approve the Merger Agreement; provided that, the Special Meeting will not be postponed or adjourned without the mutual agreement of MKS and ESI (A) by more than 10 calendar days at a time or, with respect to any postponement or adjournment contemplated by the foregoing clauses (i) or (iv), more than three times in the aggregate; (B) with respect the foregoing clause (iv), by more than 30 calendar days after the date on which the Special Meeting was (or was required to be) originally scheduled; or (C) to a date that is fewer than ten business days prior to the Termination Date. In no event will the record date of the Special Meeting be changed without MKS’ prior written consent (not to be unreasonably withheld), unless required by applicable law.

Unless the Board of Directors has effected an Adverse Recommendation Change, it must recommend to ESI shareholders that they approve the Merger Agreement and the transactions contemplated thereby, and include that recommendation in the proxy statement. Unless the Merger Agreement is validly terminated, and if applicable, ESI pays or causes to be paid to MKS a termination fee of $35,650,000, the obligations of ESI and the Board of Directors described in this paragraph and the preceding paragraph will not be affected by any Acquisition Proposal.

No Shop; Acquisition Proposals; Change in Recommendation

Following the date of the Merger Agreement until the earlier of the effective time of the Merger or the date, if any, on which the Merger Agreement is validly terminated in accordance with its terms, ESI will not and, will not authorize or permit any of its or its subsidiaries’ respective officers, directors, employees, agents, advisors and representatives to, directly or indirectly: (i) initiate, solicit, knowingly facilitate or knowingly encourage (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (ii) engage or participate in any negotiations or discussions (other than to state that they are not permitted to have discussions) concerning, or provide or cause to be provided any information or data relating to ESI and its subsidiaries in connection with, an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal (or propose to do so) or (iv) except for a confidentiality agreement entered into pursuant to and in compliance with the Merger Agreement, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar contract relating to an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal.

Notwithstanding the foregoing, at any time prior to the approval of the Merger Agreement and the Merger by ESI’s shareholders, ESI may, in response to an unsolicited, bona fide written Acquisition Proposal that the Board of Directors determines in good faith, after consultation with its outside counsel and its independent financial advisor, constitutes or would reasonably be expected to lead to a Superior Proposal (as defined below) (i) furnish information with respect to ESI and its subsidiaries to the person making such Acquisition Proposal and such person’s representatives pursuant to a confidentiality agreement no less favorable to ESI than the confidentiality agreement between ESI and MKS (and such agreements will not be required to contain any standstill or similar provisions) and (ii) participate in discussions or negotiations with such person and its representatives regarding the Acquisition Proposal.

ESI must advise MKS within 24 hours after receipt of or becoming aware of any Acquisition Proposal, request for information relating to ESI or its subsidiaries, or inquiry or request for discussion or negotiation regarding, or that would reasonably be expected to lead to, an Acquisition Proposal. Such notice must include the identity of the person making the Acquisition Proposal, inquiry or request, and a description of the material terms thereof. ESI must also keep MKS reasonably informed of the status and details of any such Acquisition Proposal, request or inquiry, and provide to MKS copies of any non-public information provided to or received from the person making such Acquisition Proposal, request or inquiry, to the extent not previously provided to MKS.

Generally, the Board of Directors is prohibited from (i) withdrawing or modifying in a manner adverse to MKS and Merger Sub its recommendation that the ESI shareholders approve the Merger Agreement and the Merger at the Special Meeting or (ii) approving or recommending an Acquisition Proposal. However, the Board of Directors can make an Adverse Recommendation Change in response to a Superior Proposal only if:

•	the Board of Directors (or the applicable committee thereof) has received a written Acquisition Proposal after the execution and delivery of the Merger Agreement by the parties thereto that did not result from a breach in any material respect of the Merger Agreement and determines, after consultation with outside counsel and its independent financial advisor, that (w) such Acquisition Proposal is a Superior Proposal, (x) such Superior Proposal is outstanding, (y) the failure of the Board of Directors (or such committee) to make an Adverse Recommendation Change in response to such Superior Proposal would reasonably be expected to be a breach of its fiduciary duties and (z) the Board of Directors (or such committee) intends to make an Adverse Recommendation Change in response to such Superior Proposal (which determination, and any public announcement thereof permitted under the Merger Agreement, shall not in and of itself constitute an Adverse Recommendation Change);
•	ESI has provided an Adverse Recommendation Notice to MKS at least four business days prior to the making of such Adverse Recommendation Change advising MKS of the determination contemplated by the foregoing item, including that the Board of Directors or such committee intends to make an Adverse Recommendation Change (and the manner and timing in which it intends to do so), which Adverse Recommendation Notice ESI shall deliver no more than 24 hours following such determination;
•	during such four business day period, ESI provides MKS with a reasonable opportunity to adjust the terms and conditions of the Merger Agreement and negotiates in good faith with MKS (to the extent MKS requests or initiates such negotiation) with respect thereto, in each case as would enable the Board of Directors or such committee to determine that a Superior Proposal ceases to be a Superior Proposal;
•	ESI complies in all material respects with the notice requirements described above; and
•	during such four business day period, MKS does not make a proposal in writing that the Board of Directors determines in good faith, after consultation with its outside counsel and its independent financial advisor, to be at least as favorable to ESI’s shareholders as the Superior Proposal.

Any change to the financial terms or any material change to the other terms of such Superior Proposal will require ESI to provide to MKS a new Adverse Recommendation Notice and a new four business day period and to comply with the requirements described herein with respect to each such Adverse Recommendation Notice; provided, that each such new four business day period will be shortened to three business days following the receipt of the corresponding new Adverse Recommendation Notice.

The Board of Directors can also make an Adverse Recommendation Change in response to an Intervening Event (as defined below) if:

•	the Board of Directors or such committee has determined in good faith, after consultation with its outside counsel and its independent financial advisor, that the failure to make an Adverse Recommendation Change in light of such Intervening Event would reasonably be expected to be a breach of its fiduciary duties;
•	ESI has provided written notice to MKS of the contemplated Adverse Recommendation Change, and specified the reasons therefor in reasonable detail, at least four business days prior to the making of such Adverse Recommendation Change; and

•	during such four business day period, if requested by MKS, ESI has engaged in good faith negotiations with MKS to amend the Merger Agreement so that the Board of Directors or such committee no longer determines that failure to make an Adverse Recommendation Change in response to such Intervening Event would reasonably be expected to be a breach of its fiduciary duties.

As used in this proxy statement, the term “Acquisition Proposal” means any inquiry, proposal or offer from any third party or group of third parties other than MKS or one of its subsidiaries for (i) a merger, reorganization, consolidation, share exchange, tender offer, business combination, recapitalization, liquidation, dissolution or similar transaction involving ESI (or any subsidiary or subsidiaries of ESI whose business constitutes 15% or more of the net revenues, net income or assets of ESI and its subsidiaries, taken as a whole) or (ii) the acquisition in any manner (including by virtue of any equity interest), directly or indirectly, of (A) 15% or more of the consolidated total assets of ESI and its subsidiaries or (B) securities that, in the aggregate with any securities then owned by such third party or group of third parties, would result in such third party or group of third parties owning 15% or more of the equity securities of ESI.

As used in this proxy statement, the term “Adverse Recommendation Change” means for the Board of Directors or any committee thereof to (i) withdraw or modify in a manner adverse to MKS or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to MKS or Merger Sub, its recommendation that the shareholders of ESI approve the Merger Agreement and the Merger at Special Meeting or (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal.

As used in this proxy statement, the term “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal received after the date of the Merger Agreement (i) on terms which the Board of Directors determines in good faith, after consultation with its outside counsel and its independent financial advisors, to be more favorable from a financial point of view to ESI shareholders than the Merger, taking into account all the terms and conditions of such proposal (including the timing, financial, regulatory, legal and other aspects of such proposal), and the Merger Agreement (including any timely proposal by MKS to amend the Merger Agreement) and (ii) that, after consultation with its outside counsel and its independent financial advisors, the Board of Directors determines in good faith is capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal. For purposes of the definition of “Superior Proposal,” the references to “15%” in the definition of Acquisition Proposal are deemed to be references to “50%” and no Acquisition Proposal can be deemed a Superior Proposal if any financing required to consummate such Acquisition Proposal is not committed.

As used in this proxy statement, the term “Intervening Event” means any event, change or development first occurring or arising after the date of the Merger Agreement that is material to ESI and its subsidiaries, taken as a whole, and was not known by or reasonably foreseeable to the Board of Directors as of the date of the Merger Agreement; provided, that in no event shall the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (B) changes in the market price or trading volume of ESI common stock or any other securities of ESI, MKS or their respective subsidiaries, or any change in credit rating or the fact that ESI meets or exceeds internal or published estimates, projections, forecasts or predictions for any period (it being understood that the facts or occurrences giving rise or contributing to such changes may be taken into account to the extent not otherwise excluded), (C) changes in general economic, political or financial conditions or markets (including changes in exchange rates, interest rates, stock, bond and/or debt prices) or (D) changes in GAAP, other applicable accounting rules or applicable law or, in any such case, changes in the interpretation thereof.

Employee Matters

The Merger Agreement provides that except as otherwise agreed in writing between MKS and any current or former employee of the Company or any of its subsidiaries (a “Company Employee”), MKS will cause the Company and each of its subsidiaries, (i) for the period commencing at the effective time of the Merger and ending on the earlier of December 31, 2019 (the “Benefits Transition Date”) or the date employment ceases, to maintain for each Company Employee employed in the United States as of the effective time of the Merger (the “Continuing Employees”) base salary levels no less favorable than that in effect as of immediately prior to the closing date, (ii) for the period commencing at the effective time of the Merger and ending on the earlier of the Benefits Transition Date or the date employment ceases, to maintain for each Continuing Employee in the United States other cash compensation levels (such term to consist of percentage of salary used for target bonus opportunities (on metrics set by MKS) and commission programs) no less favorable than those in effect as of the date hereof, and (iii) for the period commencing at the effective time of the Merger and ending six (6) months after the effective time of the Merger, MKS will cause the Company to maintain in effect the Company’s severance practices for U.S. Company Employees, which generally provide for (a) 6 months of severance plus 1 week of severance per year of service to the Company for director-level employees and (b) 2 weeks’ notice plus 1 week of severance per year of service to the Company for employees below the director-level.

The Merger Agreement also provides that MKS will provide all Continuing Employees in the United States full credit for the Continuing Employees’ service with the Company, its subsidiaries and their predecessor entities for purposes of eligibility, vesting, and benefit accruals under MKS’ 401(k) plan, vacation accrual rates, sick time accrual rates, service used for determining severance under the applicable policy or contract, and any pre-closing date Company equity awards that are assumed by MKS to the same extent recognized by the Company immediately prior to the effective time of the Merger, except to the extent such service credit would result in a duplication of benefits for the same period of service.

MKS will cause the Company and its subsidiaries to maintain in place, from the effective time of the Merger through the Benefits Transition Date, the pre-closing Company plans in the United States that provide medical, dental, vision, employee assistance, short-term disability and long-term disability benefits. Such coverage for the Continuing Employees in the United States will transition to MKS-provided benefit plans effective on the day after the Benefits Transition Date. From and after the Benefits Transition Date, MKS will or will cause its subsidiaries to cause any pre-existing conditions or limitations, exclusions, eligibility waiting periods and required physical examinations under any group health and welfare plans of MKS or its subsidiaries to be waived with respect to Continuing Employees and their eligible dependents. To the extent that the Benefits Transition Date occurs other than on the last day of the plan year with respect to any welfare benefit plans, MKS shall recognize or cause to be recognized the dollar amount of all co-payments, co-insurance, out of pocket expenses, deductibles, offsets and similar payments incurred by each Continuing Employee in the United States and his or her eligible dependents during the plan year in which the Benefits Transition Date occurs for purposes of satisfying such year’s co-payment, co-insurance, out of pocket, deductible, offset or similar payments under the corresponding plan of the MKS or its subsidiaries in which the Continuing Employee in the United States (and his or her eligible dependents) will be eligible to participate from and after the Benefits Transition Date.

Additionally, from and after the effective time of the Merger, except as otherwise agreed in writing between MKS or any of its affiliates and a Continuing Employee in the United States or as otherwise provided in the Merger Agreement or the applicable individual written contract, MKS agrees to cause the Surviving Corporation and its subsidiaries (including the Surviving Corporation) to honor in accordance with its terms in the United States, (i) each existing written employment, retention, change in control, severance and termination contract of or between the Company or any of its subsidiaries and any officer, director or employee of that company, (ii) all written obligations in effect as of the effective time of the Merger under any equity-based, bonus or bonus deferral plans, programs or contracts of the Company or its subsidiaries and (iii) all vested and accrued benefits under any Company plans or contracts of the Company or its subsidiaries.

Upon MKS’ written request, made at least five (5) business days prior to the date of the Merger Agreement, the our board will, no later than the day immediately preceding the closing date, adopt resolutions to terminate our 401(k) plan as of the day immediately preceding the closing date. In addition, upon MKS’ written request, made at least seven (7) business days prior to the closing date, our board will, no earlier than thirty (30) days prior to the closing date, adopt resolutions to terminate our deferred compensation plan in accordance with applicable tax rules.

Any other Company employee benefit plans and benefits not specifically described in the applicable section of the Merger Agreement will be provided in the sole discretion of MKS. Notwithstanding the foregoing, the description in this section does not apply to persons covered by collective bargaining agreements or other collective representations (who are instead covered by the terms of such arrangements) nor to any individuals or Company benefit plans subject to non-United States laws, in which situations MKS has agreed to comply or cause its subsidiaries to comply with applicable law and any employment contracts with respect to compensation and benefits. The provisions in the Merger Agreement with respect to compensation and benefits are solely for the benefit of MKS, the Company, and Merger Sub, and no individual has any right to enforce such provisions on his or her own behalf, directly or as a third-party beneficiary. The Merger Agreement does not create or amend any benefit plan, require any specific benefit plan (other than individual contracts referenced above), or confer any rights to continued employment or imply an employment relationship.

Indemnification, Exculpation and Insurance

MKS and ESI have agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the Merger, and rights to advancement of expenses relating thereto, existing as of the date of the Merger Agreement in favor of certain indemnified parties set forth in the Merger Agreement as provided in the organizational documents of ESI and its subsidiaries or in any indemnification agreement shall continue in full force and effect and shall not be amended, repealed or otherwise modified in any manner that would adversely affect certain indemnified parties set forth in the Merger Agreement.

For a period of six years from the effective time of the Merger, MKS must either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by ESI and its subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and containing terms and conditions that are substantially equivalent with such policy with respect to matters arising on or before the effective time of the Merger. After the effective time of the Merger, however, MKS will not be required to pay annual premiums with respect to such insurance policies in excess of 250% of the last annual premium paid by ESI prior to the date of the Merger Agreement but in such case must purchase as much coverage as reasonably practicable for such amount. Notwithstanding the foregoing, ESI may purchase, prior to the effective time of the Merger, a six-year prepaid “tail policy” on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by ESI and its subsidiaries with respect to matters arising on or before the effective time of the Merger, covering without limitation the transactions contemplated hereby, for an amount not to exceed 250% of such last annual premium. If such tail prepaid policy has been obtained by ESI prior to the effective time of the Merger, MKS will cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

In the event that the Surviving Corporation or MKS or any of their respective successors or assigns (i) consolidates with or merges into any other person or entity or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then proper provision must be made so that the successors and assigns of the Surviving Corporation or MKS, as the case may be, will assume the obligations described in this section.

Other Covenants

No Control of Other Party’s Business

Prior to the effective time of the Merger, ESI and MKS have agreed that each of ESI and MKS shall exercise, consistent with the terms and conditions of the Merger Agreement, complete control and supervision over its and its subsidiaries’ respective operations. Nothing in the Merger Agreement gives MKS, directly or indirectly, the right to control or direct ESI’s or its subsidiaries’ operations prior to the effective time of the Merger, and nothing in the Merger Agreement gives ESI, directly or indirectly, the right to control or direct MKS’ or its subsidiaries’ operations prior to the effective time of the Merger. The provisions described in this paragraph do not limit any other provision of the Merger Agreement.

Access to Information; Confidentiality

From the date of the Merger Agreement to the effective time of the Merger or the earlier termination of the Merger Agreement, upon reasonable prior written notice, ESI has agreed to afford to MKS, or cause its subsidiaries and its and their respective officers, directors, managers, employees and representatives to, reasonable access during normal business hours, consistent with applicable law, to the respective officers, employees, properties, offices, other facilities and books and records of ESI and its subsidiaries, and to furnish MKS with all financial, operating and other data and information as MKS shall reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of ESI or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of ESI or its subsidiaries of their normal duties. Notwithstanding the foregoing or anything to the contrary set forth in the Merger Agreement, other than the extent required with respect to an Acquisition Proposal, ESI and its subsidiaries are not required to provide access to or to disclose information where such access or disclosure would: (i) breach any contract with any third party in effect on the date of the Merger Agreement; (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by ESI; or (iii) otherwise violate any applicable law.

Each of MKS and Merger Sub will hold and treat and will cause its representatives to hold and treat all documents and information concerning ESI and its subsidiaries furnished to MKS or Merger Sub in connection with the transactions contemplated by the Merger Agreement, including the Merger, in accordance with the Confidentiality Agreement, dated August 2, 2018, between MKS and ESI (the “Confidentiality Agreement”), except that ESI has waived the standstill provisions contained therein.

Notwithstanding anything to the contrary set forth in the Merger Agreement or in the Confidentiality Agreement, MKS will be permitted to (i) disclose nonpublic or otherwise confidential information regarding ESI and its subsidiaries to financing sources, and to rating agencies and prospective lenders and investors during syndication of any financing subject to their entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities), and (ii) publicly disclose, including by filing or furnishing one or more Current Reports on Form 8-K, the required information and pro forma financial information provided to any financing source under any confidential information memoranda or other syndication materials or similar documents prepared in connection with any financing sought or obtained by MKS in connection with the transactions contemplated by the Merger Agreement.

Further Action; Efforts

The parties to the Merger Agreement are required to use reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate the Merger and the other transactions contemplated by the Merger Agreement as soon as reasonably practicable after the date of the Merger Agreement, including, as promptly as practicable, (i) making all necessary filings and submissions with respect to the Merger Agreement and the Merger as required under the securities laws, and (ii) as promptly as practicable and to the extent requested by MKS, providing any notice to, and using reasonable best efforts to obtain any consent, waiver or approval from, any third party required in connection with the transactions contemplated by the Merger Agreement under any contract to which such party is a party; provided that (A) neither ESI nor any of its subsidiaries will be required, in connection with the foregoing, to grant or offer to grant any accommodation or concession (financial or otherwise), or make any payment, to any person or entity in connection with seeking or obtaining any such consent, waiver or approval and (B) for the avoidance of doubt, nothing in the Merger Agreement will require MKS or any of its subsidiaries to, and ESI may not and may not permit any of its subsidiaries to, without the prior written consent of MKS, become subject to, consent to or offer or agree to any requirement, condition, limitation, understanding, agreement or order to (1) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any material assets or business, or any capital stock, of ESI, the Surviving Corporation, MKS or any subsidiary of any of the foregoing or (2) impose any material restriction, requirement or limitation on the operation of any business of ESI, the Surviving Corporation, MKS or any subsidiary of any of the foregoing.

MKS and ESI have agreed that each shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated by the Merger Agreement and work cooperatively in connection with obtaining the approvals of or clearances from each applicable governmental entity required in connection with the transaction contemplated by the Merger Agreement, including: (i) cooperating with each other in connection with filings required to be made by any party under any antitrust law and in relation to each step of the procedure before the relevant governmental entities, and informing each other as to the contents of all substantive communications with such governmental entities. To the extent permitted by law or governmental entity, MKS and ESI have agreed that neither will make any notification or other submission in relation to the transactions contemplated thereunder without first providing the other party with a true, correct and complete copy of such notification in draft form and giving such other party a reasonable opportunity to comment before it is filed with the relevant governmental entities, and such first party shall consider in good faith all reasonable comments timely made by the other party in this respect; (ii) furnishing to the other party all information within its possession that is required for any application or other submission to be made by the other party pursuant to the applicable law in connection with the transactions contemplated by the Merger Agreement; (iii) promptly notifying each other of any communications from or with any governmental entity with respect to the transactions contemplated by the Merger Agreement and providing, to the extent permitted by law or governmental entity, each party an opportunity to attend any meetings with or other appearances before any governmental entity with respect to the transactions contemplated by the Merger Agreement; and (iv) consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by either party in connection with proceedings under or relating to U.S. and foreign antitrust laws.

Takeover Restrictions

If any takeover restriction is or becomes applicable to the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement, ESI, the Board of Directors, and, to the extent required, MKS, shall take all actions necessary to ensure that the Merger and the other transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to eliminate or minimize the effect of such takeover restriction on the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

Notification of Certain Matters

From the date of the Merger Agreement and until the earlier to occur of the termination of the Merger Agreement in accordance with its terms and the effective time of the Merger, ESI and MKS have agreed to promptly notify each other of (i) any notice or other communication received by such party from any governmental entity in connection with the Merger or the other transactions contemplated by the Merger Agreement or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated by the Merger Agreement; (ii) any suit, claim, action, proceeding, arbitration, mediation or investigation commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Merger or the other transactions contemplated by the Merger Agreement; or (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the other party’s obligation to consummate the Merger in the Merger Agreement not being satisfied or satisfaction of those conditions being materially delayed.

Rule 16b-3

The Board of Directors has adopted resolutions as necessary to cause the dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by the Merger Agreement by each individual who is a director or officer of ESI to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Public Announcements

MKS and Merger Sub, on the one hand, and ESI, on the other hand, have agreed, to the extent reasonably practicable, to consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and to not issue any such press release or make any public announcement without the prior consent of the other party, which consent shall not be unreasonably withheld, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. Neither party will be required to consult with the other, or provide an opportunity to review or comment to the other, or obtain the prior consent of the other party, in connection with (i) ESI’s receipt of an Acquisition Proposal or an Adverse Recommendation Change and related matters, or any related press release or other public statement, or (ii) a dispute between the parties relating to the Merger Agreement. Each party and its subsidiaries and representatives may issue releases or make statements that are consistent with previous releases, statements or disclosures made by either party in compliance with the Merger Agreement.

Obligations of Merger Sub

MKS is required to take all action necessary to cause Merger Sub to perform its obligations under the Merger Agreement.

NASDAQ Quotation

ESI is required to use reasonable best efforts to continue the quotation of ESI common stock on NASDAQ until immediately prior to the effective time of the Merger.

Shareholder Litigation

Until the earlier of the effective time of the Merger or the termination of the Merger Agreement, ESI is required to give MKS the opportunity to participate in (but not control) the defense or settlement of any shareholder litigation against ESI and/or its officers or directors relating to the Merger or any of the other transactions contemplated by the Merger Agreement, and cannot settle any such litigation without MKS’ prior written consent, except for any settlement that (i) does not (A) include an admission of liability or guilt or (B) provide for any injunctive or equitable relief, other than any supplemental disclosures approved by MKS; (ii) includes a complete release of MKS and its affiliates; and (iii) does not result in the payment by MKS, ESI or any subsidiary thereof of any amount in excess of the retention or deductible under any applicable insurance policy of ESI.

Conditions to Completion of Merger

The obligation of each party to the Merger Agreement to effect the Merger is subject to the satisfaction at or prior to the effective time of the Merger of the following conditions:

•	the approval of ESI’s shareholders of the Merger Agreement and the Merger shall have been obtained;
•	no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no law shall have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that, in any case, prohibits or makes illegal the consummation of the Merger; and
•	any applicable waiting periods will have expired or been terminated, and any approvals required shall have been obtained, in each case relating to the transactions contemplated by the Merger Agreement under the HSR Act or under the antitrust laws of the United States, Germany, China, Korea, or Israel, subject to certain exceptions specified in the disclosure letter delivered by ESI to MKS in connection with the Merger Agreement;

The obligations of ESI to effect the Merger is also subject to the satisfaction or waiver (to the extent permitted by the Merger Agreement or applicable law) at or prior to the effective time of the Merger of the following conditions:

•	the representations and warranties of MKS and Merger Sub set forth in the Merger Agreement will be true and correct as of the date of the Merger Agreement and as of the closing date of the Merger as though made as of the closing date of the Merger, except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had, and would not reasonably be expected to have a material adverse effect on the ability of MKS or Merger Sub to perform its obligations under the Merger Agreement or consummate the Merger or any of the other transactions contemplated thereby; provided, that (i) the representations and warranties of MKS and Merger Sub regarding MKS’ and Merger Sub’s organization, valid existence, good standing, corporate power, qualification to do business and similar corporate matters, and MKS’ and Merger Sub’s corporate power and authority to enter into and perform its obligations under the Merger Agreement, the authorization of the Merger Agreement by the boards of directors of MKS and Merger Sub, the due execution and delivery of the Merger Agreement, and the enforceability of the Merger Agreement against MKS and Merger Sub, will each be true and correct in all material respects as of the date of the Merger Agreement and as of the closing date of the Merger as though made as of the closing date of the Merger, and (ii) if any representation and warranty of MKS or Merger Sub by its express terms is made as of a specified date, the accuracy of such representation and warranty will be measured as of such specified date;
•	MKS and Merger Sub shall have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the effective time of the Merger; and
•	ESI shall have received a certificate signed by an executive officer of MKS certifying as to the foregoing matters.

The obligation of MKS and Merger Sub to effect the Merger is also subject to the satisfaction or waiver (to the extent permitted by the Merger Agreement or applicable law) at or prior to the effective time of the Merger of the following conditions:

•	the representations and warranties of ESI set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the closing date of the Merger as though made as of the closing date of the Merger, except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had, and would not reasonably be expected to have a material adverse effect; provided, that each of the representations and warranties of ESI regarding (i) the representations and warranties of ESI regarding the capitalization of ESI and its subsidiaries and the absence of any undisclosed broker’s or finder’s fees in connection with the Merger, shall each be true and correct, except for any de minimis inaccuracies therein, as of date of the Merger Agreement and as of the closing date of the Merger as though made as of the closing date of the Merger; (ii) the representations and warranties of ESI regarding the organization, valid existence, good standing, corporate power, qualification to do business and similar corporate matters of ESI and its subsidiaries shall be true and correct in all material respects as of the date of the Merger Agreement and as of the date of the closing of the Merger as though made as of the closing date of the Merger; (iii) the absence of a material adverse effect shall be true and correct as of date of the Merger Agreement and as of the closing date of the Merger as though made as of the closing date of the Merger; and (iv) if any representation and warranty of ESI by its express terms is made as of a specified date, the accuracy of such representation and warranty shall be measured as of such specified date.
•	ESI shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the effective time of the Merger;
•	since the date of the Merger Agreement date, there shall not have occurred any event, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on ESI; and
•	MKS will have received a certificate signed by an executive officer of ESI certifying as to the foregoing.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the effective time of the Merger by mutual written consent of MKS and ESI. In addition, the Merger Agreement may be terminated prior to the effective time of the Merger by either MKS or ESI if:

•	the Merger has not been consummated on or before 5:00 p.m. Eastern Time on April 29, 2019 (the “Termination Date”); provided that if on such date all of the conditions to closing of the Merger that are capable of being satisfied at or prior to the closing of the Merger have been satisfied at or prior to the closing of the Merger, other than the approval under the HSR Act or under any other antitrust law, in which case the Termination Date will be automatically extended until July 29, 2019; provided, further, that neither party shall have the right to terminate the Merger Agreement for such reason if any failure of such party to perform or comply with the covenants and agreements of such party set forth in the Merger Agreement shall have been a principal cause of, or resulted in, the failure of the Merger to be consummated by the Termination Date;
•	any court of competent jurisdiction or other governmental entity has issued a judgment, order, injunction, rule or decree, or taken any other action permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement and such judgment, order, injunction, rule, decree or other action has become final and non-appealable; or
•	the approval of the Merger Agreement and the Merger by ESI shareholders is not obtained at the Special Meeting or at any adjournment or postponement thereof at which a vote on the approval of the Merger Agreement is taken.

The Merger Agreement can be terminated prior to the effective time of the Merger by ESI:

•	if MKS or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements in the Merger Agreement, and such breach or failure to perform (i) would result in the failure of a closing condition described in “— Conditions to Completion of Merger” and (ii) if capable of being cured by the Termination Date, has not been cured within 30 days after ESI has given MKS written notice of such breach or failure and stating ESI’s intention to terminate the Merger Agreement; provided, that ESI shall not have the right to terminate the Merger Agreement for such reason if it is then in material breach of the Merger Agreement; or
•	prior to the receipt of the approval of the Merger Agreement and the Merger by ESI shareholders, to enter into a definitive agreement for a transaction that is a Superior Proposal, if (i) the Board of Directors has received a Superior Proposal; (ii) the Board of Directors has made an Adverse Recommendation Change in response to such Superior Proposal, (iii) ESI has complied in all material respects with its obligations described under “—No Shop; Acquisition Proposals; Change in Recommendation” and has not otherwise willfully breached in any material respect such obligations; (iv) the Board of Directors approves, and substantially concurrently with or immediately after the termination of the Merger Agreement ESI enters into, a definitive agreement with respect to such Superior Proposal, and (v) prior to or concurrently with such termination, ESI pays MKS the termination fee described in “—Transaction Expenses and Termination Fees” below.

The Merger Agreement can be terminated prior to the effective time of the Merger by MKS:

•	if ESI has breached or failed to perform any of its representations, warranties, covenants or agreements in the Merger Agreement, and such breach or failure to perform (i) would result in the failure of a closing condition described in “—Conditions to Completion of Merger” and (ii) if capable of being cured by the Termination Date, has not been cured within 30 days after MKS has given ESI written notice of such breach or failure and stating MKS’ intention to terminate the Merger Agreement; provided, that MKS shall not have the right to terminate the Merger Agreement for such reason if MKS or Merger Sub is then in material breach of the Merger Agreement; or
•	if: (i) an Adverse Recommendation Change has occurred; (ii) the Board of Directors fails to include its recommendation of the approval of the Merger Agreement and the Merger in this proxy statement; (iii) an Acquisition Proposal is publicly announced, distributed or disseminated to ESI shareholders and, following the request of MKS (which request may only be made one within any five business day period with respect to any particular Acquisition Proposal), the Board of Directors fails, within 10 business days of such request, to reaffirm its recommendation that the ESI shareholders approve the Merger Agreement and the Merger; (iv) the Board of Directors has approved, endorsed or recommended to ESI shareholders an Acquisition Proposal; (v) a tender offer or exchange offer for ESI common stock has commenced, and the Board of Directors recommends that ESI shareholders tender their shares of ESI common stock in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, the Board of Directors fails to recommend against acceptance of such offer; (vi) the Board of Directors formally resolves to do any of the foregoing; or (vii) ESI breaches in any material respect its obligations described in “—No Shop; Acquisition Proposals; Change in Recommendation” or the second paragraph of “— Shareholder Meetings; Preparation of Proxy Statement.”

Effect of Termination

In the event that the Merger Agreement is terminated, it will become void and have no effect, without liability or obligation on the part of MKS, Merger Sub or ESI except that (i) the Confidentiality Agreement and certain other provisions of the Merger Agreement will survive termination of the Merger Agreement and (ii) with respect to any liabilities or damages arising out of a willful and material breach of the Merger Agreement or fraud, none of MKS, Merger Sub or ESI shall be released.

Transaction Expenses and Termination Fees

Subject to certain limited exceptions, all fees and expenses incurred in connection with the Merger Agreement and the Merger will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. However, ESI must pay or cause to be paid to MKS a termination fee of $35,650,000 in the event that:

•	an Acquisition Proposal has been communicated to the senior management of ESI or the Board of Directors and, within twelve months after termination, ESI enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated (for purposes of this provision, the references to “15%” in the definition of Acquisition Proposal are deemed to be references to “50%”), and:
•	the Merger Agreement is terminated by either party because the Termination Date occurs;
•	the Merger Agreement is terminated by MKS because ESI breaches its representations, warranties or covenants in a manner that would lead to the failure of a closing condition; or
•	the Merger Agreement is terminated by either party because the ESI shareholders have not approved the merger;
•	ESI terminates the Merger Agreement to enter into a transaction that is a Superior Proposal;
•	MKS terminates the Merger Agreement due to a change in the recommendation of the Board of Directors or a failure of the Board of Directors to recommend against an Acquisition Proposal or because ESI breaches its obligation to convene the Special Meeting or its non-solicitation obligations; or
•	The Merger Agreement is terminated by MKS or ESI because the Merger has not been consummated prior to the Termination Date following an Adverse Recommendation Change in response to an Intervening Event.

Amendment; Extension; Waiver

The parties may amend the Merger Agreement at any time either before or after the shareholder approval of the merger proposal by their written agreement. However, after such approval, no amendment may be made which requires further approval by such shareholders under applicable law unless such further approval is obtained. The Merger Agreement can only be amended in writing, and certain provisions of the Merger Agreement can only be amended with the prior written consent of the financing sources (including lenders, underwriters, initial purchasers or placement agents) for the Debt Financing (together with the arrangers and the partners, shareholders, managers, members, directors, attorneys, officers, employees, advisors, accountants, consultants, agents, affiliates, representatives and successors of any of the foregoing (the “Financing Sources”)) to the extent any such amendment would materially and adversely affect the Financing Sources.

Prior to the effective time of the Merger, the parties may, to the extent permitted by applicable law and under the terms of the Merger Agreement, (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any uncured inaccuracies in the representations and warranties contained in the Merger Agreement; and (iii) subject to applicable law, waive compliance with any of the agreements or conditions of the other parties contained in the Merger Agreement. Any agreement by a party to such extension or waiver must be in a writing signed by the applicable party. No failure or delay of any party in exercising any right or remedy will operate as a waiver, nor will any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

Governing Law

The Merger Agreement and all disputes or controversies arising out of or relating to the Merger Agreement or the transactions contemplated thereby are governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware (except that the applicable laws of the State of Oregon shall apply with respect to (i) the fiduciary duties of the Board of Directors, (ii) the internal corporate affairs of ESI and/or Merger Sub and

(iii) any provision set forth in the Merger Agreement that are required to be governed by such laws. Subject to certain exceptions set forth in the Merger Agreement, any action or proceeding involving any Financing Source that may be based upon, arise out of or relate to the Debt Financing will be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law which would require the application of the laws of another jurisdiction.

Assignment

The Merger Agreement may not be assigned by any party, by operation of law or otherwise, without the prior written consent of the other parties. However, each of MKS and Merger Sub may assign any of their respective rights and obligations to any direct or indirect wholly owned subsidiary of MKS without the consent of the Company. No such assignment will relieve MKS or Merger Sub of its obligations under the Merger Agreement. The Merger Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Specific Performance

The parties to the Merger Agreement have agreed that irreparable damage would occur if any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties agreed each party will be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically its terms and provisions in the Court of Chancery of the State of Delaware.

Nonrecourse

ESI has waived any rights or claims against any Financing Source in connection with the Merger Agreement, the Debt Financing Commitments, the Debt Financing (each as defined in the Merger Agreement) or the transactions contemplated thereby for the transactions contemplated by the Merger Agreement. ESI has also agreed not to commence any action or proceeding against any Financing Source in connection with the Merger Agreement, the Debt Financing Commitments, the Debt Financing or the transactions contemplated thereby or the transactions contemplated by the Merger Agreement.

Amendment to Company Bylaws

On October 29, 2018, the Board of Directors adopted a Certificate of Amendment (the “Bylaw Amendment”) to ESI’s 2009 Amended and Restated Bylaws (the “Bylaws”). The Bylaw Amendment, among other things, designates the state and federal courts located within the State of Oregon as the sole and exclusive forum (subject to certain exceptions specified therein) for any shareholder of ESI to bring (i) any derivative action or proceeding brought on behalf of ESI, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of ESI to ESI or to ESI’s shareholders, (iii) any action asserting a claim arising pursuant to the Oregon Business Corporation Act, the Articles of Incorporation of ESI or the Bylaws of ESI or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case as described in further detail in the Bylaw Amendment.

The foregoing description of the Bylaw Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Bylaw Amendment. A copy of ESI’s 2009 Amended and Restated Bylaws, as amended, was attached as an exhibit to ESI’s Current Report on Form 8-K, filed with the SEC on October 30, 2018, and which is incorporated by reference herein. See the section of this proxy statement entitled “Where You Can Find More Information.”

THE SHAREHOLDER AGREEMENT

The following description of the Shareholder Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Shareholder Agreement, a copy of which is incorporated by reference in this proxy statement and attached to this proxy statement as Annex B. We encourage you to read the Shareholder Agreement carefully and in its entirety because this summary may not contain all the information about the Shareholder Agreement that is important to you. The rights and obligations of the parties to the Shareholder Agreement are governed by the express terms of the Shareholder Agreement and not by this summary or any other information contained in this proxy statement.

In connection with the Merger Agreement, each of ESI’s directors and executive officers executed a Shareholder Agreement with MKS (each, a “Shareholder Agreement”). As of the record date, our directors and executive officers were entitled to vote approximately 579,281 shares of ESI common stock, or approximately 1.69% of total ESI common stock outstanding on that date. Each Shareholder Agreement (i) requires the applicable shareholder to vote such shareholder’s shares of ESI common stock in favor of (and in certain circumstances to grant a proxy to MKS to vote in favor of) approval of the Merger Agreement and to vote against the approval or adoption of any alternative Acquisition Proposal and (ii) prohibits the applicable shareholder from transferring such shareholder’s shares of ESI common stock, each subject to the exceptions described in the Shareholder Agreement. Each Shareholder Agreement terminates upon the valid termination of the Merger Agreement.

MARKET PRICES AND DIVIDEND DATA

Our common stock is listed on NASDAQ under the symbol “ESIO.” As of the record date, there were approximately 34,314,717 shares of common stock outstanding, held by approximately 311 shareholders of record.

The following table presents the high and low intraday sale prices of our common stock on NASDAQ during the fiscal quarters indicated:

	Common Stock Price
	High	Low
Fiscal Year 2019
Third Quarter (through December 4, 2018)	$29.62	$13.92
Second Quarter	23.90	15.30
First Quarter	20.88	15.75
Fiscal Year Ended March 31, 2018
Fourth Quarter	$27.65	$15.56
Third Quarter	27.72	13.65
Second Quarter	14.26	7.50
First Quarter	9.20	6.17
Fiscal Year Ended March 31, 2017
Fourth Quarter	$7.17	$5.80
Third Quarter	6.57	4.50
Second Quarter	7.03	4.74
First Quarter	7.56	5.72
Fiscal Year March 31, 2016
Fourth Quarter	$7.44	$4.87
Third Quarter	5.46	4.36
Second Quarter	5.36	4.09
First Quarter	6.30	5.19

On December 4, 2018, the latest practicable trading day before the date of this proxy statement, the closing price for our common stock on NASDAQ was $29.50 per share. You are encouraged to obtain current market quotations for our common stock.

Following the Merger, there will be no further market for our common stock and it will be delisted from NASDAQ and deregistered under the Exchange Act. As a result, following the Merger we will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains certain information regarding the beneficial ownership as of December 5, 2018, of our common stock by (i) each person who owns beneficially more than 5% of the outstanding shares of our common stock, (ii) each of our directors and nominees for director, (iii) each of our executive officers, and (iv) all current executive officers and directors as a group. This information is based on information received from or on behalf of the named individuals for our executive officers and directors. Information regarding our non-management 5% holders is derived from the most recently available Schedule 13 filings. Unless otherwise indicated, the address of each shareholder listed in the following table is c/o ESI, 13900 NW Science Park Drive, Portland, OR 97229-5497.

	Common Stock
Shareholder	Number of Shares (#)	Percent of Shares Outstanding (%)
Frederick A. Ball(1)	97,390		*
Lynne J. Camp(2)	4,000		*
Laurence E. Cramer	42,000		*
Raymond A. Link	56,100		*
Richard H. Wills	99,055		*
Michael Burger(3)(4)	221,199		*
Allen Muhich[4]	4,159		*
Steve Harris	38,147		*
John Williams	17,231		*
All current executive officers and directors as a group (9 persons)	579,281	1.69
BlackRock, Inc.(5)	4,261,071	12.42
Magnetar Financial LLC(6)	2,328,793	6.79
The Vanguard Group(7)	2,273,542	6.63
Dimensional Fund Advisors LP(8)	2,033,710	5.93

*	Less than 5%
(1)	Includes 28,515 shares deferred under ESI’s deferred compensation plan.
(2)	All shares are held by the Lynne J. Camp Trust.
(3)	Includes 133,199 shares deferred under ESI’s deferred compensation plan.
(4)	Includes 84,000 shares that are owned jointly with a spouse and over which Mr. Burger holds shared voting power and shared investment power.
(5)	Based on information taken from Schedule 13G/A filed on January 23, 2018 reporting on ownership as of December 31, 2017 by Blackrock, Inc., Blackrock, Inc. has sole voting power as to 4,198,822 of these shares and sole dispositive power as to 4,261,071 of these shares. The principal business address of this entity is 55 East 52nd Street, New York, NY 10055.
(6)	Based on information taken from Schedule 13D filed on November 13, 2018 reporting on ownership as of November 1, 2018. This Schedule 13D was filed by Magnetar Financial LLC on behalf of each of the following persons: Magnetar Financial LLC, Magnetar Capital Partners LP, Supernova Management LLC and Alec N. Litowitz. According to the Schedule 13D, each of Magnetar Financial LLC, Magnetar Capital Partners LP, Supernova Management LLC and Alec N. Litowitz has shared voting power as to 2,328,793 of these shares and shared dispositive power as to 2,328,793 of these shares. The principal business address of this entity is 1603 Orrington Avenue, 13th Floor, Evanston, IL 60201.
(7)	Based on information taken from Schedule 13G filed on February 8, 2018 reporting on ownership as of December 31, 2017 by The Vanguard Group, The Vanguard Group has sole voting power as to 35,374 of these shares, shared voting power as to 2,300 of these shares, sole dispositive power as to 2,238,542 of these shares and shared dispositive power as to 35,000 of these shares. The principal business address of this entity is 100 Vanguard Blvd., Malvern, PA 19355.
(8)	Based on information taken from Schedule 13G/A filed on February 9, 2018 reporting on ownership as of December 31, 2017 by Dimensional Fund Advisors LP, Dimensional Fund Advisors LP has sole voting power as to 1,924,224 of these shares and sole dispositive power as to 2,033,710 of these shares. The principal business address of this entity is 6300 Bee Cave Road, Building One, Austin, TX 78746.

FUTURE SHAREHOLDER PROPOSALS

If the Merger is completed, we will have no public shareholders and there will be no public participation in any future meetings of shareholders of ESI. However, if the Merger is not completed, shareholders will continue to be entitled to attend and participate in shareholder meetings.

ESI held its 2018 annual meeting of shareholders on August 8, 2018. ESI will hold an annual meeting in 2019 only if the Merger has not already been completed.

Proposals of shareholders that are intended for inclusion in our proxy statement relating to our annual meeting in 2019, if held, must be received by us at our offices at 13900 NW Science Park Drive, Portland, OR 97229-5497, Attention: Corporate Secretary, no later than March 11, 2019 (assuming the meeting date is not changed by more than thirty (30) days from the one (1)-year anniversary of the date of the 2018 annual meeting), and must satisfy the conditions established by the SEC, including, but not limited to, Rule 14a-8 promulgated under the Exchange Act, and in our Bylaws for shareholder proposals in order to be included in our proxy statement for that meeting.

Shareholders may only present a matter for consideration at our annual meeting in 2019, if held, if certain procedures are followed. Under our Bylaws, in order for a matter to be deemed properly presented by a shareholder, timely notice must be received by our corporate secretary at our principal executive offices not later than the 90th day nor earlier than the 120th day before the one (1)-year anniversary of the date of the preceding year’s annual meeting. However, if the date of the annual meeting is advanced by more than thirty (30) days prior to or delayed by more than seventy (70) days after the one (1)-year anniversary of the date of the previous year’s annual meeting, then, for notice by the shareholder to be timely, it must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth (10th) day following the day on which public announcement of the date of such annual meeting is first made. To be timely for the 2018 annual meeting, a shareholder’s notice must be delivered to or mailed and received by the corporate secretary at ESI’s principal executive offices between April 10, 2019 and May 10, 2019, assuming the meeting is not so advanced by more than thirty (30) days prior to or delayed by more than seventy (70) days after such one (1)-year anniversary.

Nominations for the election of directors at an annual meeting may be made only (1) by or at the direction of the Board of Directors, or (2) by a shareholder who has delivered timely written notice to our corporate secretary and who was a shareholder at the time of that notice and as of the record date for that meeting, who is entitled to vote at that meeting and who complied with the notice procedures set forth in the preceding paragraph. The notice must contain specified information about the nominees and about the shareholder proposing such nominations.

Shareholders may contact the corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making shareholder proposals. Additionally, a copy of our Bylaws is available on our website at http://investors.esi.com/investor-relations.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following ESI filings with the SEC are incorporated by reference:

•	ESI’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018;
•	ESI’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 29, 2018; and
•	ESI’s Current Reports on Form 8-K filed October 30, 2018 except to the extent that information therein is furnished to and not filed with the SEC.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the date of the Special Meeting. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials, other than portions furnished to and not filed with the SEC. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Electro Scientific Industries, Inc.
Attn: Corporate Secretary
13900 N.W. Science Park Drive
Portland, OR 97229-5497

If you would like to request documents from us, please do so at least five business days prior to the Special Meeting, to receive them before the Special Meeting. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, http://investors.esi.com/investor-relations, under “SEC Filings.” The information included on our website is not incorporated by reference into this proxy statement.

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

MacKenzie Partners, Inc.
1407 Broadway
New York, NY 10018
Shareholders Call Toll-Free: (800) 322-2885
Banks and Brokers Call Toll: (212) 929-5500

MISCELLANEOUS

ESI has supplied all information in this proxy statement relating to ESI. MKS has supplied, and ESI has not independently verified, all of the information relating to MKS and Merger Sub contained in this proxy statement.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger and the proposals described herein. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated December 6, 2018. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

MKS INSTRUMENTS, INC.,

EAS EQUIPMENT, INC.

and

ELECTRO SCIENTIFIC INDUSTRIES, INC.

Dated as of October 29, 2018

A-i

A-ii

Exhibits

Exhibit A Form of Shareholder Agreement
Exhibit B Articles of Incorporation of Surviving Corporation
Exhibit C Bylaws of Surviving Corporation

Schedules

Schedule A Shareholders to Execute Shareholder Agreements
Schedule B Certain Specified Customers
Company Disclosure Letter
Parent Disclosure Letter

A-iii

INDEX OF DEFINED TERMS

Definition	Location
Acceptable Confidentiality Agreement	5.4(b)
Acquisition Proposal	5.4(j)(i)
Action	3.10
Adverse Recommendation Change	5.4(c)
Adverse Recommendation Notice	5.4(d)(ii)
Affiliate	8.3(a)
Agreement	Preamble
Alternative Financing	5.2(a)
Antitrust Law	5.7(e)
Articles of Merger	1.3
Benefits Transition Date	5.8(a)
Bid	8.3(b)
Book-Entry Shares	2.3(b)
Business Day	8.3(c)
CCLD	8.8
Certificate of Merger	1.3
Certificates	2.3(b)
Closing	1.2
Closing Date	1.2
Code	2.6
Commitment Letter	4.7
Company	Preamble
Company Board	Recitals
Company Bylaws	3.1(b)
Company Charter	3.1(b)
Company Disclosure Letter	Article III
Company Employee	5.8(a)
Company Equity Awards	3.2(d)(ii)
Company Equity Plans	2.2(a)
Company ESPP	2.2(f)
Company Fee Property	3.18(a)
Company Leased Property	3.18(b)
Company Plan	8.3(d)
Company PRSU	2.2(b)
Company Registered IP	3.19(a)
Company RSU	2.2(a)
Company SAR	2.2(d)
Company SEC Documents	3.6(a)
Company Shareholder Approval	3.4
Company Shareholders Meeting	5.5(a)
Company Stock Option	2.2(c)
Confidentiality Agreement	5.6(b)
Continuing Employees	5.8(a)
Contract	3.5(a)
control	8.3(e)
Customer Offerings	8.3(f)
Debt Financing	4.7
Debt Financing Commitments	4.7
Delaware Secretary of State	1.3

A-iv

Definition	Location
DGCL	1.1
Documentation	8.3(g)
Effective Time	1.3
Employee Benefit Plan	8.3(h)
Environmental Laws	3.14(b)(i)
Environmental Permits	3.14(b)(ii)
Equity Award Exchange Ratio	2.2(a)
ERISA	8.3(i)
ERISA Affiliate	8.3(j)
Exchange Act	3.5(b)
Exploitation	8.3(k)
Export Approvals	3.11(c)
Fee Letter	4.7
Financial Advisor	3.26
Financing Sources	5.2(b)
Foreign Antitrust Laws	3.5(b)
Foreign Plan	3.12(n)
GAAP	3.6(b)
Government Contract	8.3(l)
Governmental Entity	3.5(b)
HSR Act	3.5(b)
Import and Export Control Laws	3.11(c)
Indebtedness	3.16(c)
Indemnified Parties	5.11(a)
Instruments of Indebtedness	3.16(a)(ii)
Intellectual Property	3.19(c)
Internal Systems	8.3(m)
Intervening Event	5.4(j)(ii)
IRS	3.12(a)
knowledge	8.3(n)
Law	3.5(a)
Liens	3.3
Lookback Date	3.11(a)
Marketing Period	8.3(o)
Material Adverse Effect	8.3(p)
Material Contracts	3.16(a)(xvi)
Materials of Environmental Concern	3.14(b)(iii)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
NASDAQ	2.2(a)
New Debt Commitment Letter	5.2(a)
New Fee Letter	5.2(a)
Notice Period	5.4(d)(ii)
OFCCP	3.13(e)
Official	3.23
Ordinary Course of Business	3.7
Oregon Act	1.1
Oregon Secretary of State	1.3
Parent	Preamble

A-v

Definition	Location
Parent Disclosure Letter	Article IV
Parent Material Adverse Effect	4.1(a)
Parent Stock	2.2(a)
Paying Agent	2.3(a)
Payment Fund	2.3(a)
Permits	3.11(b)
Permitted Liens	8.3(q)
Person	8.3(r)
Personal Information	8.3(s)
Preferred Shares	3.2(a)
Proxy Statement	5.5(a)
Real Property Leases	3.18(b)
Representatives	5.4(a)
Required Information	5.2(b)
SEC	3.6(a)
Securities Act	3.6(a)
Shares	2.1(a)
Software	8.3(t)
State-owned Enterprise	3.23
Subsidiary	8.3(u)
Superior Proposal	5.4(j)(iii)
Surviving Corporation	1.1
Takeover Restrictions	3.20
Tax Returns	3.15(n)(ii)
Taxes	3.15(n)(i)
Termination Date	7.1(b)(i)
Termination Fee	7.3(b)(iv)
Top Customers	3.25
Top Suppliers	3.24
WARN Act	3.13(g)

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 29, 2018, between MKS Instruments, Inc., a Massachusetts corporation (“Parent”), EAS Equipment, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Electro Scientific Industries, Inc., an Oregon corporation (the “Company”).

RECITALS

WHEREAS, the parties intend to effect the merger (the “Merger”) of Merger Sub with and into the Company, with the Company surviving the Merger, on the terms and subject to the conditions set forth herein;

WHEREAS, the Boards of Directors of Parent and Merger Sub have each unanimously approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that the Merger and the other transaction contemplated by this Agreement are in the best interest of the Company and the shareholders of the Company, (ii) adopted this Agreement in accordance with the Oregon Act, (iii) resolved that this Agreement and the Merger be submitted to the shareholders of the Company for their approval, (iv) resolved to recommend that the Company’s shareholders approve this Agreement and the transactions contemplated hereby, and (v) adopted resolutions having the effect of causing the Company not to be subject to any Takeover Restriction that might otherwise apply to this Agreement, the Merger or any other transactions contemplated by this Agreement;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the shareholders of the Company listed on Schedule A have entered into Shareholder Agreements, each dated as of the date of this Agreement, in the form attached hereto as Exhibit A, pursuant to which such shareholders have, among other things, agreed to vote all of their Shares in favor of the approval of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.1   The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Oregon Business Corporation Act, as amended (the “Oregon Act”) and the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

Section 1.2   Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Pacific time, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law and this Agreement, waiver of those conditions), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, unless another date, time or place is agreed to in writing by Parent and the Company; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of all of the conditions (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions) set forth in Article VI, the Closing shall occur on the earlier to occur of (a) a date before or during the Marketing Period specified by Parent on no less than two Business Days’ notice to the Company and (b) the second Business Day immediately following the final day of the Marketing Period (subject in each case to the satisfaction or waiver of all of the conditions (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law and this Agreement, waiver of those conditions) set forth in Article VI as of the date for the Closing determined pursuant to this proviso). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3   Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause to be filed the articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Oregon (the “Oregon Secretary of State”) and the certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), in such form as is required by, and executed in accordance with, the relevant provisions of the Oregon Act and the DGCL, and, as soon as practicable on or after the Closing Date, shall make, or cause to be made, any and all other filings or recordings required under the Oregon Act and the DGCL in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Oregon Secretary of State and the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other date or time as permitted under the Oregon Act and the DGCL and as Parent and the Company shall agree in writing and shall specify in the Articles of Merger and the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

Section 1.4   Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the Oregon Act and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5   Articles of Incorporation; Bylaws.

(a)   At the Effective Time, subject to Section 5.11, the articles of incorporation of the Company shall be amended so that they read in their entirety as set forth in Exhibit B hereto, and, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by applicable Law.

(b)   At the Effective Time, and without any further action on the part of the Company and Merger Sub, subject to Section 5.11, the bylaws of the Company shall be amended so that they read in their entirety as set forth in Exhibit C hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the articles of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 1.6   Directors. As of immediately after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.7   Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE II
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
EXCHANGE OF CERTIFICATES

Section 2.1   Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a)   Each share of common stock, without par value, of the Company (such shares, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(b)) shall thereupon be converted automatically into and shall thereafter represent the right to receive $30.00 in cash, without interest (the “Merger Consideration”), subject to deduction for any required withholding Tax. As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration to be issued or paid in accordance with Section 2.3, without interest.

(b)   Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub or any wholly owned Subsidiary of the Company, Parent or Merger Sub immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)   All shares of common stock, par value $0.01 per share, of Merger Sub that are issued and outstanding as of immediately prior to the Effective Time shall be converted into and become, in the aggregate, a number of validly issued, fully paid and non-assessable shares of common stock, without par value, of the Surviving Corporation equal to the number of Shares that are issued and outstanding as of immediately prior to the Effective Time.

(d)   All rights to acquire Shares (contingent or otherwise) described in Section 2.1(d) of the Company Disclosure Schedule that are outstanding as of immediately prior to the Effective Time shall be canceled and shall cease to exist and shall thereafter represent only the right to receive the Merger Consideration per Share subject to such rights, on the terms described in Section 2.1(d) of the Company Disclosure Schedule.

Section 2.2   Treatment of Equity-Based Awards.

(a)   At the Effective Time, each restricted stock unit that vests based solely on the satisfaction of service conditions (each, a “Company RSU”) granted under any stock option or equity compensation plan, arrangement or agreement of the Company (the “Company Equity Plans”) that is outstanding immediately prior to the Effective Time and as to which Shares will not have been fully distributed in connection with the Closing shall be assumed by Parent on the terms and subject to the conditions set forth in this Agreement. Each such Company RSU so assumed by Parent shall continue to have, and be subject to, the same terms and conditions (including the same vesting conditions) as were in effect immediately prior to the Effective Time, except that (i) such Company RSU shall be an award for common stock, no par value, of Parent (“Parent Stock”), and (ii) the number of shares of Parent Stock subject to each such assumed award shall be determined by multiplying the number of Shares underlying such Company RSU immediately prior to the Effective Time by a fraction (the “Equity Award Exchange Ratio”) (rounded to the nearest whole share), the numerator of which shall be the Merger Consideration and the denominator of which shall be the average of the volume weighted average price per share of Parent Stock on the Nasdaq Global Select Market (“NASDAQ”) over the five consecutive trading days ending on the second complete trading day preceding the Closing Date.

(b)   At the Effective Time, each restricted stock unit that was granted subject to vesting based on both the achievement of performance goals and the satisfaction of service conditions (each, a “Company PRSU”) granted under any Company Equity Plan that is outstanding immediately prior to the Effective Time shall be assumed by Parent on the terms and subject to the conditions set forth in this Agreement. Each such Company PRSU so assumed by Parent shall continue to have, and be subject to, the same terms and conditions as were in effect immediately prior to the Effective Time, except that (i) such Company PRSU shall be an award for Parent Stock, (ii) the number of shares of Parent Stock subject to each such assumed award shall be determined by multiplying the number of Earned Shares , by the Equity Award Exchange Ratio (rounded to the nearest whole share),where the term “Earned Shares” means the sum of number of Shares, if any, determined to be earned for any completed Performance Period (as defined in the applicable Company PRSU award agreement) as of the Closing Date plus the number of Shares, if any, determined to be earned for any incomplete Performance Period as of the Closing Date, in each case, determined in accordance with the terms of the applicable Company PRSU award agreement, and (iii) each such assumed award shall continue to vest based on the holder’s continuing service to Parent or a Subsidiary of Parent through the last day of the Company PRSU’s Third Performance Period (as defined in the applicable Company PRSU award agreement). For the avoidance of doubt, each such assumed Company PRSU award shall be subject to any limitations set forth in the Company PRSU award agreement, including any cap on the number of Earned Shares, as adjusted, that may be settled upon vesting.

(c)   At the Effective Time, each stock option granted under a Company Equity Plan, other than, for the avoidance of doubt, stock options granted under the Company ESPP (each, a “Company Stock Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be assumed by Parent on the terms and subject to the conditions set forth in this Agreement. Each such Company Stock Option so assumed by Parent shall continue to have, and be subject to, the same terms and conditions (including vesting schedule) as were in effect immediately prior to the Effective Time, except that (i) such Company Stock Option shall be an award for Parent Stock, (ii) the number of shares of Parent Stock subject to each such option shall be determined by multiplying the number of Shares subject to such Company Stock Option immediately prior to the Effective Time by the Equity Award Exchange Ratio (rounded down to the nearest whole share), and (iii) the exercise price per share of Parent Stock (rounded up to the nearest whole cent) shall equal (x) the per share exercise price for the Shares otherwise receivable pursuant to such Company Stock Option immediately prior to the Effective Time divided by (y) the Equity Award Exchange Ratio.

(d)   At the Effective Time, each stock appreciation right granted under a Company Equity Plan (each, a “Company SAR”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be assumed by Parent on the terms and subject to the conditions set forth in this Agreement. Each such Company SAR so assumed by Parent shall continue to have, and be subject to, the same terms and conditions (including vesting schedule) as were in effect immediately prior to the Effective Time, except that (i) such Company SAR shall be an award for Parent Stock, (ii) the number of shares of Parent Stock subject to each such appreciation right shall be determined by multiplying the number of Shares subject to such Company SAR immediately prior to the Effective Time by the Equity Award Exchange Ratio (rounded down to the nearest whole share), and (iii) the exercise price per share of Parent Stock (rounded up to the nearest whole cent) shall equal (x) the per share exercise price for the Shares otherwise receivable pursuant to such Company SAR immediately prior to the Effective Time divided by (y) the Equity Award Exchange Ratio.

(e)   As soon as reasonably practicable following the Effective Time, Parent shall deliver to each holder of a Company Equity Award assumed by Parent pursuant to this Section 2.2 an appropriate notice setting forth the terms of such assumption.

(f)   The Company shall take such actions as may be necessary with respect to the Company’s employee stock purchase plan (the “Company ESPP”) to (i) amend the Company ESPP so that no participant in any offering may increase his or her payroll deductions at any time following the date of this Agreement; (ii) cause any offering underway as of the date of this Agreement to be terminated as of no later than five Business Days prior to the Closing Date (the “Final Exercise Date”); (iii) make any pro-rata adjustments that may be necessary to reflect any shortened offering period (or purchase period, as applicable), but otherwise treat any such shortened offering period (or purchase period, as applicable) as a fully effective and completed offering period (or purchase period, as applicable) for all purposes under the Company ESPP, provided that, for the avoidance of doubt, any purchase period that has not commenced prior to Closing, will be terminated and no purchase of Shares will be permitted with respect to that purchase period; (iv) cause each Company ESPP participant’s Share purchase right under the Company ESPP (the “Company ESPP Rights”) outstanding as of the Final Exercise Date to be exercised as of the Final Exercise Date; and (v) terminate the Company ESPP as of the Final Exercise Date, provided, however, that the termination of the Company ESPP shall be subject to the consummation of the Merger. The Company shall cause the Company ESPP’s new offerings to be frozen such that no offering will begin on or after the date of this Agreement. Unless otherwise required by applicable law, the Company shall not amend the Company ESPP or otherwise provide for outstanding options or purchase rights under the Company ESPP to be treated in any way other than the treatment set forth in this Section 2.2(f).

(g)   Prior to the Effective Time, the Company shall (a) cause to be adopted such resolutions, and cause such other actions to be taken, as may be reasonably required to effectuate the provisions of this Section 2.2 and (b) shall take the actions described in Section 2.2(g) of the Company Disclosure Schedule.

(h)   Where Parent determines it appropriate for purposes of non-U.S. Law to vary the treatment of equity compensation from that provided in Section 2.2 with respect to Company Equity Awards (including those held in escrow or as deferred compensation), Parent may change the treatment to take into account tax, securities, employment, or other considerations subject to the terms of the Company Equity Plans or Company ESPP as applicable, with the consent of the Company, which shall not be unreasonably withheld, conditioned or delayed.

(i)   Notwithstanding anything herein to the contrary, any vested and outstanding Company Stock Option or Company SAR held immediately prior to the Effective Time by any service provider of the Company who has ceased to be a service provider before such date, shall not be treated in the manner set forth in Section 2.2(c) or (d), as applicable, but shall instead be converted, in settlement and cancellation thereof, into the right to receive an amount equal to (i) the Merger Consideration multiplied by the number of shares subject to each such option or appreciation immediately prior to the Effective Time less (ii) the aggregate exercise price of such Company Option or Company SAR, as applicable, in each case subject to withholding as provided in Section 2.6. Any Merger Consideration payable to a former service provider of the Company in accordance with this section 2.2(j) shall not be paid by the Paying Agent but shall be paid by Parent or the Surviving Corporation.

(j)   As soon as practicable following the Effective Time, but in no event later than five (5) business days following the Effective Time, Parent shall file a registration statement under the Securities Act on Form S-8, Form S-3, or another appropriate form (and use its reasonable best efforts to maintain the effectiveness thereof and maintain current status of the prospectuses contained therein) relating to shares of Parent Stock issuable with respect to all Company RSUs, Company PRSUs, Company Stock Options, and Company SARs assumed by Parent in accordance with this Section 2.2.

Section 2.3   Surrender and Payment.

(a)   Prior to the Effective Time, Parent shall enter into an agreement with the Company’s transfer agent or another bank or trust company designated by Parent and reasonably acceptable to the Company to act as paying agent in connection with the Merger (the “Paying Agent”) to receive the Merger Consideration to which shareholders of the Company shall become entitled pursuant to this Article II. At or immediately after the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent cash in an amount sufficient to make all payments pursuant to this Article II owed in respect of Shares represented by Certificates or Book-Entry Shares issued and outstanding immediately prior to the Effective Time (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to this Article II, except as provided in this Agreement. The Surviving Corporation shall pay all charges and expenses of the Paying Agent in connection with the exchange of Shares for the Merger Consideration contemplated by this Article II.

(b)   The Surviving Corporation shall direct the Paying Agent to mail, as promptly as practicable and in any no event no later than five (5) Business Days following the Closing, to each holder of record of an outstanding certificate or outstanding certificates (“Certificates”), and to each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”), that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares held by such Person shall pass, only upon (x) adherence to the procedures set forth in the letter of transmittal and (y) in the case of Shares represented by Certificates, only upon proper delivery of such Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent and Company may reasonably agree on) and (ii) instructions for use in effecting the surrender of Certificates and Book-Entry Shares in exchange for the Merger Consideration payable with respect thereto pursuant to Section 2.1(a), in each case in form and substance reasonably acceptable to the Company. Surrender of any Book-Entry Shares shall be effected in accordance with the Paying Agent’s customary procedures with respect to securities represented by book entry. Upon surrender of a Certificate or Book-Entry Share to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or each Book-Entry Share so surrendered (subject to deduction for any required withholding Tax), and the Certificate, if any, so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of Certificates or Book-Entry Shares.

(c)   If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that (i) the Person requesting such payment present proper evidence of transfer and, if applicable, the surrendered Certificate shall be properly endorsed and otherwise in proper form for transfer or, in the case of Book-Entry Shares, the Person in whose name such Book-Entry Shares are registered shall have delivered to the Paying Agent instruments of transfer in such form as the Paying Agent may require in accordance with its customary procedures for the transfer for securities represented by book entry and (ii) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.

(d)   Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, pursuant to Section 2.1(a), without any interest thereon.

(e)   All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares that evidenced ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares other than the right to receive the applicable Merger Consideration, except as otherwise provided by applicable Law. Subject to the last sentence of Section 2.3(g), if, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer (or for any other reason) or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II.

(f)   The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent. If for any reason (including investment losses) the cash in the Payment Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder (but subject to Section 2.6), Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall be payable to, and shall be the property of, Parent.

(g)   At any time following the date that is one (1) year after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general unsecured creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificate or Book-Entry Shares. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(h)   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Article II.

Section 2.4   No Dissenters’ Rights. In accordance with Section 60.554(3) of the Oregon Act, no dissenters’ rights shall be available to the holders of Shares in connection with the Merger or the other transactions contemplated by this Agreement.

Section 2.5   Certain Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Merger Consideration shall be equitably adjusted, without duplication, to reflect such change; provided, however, that nothing in this Section 2.5 shall be construed to permit or authorize any party hereto to effect any such change that is otherwise prohibited by this Agreement.

Section 2.6   Withholding Rights. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, any Company Equity Awards or otherwise pursuant to this Agreement any amounts that Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and timely paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents that are publicly available on the SEC’s EDGAR system at least 24 hours prior to the date hereof (including exhibits and other information incorporated by reference therein but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), or (b) as set forth in the disclosure letter (which is arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure only with respect to (a) the correspondingly numbered and/or lettered section or subsection of this Agreement and (b) any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1   Organization, Standing and Power.

(a)   The Company (i) is an entity duly organized and validly existing under the Laws of the State of Oregon, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties and assets makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to have such power and authority or to be so qualified or licensed or in good standing as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b)   The Company has previously made available to Parent a true, correct and complete copy of the Company’s articles of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”), in each case as amended, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws.

Section 3.2   Capital Stock.

(a)   The authorized capital stock of the Company consists of (x) 100,000,000 Shares and (y) 1,000,000 shares of preferred stock, without par value, of which 400,000 shares have been designated Series A No Par Preferred Stock (“Preferred Shares” ). As of October 26, 2018, (i) 34,292,603 Shares and no Preferred Shares were issued and outstanding, (ii) no Shares or Preferred Shares were held in treasury, (iii) an aggregate of 2,086,392 Shares were subject to or otherwise deliverable in connection with the exercise, vesting or settlement of outstanding Company Equity Awards issued pursuant to Company Equity Plans and (iv) rights to purchase 199,500 Shares were outstanding under the Company ESPP. Except as set forth above and except for changes since October 26, 2018 resulting from (A) the exercise, vesting or settlement of Company Equity Awards outstanding on such date in accordance with the terms thereof and (B) purchases of Shares under the Company ESPP in accordance with the terms of the Company ESPP and subject to the terms of Section 2.2(f), as of the date of this Agreement, (1) there are not outstanding or authorized any (x) shares of capital stock or other equity securities or voting securities of the Company, (y) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other equity securities or voting securities of the Company or (z) options, warrants or other rights to acquire from the Company or any of its Subsidiaries, or obligations, commitments or Contracts of the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell (or causes to be issued, transferred, delivered or sold) any capital stock, equity securities, voting securities or securities convertible into or exchangeable or exercisable for capital stock, equity securities or voting securities of the Company, (2) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any capital stock, equity securities, voting securities or securities convertible into or exchangeable or exercisable for capital stock, equity securities or voting securities of the Company, (3) there are no other options, calls, warrants or other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company to which the Company or any of its Subsidiaries is a party, and (4) neither the Company nor any of its Subsidiaries is obligated to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any option, warrant, right, obligation, commitment or Contract to issue, exchange, transfer, deliver or sell (or to cause to be issued, transferred, delivered or sold) any capital stock, equity securities, voting securities or securities convertible into or exchangeable or exercisable for capital stock, equity securities or voting securities of the Company.

(b)   Neither the Company nor any of its Affiliates is a party to or is bound by any Contracts or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including Contracts imposing transfer restrictions) of any capital stock, equity securities, voting securities or securities convertible into or exchangeable or exercisable for capital stock, equity securities or voting securities of the Company. There are no registration rights with respect to any capital stock, equity securities or voting securities of the Company.

(c)   No outstanding Share constitutes restricted stock or is otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company or any of its Subsidiaries.

(d)   The Company has made available to Parent true, correct and complete copies of each Company Equity Plan and each form of award Contracts evidencing each Company Equity Award. Section 3.2(d) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of:

(i)   each Company Equity Plan, indicating for each, as of such date, the number of Shares issued under such Company Equity Plan, the number of Shares reserved for issuance with respect to outstanding Company Equity Awards or other options or purchase rights, and the number of Shares reserved for issuance that remain available for grant under such Company Equity Plan; and

(ii)   all outstanding awards under any Company Equity Plan (including Company Stock Options, Company SARs, Company RSUs, and Company PRSUs (collectively, “Company Equity Awards”), indicating with respect to each such Company Equity Award (in each case to the extent applicable): the name of the holder thereof; the Company Equity Plan under which it was granted; the number of Shares subject to such Company Equity Award; the date of grant; the exercise or measurement price of such Company Equity Award; any market, corporate or other performance conditions applicable to such Company Equity Award; and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the Merger and/or by cessation of employment or change in position following consummation of the Merger.

(e)   With respect to each Company Stock Option or any other Company Equity Award (whether now or previously outstanding), as applicable, (i) if such Company Equity Award was intended to qualify as an “incentive stock option” under Section 422 of the Code, it so qualified, (ii) the grant of such Company Equity Award was duly authorized no later than the date on which the grant of such Company Equity Award was by its terms to be effective by all necessary corporate action, (iii) the grant of such Company Equity Award was made in accordance with the terms of the applicable Company Equity Plan, the Securities Act, the Exchange Act and all other applicable Laws, and (iv) the grant of such Company Equity Award is not, nor has it been, the subject of any internal investigation, review or inquiry. No Contracts or other promises or obligations are in effect with respect to the granting of equity compensation by the Company or any of its Subsidiaries for any date after the date of this Agreement.

(f)   All outstanding Shares are, and all Shares subject to issuance as specified in Section 3.2(d) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Oregon Act, the Company Charter, the Company By-laws or any Contract to which the Company is a party or is otherwise bound.

(g)   No consent of a holder of any Company Equity Award is required in connection with the actions contemplated by Section 2.2.

(h)   No holder of any Share will have any dissenter’s rights or rights of appraisal with respect to the consummation of the Merger or the cancellation of any Share in connection with transactions contemplated by this Agreement.

Section 3.3   Company Subsidiaries. Each of the Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each other jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties and assets makes such qualification or licensing necessary, except, with respect to each of the clauses (i), (ii) and (iii), for any such failures to have such power and authority or to be so qualified or licensed or in good standing as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect. Section 3.3 of the Company Disclosure Letter sets forth a true, correct and complete list of each Subsidiary of the Company, the number and type of outstanding equity securities of each such Subsidiary and a true, correct and complete list of the holders thereof, and the jurisdiction of incorporation or organization of each such Subsidiary. Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries (i) is duly authorized, validly issued, fully paid and nonassessable, (ii) is not subject to, and was not issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the charter, by-laws or other organizational documents of such Subsidiary or any Contract to which such Subsidiary is a party or is otherwise bound, and (iii) is owned by the Company or another wholly owned Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, Contracts, limitations in voting rights, charges, assignment, deposit arrangement, or other encumbrances of any nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing, but excluding with respect to Intellectual Property, non-exclusive licenses with customers entered into in the Ordinary Course of Business) (collectively, “Liens”). There are no outstanding or authorized options, warrants, rights, Contracts or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any equity securities of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. The Company has made available to Parent true, correct and complete copies of the charter, by-laws or other organizational documents of each Subsidiary of the Company. The

Company does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in, any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company. Other than intercompany arrangements between the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries is subject to any obligation, contingent or otherwise, to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

Section 3.4   Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approval of this Agreement by the holders of at least a majority in combined voting power of the outstanding Shares (the “Company Shareholder Approval”), to consummate the Merger and the other transactions contemplated hereby to which the Company is a party. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby to which the Company is a party, subject, in the case of the consummation of the Merger, to obtaining the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). On or prior to the date hereof, at a meeting duly called and held, the Company Board has unanimously (i) determined that the Merger and the other transaction contemplated by this Agreement are in the best interest of the Company and the shareholders of the Company, (ii) adopted this Agreement in accordance with the Oregon Act, (iii) resolved that this Agreement and the Merger be submitted to the shareholders of the Company for their approval, (iv) resolved to recommend that the Company’s shareholders approve this Agreement and the transactions contemplated hereby, and (v) adopted resolutions having the effect of causing the Company not to be subject to any Takeover Restriction that might otherwise apply to this Agreement, the Merger or any other transactions contemplated by this Agreement, in each case which resolutions, except after the date hereof to the extent expressly permitted by Section 5.4(d) or Section 5.4(e), have not been rescinded, modified or withdrawn in any way. Assuming the accuracy of the representations and warranties of Parent and Merger Sub contained in Section 4.9, the Company Shareholder Approval is the only vote or consent of the holders of any class or series of capital stock of the Company necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.

Section 3.5   No Conflict; Consents and Approvals.

(a)   The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not (i) conflict with or violate the Company Charter or Company Bylaws or the equivalent organizational documents of any of the Company’s Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law (including common law), statute, rule, regulation, order, injunction, judgment or decree (collectively, “Law”) applicable to the Company or any of its Subsidiaries or by which any of their respective assets, rights or properties are subject or bound, (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit or imposition of an obligation under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets, rights or properties are subject or bound or (iv) result in the imposition of any Lien, other than Permitted Liens, on any asset, right or property of the Company or any of its Subsidiaries, except, in the case of clauses (ii) through (iv), for any such conflict, breach, violation, default, loss, right, imposition or other occurrence that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b)   The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court, arbitrational tribunal, commission, or other federal, state, local or foreign governmental body (each, a “Governmental Entity”), except for (i) such filings as may be required under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and under state securities and “blue sky” laws, (ii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any filings required under the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership (“Foreign Antitrust Laws”), (iii) such filings as necessary to comply with the applicable requirements of the Nasdaq Global Select Market (“NASDAQ”), (iv) the filing of the Articles of Merger with the Oregon Secretary of State and the Certificate of Merger with the Delaware Secretary of State as required by the Oregon Act and the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

Section 3.6   SEC Reports; Financial Statements.

(a)   The Company has filed or furnished all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since March 28, 2015 (all such forms, reports, statements, certificates and other documents filed or furnished since March 28, 2015, collectively, the “Company SEC Documents”). The Company has made available to Parent true, correct and complete copies of all comment letters received by the Company from the staff of the SEC since March 28, 2015 and all responses to such comment letters by or on behalf of the Company. Other than filings required under Section 16 of the Exchange Act, each Company SEC Document was filed on a timely basis. As of their respective dates of filing (or, if amended, as of the date of the last such amendment), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

(b)   The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company SEC Documents have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated consistent with books and records of the Company and its Subsidiaries and comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including Regulation S-X). The unaudited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Quarterly Reports on Form 10-Q filed with the SEC since March 28, 2015 have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act), fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal year-end adjustments not material in amount or significance) consistent with books and records of the Company and its Subsidiaries and comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including Regulation S-X).

(c)   To the knowledge of the Company, Deloitte & Touche LLP, the Company’s current auditors, is and has been at all times since its engagement by the Company (i) “independent” with respect to the Company within the meaning of Regulation S-X and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

(d)   None of the Company or any of its Subsidiaries has any off-balance sheet arrangement (as defined in Item 303(a) of Regulation S-K) that would be required to be disclosed under Item 303 of Regulation S-K.

(e)   The Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) designed to ensure that all material information relating to the Company, including its Subsidiaries, is made known on a timely basis to the chief executive officer of the Company and the chief financial officer of the Company. The Company maintains internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board, (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have significant roles in the Company’s internal control over financial reporting.

(f)   The Company and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting designed to provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets, (iii) access to assets of the Company and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company and its Subsidiaries is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection of such accounts, notes and other receivables on a current and timely basis.

(g)   Since March 28, 2015, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(h)   Since March 28, 2015, neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness or manner of filing or submission of any filing with the SEC, including any certifications required by Section 906 of the Sarbanes-Oxley Act of 2002.

(i)   The Company has not, since March 28, 2015, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of the Company. Section 3.6(i) of the Company Disclosure Letter identifies any loan or extension of credit maintained by the Company to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

Section 3.7   No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, contingent or otherwise, except for liabilities and obligations

(a) reflected or reserved against in the Company’s most recent consolidated balance sheet (or the notes thereto) included in the Company SEC Documents filed prior to the date hereof, (b) incurred in the ordinary course of business consistent with past practice (the “Ordinary Course of Business”) since the date of such balance sheet, (c) which have been discharged or paid in full prior to the date of this Agreement, (d) incurred pursuant to the transactions contemplated by this Agreement or (e) that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

Section 3.8   Certain Information. The Proxy Statement will not, at the time it is first mailed to the shareholders of the Company, at the time of any amendment or supplement thereto or at the time of the Company Shareholders Meeting, contain any statement which, at such time and in light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading in light of the circumstances under which such statements are made. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement with respect to any information supplied in writing by Parent or Merger Sub or any of their respective Representatives specifically for inclusion or incorporation by reference therein.

Section 3.9   Absence of Certain Changes or Events. Since March 30, 2018 through the date of this Agreement, (a) the businesses of the Company and its Subsidiaries have been conducted in the Ordinary Course of Business, and (b) there has not been any (i) event, circumstance, change, occurrence or effect that, individually or in the aggregate with all other events, circumstances, changes, occurrences or effects, has had, or would reasonably be expected to have, a Material Adverse Effect or (ii) action or other event that would have required the consent of Parent pursuant to Section 5.1, excluding (x) Section 5.1(b)(ii) and (y) Section 5.1(b)(ix) with respect to any bonus or incentive performance plan in the Ordinary Course of Business (other than equity-based awards), had such action or event occurred after the date of this Agreement.

Section 3.10   Litigation. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) there is no suit, claim, action, proceeding, arbitration, mediation or investigation (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets, rights or properties and (b) neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity.

Section 3.11   Compliance with Laws.

(a)   Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries is, and since April 2, 2016 (the “Lookback Date”) has been, in compliance with all Laws applicable to them or by which any of their respective assets, rights or properties are subject or bound, (ii) since the Lookback Date, neither the Company nor any of its Subsidiaries has received any notice alleging any violation of any Law with respect to the conduct of its business or the ownership or operation of its properties or assets and (iii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries (nor any of their respective directors, officers or employees, in their respective capacities as such) has been, since the Lookback Date, or is the subject of any investigation by any Governmental Entity.

(b)   The Company and its Subsidiaries have in effect all permits, licenses, exemptions, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their assets and properties and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries is, and since the Lookback Date has been, in compliance with all Permits applicable to them or by which any of their respective assets, rights or properties are subject or bound and (ii) all Permits are in full force and effect.

(c)   The Company and each of its Subsidiaries is, and since January 1, 2014 has been, in compliance in all material respects with all United States and foreign import and export control Laws and regulations, including statutory and regulatory requirements under Title 19 – Customs (19 C.F.R. pt. 0-199), the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 C.F.R. pt. 120 et seq.), the Export Administration Regulations (15 C.F.R. pt. 730 et seq.) and executive orders and laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (collectively, the “Import and Export Control Laws”). Neither the Company nor any of its Subsidiaries has received any written or, to the Company’s knowledge, other communication since the Lookback Date that alleges that the Company or any such Subsidiary is not, or may not be, in compliance in any material respect with, or has, or may have, any material liability under, the Import and Export Control Laws. Without limiting the foregoing: (i) the Company and each of its Subsidiaries have obtained or fulfilled all requirements of export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (x) the export and reexport of products, parts, components, services, software and technologies and (y) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”); (ii) the Company and each of its Subsidiaries is and has been in compliance in all material respects with the terms of all applicable Export Approvals; (iii) there are no pending or, to the Company’s knowledge, threatened claims against the Company or any Subsidiary with respect to such Import and Export Control Laws or Export Approvals; (iv) to the Company’s knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s import or export transactions that may give rise to any future violations and/or claims; (v) no Export Approvals for the transfer of export licenses to the Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost; and (vi) neither the Company nor any of its Subsidiaries has made any voluntary or mandatory disclosure concerning known or possible violations of Import and Export Control Laws, and there neither are nor have been any facts with respect to which a disclosure under any Import and Export Control Law is or has been required.

Section 3.12   Benefit Plans.

(a)   Section 3.12(a) of the Company Disclosure Letter sets forth a true, correct and complete list of the material Company Plans (including Foreign Plans). The Company has made available or shall make available no later than thirty (30) days following the date of this Agreement to Parent true, correct and complete copies of (i) all material Company Plans that have been reduced to writing, together with all amendments thereto, (ii) written summaries of all material unwritten Company Plans, (iii) the most recent related summary plan descriptions and any summaries of material modifications since such summary plan description, if applicable, (iv) all annual reports filed on IRS Forms 1094C, 1095 or 5500, all plan financial statements and all actuarial valuation reports for the three most recent plan years, and (v) any material written or electronic communications within the last five years from or to the Internal Revenue Service (the “IRS”), the Department of Labor or any other Governmental Entity with respect to a Company Plan (including any voluntary correction submissions).

(b)   Each Company Plan complies in form, and has been established and administered, in each case in all material respects, in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, and other applicable Law.

(c)   No non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Plan.

(d)   Each Company Plan intended to be qualified under Section 401(a) of the Code has received, or is entitled to rely upon, a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified.

(e)   Except as may be required by the terms of a Company Plan or applicable Law, there is no plan or commitment, whether legally binding or not, to create any additional material Company Plan or to modify any existing material Company Plan.

(f)   There is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to any of the material Company Plans (other than routine claims for benefits), nor has there been any such Action since the Lookback Date.

(g)   None of the Company, any of its Subsidiaries, or any of their respective ERISA Affiliates, in the current year or the preceding ten years, has maintained, contributed to or has had any obligation to contribute to, or has or has had any actual or potential liability with respect to, any plan subject to Title IV of ERISA, any plan subject to Section 412 of the Code, any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), or any multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(h)   Other than as set forth in Section 3.12(h) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has made any payment, is obligated to make any payment, or is a party to any Contract, arrangement or plan that would, in connection with the transactions contemplated by this Agreement, whether occurring alone or in connection with any other preceding, contemporaneous, or subsequent event, obligate it to make any payment that would reasonably be expected to be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).

(i)   All group health plans of the Company, any Subsidiary of the Company and any ERISA Affiliate comply in all material respects with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Code Section 5000, the Health Insurance Portability and Accountability Act, the Patient Protection and Affordable Care Act (“PPACA”), and any other comparable domestic or foreign Laws, including all requirements relating to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code. No material excise tax or penalty under PPACA, including Sections 4980D and 4980H of the Code is outstanding, has accrued, or has arisen with respect to any period prior to the Closing, with respect to any Company Plan. No current or former employee, officer, or director (or beneficiary of any of the foregoing) of the Company or any of its Subsidiaries is entitled to receive any welfare benefits (other than as cash severance), including death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than continuation or conversion of rights, as required by COBRA or other applicable Law or under insured disability benefit arrangements, and to the knowledge of the Company, there have been no written or oral commitments inconsistent with the foregoing.

(j)   No act or omission has occurred and no condition exists with respect to any Company Plan that would subject Parent, the Company, any Subsidiary of the Company, any ERISA Affiliate, or any plan participant to any material fine, penalty, or Tax of any kind imposed under ERISA, the Code or any other applicable Law.

(k)   Each material Company Plan (other than employment, severance, change in control or similar agreements) is amendable and terminable unilaterally by the Company and any of its Subsidiaries that is a party thereto or covered thereby at any time without material liability or expense to the Company, any of its Subsidiaries or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no material Company Plan, plan documentation or Contract, summary plan description or other written communication distributed by the Company generally to employees by its terms prohibits the Company or any of its Subsidiaries from amending or terminating any such Company Plan, or in any way limits such action.

(l)   No Company Plan or other Contract, plan or arrangement covering any one or more individuals contains any provision that, in connection with any of the transactions contemplated by this Agreement or upon related, concurrent or subsequent employment termination, or in combination with any other event, would (i) increase, accelerate or vest any compensation or benefit (except as required under Section 411(d)(3) of the Code), (ii) require severance, termination or retention payments except as otherwise required by statute or similar applicable Law, (iii) provide any term of employment or compensation guaranty not otherwise required by applicable statute or similar applicable Law, (iv) promise or provide any Tax gross ups or indemnification, whether under Sections 409A or 4999 of the Code, or (v) measure any values of benefits on the basis of any of the transactions contemplated hereby. No employee, officer or director of the Company has been promised or paid any bonus or incentive compensation related to the consummation of the transactions contemplated hereby.

(m)   Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) is, and since January 1, 2005 has been, operated and administered and in documentary compliance in all material respects with Code Section 409A. No outstanding Company Equity Award has an exercise or measurement price, as applicable, that has been less than the fair market value of the underlying stock as of the date such Company Equity Award was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such right.

(n)   With respect to each material Company Plan that is subject to the Laws of any jurisdiction outside of the United States (a “Foreign Plan”), the Foreign Plan (i) since the Lookback Date has been maintained and administered in all material respects in accordance with its terms and with all applicable Laws, (ii) if intended to qualify for special Tax treatment, meets all requirements for such treatment, and (iii) such Foreign Plan is fully funded, and (iv) if required to be registered, has been registered with the appropriate Governmental Entities and in all material respects has been maintained in good standing with the appropriate Governmental Entities.

Section 3.13   Labor and Employment Matters.

(a)   Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement or other agreement or understanding with any labor union, trade union, labor organization or works council or any industry agreement or national labor agreement, and none of the foregoing agreements or understandings are being negotiated by or with the Company or any of its Subsidiaries. To the knowledge of the Company, no labor union, labor organization or works council represents any employee of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has any obligation to recognize or bargain with any labor union, labor organization or works council, nor are any employees of the Company or any of its Subsidiaries subject to a national or industry labor Contract. There is no, nor at any time during the last three years has there been, any material labor dispute, strike, shutdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, nor, to the knowledge of the Company, has there been any attempt to organize any employees of the Company or any of its Subsidiaries. No consent of, consultation with, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is required for the Company and its Subsidiaries to enter into this Agreement or to consummate any of the transactions contemplated by this Agreement.

(b)   Each employee of the Company and its Subsidiaries in the United States (i) is retained at-will, and, except as required by applicable Law, no employee is a party to an employment agreement or contract with the Company or any of its Subsidiaries or covered by any Company Plan that provides for severance or notice of termination in excess of 30 days, and (ii) has entered into the Company’s or such Subsidiary’s then standard form of Employee Confidentiality, Restrictive Covenant, and Assignment Agreement (as modified where required for the employee’s place of employment). The Company has made available to Parent true, correct and complete copies of all of the Company’s and its Subsidiaries’ material written employee handbooks, rules of employment, work rules, employment manuals, employment policies and affirmative action plans, as well as summaries of all material unwritten employment policies. To the knowledge of the Company, no person covered by an employment or other agreement providing a bonus or enhanced severance after or in connection with a change in control or other key employee or group of employees has any plans to terminate employment with the Company or any of its Subsidiaries or, after the Effective Time, with the Surviving Corporation.

(c)   The Company has provided Parent a true, correct and complete list of all officers and key employees employed by the Company or any of its Subsidiaries in the United States who are not citizens or lawful permanent residents of the United States, and, for each such employee, the employee’s visa and/or work authorization status and the date the employee’s work authorization is scheduled to expire.

(d)   Neither the Company nor any of its Subsidiaries has breached or violated in any material respect any (i) applicable Law respecting employment and employment practices, terms and conditions of employment, wages and hours, or termination or separation from employment, including any such Law respecting employment discrimination, unlawful harassment, retaliation, whistleblowing, equal opportunity, equal pay or pay equity, employee classification (for overtime purposes or as employee versus independent contractor), workers’ compensation, family and medical and other leave, immigration and occupational safety and health requirements or (ii) employment or other individual service-provider Contract.

(e)   No Action regarding any employee, former employee, group of employees or former employees, or the Company’s or any Subsidiary of the Company’s employment practices are pending or, to the knowledge of the Company, threatened, in any forum. No charges or complaints are open and pending (or since the Lookback Date have been settled or otherwise closed) against the Company or any Subsidiary with the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance Programs (the “OFCCP”), or any other Governmental Entity regulating the employment or compensation of individuals (or, with respect to discrimination, retaliation, sexual harassment, or similar wrongdoing, pursuant to internal complaint procedures). No current or former employee of the Company or any Subsidiary has made, during the last three years, a written complaint of discrimination, retaliation, sexual harassment or other similar wrongdoing nor, to the knowledge of the Company, during the last 12 months, an oral complaint as to any of the foregoing, nor have there been any internal investigations with respect to such matters. True, correct, and complete information regarding any closed charges or complaints filed since the Lookback Date with any Governmental Entity or internal investigations for reasons set forth in the preceding sentence (or, with respect to discrimination, harassment, retaliation, or similar wrongdoing, pursuant to internal complaint procedures) has been made available to Parent.

(f)   Neither the Company nor any of its Subsidiaries has incurred, and no circumstances exist under which the Company or any of its Subsidiaries is reasonably likely to incur, any material liability arising from the misclassification of employees as consultants, independent contractors, or temporary employees.

(g)   Since the Lookback Date, neither the Company nor any of its Subsidiaries has caused (i) a plant closing as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) affecting any site of employment or one or more operating units within any site of employment of the Company or any of its Subsidiaries or (ii) a mass layoff as defined in the WARN Act, nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local Law.

(h)   There is no term of employment for any employee of the Company or any of its Subsidiaries working outside the United States that provides that the transactions contemplated by this Agreement shall entitle such individual to treat such transactions as a breach of any Contract or as Good Reason under any such Contract for such individual to end the employment relationship. Since the Lookback Date, neither the Company nor any of its Subsidiaries has breached or violated any applicable Law concerning employer contributions to any trade union, housing, unemployment, retirement, bonus and welfare funds and all other funds to which an employer is required by non-U.S. Law to contribute that would reasonably be expected to result in any material liability.

Section 3.14   Environmental Matters.

(a)   Except as would not, individually or in the aggregate, reasonably be expected to result in any liability that is material to the Company and its Subsidiaries, taken as a whole: (i) the Company and each of its Subsidiaries are and have been in compliance for the prior three years with all applicable Environmental Laws, and possess, and are and have been in compliance for the prior three years with, all Environmental Permits required for the operation of their respective businesses under such Environmental Laws; (ii) to the knowledge of the Company, there are no Materials of Environmental Concern at any property currently or formerly owned or operated by the Company or any of its Subsidiaries, except under circumstances that have not and are not reasonably likely to result in liability of the Company or any of its Subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any written request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar Law, concerning any release or threatened release of Materials of Environmental Concern at any location; (iv) neither the Company nor any of its Subsidiaries has received any written notice, claim or complaint, or is presently subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing; (v) each product of the Company or any of its Subsidiaries does and has complied for the prior three years with all Environmental Laws applicable to the Company or any such Subsidiary, including those pertaining to: (A) the presence (or absence) of specified substances in electrical or electronic or other products; (B) registration or notification of chemical substances in products; labeling of product or product packaging as respects product content or as respects health, safety or environmental effects or as respects required end-of-life handling or disposition of products;

and (C) coverage and payment of fees relating to end-of-life, return and recycling of products or of product packaging; and (vi) in the prior three years, the Company has not received notice that the Company or any of its Subsidiaries is subject to liability under any Environmental Law for the use of any solid or hazardous waste transporter or treatment, storage or disposal facility.

(b)   For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)   “Environmental Laws” means all foreign, federal, state or local statutes, regulations, ordinances, codes or decrees protecting the quality of the ambient air, soil, surface water or groundwater, in effect as of or prior to the date of this Agreement.

(ii)   “Environmental Permits” means all permits, licenses, registrations and other authorizations required by any Governmental Entity under applicable Environmental Laws.

(iii)   “Materials of Environmental Concern” means any hazardous, acutely hazardous or toxic substance or waste defined and regulated as such under applicable Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act.

Section 3.15   Taxes.

(a)   All income Tax Returns and all other material Tax Returns required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed in accordance in all material respects with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns are true, correct and complete in all material respects.

(b)   Neither the Company nor any of its Subsidiaries is delinquent in the payment of any material Tax.

(c)   All material Taxes that the Company or any of its Subsidiaries is or was required by applicable Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.

(d)   Neither the Company nor any of its Subsidiaries is or has ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is the Company. Neither the Company nor any of its Subsidiaries (i) has any liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor or pursuant to any contractual obligation (other than a Contract entered into in the Ordinary Course of Business on customary commercial terms, the principal purpose of which is not Taxes), or otherwise for any Taxes of any Person other than the Company or any Subsidiary, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar Contract (other than a Contract entered into in the Ordinary Course of Business on customary commercial terms, the principal purpose of which is not Taxes).

(e)   No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.

(f)   There are no proceedings now pending or threatened in writing (or, to the knowledge of the Company, otherwise) against or with respect to the Company or any of its Subsidiaries with respect to any material Tax. Neither the Company nor any of its Subsidiaries has been informed in writing (or to the knowledge of the Company, otherwise) by any jurisdiction in which the Company or any of its Subsidiaries does not file a Tax Return that the jurisdiction believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. Neither the Company nor any of its Subsidiaries (i) has waived any statute of limitations with respect to material Taxes or agreed to extend the period for assessment or collection of any material Taxes, which waiver or extension is still in effect, (ii) other than automatic extensions, requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority, which is still in effect.

(g)   Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any adjustment under Section 481 of the Code (or any similar adjustments under any provision of the Code or foreign, state or local Tax Law).

(h)   Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i)   Neither the Company nor any of its Subsidiaries has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any of its Subsidiaries been distributed, in a transaction to which Section 355 of the Code applies.

(j)   Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation Section 301.6111-2(b)(2) or any analogous provision of state or local Law.

(k)   None of the Company or any of its Subsidiaries has made an election under Section 965(h) of the Code to pay any net Tax liability under Section 965 of the Code in installments.

(l)   Neither the Company nor any of its Subsidiaries is in violation in any material respect of the terms of any Tax incentive program.

(m)   Neither the Company nor any of its Subsidiaries has any obligation now or in the future to repay any Tax incentives received as a result of any actions that the Company or any of its Subsidiaries have taken prior to Closing.

(n)   As used in this Agreement:

(i)   “Taxes” means national, federal, state, provincial, local, foreign or other taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax imposed by a Governmental Entity, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise, and estimated taxes, and all interest, penalties and additions imposed with respect to such amounts.

(ii)   “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, including any amended tax return.

Section 3.16   Contracts.

(a)   Section 3.16(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of each of the following Contracts that are currently in effect and to which the Company or any of its Subsidiaries is a party, and excluding Company Plans:

(i)   any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)   any Contract relating to Indebtedness of the Company or any of its Subsidiaries (other than intercompany Indebtedness) and having an outstanding (or committed) principal amount in excess of $500,000 in the aggregate (collectively, “Instruments of Indebtedness”);

(iii)   any Contract or obligation that (A) contains ongoing non-competition or exclusive dealing obligations that limit or restrict, in any material respect, the ability of the Company or any of its Affiliates (including, after the Closing, Parent and its Affiliates) to solicit customers for or otherwise sell or distribute the Customer Offerings in any market or geographic area, (B) grants or purports to grant any right of first refusal, right of first offer or similar right or (C) contains a “most favored nation” clause or other term providing preferential pricing or treatment to a third party, in each of cases (A), (B), or (C), that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iv)   any Contract providing for indemnification that could reasonably be expected to result in payments in excess of $250,000 by the Company or any of its Subsidiaries, other than indemnity provisions in Contracts with customers or suppliers of the Company or any of its Subsidiaries entered into in the Ordinary Course of Business;

(v)   any joint venture or partnership Contract;

(vi)   any Contract providing for any payments that are expressly conditioned on a change of control of the Company or any of its Subsidiaries;

(vii)   any collective bargaining agreement or trade union agreement, works council agreement, or similar agreement with any labor or trade union or employee representatives;

(viii)   any employment Contract other than (A) offer letters for at will employees without severance, (B) proprietary information agreements on terms consistent with those set forth in the Company’s existing form, a copy of which has been made available to Parent, or (C) Contracts that provide solely compensation and benefits required by applicable Law;

(ix)   any Contract that by its express terms provides for severance, retention, change in control payments, or transaction-based bonuses or incentives;

(x)   any Contract material to the Company and its Subsidiaries, taken as a whole, providing for the outsourcing, contract manufacturing, testing, assembly or fabrication (as applicable) of any products, technology or services of the Company or any of its Subsidiaries (“Company Products”);

(xi)   any Contract (excluding Real Property Leases) material to the Company and its Subsidiaries, taken as a whole, providing for the supply of any item used by the Company or a Subsidiary procured from the sole source available to supply such item;

(xii)   any Contract material to the Company and its Subsidiaries, taken as a whole, granting the Company or any of its Subsidiaries a license, or other right to use, any Intellectual Property of any third party (excluding commercially-available, off-the-shelf software, or granted incidental to the purchase of associated hardware products) that is embodied in or necessary for the use or Exploitation of any Customer Offering;

(xiii)   any Contract entered into in the last five years providing for the acquisition or divestiture of a business;

(xiv)   any Government Contract that is material to the Company and its Subsidiaries, taken as a whole, with any outstanding unperformed obligation or that is required to be and has not yet been closed out;

(xv)   any Contract with any Top Supplier or Top Customer; or

(xvi)   any other Contract (excluding Real Property Leases) not made in the Ordinary Course of Business that would reasonably be expected to materially prevent the consummation of the Merger or any of the transactions contemplated by this Agreement (the Contracts described in clauses (i) through (xvi), together with the Real Property Leases, being referred to herein as “Material Contracts”).

(b)   True, correct and complete copies of each Material Contract have been made available to Parent. Each Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto and, to the knowledge of the Company, any other party thereto, except for such failures to be valid and binding that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there is no breach or default under any Material Contract by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a breach or default thereunder by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto.

(c)   There are no provisions in any Instrument of Indebtedness that provide any restrictions on the repayment of the outstanding Indebtedness thereunder, or that require that any financial payment (other than payment of outstanding principal and accrued interest) be made in the event of the repayment of the outstanding Indebtedness thereunder prior to expiration. “Indebtedness” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, prepayment penalties, fees and premiums) of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) under conditional sale or other title retention agreements relating to property acquired by such person or for the deferred purchase price of property, goods or services (other than trade payables or accrued expenses incurred in the Ordinary Course of Business), (iv) under capital leases (in accordance with GAAP) or synthetic lease obligations, (v) in respect of letters of credit, surety bonds and bankers’ acceptances, (vi) under interest rate or currency swap or other derivative or hedging instruments and transactions (valued at the net termination value thereof), (vii) secured by any Lien, other than Permitted Liens, on property or assets owned by such Person, whether or not the obligations secured thereby have been assumed, (viii) under any sale and lease back transaction, Contract to repurchase securities sold or other similar financing transaction and (ix) in the nature of guarantees of the obligations described in clauses (i) through (viii) above of any other Person.

Section 3.17   Insurance. The Company has made available to Parent a true, correct and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, including insurance covering directors and officers for securities law and other customary liabilities. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each such policy is in full force and effect and neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach of or default under any of such insurance policies. The annual premium for the Company’s directors’ and officers’ liability insurance coverage for the policy year that includes the date hereof is as set forth in Section 3.17 of the Company Disclosure Letter.

Section 3.18   Properties.

(a)   The Company or one of its Subsidiaries has valid and insurable record title to each parcel of real property owned by the Company or any of its Subsidiaries and all buildings and other improvements thereon (collectively, the “Company Fee Property”), free and clear of all Liens, other than Permitted Liens. Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list of the Company Fee Property, including the location and owner thereof. The Company Fee Property is not subject to any written or verbal leases or occupancy Contracts, nor is the Company Fee Property or any interest therein subject to any right of first offer or refusal to purchase or lease. To the Company’s knowledge, there is no pending or threatened condemnation or eminent domain proceeding with respect to the Company Fee Property.

(b)   The Company or one of its Subsidiaries has a good and valid leasehold interest in all real property leased, or (with the exception of Company Fee Property) otherwise occupied or permitted to be occupied, by the Company or any of its Subsidiaries, whether as sublessor, tenant, subtenant or otherwise (the “Company Leased Property” and the lease, sublease or other occupancy Contract, the “Real Property Leases”). Section 3.18(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Leased Property and the location of the premises. Neither the Company nor any of its Subsidiaries has assigned, subleased, transferred, conveyed, mortgaged, deeded in trust or otherwise encumbered any interest in the leasehold or subleasehold of any Company Leased Property.

(c)   The Company or one of its Subsidiaries owns or leases all of the material personal property owned or leased by the Company or any of its Subsidiaries reflected on the most recent balance sheet included in the Company SEC Documents, free and clear of all Liens, other than Permitted Liens, except to the extent disposed of in the Ordinary Course of Business since the date of such balance sheet. Each of the Company and its Subsidiaries has good and valid title to, or in the case of leased properties and assets, valid leasehold interests or other comparable contractual rights in, all material tangible personal properties necessary for the conduct of their respective businesses in all material respects in the manner currently conducted and contemplated to be conducted in the future by the Company and its Subsidiaries, free and clear of all Liens, other than Permitted Liens.

(d)   No representation is made under this Section 3.18 with respect to any intellectual property or intellectual property rights, which are exclusively the subject of Section 3.19.

Section 3.19   Intellectual Property.

(a)   Section 3.19(a) of the Company Disclosure Letter sets forth lists that are true, correct and complete as of the dates indicated thereon, of all registered trademarks, service marks or trade names, applications to register trademarks, service marks and trade names, patents, published patent applications, registered copyrights, applications to register copyright and domain names owned by the Company or any of its Subsidiaries on the date hereof (collectively, “Company Registered IP”) and specifies any item of Company Registered IP that is not solely owned by the Company or a Subsidiary. To the knowledge of the Company, all of the Company Registered IP is valid and enforceable. All Company Registered IP is owned by the Company or one of its Subsidiaries free and clear of all Liens. Neither the Company nor any of its Subsidiaries has received any written notice or claim in the year prior to the date hereof challenging the validity or enforceability of any Company Registered IP that remains pending or unresolved that would, individually or in the aggregate, reasonably be expected to be material to the business of Company and its Subsidiaries, taken as a whole.

(b)   Each of the Company and its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of all information of the Company or any of its Subsidiaries that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks.

(c)   To the knowledge of the Company, and except as would not be expected to result in material liability or have a material adverse impact on the operation by the Company and its Subsidiaries of their business, the operation by the Company and its Subsidiaries of their business as currently operated does not infringe upon or misappropriate any patents, copyrights, trademarks, trade secrets or other intellectual property rights (“Intellectual Property”) of any third party, and neither the Company nor any of its Subsidiaries has received since the Lookback Date any written notice or claim asserting that any such infringement or misappropriation is occurring, which notice or claim remains pending or unresolved and where such claim would reasonably be expected to result in material liability or have a material adverse impact on the operation by the Company and its Subsidiaries of their business. To the knowledge of the Company, no third party is misappropriating or infringing any Intellectual Property owned by the Company or any of its Subsidiaries. No Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree or stipulation restricting or limiting the use or licensing thereof by the Company or any of its Subsidiaries.

(d)   The Company and its Subsidiaries are, and since the Lookback Date have been, in compliance, in all material respects, with all applicable Laws; internal and external privacy polices policies and all other privacy representations; employee manuals, employee handbooks, and employee policies; and contractual obligations applicable to the privacy, and the collection, storage, security, processing, use, transfer, disposal and disclosure, of Personal Information, and since the Lookback Date, there has been no incident with respect to Personal Information that would require the provision of notice to any Governmental Entity or Person by or on behalf of the Company or any of its Subsidiaries. The Company and its Subsidiaries maintain reasonable administrative, technical, and physical safeguards for Personal Information that are in compliance in all material respects with all applicable Laws. The Company and its Subsidiaries have used reasonable efforts to ensure that they have appropriate contracts to obligate its customers, service providers, business partners, and any other relevant third parties to (A) comply with any applicable Laws with respect to the creation, collection, maintenance, storage, analysis, use, transmission, dissemination, disposal and security of any Personal Information and (B) maintain the privacy and security of any such Personal Information in a manner no less protective than required by the applicable privacy policies of the Company and its Subsidiaries and applicable Laws. Since the Lookback Date, no complaint relating to any actual or alleged improper use or disclosure of, or a breach in the security of, any such information has been made or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(e)   Neither the Company nor any of its Subsidiaries has received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency in connection with the Exploitation of any Customer Offering, any Internal System or any facility or equipment used in connection therewith that (i) impose any material restrictions on the conduct of the business of the Company and its Subsidiaries or (ii) grant any rights under Intellectual Property of the Company or any of its Subsidiaries that are not reasonably consistent with the rights granted in the Ordinary Course of Business to other similarly situated non-governmental customers or users of such Customer Offerings or Internal Systems. No university or Governmental Entity has sponsored any research or development conducted by the Company or any of its Subsidiaries, in a manner resulting in any such Person having a claim of right or ownership of or Lien on any Intellectual Property owned by the Company or any of its Subsidiaries.

(f)   Neither the execution, delivery and performance of this Agreement nor the consummation of the Merger and the other transactions contemplated by this Agreement will (i) pursuant to any Contract to which the Company or any of its Subsidiaries is a party, trigger the grant of any rights to any material Intellectual Property owned by the Company or any of its Subsidiaries other than as reasonably necessary to enable the continued use or Exploitation of any Customer Offering on substantially similar terms as prior to the execution, delivery or performance of this Agreement or (ii) pursuant to any Contract to which the Company or any of its Subsidiaries is a party, impair the right of the Company, the Surviving Corporation or any of their Subsidiaries to enforce or Exploit any Intellectual Property owned by the Company or its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole.

Section 3.20   Takeover Restrictions. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.10, (a) the Company Board has taken all action necessary to render inapplicable Section 60.835 of the Oregon Act as it relates to the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and (b) no other “fair price,” “moratorium,” “control share acquisition” or similar provision of any state antitakeover Law or any similar antitakeover provision in the Company Charter or Company Bylaws is applicable to this Agreement or any of the transactions contemplated hereby (collectively, with the statute described in clause (a), “Takeover Restrictions”).

Section 3.21   No Rights Plan. There is no shareholder rights plan, “poison pill” antitakeover plan or similar device or Contract in effect to which the Company is a party or otherwise bound.

Section 3.22   Affiliate Transactions. Except for directors’ and employment-related Material Contracts filed or incorporated by reference as an exhibit to a Company SEC Document filed by the Company prior to the date hereof, no executive officer or director of the Company is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective assets, rights or properties or has any material interest in any material asset, right or property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last 12 months. Since the Lookback Date, there has been no transaction, or series of similar transactions, Contracts, arrangements or understandings, to which the Company or any of its Subsidiaries is or was a party, that would be required to be disclosed under Item 404 of Regulation S-K of the SEC that has not been so disclosed.

Section 3.23   Certain Payments. Neither the Company nor any of its Subsidiaries (nor, to the knowledge of the Company, any of their respective directors, executives, representatives, agents, employees or associated persons) has provided, offered, gifted or promised, directly or knowingly through another person, anything of value to any foreign or domestic officer, employee, representative, or agent of (1) any Governmental Entity or public international organization; (2) any entity controlled, managed, or owned in any part, whether directly or indirectly, by a Governmental Entity (“State-owned Enterprise”); (3) any political party or candidate for public office; or (4) any current or prospective customer or transaction counterparty, including non-government entities, private individuals and companies (each, an “Official”), for the purpose of (a) influencing any act or decision of any Official in their official or business capacity, inducing any Official to do or omit to do any act in violation of their lawful duty, or securing any improper advantage for the Company or any of its Subsidiaries or (b) inducing any Official to use his or her influence to affect or influence any act or decision of any Governmental Entity, public international organization, State-owned Enterprise, or customer or transaction counterparty, in each case of (a) and (b) in order to assist the Company or any of its Subsidiaries in obtaining or retaining business or any business advantage. Neither the Company nor any of its Subsidiaries has received any written communication (or, to the Company’s knowledge, other communication) from any Governmental Entity alleging that the Company or any of its Subsidiaries, or any current or former director, executive, representative, agent or employee thereof, has engaged in the conduct described in the preceding sentence, and no such conduct has been discovered by or brought to the attention of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has made or anticipates making any disclosure to any Governmental Entity regarding any such conduct. Neither the Company nor any of its Subsidiaries has established or maintained any unlawful fund of corporate monies or other properties.

Section 3.24   Suppliers. Section 3.24 of the Company Disclosure Letter sets forth a true, correct and complete list of the top 10 suppliers of the Company and its Subsidiaries for each of the fiscal year ended March 31, 2018 and the six-month period ended September 29, 2018, as measured by the aggregate amounts paid by the Company and its Subsidiaries during each such period, and each supplier that is the sole source available to supply any significant product or service to the Company or any of its Subsidiaries (the “Top Suppliers”). Since March 31, 2017 to the date hereof, (a) there has been no termination of the business relationship of the Company or its Subsidiaries with any Top Supplier, (b) there has been no material change in the material terms of its business relationship with any Top Supplier adverse to the Company or its Subsidiaries and (c) no Top Supplier has notified the Company or any of its Subsidiaries that it intends to terminate or materially change the pricing or other material terms of its business in any material respect adverse to the Company or its Subsidiaries.

Section 3.25   Customers. Section 3.25 of the Company Disclosure Letter sets forth a true, correct and complete list of the top 10 customers of the Company and its Subsidiaries by revenue for each of the fiscal year ended March 31, 2018 and the six-month period ended September 30, 2018 (collectively with the customers set forth in Schedule B, the “Top Customers”). Since March 31, 2017 to the date hereof, (a) there has been no termination of the business relationship of the Company or its Subsidiaries with any Top Customer, (b) there has been no material change in the material terms of its business relationship with any Top Customer adverse to the Company or its Subsidiaries and (c) no Top Customer has notified the Company or any of its Subsidiaries that it intends to terminate or materially change the material terms of its business in any material respect adverse to the Company or its Subsidiaries.

Section 3.26   Brokers; Transaction Expenses. No broker, investment banker, financial advisor or other Person, other than Stifel, Nicolaus & Company (the “Financial Advisor”), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Section 3.26 of the Company Disclosure Schedule sets forth the Company’s good faith estimate, as of the date hereof, of the aggregate amount of all fees and expenses payable by the Company to the Financial Advisor in connection with the transactions contemplated by this Agreement.

Section 3.27   Government Contracts.

(a)   Each Government Contract that has not expired by its terms, under which the Company still has performance obligations, or for which final payment has not been received is valid and binding and in full force and effect, was awarded or novated in the name of the Company or a Subsidiary of the Company, and is not the subject of any proposed assignment or novation to any third party.

(b)   Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since the Lookback Date, each of the Company and its Subsidiaries, with respect to each Government Contract or Bid, (i) has complied in all material respects with all terms and conditions and all applicable Law, (ii) has not been in material breach of any contractual requirement or Law, and (iii) has had no money due to it withheld or set off or threatened to be withheld or set off (except in the Ordinary Course of Business as provided by the payment terms of such Government Contract), and (iv) each invoice, claim, representation, certification and other submission or filing submitted by the Company or any of its Subsidiaries complied in all material respects with applicable Law and contractual requirements as of its effective date and has been updated as required.

(c)   Since the Lookback Date, neither the Company or any of its Subsidiaries, nor, to the knowledge of the Company any officer, director, owner or employee of the Company or any of its Subsidiaries, has been suspended, debarred, proposed for debarment or excluded from any Government Contract, and, to the knowledge of the Company, no facts exist that could reasonably be expected to warrant the commencement of any suspension, debarment, or exclusion proceeding. To the knowledge of the Company, the consummation of the transactions contemplated by this Agreement would not reasonably be expected to result in any such suspension, proposal for debarment, debarment or exclusion with respect to Parent, the Company or any Subsidiary of the Company (assuming that no such action will result from the identity of Parent).

(d)   Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since the Lookback Date, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has been, with respect to any Government Contract or Bid, investigated by any Governmental Entity, or subject to any civil claim, indictment, termination for default, cure notice, show cause notice, material disallowance of claimed costs, or penalty for expressly unallowable costs, nor, to the Company’s knowledge, has any of the foregoing actions been threatened or is reasonably expected. To the knowledge of the Company, there are no outstanding bid protests, disputes or other Actions relating to any Government Contract or Bid, and, to the knowledge of the Company, no such protest, dispute or other Action is threatened or reasonably expected.

(e)   Since the Lookback Date, neither the Company nor any of its Subsidiaries, with respect to any Government Contract: (i) has made any mandatory disclosure to any Governmental Entity of credible evidence of an overpayment received in connection with any Government Contract or of any matter for which a failure to disclose would constitute a ground for suspension or debarment or to the knowledge of the Company, failed to timely make any such mandatory disclosure for which a failure to disclose would constitute a ground for suspension or debarment; or (ii) made any voluntary disclosure to any Governmental Entity with respect to potential noncompliance with a Government Contract; or (iii) has disclosed or been required to mitigate any organizational conflict of interest pursuant to FAR Subpart 9.5.

Section 3.28   Opinion of Financial Advisor. The Financial Advisor has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date of this Agreement, to the effect that, as of such date, and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Shares. The Company has made available (or, as soon as possible following the execution of this Agreement, will make available) to Parent a true, correct and complete copy of such opinion solely for informational purposes. As of the date hereof, such opinion has not been withdrawn or revoked or otherwise modified.

Section 3.29   No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, the Company acknowledges that none of Parent or Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub in connection with the transactions contemplated by this Agreement, and the Company is not relying on any representation or warranty other than those expressly set forth in Article IV of this Agreement. Notwithstanding the foregoing or any other provision of this Agreement or otherwise, nothing herein shall, or shall be deemed or construed to, relieve any Person from liability for such Person’s fraud, limit any recourse or remedy available in respect of such Person’s fraud, or preclude a determination that such Person’s fraud occurred.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Except as set forth in the disclosure letter (which is arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article IV) delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure only with respect to (a) the correspondingly numbered and/or lettered section or subsection of this Agreement and (b) any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), Parent and the Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1   Organization, Standing and Power.

(a)   Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties and assets makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to have such power and authority or to be so qualified or licensed or in good standing as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, occurrence or effect that, individually or in the aggregate with all other events, changes, occurrences or effects, that has a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement or consummate the Merger or any of the other transactions contemplated hereby.

(b)   Parent has previously furnished or otherwise made available to the Company a true, correct and complete copy of the certificate or articles of incorporation and bylaws of each of Parent and Merger Sub, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws in any material respect.

Section 4.2   Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger, to the filing of the Articles of Merger with the Oregon Secretary of State and the Certificate of Merger with the Delaware Secretary of State as required by the Oregon Act and the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). As of the date hereof, the Boards of Directors of Parent and Merger Sub have approved and declared advisable this Agreement and the transactions contemplated hereby.

Section 4.3   No Conflict; Consents and Approvals.

(a)   The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not (i) conflict with or violate the articles of organization or bylaws or the equivalent organizational documents of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any of their respective assets, rights or properties are bound or subject or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit or imposition of an obligation under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets, rights or properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right, imposition or other occurrence that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b)   The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities and “blue sky” laws, (ii) the filings required under the HSR Act and any filings required under Foreign Antitrust Laws, (iii) such filings as necessary to comply with the applicable requirements of NASDAQ, (iv) the filing of the Articles of Merger with the Oregon Secretary of State and the Certificate of Merger with the Delaware Secretary of State as required by the Oregon Act and the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 4.4   Certain Information. None of the information supplied or to be supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first mailed to the shareholders of the Company, at the time of any amendment or supplement thereto, or at the time of the Company Shareholders Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied by the Company or any of its Representatives for inclusion or incorporation by reference therein.

Section 4.5   Litigation. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, (a) there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity and (b) neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity.

Section 4.6   Ownership and Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, without par value, 100 of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent.

Section 4.7   Financing. Parent has delivered to the Company true and complete copies of (i) an executed commitment letter dated as of the date hereof (the “Commitment Letter” and, together with the Fee Letter (as defined below), as they may be amended, modified or replaced in accordance with Section 5.2 and together with all annexes, exhibits, schedules and other attachments thereto, the “Debt Financing Commitments”) pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (such amounts, the “Debt Financing”) and (ii) any fee letters related to the Debt Financing (with only fee amounts, dates, pricing caps, “market flex” and other economic terms redacted, none of which would adversely affect the amount, conditionality, termination or availability of the Debt Financing) (collectively, the “Fee Letter”). As of the date of this Agreement, none of the Debt Financing Commitments has been amended or modified, and the respective commitments contained in the Debt Financing Commitments have not been withdrawn or rescinded and, to the knowledge of Parent, no withdrawal or rescission thereof is contemplated as of the date of this Agreement. As of the date of this Agreement, the Debt Financing Commitments are in full force and effect and constitute the legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto (except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). There are no conditions precedent related to the funding of the full amount of the Debt Financing other than as expressly set forth in the Debt Financing Commitments. As of the date of this Agreement, no event has occurred that (with or without notice or lapse of time, or both) would constitute a breach or default under the Debt Financing Commitments by Parent or Merger Sub or, to the knowledge of Parent, any other party to the Debt Financing Commitments. As of the date of this Agreement, assuming the satisfaction of the conditions contained in Section 6.1 and Section 6.3, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it and contained in the Debt Financing Commitments. Parent has fully paid any and all commitment fees or other fees required by the terms of the Debt Financing Commitments to be paid on or before the date of this Agreement. Assuming the satisfaction of the conditions contained in Section 6.1 and Section 6.3 and that the Debt Financing is funded in accordance with the terms of the Commitment Letter, Parent and Merger Sub will have, at the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to consummate the Merger and the other transactions contemplated hereby, including payment of all amounts required to be paid pursuant to Article II, and to pay all related fees and expenses. In no event shall the receipt or availability of any funds or financing, including under the Debt Financing Commitments, by Parent or Merger Sub or any Affiliate thereof be a condition to any of Parent’s or Merger Sub’s obligations hereunder.

Section 4.8   Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. The vote or consent of Parent as the sole shareholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

Section 4.9   Not an Interested Shareholder; Ownership of Shares. None of Parent, Merger Sub or any of their respective Subsidiaries, “affiliates” or “associates” is, nor at any time during the last three years has any such Person been, an “interested shareholder” of the Company, in each case as such term is defined in Section 60.825 of the Oregon Act. None of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates owns (directly or indirectly, beneficially or of record) any Shares or holds any rights to acquire or vote any Shares except pursuant to this Agreement.

Section 4.10   No Other Representations or Warranties. Except for the representations and warranties expressly set forth in Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, and Parent and Merger Sub are not relying on any representation or warranty other than those expressly set forth in Article III of this Agreement. Except with respect to any representation or warranty expressly set forth in Article III, neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement or otherwise, nothing herein shall, or shall be deemed or construed to, relieve any Person from liability for such Person’s fraud, limit any recourse or remedy available in respect of such Person’s fraud, or preclude a determination that such Person’s fraud occurred.

ARTICLE V
COVENANTS

Section 5.1   Conduct of Business of the Company.

(a)   The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except (i) as required by this Agreement, (ii) as disclosed in Section 5.1 of the Company Disclosure Letter, (iii) as required by applicable Law or (iv) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the Ordinary Course of Business and use commercially reasonable efforts to preserve substantially intact its assets, properties and business organization and to preserve its present relationships with employees, customers, suppliers and other Persons with which it has material business relations; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) below shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 5.1(b).

(b)   Between the date of this Agreement and the Effective Time, except (w) as required by this Agreement, (x) as disclosed in Section 5.1 of the Company Disclosure Letter, (y) as required by applicable Law, or (z) to the extent Parent shall otherwise consent in writing (which consent, in the cases of the following clauses (v) through (xii) or (to the extent related to such clauses) (xiv), shall not be unreasonably withheld or delayed), neither the Company nor any of its Subsidiaries shall:

(i)   amend or otherwise change its certificate or articles of incorporation or bylaws or any similar governing instruments;

(ii)   (A) issue, deliver, sell, dispose of or suffer to exist Liens on any shares of capital stock or any of its other securities, or (B) grant to any Person any right to acquire any shares of its capital stock or its other securities (including any Company Equity Award), except, in each case, (x) pursuant to the exercise, vesting or settlement of Company Equity Awards outstanding as of the date hereof (or after the date hereof in compliance with this Agreement) and in accordance with the terms of such instruments as in effect on the date hereof, or (y) subject to Section 2.2(f), pursuant to the Company ESPP with respect to any offering or purchase period begun before the date of this Agreement and ending under its normal schedule before the Closing Date;

(iii)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other securities (except for any dividend or distribution by a Subsidiary of the Company to the Company or to other Subsidiaries);

(iv)   (A) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of its capital stock or any of its other securities or any rights, warrants or options to acquire any such shares or other securities (except in connection with cashless exercises, cancellation of Shares in satisfaction of Tax withholding obligations or purchase or exercise price or similar transactions pursuant to the exercise, vesting or settlement of Company Equity Awards outstanding as of the date hereof, or the forfeiture of any Company Equity Awards), (B) reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock or other securities, (C) authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock or any of its other securities, (D) adopt or implement any shareholder rights plan, or (E) change the ownership of any of its Subsidiaries, or otherwise engage in any internal corporate restructuring or reorganization or intercompany asset transfer, including by way of merger, consolidation or stock or asset sale;

(v)   (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof, (B) acquire any assets having a value in excess of $100,000 individually or $500,000 in the aggregate other than purchases of inventory in the Ordinary Course of Business, (C) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or (D) sell, license or otherwise dispose of any assets having a value in excess of $100,000 individually or $500,000 in the aggregate, other than sales or dispositions of inventory in the Ordinary Course of Business;

(vi)   (A) materially modify or amend, or terminate, any Company Material Contract (or any Contract that, if entered into prior to the date hereof, would constitute a Company Material Contract), or knowingly waive, release or assign any material rights or claims thereunder, in each case in a manner materially adverse to the Company and its Subsidiaries, taken as a whole, or (B) other than in the Ordinary Course of Business, enter into any Contract that, if entered into prior to the date hereof, would constitute a Company Material Contract;

(vii)   make any capital expenditures which are, in the aggregate, in excess of the Company’s capital expenditure budget set forth in Section 5.1(b)(vii) of the Company Disclosure Letter;

(viii)   (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than routine advances to its employees, in each case in the Ordinary Course of Business), (B) incur any Indebtedness (including new loan commitments or drawdowns under an existing credit facility) or issue, sell or amend any Instruments of Indebtedness or debt securities or any warrants or other rights to acquire any debt securities, (C) assume, guarantee, endorse or otherwise become liable or responsible for the Indebtedness or other obligations of another Person, including any “keep well” or other Contract to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing (other than, in any such case, a guaranty by the Company on behalf of its Subsidiaries) or (D) enter into any hedging Contract or other financial Contract or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in commodities prices, exchange rates or interest rates, in each case of clauses (A) and (B) other than any such actions or transactions solely between and among the Company and its Subsidiaries;

(ix)   except as required to comply with applicable Law or Contracts or Company Plans existing on the date hereof, (A) enter into, terminate, issue notice to terminate, or amend any employment, severance, retention, change in control, or similar Contract or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant, other than in the Ordinary Course of Business with respect to any employees of the Company or its Subsidiaries with a title below the Vice President level or terminations for cause, or any collective bargaining agreement or similar labor Contract, (B) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, other than in the Ordinary Course of Business with respect to any employees of the Company or its Subsidiaries with a title below the Vice President level, (C) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding equity compensation, (D) pay any material benefit not provided for as of the date of this Agreement under any Company Plan other than in the Ordinary Course of Business with respect to any employees of the Company or its Subsidiaries with a title below the Vice President level, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or restricted stock units or remove existing restrictions in any benefit plans or Contracts or awards made thereunder or (F) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Company Plan;

(x)   implement or adopt any material change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xi)   make or change any material Tax election, change any material Tax accounting method, file any material amended Tax Return, enter into any material closing agreement, waive or extend the statute of limitations with respect to material Taxes, settle or compromise any material Tax liability, claim or assessment, or surrender any right to claim a material refund of Taxes;

(xii)   compromise or settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby that is not the subject of Section 5.16), or consent to the same, other than compromises, settlements or Contracts in the Ordinary Course of Business that (A) involve only the payment of money damages not in excess of $100,000 individually or $500,000 in the aggregate and (B) do not impose equitable relief on the Company or any of its Subsidiaries or provide for any admission of wrongdoing by the Company or any of its Subsidiaries;

(xiii)   fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement (excluding any Company Plans); or

(xiv)   authorize or agree to take any of the actions described in Section 5.1(b)(i) through Section 5.1(b)(xiii).

Section 5.2   Financing Cooperation.

(a)   Each of Parent and Merger Sub shall use its reasonable best efforts to take (or cause to be taken) all actions, and to do (or cause to be done) all things necessary, proper or advisable to consummate and obtain the proceeds of the Debt Financing contemplated by the Debt Financing Commitments on the terms and conditions described in the Debt Financing Commitments (including any flex provisions applicable thereto), including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions (including the flex provisions) contained therein or on other terms not materially less favorable, in the aggregate, to Parent than those contained in the Debt Financing Commitments (as determined in the reasonable judgment of Parent) and not in violation of this Section 5.2(a) (including clauses (A)-(C) below), (ii) satisfy (or, if deemed advisable by Parent, seek a waiver of) on a timely basis all conditions applicable to Parent and Merger Sub in the Debt Financing Commitments or, if executed and delivered prior to the Closing, in the definitive documentation with respect thereto that are within its control and otherwise comply with its obligations thereunder and pay related fees and expenses in connection therewith as and when due and payable, (iii) maintain in effect the Debt Financing Commitments in accordance with the terms thereof (except for amendments and supplements not prohibited by this Section 5.2(a)) until the transactions contemplated by this Agreement are consummated or this Agreement is terminated in accordance with its terms, and (iv) enforce its rights under the Debt Financing Commitments in the event of a breach by any counterparty thereto. Parent shall have the right from time to time to amend, supplement, amend and restate or modify the Debt Financing Commitments; provided, that any such amendment, supplement, amendment and restatement or other modification shall not, without the prior written consent of the Company (A) add new (or adversely modify any existing) conditions precedent to the Debt Financing as set forth in the Debt Financing Commitments as in effect on the date hereof, (B) except as otherwise set forth herein, reduce the aggregate amount of the Debt Financing Commitments (including by changing the amount of fees to be paid or original issue discount of the Debt Financing as set forth in the Debt Financing Commitments) in a manner that would adversely impact the ability of Parent or Merger Sub to consummate the Merger or that would otherwise be expected to delay or impede the Merger or (C) otherwise be reasonably expected to (1) prevent, impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement, (2) make the funding of the Debt Financing as set forth in the Debt Financing Commitments less likely to occur or (3) adversely impact the ability of Parent or Merger Sub to enforce their rights against the other parties to the Debt Financing Commitments or the definitive agreements with respect thereto. For the avoidance of doubt, Parent may amend, supplement, amend and restate, modify or replace the Debt Financing Commitments as in effect at the date hereof (x) to add or replace lenders, arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitments as of the date of this Agreement or (y) to increase the amount of Indebtedness contemplated by the Debt Financing Commitments. For purposes of this Section 5.2, references to “Debt Financing” shall include the financing contemplated by the Debt Financing Commitments (including any flex provisions applicable thereto) as permitted to be amended, supplemented, replaced or modified by this Section 5.2(a) (and, if applicable, shall include any Alternative Financing used to satisfy the obligations under this Agreement) and references to “Debt Financing Commitments” shall include such documents as permitted to be amended or modified by this Section 5.2(a) (and, if applicable, shall include any commitments in respect of any Alternative Financing). Parent shall (X) give the Company prompt notice of any material breach or default by any party to the Debt Financing Commitments or any Alternative Financing, in each case of which Parent has become aware, and any purported termination or repudiation by any party of the Debt Financing Commitments or any Alternative Financing, in each case of which Parent has become aware, or upon receipt of written notice of any material dispute or disagreement between or among the parties to the Debt Financing Commitments or any Alternative Financing and (Y) otherwise keep the Company reasonably informed of the status of Parent’s efforts to arrange the Debt Financing upon Company’s reasonable request. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Debt Financing Commitments, but alternative facilities are available on terms and conditions substantially similar to the Debt Financing Commitments, Parent shall use its reasonable best efforts to promptly arrange to obtain alternative financing (“Alternative Financing”) from alternative sources in an amount sufficient to consummate the Merger and the other transactions contemplated by this Agreement; provided, that Parent shall use its reasonable best efforts to ensure that the terms of such Alternative Financing do not expand upon the conditions precedent or contingencies to the funding of the Debt Financing on the Closing Date as set forth in the Commitment Letter in effect on the date of this Agreement or otherwise include terms (including any “flex” provisions) that would reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated by this Agreement. In addition, Parent shall have the right to use the net cash proceeds received by Parent after the date hereof and prior to the Closing from consummated offerings or other incurrences of debt (including notes) by Parent to reduce commitments under the Commitment Letter on a dollar-for-dollar basis; provided, that (w) to the extent any such debt has a scheduled special or mandatory redemption right, such right is not exercisable prior to the earlier of the consummation of the transactions contemplated by this Agreement on the Closing Date, the termination of this Agreement or the Termination Date as applicable, (x) such offering or other incurrence of debt does not result in a breach or default under, or in violation of, the Commitment Letter, (y) the aggregate amount of the Debt Financing committed under the Commitment Letter following such reduction, together with other cash and cash equivalents available to Parent, is sufficient to pay all amounts required to be paid in connection with the transactions contemplated by this Agreement and (z) Parent promptly notifies the Company of such substitution and reduction. If commitments under the Commitment Letter have been reduced to zero in connection with the preceding sentence, the obligations of the Company and its Subsidiaries pursuant to Section 5.2(b) shall no longer be in effect. Further, Parent shall have the right to substitute commitments in respect of other debt financings on a dollar-for-dollar basis for all or any portion of the Debt Financing from the same and/or alternative bona fide financing sources so long as (v) such other debt financing does not result in a breach or default under, or violation of, the Debt Financing Commitments (to the extent in effect following such substitution), (w) the aggregate remaining amount of the Debt Financing, if any, together with other cash and cash equivalents available to Parent, is sufficient to pay all amounts required to be paid in connection with the transactions contemplated by this Agreement, (x) all conditions precedent to effectiveness of definitive documentation for such commitment have been satisfied and the conditions precedent to funding of such financing are, in respect of certainty of funding, equivalent to (or more favorable to Parent than) the conditions precedent set forth in the Commitment Letter, (y) such substitution would not reasonably be expected to delay, prevent or make less likely the funding of any remaining portion of the Debt Financing on the Closing Date and (z) prior to funding of any loans thereunder, the commitments in respect of such debt financing are subject to restrictions on assignment that are in the aggregate substantially equivalent to or more favorable to Parent than the corresponding restrictions set forth in the Commitment Letter. True, correct and complete copies of each amendment or modification to the Commitment Letter and documents with respect to each alternative or substitute financing commitment in respect thereof (each, a “New Debt Commitment Letter”), together with all related fee letters (solely in the case of the fee letter, with only the fee amounts, dates, pricing caps, “market flex” and other economic terms redacted, none of which would adversely affect the amount, conditionality, termination or availability of the debt financing contemplated thereby) (each, a “New Fee Letter”), will be promptly provided to the Company (and drafts thereof shall be made available to the Company prior to any such substitution). In the event any New Debt Commitment Letter is obtained, (i) any reference in this Agreement to the “Debt Financing” shall include the debt financing contemplated by the Commitment Letter as modified pursuant to clause (ii) below, (ii) any reference in this Agreement to the “Commitment Letter” shall be deemed to include the Commitment Letter which is not superseded by a New Debt Commitment Letter at the time in question and each New Debt Commitment Letter to the extent then in effect, and (iii) any reference in this Agreement to “fee letter” shall be deemed to include any fee letter relating to the Commitment Letter that is not superseded by any New Debt Commitment Letter at the time in question and to each New Debt Commitment Letter to the extent then in effect.

(b)   The Company shall provide, shall cause its Subsidiaries to provide, and shall use its reasonable best efforts to cause their respective Representatives to provide, on a timely basis all cooperation reasonably requested by Parent in connection with the Debt Financing (provided; that such requested cooperation shall not unreasonably interfere with the business or operations of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries), including (i) furnishing the financial information with respect to the Company described in paragraph 3 of Exhibit C to the Commitment Letter and such other information regarding the Company and its Subsidiaries reasonably requested by Parent or the Financing Sources to consummate the Debt Financing and customarily included in marketing materials for senior secured bank lending transactions (which, for the avoidance of doubt, shall not include (x) any information customarily delivered by an investment bank or financing arrangers or (y) any financial information other than the financial information required pursuant to paragraph 3 of Exhibit C to the Commitment Letter), in each case in advance of the Marketing Period (all such information in this clause (i), collectively, the “Required Information”); (ii) furnishing the report of the Company’s independent accountants on the most recently available audited consolidated financial statements of the Company and its Subsidiaries and obtaining the consent of such accountants to the use of such report in accordance with the accountants’ normal custom and practice; (iii) furnishing such customary financial statements, schedules or other pertinent information relating to the Company and its Subsidiaries (including information reasonably necessary for Parent to produce pro forma financial information) reasonably requested by Parent or any of its Representatives in connection with any such Debt Financing, including the Required Information; (iv) providing reasonable assistance with the preparation of business projections, customary financing documents and customary offering materials in connection with the Debt Financing; (v) providing customary documents and certificates, and taking other actions reasonably requested by Parent that are customary in connection with the Debt Financing (including (A) arranging for customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing providing for the payoff, discharge and termination on the Closing Date of all Indebtedness contemplated by any such financing to be paid off, discharged and terminated on the Closing Date, (B) to the extent required by the Debt Financing, facilitating the pledging of collateral; provided, that no pledge shall be operative until the Effective Time, (C) using reasonable best efforts to obtain consents, surveys and title insurance required by the Debt Financing, and (D) consulting with Parent in connection with the negotiation of such definitive financing documents and agreements and such other customary documents as may be reasonably requested by Parent); (vi) providing assistance in the preparation of (but not preparing) (A) one or more confidential information memoranda and other customary marketing and syndication materials reasonably requested by Parent or any of its Affiliates in connection with the Debt Financing and (B) customary pro forma financial statements reflecting the Merger and the Debt Financing; (vii) cooperating with the marketing efforts for any portion of the Debt Financing, including using reasonable best efforts to assist Parent in ensuring that the syndication efforts benefit from the existing banking relationships of the Company and its Subsidiaries; (viii) permitting the reasonable use by Parent and its Affiliates of the Company’s and its Subsidiaries’ logos for syndication and underwriting, as applicable, of the Debt Financing, provided, that such logos (x) are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks, and (y) are used solely in connection with a description of the Merger and the Debt Financing; (ix) participating as necessary in a reasonable number of meetings, presentations, customary one-on-one sessions that are requested at least two Business Days in advance and road shows with prospective lenders and investors and in drafting sessions and due diligence sessions, as applicable (including the reasonable participation in such meetings by the Company’s senior management), in each case, in connection with the Debt Financing; (x) reasonably cooperating with any financing sources or prospective financing sources (including arrangers, lenders, underwriters, initial purchasers or placement agents) for the Debt Financing (together with the arrangers and the partners, shareholders, managers, members, directors, attorneys, officers, employees, advisors, accountants, consultants, agents, Affiliates and Representatives and successors of any of the foregoing, collectively, the “Financing Sources”) and their respective agents’ due diligence, including providing access to documentation reasonably requested by any such Person in connection with the Debt Financing (including sufficient access to allow any Financing Source to complete field exams and inventory appraisals); (xi) assisting in preparing customary rating agency presentations and participating in a reasonable number of sessions with rating agencies in connection with the Debt Financing; and (xii) as long as such information is requested by the Financing Sources in writing at least 10 Business Days prior to the Closing Date, providing to the Financing Sources, at least three Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities with respect to the Company and its Subsidiaries under applicable “know your customer” and anti-money laundering Laws, including the USA PATRIOT Act of 2001, as amended and the beneficial ownership regulations under 31 C.F.R. Section 1010.230; provided, that (w) nothing in this Section 5.2(b) shall require the Company to provide (1) any financial statements other than the financial statements required pursuant to paragraph 3 of Exhibit C to the Commitment Letter, (2) any information not reasonably available to the Company and its Subsidiaries under its current internal control and reporting systems or (3) pro forma financial statements and/or projections, including pro forma cost savings, synergies, capitalization or other post-Closing pro forma adjustments desired to be incorporated into any pro forma financial information (but in each case without limiting the assistance required to be provided by the Company pursuant to clauses (iv) and (vi) above), (x) none of the Company or any of its Subsidiaries shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with any such financing except for any payment that is conditioned upon, and shall not take effect until, the Effective Time, and (y) no obligations of the Company or any of its Subsidiaries under any Contract, certificate, document or instrument delivered pursuant to this Section 5.2 shall be required to be effective until the Effective Time. The Company will provide to Parent and the Financing Sources such information (including any updates to the Required Information) as may be necessary so that the marketing materials for any such financing are true and correct in all material respects and do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not materially misleading. Notwithstanding anything to the contrary, solely for purposes of Section 6.3(b), the Company will be deemed to have complied in all material respects with its obligations under this Section 5.2(b) if, in the event Parent were to consummate the Merger and the other transactions contemplated hereby in accordance with the terms hereof, the lenders with respect to the Debt Financing would (without further conditions) be obligated under the terms of the Commitment Letter to fully fund the Debt Financing at the Closing in accordance with the terms of the Debt Financing Commitments as in effect on the date hereof.

(c)   Notwithstanding anything in this Section 5.2 to the contrary, (i) in fulfilling its obligations pursuant to this Section 5.2, none of the Company, its Subsidiaries or their respective Representatives shall be required to (A) pay any commitment or other fee, provide any security or incur any other liability in connection with any financing prior to the Effective Time, (B) give any indemnities that are effective prior to the Effective Time, (C) provide any information the disclosure of which is prohibited or restricted under any Law applicable to the Company or its Subsidiaries or that is legally privileged (unless such privilege can be preserved through the entry into a customary common interest agreement), or (D) take any action that will conflict with or violate its organizational documents or any Laws applicable to the Company or its Subsidiaries or would result in a violation of, or default under, any agreement to which the Company or any of its Subsidiaries is a party (provided that in each case the Company shall use its commercially reasonable efforts to eliminate any such impediment) and (ii) Parent shall reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in good faith in connection with fulfilling its obligations pursuant to this Section 5.2. Parent shall indemnify and hold harmless the Company and its Subsidiaries (and their respective Representatives) from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by them in connection with the arrangement of any such financing and any information used in connection therewith (other than information provided by the Company, any of its Subsidiaries or any of their respective Representatives in writing for use in the Debt Financing documents), except in the event such loss or damage arises out of or results from the gross negligence, fraud, intentional misrepresentation or willful misconduct of any of its obligations hereunder by the Company, any of its Subsidiaries or any of their respective Representatives. No person who is a director of the Company or any of its Subsidiaries at any time prior to the Closing shall be required to pass any resolutions or consents to approve the Debt Financing.

Section 5.3   No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations. This Section 5.3 shall in no way limit any other provision of this Agreement.

Section 5.4    Acquisition Proposals.

(a)   From the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated in accordance with its terms, and except as otherwise specifically provided for in this Section 5.4, the Company agrees that it will not and, will not authorize or permit any of its or its Subsidiaries’ respective officers, directors, employees, agents, advisors and representatives, including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries (collectively, “Representatives”) to, directly or indirectly:

(i)   initiate, solicit, knowingly facilitate or knowingly encourage (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (including (A) approving any transaction under any Takeover Restriction, (B) approving any Person becoming an “interested shareholder” as defined in Section 60.825 of Oregon Act or a “Related Person” as defined in the Company Charter or (C) granting any amendment, waiver or release of any standstill or similar Contract with respect to the Company or any Shares);

(ii)   engage or participate in any negotiations or discussions (other than to state that they are not permitted to have discussions) concerning, or provide or cause to be provided any information or data relating to the Company and its Subsidiaries in connection with, an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

(iii)   approve, endorse or recommend any Acquisition Proposal (or propose to do so); or

(iv)   except for an Acceptable Confidentiality Agreement entered into pursuant to and in compliance with the terms of Section 5.4(b), execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar Contract relating to an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

provided, however, in each case, it is understood and agreed that any determination or action by the Company Board expressly permitted under Section 5.4(b), Section 5.4(d), Section 5.4(e), Section 5.4(h) or Section 7.1(c)(ii) shall not, in and of itself, be deemed to be a breach of this Section 5.4(a). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.4(a) by any of the Company’s Subsidiaries or any Representative of the Company or any of its Subsidiaries, whether such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 5.4(a) by the Company.

(b)   Notwithstanding anything to the contrary in Section 5.4(a), but subject to the requirements of the remainder of this Section 5.4, at any time prior to obtaining the Company Shareholder Approval, the Company may, in response to an unsolicited bona fide written Acquisition Proposal received after the date hereof that did not result from a breach in any material respect of Section 5.4(a) and that the Company Board determines in good faith, after consultation with outside counsel and its independent financial advisor, constitutes or would reasonably be expected to lead to a Superior Proposal, (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and such Person’s Representatives (including sources of financing if applicable) pursuant to a customary confidentiality agreement on terms substantially similar to, and no less favorable to the Company than, the Confidentiality Agreement (except (x) for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and (y) such agreements shall not be required to contain any standstill or similar provisions) (an “Acceptable Confidentiality Agreement”) and (ii) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal.

(c)   Subject to the actions expressly permitted by Section 7.1(c)(ii) (on the terms and subject to the conditions set forth therein) and Section 5.4(d) and Section 5.4(e) below, neither the Company Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, its recommendation that the shareholders of the Company approve this Agreement and the Merger at the Company Shareholders Meeting or (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any of such actions, an “Adverse Recommendation Change”).

(d)   Notwithstanding anything to the contrary in this Section 5.4, the Company Board or any committee thereof may, at any time prior to obtaining the Company Shareholder Approval, make an Adverse Recommendation Change in response to a Superior Proposal only if:

(i)   the Company Board (or the applicable committee thereof) has received a written Acquisition Proposal after the execution and delivery of this Agreement by the parties hereto that did not result from a breach in any material respect of Section 5.4(a) and determines, after consultation with outside counsel and its independent financial advisor, that (w) such Acquisition Proposal is a Superior Proposal, (x) such Superior Proposal is outstanding, (y) the failure of the Company Board (or such committee) to make an Adverse Recommendation Change in response to such Superior Proposal would reasonably be expected to be a breach of its fiduciary duties and (z) the Company Board (or such committee) intends to make an Adverse Recommendation Change in response to such Superior Proposal (which determination, and any public announcement thereof permitted under Section 5.4(h), shall not in and of itself constitute an Adverse Recommendation Change);

(ii)   the Company has provided written notice to Parent at least four Business Day prior to the making of such Adverse Recommendation Change (an “Adverse Recommendation Notice”) advising Parent of the determination contemplated by the foregoing clause (i) of this Section 5.4(d), including that the Company Board or such committee intends to make an Adverse Recommendation Change (and the manner and timing in which it intends to do so) (such four Business Day period, the “Notice Period”), which Adverse Recommendation Notice the Company shall deliver no more than 24 hours following such determination;

(iii)   the Company provides Parent with a reasonable opportunity to make adjustments in the terms and conditions of this Agreement and negotiates in good faith with Parent (to the extent Parent requests or initiates such negotiation) with respect thereto during the Notice Period, in each case as would enable the Company Board or such committee to determine that a Superior Proposal ceases to be a Superior Proposal;

(iv)   the Company complies in all material respects with the requirements of Section 5.4(g) in respect of such Superior Proposal; and

(v)   Parent does not, at or prior to the end of the Notice Period, make an offer or proposal in writing (which, if accepted by the Company, would be binding on Parent) that the Company Board or such committee determines in good faith (after consultation with outside counsel and its independent financial advisor) to be at least as favorable to the Company’s shareholders as such Superior Proposal.

Any change to the financial terms or any material change to the other terms of such Superior Proposal shall require the Company to provide to Parent a new Adverse Recommendation Notice and a new Notice Period and to comply with the requirements of this Section 5.4(d) with respect to each such Adverse Recommendation Notice; provided, that each such new Notice Period shall be shortened to three Business Days following the receipt of the corresponding new Adverse Recommendation Notice.

(e)   Notwithstanding anything to the contrary in this Section 5.4, the Company Board or any committee thereof may, prior to obtaining the Company Shareholder Approval, make an Adverse Recommendation Change in response to an Intervening Event only if:

(i)   the Company Board or such committee has determined in good faith, after consultation with outside counsel and its independent financial advisor, that, the failure to make an Adverse Recommendation Change in light of such Intervening Event would reasonably be expected to be a breach of its fiduciary duties;

(ii)   the Company has provided written notice to Parent at least four Business Days prior to the making of such Adverse Recommendation Change advising Parent that the Company Board or such committee intends to make an Adverse Recommendation Change and specifying the reasons therefor in reasonable detail; and

(iii)   during such four Business Day period, if requested by Parent, the Company has engaged in good faith negotiations with Parent to amend this Agreement so that the Company Board or such committee no longer determines that failure to make an Adverse Recommendation Change in response to such Intervening Event would reasonably be expected to be a breach of its fiduciary duties.

(f)   So long as this Agreement has not been terminated in accordance with its terms, no Adverse Recommendation Change shall change the approval of this Agreement or any other approval of the Company Board, including in any respect that would have the effect of causing any Takeover Restriction to be applicable to the transactions contemplated hereby or thereby, including the Merger. Nothing in Section 5.4(d) shall be deemed to permit the Company to take any action described in Section 5.4(a)(iv) and enter into a definitive agreement providing for a Superior Proposal unless the Company terminates this Agreement pursuant to Section 7.1(c)(ii) and pays the Termination Fee in accordance with Section 7.3.

(g)   The Company shall promptly (and in any event within 24 hours after becoming aware of the items set forth in (i)-(iii)) shall provide notice to Parent of (i) any receipt of any Acquisition Proposal, (ii) any request for information relating to the Company or its Subsidiaries, other than requests for information that would not reasonably be expected to be related to an Acquisition Proposal, or (iii) any inquiry or request for discussion or negotiation regarding, or that would reasonably be expected to lead to, an Acquisition Proposal, including in each case the identity of the Person making any such Acquisition Proposal, inquiry or request and a description of the material terms of any such Acquisition Proposal, inquiry or request. The Company shall (A) keep Parent reasonably informed of the status and details (including any change to the material terms) of any such Acquisition Proposal, request or inquiry, (B) contemporaneously with providing any non-public information (including any correspondence or other written material) to a third party in connection with any such Acquisition Proposal, request or inquiry, to the extent not previously provided to Parent, furnish a complete and accurate copy of such information (including information provided by electronic mail) to Parent, and (C) provide to Parent as soon as practicable (and in any event within 24 hours) after receipt or delivery thereof complete and accurate copies of all correspondence and other written material sent or provided to the Company or any of its Representatives, including those provided by electronic mail, from any third party in connection with such Acquisition Proposal, request or inquiry. The Company agrees that it shall not, and shall not permit its Subsidiaries to, enter into any Contract that prohibits or restricts it from providing to Parent the information contemplated by, or otherwise complying with, this Section 5.4(g), Section 5.4(c), Section 5.4(d) or Section 5.4(e).

(h)   Subject to the proviso to this sentence, nothing set forth in this Agreement shall prevent the Company or the Company Board from (i) taking and disclosing a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or Schedule 14D-9 or (ii) making any required disclosure to the Company’s shareholders, including any “stop, look and listen” communication pursuant to Rule 14d-9(f) or any other similar statement in response to any publicly disclosed Acquisition Proposal if, in the case of the foregoing clause (i) or clause (ii), in the good faith judgment of the Company Board, after consultation with outside counsel, failure to disclose such information would reasonably be expected to violate its obligations under applicable Law; provided, however, that in no event shall the Company, the Company Board or any committee of the Company Board take, or agree to take, any action prohibited by Section 5.4(c), except as expressly permitted by Section 5.4(d) or Section 5.4(e).

(i)   The Company and its Subsidiaries shall, and shall instruct their Representatives to, cease immediately all existing communications, discussions and negotiations regarding any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. The Company shall request the prompt return or destruction of all copies of all nonpublic data and information it or its Subsidiaries and its and their Representatives have distributed prior to the date of this Agreement to each other potential purchaser that has executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal and in accordance with the applicable terms of such confidentiality agreement.

(j)   As used in this Agreement:

(i)   “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries for (A) a merger, reorganization, consolidation, share exchange, tender offer, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole) or (B) the acquisition in any manner (including by virtue of any equity interest), directly or indirectly, of (1) 15% or more of the consolidated total assets of the Company and its Subsidiaries or (2) securities that, in the aggregate with any securities then owned by such Person or group of Persons, would result in such Person or group of Persons owning 15% or more of the equity securities of the Company.

(ii)   “Intervening Event” means any event, change or development first occurring or arising after the date hereof that is material to the Company and its Subsidiaries, taken as a whole, and was not known by or reasonably foreseeable to the Company Board as of the date hereof; provided, that in no event shall the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (B) changes in the market price or trading volume of the Shares or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that the Company meets or exceeds internal or published estimates, projections, forecasts or predictions for any period (it being understood that the facts or occurrences giving rise or contributing to such changes may be taken into account to the extent not otherwise excluded), (C) changes in general economic, political or financial conditions or markets (including changes in exchange rates, interest rates, stock, bond and/or debt prices) or (D) changes in GAAP, other applicable accounting rules or applicable Law or, in any such case, changes in the interpretation thereof.

(iii)   “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal received after the execution and delivery of this Agreement by the parties hereto (A) on terms which the Company Board determines in good faith, after consultation with outside counsel and its independent financial advisors, to be more favorable from a financial point of view to the holders of Shares than the Merger, taking into account all the terms and conditions of such proposal (including the timing, financial, regulatory, legal and other aspects of such proposal) and this Agreement (including any timely proposal by Parent to amend the terms of this Agreement delivered in accordance with the procedures set forth in Section 5.4(d)) and (B) that, after consultation with outside counsel and its independent financial advisors, the Company Board determines in good faith is capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, that (x) for purposes of the definition of “Superior Proposal,” the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%” and (y) no Acquisition Proposal shall be deemed a Superior Proposal if any financing required to consummate such Acquisition Proposal is not committed.

Section 5.5   Preparation of Proxy Statement; Shareholders’ Meeting.

(a)   As promptly as reasonably practicable after the date of this Agreement (and, in any event, not later than the 15th Business Day immediately thereafter), the Company shall (i) prepare (with Parent’s reasonable cooperation to the extent required) and file with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the shareholders of the Company relating to the special meeting of the Company’s shareholders (the “Company Shareholders Meeting”) to be held to consider the approval of this Agreement and (ii) set a record date for the Company Shareholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. No filing or mailing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon (and the Company shall include all additional disclosures and corrections (and shall consider in good faith all other comments) reasonably proposed in a timely manner by Parent with respect thereto). The Company will advise Parent promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement or comments on the Proxy Statement and responses thereto or requests by the SEC for additional information, and will promptly provide Parent with complete and accurate copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto. The Company shall respond to any requests or comments from the SEC as promptly as practicable and will provide Parent a reasonable opportunity to review and comment thereon (and the Company shall include all additional disclosures and corrections (and shall consider in good faith all other comments) reasonably proposed in a timely manner by Parent in such any response). The Company shall cause the Proxy Statement to be mailed to shareholders of the Company on or prior to the fifth (5th) Business Day after the resolution of any comments thereon from the SEC or, if the SEC does not inform the Company that it intends to review the Proxy Statement on or before the 10th calendar day following the filing of the Proxy Statement, on or prior to the fifth (5th) Business Day following such 10th calendar day. The Company shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.5(a) to comply in all material respects with all applicable requirements of Law. If, at any time prior to the Company Shareholder Meeting, any information should be discovered by the Company or Parent that is required to be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed by the Company with the SEC and, to the extent required under applicable Law, disseminated by the Company to shareholders of the Company; provided, that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(b)   Unless this Agreement is validly terminated in accordance with its terms, and notwithstanding any Adverse Recommendation Change in accordance with Section 5.4(d) or Section 5.4(e), as promptly as reasonably practicable following the resolution of any comments on the Proxy Statement from the SEC (or, if the SEC does not inform the Company that it intends to review the Proxy Statement on or before the 10th calendar day following the filing of the Proxy Statement, as promptly as reasonably practicable following such 10th calendar day), the Company, acting through the Company Board, shall duly call, give notice of, convene and hold the Company Shareholders Meeting for the purpose of obtaining the Company Shareholder Approval and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith. The Company Shareholders Meeting shall be held not later than the 30th calendar day immediately following the date of the mailing of the Proxy Statement absent any legal restraint that prevents such action. Notwithstanding the foregoing, the Company (after consultation with Parent and outside counsel) may or (if requested by Parent) shall adjourn or postpone the Company Shareholders Meeting if (i) the Company or Parent reasonably determines that the Company Shareholder Approval is unlikely to be obtained at the Company Shareholders Meeting (including due to an absence of quorum), (ii) the Company is required to postpone or adjourn the Company Shareholder Meeting by applicable law or by order or a request from the SEC or its staff, (iii) the Company Board reasonably determines that it would be necessary or advisable for any required supplement or amendment to the Proxy Statement to be provided to the Company’s shareholders sufficiently in advance of the Company Shareholder Meeting for the Company Shareholders to evaluate or consider such supplement or amendment (including in connection with an Adverse Recommendation Change), or (iv) if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) or thereafter re-scheduled in accordance with the terms of this Agreement, there are insufficient affirmative votes for the shareholders of the Company to duly approve this Agreement; provided that, the Company Shareholder Meeting will not be postponed or adjourned without the mutual agreement of Parent and the Company (A) by more than 10 calendar days at a time or, with respect to any postponement or adjournment contemplated by the foregoing clauses (i) or (iv), more than three times in the aggregate; (B) with respect to Section 5.5(b)(iv), by more than 30 calendar days after the date on which the Company Stockholder Meeting was (or was required to be) originally scheduled; or (C) to a date that is fewer than ten Business Days prior to the Termination Date. In no event will the record date of the Company Shareholder Meeting be changed without Parent’s prior written consent (not to be unreasonably withheld), unless required by applicable Law.

(c)   Unless this Agreement is validly terminated in accordance with its terms and except to the extent that the Company Board shall have effected an Adverse Recommendation Change in accordance with Section 5.4(d) or 5.4(e), the Company, through the Company Board, shall (i) recommend to the shareholders of the Company that they approve this Agreement and the transactions contemplated hereby and (ii) include such recommendation in the Proxy Statement. Unless this Agreement is validly terminated in accordance with Section 7.1 and, to the extent required under the terms of this Agreement, the Company pays to Parent the Termination Fee in accordance with Section 7.3, the Company’s obligations pursuant to Section 5.5(b) and this Section 5.5(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal. Subject to Section 5.4(d) and Section 5.4(e), the Company shall (x) solicit from the shareholders of the Company proxies in favor of the approval of this Agreement and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith, and (y) use reasonable best efforts to secure the vote of the shareholders of the Company required by the Company Charter, the rules of NASDAQ or the Oregon Act to obtain such approvals.

Section 5.6   Access to Information; Confidentiality.

(a)   From the date hereof to the Effective Time or the earlier termination of this Agreement in accordance with Article VII, upon reasonable prior written notice, the Company shall, and shall cause its Subsidiaries and its and their respective officers, directors, managers, employees and representatives to, afford to Parent reasonable access during normal business hours, consistent with applicable Law, to the respective officers, employees, properties, offices, other facilities and books and records of the Company and its Subsidiaries, and shall furnish Parent with all financial, operating and other data and information as Parent shall reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, other than to the extent required by Section 5.4(g), neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any Contract with any third party in effect on the date hereof, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by the Company or (iii) otherwise violate any applicable Law; provided, that the Company shall use its reasonable best efforts to provide such access or disclose such information in a manner that would not result in any of the consequences referred to in any of the foregoing clauses (i), (ii) or (iii). Any access to any Company properties or facilities shall be subject to the Company’s reasonable security measures and the applicable requirements of the Real Property Leases and shall not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including, without limitation, any Phase I or Phase II environmental assessments.

(b)   Each of Parent and Merger Sub will hold and treat and will cause its Representatives to hold and treat all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated August 2, 2018, between Parent and the Company (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms, except that the Company hereby waives the Standstill Provisions (as defined therein), which shall cease to be of any further force or effect.

(c)   Notwithstanding anything to the contrary set forth herein or in the Confidentiality Agreement, Parent shall be permitted to (i) disclose nonpublic or otherwise confidential information regarding the Company and its Subsidiaries to Financing Sources, and to rating agencies and prospective lenders and investors during syndication of any financing subject to their entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities), and (ii) publicly disclose, including by filing or furnishing one or more Current Reports on Form 8-K, the Required Information and pro forma financial information provided to any Financing Source under any confidential information memoranda or other syndication materials or similar documents prepared in connection with any financing sought or obtained by Parent in connection with the transactions contemplated by this Agreement.

Section 5.7   Further Action; Efforts.

(a)   Upon the terms and subject to the conditions of this Agreement, each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Law (including under any Antitrust Law) to consummate the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable after the date hereof, including (i) as promptly as practicable making all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under the Securities Act, the Exchange Act or any other applicable securities Laws and (ii) as promptly as practicable and to the extent requested by Parent, providing any notice to, and using reasonable best efforts to obtain any consent, waiver or approval from, any third party required in connection with the transactions contemplated by this Agreement under any Contract to which such party is a party; provided that (A) neither the Company nor any of its Subsidiaries will be required, in connection with the foregoing, to grant or offer to grant any accommodation or concession (financial or otherwise), or make any payment, to any Person in connection with seeking or obtaining any such consent, waiver or approval and (B) for the avoidance of doubt, nothing in this Agreement shall require Parent or any of its Subsidiaries to, and the Company may not and may not permit any of its Subsidiaries to, without the prior written consent of Parent, become subject to, consent to or offer or agree to any requirement, condition, limitation, understanding, agreement or order to (1) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any material assets or business, or any capital stock, of the Company, the Surviving Corporation, Parent or any Subsidiary of any of the foregoing or (2) impose any material restriction, requirement or limitation on the operation of any business of the Company, the Surviving Corporation, Parent or any Subsidiary of any of the foregoing. Notwithstanding the foregoing or anything else to contrary, nothing in this Agreement shall require a waiver of any condition set forth in Article VI.

(b)   In furtherance and not in limitation of the provisions of Section 5.7(a), each of the parties, as applicable, agrees to prepare and file as promptly as practicable (and in the case of the Notification and Report Form pursuant to the HSR Act, by no later than five Business Days from the date of this Agreement), appropriate filings under the HSR Act and under any other Antitrust Law specified in Section 6.1(c) of the Company Disclosure Letter. Parent shall pay all filing fees for the filings required under the HSR Act by the Company and Parent in connection with the Merger.

(c)   The parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity required in connection with the transaction contemplated by this Agreement, including, to the extent related thereto:

(i)   cooperating with each other in connection with filings required to be made by any party under any Antitrust Law and in relation to each step of the procedure before the relevant Governmental Entities, and informing each other as to the contents of all substantive communications with such Governmental Entities. In particular, to the extent permitted by Law or Governmental Entity, no party will make any notification or other submission in relation to the transactions contemplated hereunder without first providing the other party with a true, correct and complete copy of such notification in draft form and giving such other party a reasonable opportunity to comment before it is filed with the relevant Governmental Entities, and such first party shall consider in good faith all reasonable comments timely made by the other party in this respect;

(ii)   furnishing to the other party all information within its possession that is required for any application or other submission to be made by the other party pursuant to the applicable Law in connection with the transactions contemplated by this Agreement;

(iii)   promptly notifying each other of any communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement and providing, to the extent permitted by Law or Governmental Entity, each party an opportunity to attend any meetings with or other appearances before any Governmental Entity with respect to the transactions contemplated by this Agreement; and

(iv)   consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws.

(d)   Notwithstanding the foregoing, each party may in good faith designate commercially and/or competitively sensitive information and materials of that party as “outside counsel only,” in which case the information will be made available only to the receiving party’s outside counsel.

(e)   For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Foreign Antitrust Laws and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

Section 5.8   Employment and Employee Benefits Matters; Other Plans.

(a)   Without limiting any additional rights that any current or former employee of the Company or any of its Subsidiaries (each, a “Company Employee”) may have under any Company Plan, except as otherwise agreed in writing between Parent and a Company Employee, Parent shall cause the Surviving Corporation and each of its Subsidiaries, (i) for the period commencing at the Effective Time and ending on the earlier of December 31, 2019 (the “Benefits Transition Date”) or the date employment ceases, to maintain for each Company Employee employed as of the Effective Time (the “Continuing Employees”) base salary levels no less favorable than that in effect as of immediately prior to the Closing Date, (ii) for the period commencing at the Effective Time and ending on the earlier of the Benefits Transition Date or the date employment ceases, to maintain for each Continuing Employee other cash compensation levels (such term to consist of percentage of salary used for target bonus opportunities (on metrics set by Parent) and commission programs) no less favorable than those in effect as of the date hereof, and (iii) for the period commencing at the Effective Time and ending six (6) months after the Effective Time, Parent will cause the Company to maintain in effect the Severance Practices (as defined and described in Section 3.12(a) of the Company Disclosure Schedule). Any other Company Plans and benefits not specifically described in this Section 5.8 will be provided in the sole discretion of Parent.

(b)   As of and after the Effective Time, Parent agrees to provide or cause its Subsidiaries (including the Surviving Corporation) to provide Continuing Employees full credit for the Continuing Employees’ service with the Company, its Subsidiaries and their predecessor entities for purposes of eligibility, vesting, and benefit accruals under Parent’s 401(k) plan, vacation accrual rates, sick time accrual rates, service used for determining severance under the applicable policy or Contract, and any pre-Closing Date Company Equity Awards that are assumed by Parent to the same extent recognized by the Company immediately prior to the Effective Time, except to the extent such service credit would result in a duplication of benefits for the same period of service.

(c)   Parent will cause the Surviving Corporation and its Subsidiaries to maintain in place, from the Effective Time through the Benefits Transition Date, the pre-Closing Company Plans that provide medical, dental, vision, employee assistance, short-term disability and long-term disability benefits. Such coverage for the Continuing Employees will transition to Parent-provided benefit plans effective on the day after the Benefits Transition Date. From and after the Benefits Transition Date, Parent will or will cause its Subsidiaries to cause any pre-existing conditions or limitations, exclusions, eligibility waiting periods and required physical examinations under any group health and welfare plans of Parent or its Subsidiaries to be waived with respect to Continuing Employees and their eligible dependents. To the extent that the Benefits Transition Date occurs other than on the last day of the plan year with respect to any welfare benefit plans, Parent shall recognize or cause to be recognized the dollar amount of all co-payments, co-insurance, out of pocket expenses, deductibles, offsets and similar payments incurred by each Continuing Employee and his or her eligible dependents during the plan year in which the Benefits Transition Date occurs for purposes of satisfying such year’s co-payment, co-insurance, out of pocket, deductible, offset or similar payments under the corresponding plan of the Parent or its Subsidiaries in which the Continuing Employee (and his or her eligible dependents) will be eligible to participate from and after the Benefits Transition Date.

(d)   From and after the Effective Time, except as otherwise agreed in writing between Parent or any of its Affiliates and a Continuing Employee or as otherwise provided in this Agreement or the applicable individual written Contract, Parent agrees to cause the Surviving Corporation and its Subsidiaries (including the Surviving Corporation) to honor in accordance with its terms, (i) each existing written employment, retention, change in control, severance and termination Contract of or between the Company or any of its Subsidiaries and any officer, director or employee of that company, (ii) all written obligations in effect as of the Effective Time under any equity-based, bonus or bonus deferral plans, programs or Contracts of the Company or its Subsidiaries and (iii) all vested and accrued benefits under any Company Plans or Contracts of the Company or its Subsidiaries.

(e)   Upon Parent’s written request, which request shall be made at least five (5) Business Days prior to the Closing Date, the Board of Directors of the Company shall adopt resolutions, no later than the day immediately preceding the Closing Date, to terminate the Company’s 401(k) plan as of the day immediately preceding the Closing Date, such resolutions having been approved as to form by the Parent at least two (2) Business Days before such action is taken. In addition, upon Parent’s written request, which request shall be made at least seven (7) Business Days prior to the Closing Date, the Board of Directors of the Company shall adopt resolutions, no earlier than thirty (30) days prior to the Closing Date, to terminate the Company’s Deferred Compensation Plan in accordance with the rules set forth in Treas. Reg. Section 1.409A-3(j)(4)(ix).

(f)   This Section 5.8 shall not apply with respect to individuals covered by collective bargaining agreements or other collective representations, in which case the terms of the applicable collective bargaining agreement or collective representation shall apply, or with respect to individuals or Company Plans subject to non-United States Law, in which case Parent agrees to comply or cause its Subsidiaries to comply with any applicable Laws or employment Contracts with respect to compensation and benefits. Section 5.8 is included for the sole benefit of the parties hereto and their respective transferees and permitted assigns and does not and shall not create any right in any Person, including any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, any participant in any

Company Plan or any dependent, beneficiary or trustee thereof. Nothing contained in this Agreement (express or implied) (i) is intended to require Parent or the Company or its Subsidiaries to establish or maintain any specific employee benefit plan for any length of time (except as set forth Section 5.8(d)), (ii) is intended to create a Company Plan or any Employee Benefit Plan or amend any of the foregoing, (iii) is intended to confer upon any individual any right to employment or continued employment for any period of time, or any right to a particular term or condition of employment, or (iv) shall be construed to indicate the existence of employment relations between the Company or any of its Affiliates and any of its or their service providers (including contractors and consultants). Notwithstanding anything to the contrary in this Agreement, the parties do not intend for this Section 5.8 to create any rights or obligations except between the parties hereto. No Continuing Employee or former employee of the Company or any Subsidiary, including any beneficiary or dependent thereof, or any other Person not a party to this Agreement, shall be entitled to assert any claim against Parent, the Surviving Corporation or any of their respective Affiliates under this Section 5.8.

Section 5.9   Takeover Restrictions. If any Takeover Restriction is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, the Company, the Company Board and, to the extent required, Parent, shall take all actions necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Restriction on this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.10   Notification of Certain Matters. From the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby or (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the other party’s obligation to consummate the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice.

Section 5.11   Indemnification, Exculpation and Insurance.

(a)   Except as may be required by applicable Law, Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any present (as of the Effective Time) or former officer, director or employee of the Company and its Subsidiaries (the “Indemnified Parties”) as provided in the articles of incorporation or bylaws (or comparable organizational documents) of the Company and its Subsidiaries or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries disclosed in Section 5.11(a) of the Company Disclosure Letter shall survive the Merger and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party. From and after the Effective Time, Parent shall guarantee and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.11.

(b)   For a period of six years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and containing terms and conditions that are substantially equivalent with such policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 250% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto (the “Maximum Premium”), but in such case shall purchase as much coverage as reasonably practicable for such amount; provided further, that if the Surviving Corporation purchases a “tail policy” and the coverage thereunder costs more than the Maximum Premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for the Maximum Premium. Notwithstanding the foregoing, the Company may purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby, for an amount not to exceed the Maximum Premium. If such tail prepaid policy has been obtained by the Company prior to the Effective Time, (i) Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation and (ii) no party shall have any obligation to purchase or maintain any other insurance pursuant to this Section 5.11.

(c)   Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.11 shall continue in effect until the final disposition of such Action.

(d)   The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 5.11 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

(e)   In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.11.

Section 5.12   Rule 16b-3. Prior to the Effective Time, the Company shall cause to be adopted by the Company Board such resolutions as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13   Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement without the prior consent of the other party, which consent shall not be unreasonably withheld, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided that, subject to Section 5.4, (a) neither party shall be required to consult with the other, or provide an opportunity to review or comment to the other, or obtain the prior consent of the other party, in connection with the Company’s receipt of an Acquisition Proposal or an Adverse Recommendation Change and the matters related thereto, or any press release or other public statement related thereto or made in connection therewith, (b) neither party shall be required to provide the other with an opportunity to review or comment on, or obtain the prior consent of the other party with respect to, any release or public statement in connection with a dispute between the parties relating to this Agreement and (c) each party and its Subsidiaries and Representatives may issue releases or make statements that are consistent with previous releases, statements or disclosures made by either party in compliance with this Section 5.13. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company.

Section 5.14    Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement.

Section 5.15   NASDAQ Quotation. The Company agrees to use reasonable best efforts to continue the quotation of the Shares on NASDAQ during the term of this Agreement.

Section 5.16   Shareholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give Parent the opportunity to participate in (but not control) the defense or settlement of any shareholder litigation against the Company and/or its officers or directors relating to the Merger or any of the other transactions contemplated by this Agreement, and shall not settle any such litigation without Parent’s prior written consent except for any settlement that (a) does not (i) include an admission of liability or guilt or (ii) provide for any injunctive or equitable relief, other than any supplemental disclosures approved by Parent pursuant to Section 5.5(a), (b) includes a complete release of Parent and its Affiliates and (c) does not result in the payment by Parent, the Company or any Subsidiary thereof of any amount in excess of the retention or deductible under any applicable insurance policy of the Company.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1   Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)   Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b)   No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger.

(c)   HSR Act; Antitrust. Any applicable waiting periods shall have expired or been terminated, and any approvals required shall have been obtained, in each case relating to the transactions contemplated by this Agreement under the HSR Act or under any other Antitrust Law specified in Section 6.1(c) of the Company Disclosure Letter.

Section 6.2   Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company (to the extent permitted by this Agreement or applicable Law), at or prior to the Effective Time of the following conditions:

(a)   Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Parent Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded); provided, however, that notwithstanding the foregoing, (i) each of the representations and warranties of Parent and Merger Sub set forth in Section 4.1 and Section 4.2 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date and (ii) if any representation and warranty of Parent or Merger Sub by its express terms is made as of a specified date, the accuracy of such representation and warranty shall be measured as of such specified date.

(b)   Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c)   Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in this Section 6.2.

Section 6.3    Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent (to the extent permitted by this Agreement or applicable Law), at or prior to the Effective Time of the following conditions:

(a)   Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded); provided, however, that notwithstanding the foregoing, (i) each of the representations and warranties of the Company set forth in Section 3.2(a) and Section 3.26 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, except for any inaccuracies therein that, individually and in the aggregate, are de minimis, (ii) each of the representations and warranties of the Company set forth in Section 3.1 and Section 3.3 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (iii) the representations and warranties of the Company set forth in clause (b)(i) of Section 3.9 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, and (iv) if any representation and warranty of the Company by its express terms is made as of a specified date, the accuracy of such representation and warranty shall be measured as of such specified date.

(b)   Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)   Officers’ Certificate. Parent shall have received a certificate signed by each of the Company’s Chief Executive Officer and Chief Financial Officer certifying as to the matters set forth in this Section 6.3.

(d)   Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, circumstance, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect that is continuing.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1   Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Shareholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):

(a)   by mutual written consent of Parent and the Company;

(b)   by either Parent or the Company:

(i)   if the Merger shall not have been consummated on or before 5:00 p.m., Eastern time, on April 29, 2019 (the “Termination Date”); provided, that (A) if on the Termination Date all of the conditions to the Closing set forth in Article VI other than (1) those conditions that by their terms are to be satisfied at the Closing, which conditions shall be capable of being satisfied at such time, and (2) any or all of the conditions set in Section 6.1(b), and Section 6.1(c) (but solely to the extent the matter giving rise to the failure of such condition is related to the approval under the HSR Act or under any other Antitrust Law specified in Section 6.1(c) of the Company Disclosure Letter), have been satisfied or waived, then the Termination Date will automatically be extended until July 29, 2019, and (B) neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if any failure of such party to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have been a principal cause of, or resulted in, the failure of the Merger to be consummated by the Termination Date;

(ii)   if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; or

(iii)   if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken;

(c)   by the Company:

(i)   if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.1 or 6.2 and (B) if capable of being cured by the Termination Date, has not been cured within 30 days after the Company shall have given Parent written notice of such breach or failure and stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i); provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in material breach of this Agreement;

(ii)   prior to receipt of the Company Shareholder Approval, in order to enter into a definitive agreement for a transaction that is a Superior Proposal, if (A) the Company Board has received a Superior Proposal, (B) the Company Board (or its applicable committee) has made an Adverse Recommendation Change in response to such Superior Proposal in accordance with Section 5.4(d), (B) the Company has complied in all material respects with its obligations under Section 5.4 in relation to such Superior Proposal and has not otherwise willfully breached in any material respect its obligations under Section 5.4, (C) the Company Board approves, and substantially concurrently with or immediately after the termination of this Agreement, the Company enters into, a definitive agreement with respect to such Superior Proposal and (D) prior to or concurrently with such termination, the Company pays the Termination Fee;

(d)   by Parent:

(i)   if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.1 or 6.3 and (B) if capable of being cured by the Termination Date, has not been cured within 30 days after Parent shall have given the Company written notice of such breach or failure and stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i); provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in material breach of this Agreement; or

(ii)   if: (A) an Adverse Recommendation Change shall have occurred; (B) the Company Board or any committee thereof shall have failed to include its recommendation with respect to the Company Shareholder Approval in the Proxy Statement; (C) an Acquisition Proposal is publicly announced, distributed or disseminated to the Company’s shareholders and, following the request of Parent (which request may only be made once within any five Business Day period with respect to any particular Acquisition Proposal), the Company Board or the applicable committee thereof fails within 10 Business Days of such request to reaffirm its recommendation that the shareholders of the Company approve this Agreement and the Merger at the Company Shareholders Meeting; (D) the Company Board or any committee thereof shall have approved, endorsed or recommended to the shareholders of the Company an Acquisition Proposal; (E) a tender offer or exchange offer for outstanding Shares shall have been commenced (other than by the Merger Sub, Parent or an Affiliate of Parent) and the Company Board or any committee thereof recommends that the shareholders of the Company tender their Shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender or exchange offer, the Company Board or any committee thereof fails to recommend against acceptance of such offer; (F) the Company Board or any committee thereof shall have formally resolved to do any of the foregoing; or (G) the Company shall have breached in any material respect its obligations under Section 5.4 or Section 5.5(b).

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other party.

Section 7.2    Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement and the provisions of Section 3.26 (Brokers), Section 5.13 (Public Announcements), this Section 7.2, Section 7.3 (Fees and Expenses) and Article VIII (General Provisions) of this Agreement shall survive the termination hereof; provided, however, that none of Parent, Merger Sub or the Company shall be released from any liabilities or damages arising out of a willful and material breach of this Agreement or fraud.

Section 7.3    Fees and Expenses.

(a)   Except as otherwise provided in this Section 7.3, Section 5.2(c) and Section 5.7(b), all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)   In the event that:

(i)   this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(i) (other than in circumstances subject to Section 7.3(b)(iv)) or Section 7.1(b)(iii), or this Agreement is terminated by Parent pursuant to Section 7.1(d)(i) (other than as a result of a breach of Section 5.4 or Section 5.5(b)), and (A) at any time on or after the date of this Agreement and prior to the termination under Section 7.1(b)(i) or Section 7.1(d)(i) or the taking of a vote to approve this Agreement at the Company Shareholders Meeting or any adjournment or postponement thereof (in the case of a termination pursuant to Section 7.1(b)(iii)), as applicable, an Acquisition Proposal shall have been communicated to the senior management of the Company or the Company Board or publicly announced or otherwise made known to the shareholders of the Company, and (B) within 12 months after such termination, the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal shall have been consummated (provided, that for purposes of this Section 7.3(b)(i), the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”);

(ii)   this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii);

(iii)   this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii); or

(iv)   this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i) following an Adverse Recommendation Change in response to an Intervening Event;

then, in any such case, the Company shall pay or cause to be paid to Parent a termination fee of $35,650,000 (the “Termination Fee”).

(c)   Payment of the Termination Fee, if applicable, shall be made by wire transfer of same day funds to the account or accounts designated by Parent (i) on the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Termination Fee payable pursuant to Section 7.3(b)(i), (ii) prior to or concurrently with the termination of this Agreement, in the case of a Termination Fee payable pursuant to Section 7.3(b)(ii) or (iii) no later than the third Business Day after termination of this Agreement, in the case of a Termination Fee payable pursuant to Section 7.3(b)(iii) or Section 7.3(b)(iv).

(d)   Each of the parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties would not enter into this Agreement; accordingly, if any party fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, the owed party commences a suit that results in a judgment against the owing party for the amounts set forth in this Section 7.3, the owing party shall pay to the owed party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(e)   Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion. Subject to the proviso to Section 7.2, the payment, when due and paid, by the Company to Parent of the Termination Fee and, to the extent applicable, any other amounts payable pursuant to this Section 7.3 shall be the sole and exclusive remedy of Parent and Merger Sub in the event of the termination of this Agreement under the circumstances requiring the payment of the Termination Fee pursuant to Section 7.3(a). For the avoidance of doubt, in the event Parent actually receives the Termination Fee (and, to the extent applicable, any other amounts payable under this Section 7.3), the receipt thereof shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or Merger Sub that Parent or Merger Sub may be otherwise entitled to pursue under this Section 7.3, and in such case neither Parent nor Merger Sub shall be entitled to bring or maintain any Proceeding or make any claim against the Company or any of its Representatives arising out of or relating to this Agreement or any of the transactions contemplated hereby, subject to the proviso to Section 7.2.

Section 7.4   Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Company Shareholder Approval has been obtained; provided, however, that after the Company Shareholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval by the shareholders that previously rendered such approval without such further approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment. Notwithstanding anything in this Agreement to the contrary, this Section 7.4 and Sections 8.6, 8.7, 8.8, 8.13 and 8.17 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of any such Section) may not be amended, modified, waived or terminated in a manner that materially and adversely affects the Financing Sources without the prior written consent of the Financing Sources materially and adversely affected thereby.

Section 7.5   Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Shareholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval by the shareholders that previously rendered such approval without such further approval. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1   Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2   Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)   if to Parent, Merger Sub or the Surviving Corporation, to:

MKS Instruments, Inc.
2 Tech Drive, Suite 201
Andover, MA 01810
Attention: Kathleen F. Burke, Vice President and General Counsel
Facsimile: (978) 557-5160
E-mail: Kathleen_Burke@mksinst.com

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention: Mark G. Borden, Esq. and Joseph B. Conahan, Esq.
Facsimile: (617) 526-5000
E-mail: mark.borden@wilmerhale.com and
joseph.conahan@wilmerhale.com

(ii)   if to the Company, to:

13900 N.W. Science Park Drive
Portland, OR 97229
Attention: Allen Muhich
Facsimile: (503) 671-5551
E-mail: muhicha@esi.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attention: Tony Jefferies and Mike Ringler
Facsimile: (415) 947-2099
E-mail: tjefferies@wsgr.com and mringler@wsgr.com

Section 8.3   Certain Definitions. For purposes of this Agreement:

(a)   “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b)   “Bid” means any outstanding quotation, bid or proposal by the Company or any of its Subsidiaries which, if accepted or awarded, would lead to a contract with a Governmental Entity or a prime contractor or higher-tier subcontractor to a Governmental Entity, for the supply of goods, licensing of property, or provision of services by the Company or any of its Subsidiaries;

(c)   “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or Boston, Massachusetts are authorized or required by applicable Law to be closed;

(d)   “Company Plan” means any Employee Benefit Plan for the benefit of any employees, independent contractors, directors, or officers of the Company or any of its Subsidiaries either that is sponsored or maintained by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries is required to make payments, transfers or contributions, has a commitment to create, or has or may have any actual or potential liability;

(e)   “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise;

(f)   “Customer Offerings” means (i) the products (including Software and Documentation) that the Company or any of its Subsidiaries currently develops, manufactures, markets, distributes, makes available, sells, supports or licenses to third parties (including products planned by the Company to be released within the next twelve (12) months) and (ii) the services that the Company or any of its Subsidiaries currently provides or makes available to third parties;

(g)   “Documentation” means printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users;

(h)   “Employee Benefit Plan” means all (i) “employee benefit plans,” as defined in Section 3(3) of ERISA, together with plans or arrangements that would be so defined if they were not (A) otherwise exempt from ERISA by Section 3(3) of ERISA or another Section of ERISA, (B) maintained outside the United States or (C) individually negotiated or applicable only to one individual and (ii) any other written or oral benefit arrangement or obligation to provide benefits as compensation for services rendered, including employment or consulting Contracts (except for Contracts that provide for at will employment that can be terminated at no cost to the Company or any of its Subsidiaries), severance Contracts, arrangements, plans or pay policies, stay or retention bonuses or compensation, incentive (including equity or equity-linked) plans, programs or arrangements, patent award programs, sick leave, vacation pay, other leave and time-off plans, plant closing benefits, salary continuation or insurance for disability, consulting, or other compensation arrangements, retirement, pension, deferred compensation, bonus, stock option or purchase plans or programs, employee relocation, hospitalization, medical insurance, life insurance, loan, tuition reimbursement or scholarship programs, any plans subject to Section 125 of the Code and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof;

(i)   “ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

(j)   “ERISA Affiliate” means any entity that is, or at any applicable time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or any of its Subsidiaries;

(k)   “Exploitation” means development, design, testing, modification, making, use, sale, having made, use or sold, importation, reproduction, marketing, distribution, commercialization, support, maintenance, correction and creation of derivative works of;

(l)   “Government Contract” means any prime contract, subcontract, basic ordering agreement, letter contract, purchase order, delivery order, Bid, change order, arrangement or other commitment of any kind between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity or prime contractor or higher-tier subcontractor to a Governmental Entity (in its capacity as a prime contractor or higher-tier subcontractor), on the other hand, in each case that imposes material flowdown restrictions or obligations on the Company or its Subsidiaries from any applicable federal or state acquisition regulation;

(m)   “Internal Systems” means the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test, calibration and measurement apparatus used developed by or on behalf of the Company or any of its Subsidiaries in their business or operations or and used to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test any Customer Offering, whether located on the premises of the Company or any of its Subsidiaries or hosted at a third party site;

(n)   “knowledge” (i) of the Company means the actual knowledge, after reasonable investigation, of the individuals listed in Section 8.3(n) of the Company Disclosure Letter and (ii) of Parent means the actual knowledge, after reasonable investigation, of the individuals listed in Section 8.3 of the Parent Disclosure Letter, in each case as of the date hereof;

(o)   “Marketing Period” means the first period of 18 consecutive Business Days (ending no later than the Business Day immediately prior to the Closing Date) following receipt of the Required Information by Parent, throughout which (i) Parent shall have received from the Company all of the most current Required Information and during which period such Required Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information, in the light of the circumstances under which the statements contained in such Required Information were made, not misleading (it being understood that if the Company in good faith reasonably believes that it has provided the Required Information, it may deliver to Parent a written notice to that effect, in which case the Company will be deemed to have delivered the Required Information on the date of such notice unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Information and, within six (6) Business Days after receipt of such notice, Parent identifies in writing to the Company, in reasonable detail, the Required Information which has not been delivered), (ii) the conditions set forth in Section 6.1 and Section 6.3 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) and (iii) nothing shall have occurred and no condition shall exist that would cause any of the conditions set forth in Section 6.1 and Section 6.3 to fail to be satisfied (other than those conditions that by their terms can only be satisfied at the Closing), assuming that the Closing Date were to be scheduled for any time during such period referred to above; provided, however, that November 22, 2018 shall not be deemed a Business Day for purposes of this definition, and if the Marketing Period has not been completed prior to December 18, 2018, such period shall not commence until January 2, 2019.

(p)   “Material Adverse Effect” means any event, circumstance, change, occurrence or effect that, individually or in the aggregate with all other events, circumstances, changes, occurrences or effects, has a material adverse effect on (A) the business, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) the ability of the Company to perform its obligations under this Agreement or consummate the Merger or any of the other transactions contemplated hereby, other than, in the case of the foregoing clause (A), any event, circumstance, change, occurrence or effect arising after the date of this Agreement to the extent resulting from (1) changes in general economic, financial market, business or geopolitical conditions, (2) general changes or developments in any of the industries in which the Company or its Subsidiaries operate, including the introduction or strengthening of competitors therein, (3) natural disasters, calamities and other force majeure events in the United States or any other country or region in the world, (4) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (5) any change in the price or trading volume of the Company’s stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining the occurrence of a Material Adverse Effect), (6) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining the occurrence of a Material Adverse Effect), (7) any outbreak or escalation of armed hostilities, any acts of war or terrorism, (8) the announcement or pendency of this Agreement and the transactions contemplated hereby, including (x) any resulting loss or departure of officers or other employees of the Company or any of its Subsidiaries, or (y) any resulting termination of, reduction in or similar negative impact on the Company’s or any of its Subsidiaries’ relationships, contractual or otherwise, with any customers, suppliers, distributors or business partners, (9) any litigation brought by or on behalf of any actual or purported current or former Company stockholder (in its capacity as such) arising from or relating to this Agreement or the Merger (including allegations of breaches of fiduciary duties) or violation of securities Law related to the Proxy Statement or any other document filed by the Company with the SEC or distributed or otherwise disseminated to the Company’s stockholders in connection with the

Merger, (10) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case which is expressly required by, or the failure to take any such action expressly prohibited by, this Agreement (excluding Section 5.1(a)), and (11) any actions taken (or omitted to be taken) by the Company or any of its Subsidiaries with the prior written consent or at the express written request of Parent; provided, that any event, circumstance, change, occurrence or effect otherwise excluded by any of the foregoing clauses (1), (2), (3), (4) or (7) shall be taken into account in determining the occurrence of a Material Adverse Effect to the extent disproportionately impacting the Company and its Subsidiaries, taken as whole, relative to other Persons operating in the industries or markets in which the Company and its Subsidiaries operate. For the avoidance of doubt, the parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Material Adverse Effect.

(q)   “Permitted Liens” shall mean (i) statutory Liens for Taxes, which are not yet delinquent or are being contested by appropriate proceedings, (ii) statutory or common law Liens or encumbrances to secure landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers compensation, unemployment insurance, old age pension or other social security programs, (iv) statutory or common law Liens or encumbrances in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like Liens, (v) Liens or encumbrances imposed on the underlying fee interest in real property subject to a Company Lease that do not materially impact the use of such real property for its intended purposes, (vi) to the extent the following do not materially and adversely impact the use or the value of the real property, Liens or encumbrances of record affecting any Company owned real property, any matters that would be disclosed by a survey of any Company owned or leased real property and any zoning, land use, covenants, conditions and restrictions or similar matters affecting any Company owned or leased real property and (vii) restrictions on transfer of securities imposed by applicable state and federal securities laws.

(r)   “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(s)   “Personal Information” means any information, to the extent such information is in the possession or control of the Company or its Subsidiaries, that is regulated or protected by one or more directly or indirectly applicable Laws concerning the privacy or security of personal information, including information relating to employees and contractors of Company or its Subsidiaries.

(t)   “Software” means computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form; and

(u)   “Subsidiary” means, with respect to any Person, any other Person in which such first Person (or another Subsidiary of such first Person) holds stock or other ownership interests representing (i) more than 50% of the voting power of all outstanding stock or ownership interests of such other Person or (ii) the right to elect a majority or more of the board of directors (or similar governing body) of such other Person.

Section 8.4   Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. Where this Agreement refers to information that was “made available,” that means that such information was included, and visible to Parent and its Representatives without restriction, in the Intralinks, Inc. Exchange Site maintained with respect to the

Company in connection with the transactions contemplated by this Agreement continuously throughout the period beginning two Business Days prior to the date of this Agreement and ending immediately prior to the execution of this Agreement. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

Section 8.5   Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6   Parties in Interest. This Agreement is not intended to, and shall not, confer upon any other Person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder, except (a) with respect to Section 5.11 which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) from and after the Effective Time, the rights of holders of Shares to receive the Merger Consideration set forth in Article II and (c) from and after the Effective Time, the rights of holders of Company Equity Awards to receive the payments contemplated by the applicable provisions of Section 2.2 in accordance with the terms and conditions of this Agreement; provided, that the Financing Sources shall be intended third parties beneficiaries of this Section 8.6 and Sections 7.4, 8.7, 8.8, 8.13 and 8.17 and shall be entitled to enforce such provisions directly (and no amendment or modification to such provisions in respect to the Financing Sources may be made without the prior consent of the Financing Sources). The representations and warranties in this Agreement are the product of negotiations among the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement or the characterization of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7   Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware (except that the applicable Laws of the State of Oregon shall govern with respect to (i) the fiduciary duties of the Company Board, (ii) the internal corporate affairs of the Company and/or Merger Sub and (iii) any provision set forth herein that by its terms is required to be governed by such Laws). Notwithstanding the foregoing, any action (whether at law, in contract or in tort) or proceeding involving any Financing Source (including any Alternative Financing) that may be based upon, arise out of or relate to the Debt Financing or the negotiation, execution or performance of any document (including Debt Financing Commitments) in connection therewith (other than any determinations thereunder as to (x) the accuracy of any representations and warranties made by or on behalf of the Company and its Subsidiaries in this Agreement and whether as a result of any inaccuracy thereof Parent or any of its Subsidiaries that is a party to this Agreement can terminate its obligations under this Agreement or not consummate the Merger, (y) the determination of whether the Merger has been consummated in accordance with the terms of this Agreement and (z) the interpretation of the definition of “Material Adverse Effect” and whether a Material Adverse Effect has occurred; each of (x) through (z) shall be governed by the internal laws of the State of Delaware) shall be governed by and construed in accordance with the laws of the state of New York without regard to principles of conflicts of law which would require the application of the laws of another jurisdiction.

Section 8.8   Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or the Complex Commercial Litigation Division for the Superior Court in New Castle County (the “CCLD”). Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, each of the parties hereto hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Debt Financing Commitments, or any of the transactions contemplated hereby or thereby, including, without limitation, any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof), and that the provisions of Section 8.13 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

Section 8.9   Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that Parent and/or Merger Sub may assign this Agreement to any direct or indirect wholly owned Subsidiary of Parent without the consent of the Company; provided, that Parent and/or Merger Sub, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10   Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Company, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or the CCLD, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.11   Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12   Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.13   Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR

COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING IN RESPECT OF ANY DEBT FINANCING OR ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST THE FINANCING SOURCES).

Section 8.14   Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.15   Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 8.16   No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 8.17   Nonrecourse. Notwithstanding anything to the contrary contained herein, (a) the Company (on behalf of itself and its Affiliates, directors, officers, employees, agents and representatives) hereby waives any rights or claims against any Financing Source in connection with this Agreement, the Debt Financing Commitments, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity (whether in tort, contract or otherwise); and (b) the Company (on behalf of itself and its Affiliates, directors, officers, employees, agents and representatives) agrees not to commence any action or proceeding against any Financing Source in connection with this Agreement, the Debt Financing Commitments, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, and agrees to cause any such action or proceeding asserted by the Company (on behalf of itself and its Affiliates, directors, officers, employees, agents and representatives) in connection with this Agreement, the Debt Financing Commitments, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, against any Financing Source to be dismissed or otherwise terminated; provided, that notwithstanding the foregoing, nothing in this Section 8.17 shall in any way limit or modify the rights and obligations of Parent or Merger Sub under this Agreement or any Financing Source’s obligations to Parent or Merger Sub under the Commitment Letter or the Debt Financing. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Financing Source shall have any liability for any claims or damages to the Company in connection with this Agreement, the Debt Financing Commitments, the Debt Financing or the transactions contemplated hereby or thereby.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MKS INSTRUMENTS, INC.

By:	/s/ Gerald G. Colella
Name: Gerald G. Colella
Title: Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ELECTRO SCIENTIFIC INDUSTRIES, INC.

By:	/s/ Michael Burger
Name: Michael Burger
Title: Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

EAS EQUIPMENT, INC.

By:	/s/ Seth H. Bagshaw
Name: Seth H. Bagshaw
Title: President

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

EXHIBIT A

FORM OF SHAREHOLDER AGREEMENT

This SHAREHOLDER AGREEMENT (this “Agreement”) is made and entered into as of October 29, 2018 by and between MKS Instruments, Inc., a Massachusetts corporation (“Parent”), and the undersigned shareholder (“Shareholder”) of Electro Scientific Industries, Inc., an Oregon corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery hereof, Parent, EAS Equipment, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with its terms and subject to its conditions;

WHEREAS, Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of each class of capital stock of the Company as is indicated on the signature page of this Agreement; and

WHEREAS, as a material inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent has required that Shareholder enter into this Agreement;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent and Shareholder hereby agree as follows:

1.   Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

(a)   “Constructive Sale” means with respect to any security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or requiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly pledging, encumbering or assigning, or materially changing the economic benefits or risks of ownership of such security.

(b)   “Shares” means (i) all shares of capital stock of the Company owned, beneficially or of record, by Shareholder as of the date hereof, and (ii) all additional shares of capital stock of the Company acquired by Shareholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as such term is defined in Section 7); provided, that no Share that is Transferred by Shareholder in a manner expressly permitted by this Agreement shall be deemed a Share for the purposes of this Agreement following such Transfer.

(c)   “Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation or suffrage of a Lien upon, or the gift, grant or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof.

2.   Transfer and Voting Restrictions.

(a)   At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as defined in Section 7), Shareholder shall not, except in connection with the Merger or as consented to in writing by Parent, Transfer or suffer a Transfer of any of the Shares. Notwithstanding anything to the contrary in this Agreement, this Section 2(a) shall not prohibit a Transfer of the Shares by Shareholder (i) to any Person who is a family member of Shareholder (as the term “family member” is defined by Form S-8 promulgated under the Securities Act (or any successor or comparable form)), (ii) any trust, the beneficiaries of which include only the Persons named in clause (i), (iii) any partnership or limited liability company, all partners or members of which include only the Persons named in clause (i) and any trust named in clause (ii), (iv) upon the death of Shareholder, (v) pursuant to any written trading plan in effect on the date of this Agreement intended to satisfy the requirements of Rule 10b5-1 under the Exchange Act, (vi) to an Affiliate of Shareholder, (vii) that results from the withholding by the Company, or sale by Shareholder, to the extent necessary to cover Taxes incurred upon (1) the exercise and settlement of any Company SAR or Company Stock Option of Shareholder, or (2) the vesting of any Company RSU or Company PRSU of Shareholder prior to the Expiration Date, or (viii) to any person or entity if and to the extent required by any legal order, by divorce decree or similar Law; provided, that a Transfer referred to in clauses (i), (ii), (iii), (iv) and (vi) of this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in writing to be bound by all of the terms of this Agreement.

(b)   At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, except for this Agreement and as otherwise permitted by this Agreement, Shareholder shall not enter into any voting agreement with any Person with respect to any of the Shares, grant any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any agreement or arrangement with any Person limiting or affecting Shareholder’s legal power, authority or right to vote any of the Shares in favor of the approval of the Proposed Transaction (as such term is defined in Section 3).

3.   Agreement to Vote Shares.

(a)   Prior to the Expiration Date, at every meeting of the shareholders of the Company called concerning proposals related to the Merger Agreement or the other transactions contemplated thereby, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of the Company concerning proposals related to the Merger Agreement or the other transactions contemplated thereby, Shareholder (in Shareholder’s capacity as such) shall appear at the meeting or otherwise cause the Shares to be present thereat for purposes of establishing a quorum and, to the extent not voted by the Persons appointed as proxies pursuant to this Agreement, vote (i) in favor of the adoption and approval of the Merger Agreement and the approval of the other transactions contemplated thereby (collectively, the “Proposed Transaction”), (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Proposed Transaction, and (iii) against any Acquisition Proposal or any other action that could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Proposed Transaction. Notwithstanding the foregoing, nothing in this Agreement shall require Shareholder to vote or otherwise consent to any amendment to the Merger Agreement or the taking of any action that would result in the amendment, modification or a waiver of a provision therein, in any such case, in a manner that decreases the amount or changes the form of the Merger Consideration. Except as expressly set forth in this Section 3(a), Shareholder shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the shareholders of the Company.

(b)   If Shareholder is the beneficial owner, but not the record holder, of any of the Shares, Shareholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Shares in accordance with Section 3(a).

4.   Grant of Irrevocable Proxy.

(a)   Shareholder hereby irrevocably appoints, until the Expiration Date, Parent and each of its executive officers or other designees (the “Proxyholders”), as Shareholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), and grants to the Proxyholders full authority, for and in the name, place and stead of Shareholder, to vote the Shares, to instruct nominees or record holders to vote the Shares, or grant a consent or approval in respect of the Shares solely in accordance with Section 3(a) in the event that Shareholder fails to vote the Shares in accordance with Section 3(a).

(b)   Shareholder hereby revokes any proxies heretofore given by Shareholder in respect of the Shares and agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein.

(c)   Shareholder hereby affirms that the irrevocable proxy set forth in Section 4(a) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest, is intended to be irrevocable in accordance with the provisions of Section 60.231 of the Oregon Act, and may under no circumstances be revoked. The irrevocable proxy granted by Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy or incapacity of Shareholder.

(d)   The Proxyholders may not exercise this irrevocable proxy on any matter except as provided in Section 3(a) and, in any case, only in the event that Shareholder fails to vote the Shares in accordance with Section 3(a). Shareholder may vote the Shares on all other matters.

(e)   Parent may terminate this proxy at any time by written notice to Shareholder. Notwithstanding anything to the contrary in this Agreement, this proxy shall automatically terminate upon the valid termination of this Agreement in accordance with Section 7.

5.   Action in Shareholder Capacity Only. Shareholder is entering into this Agreement solely in Shareholder’s capacity as a record holder and beneficial owner, as applicable, of Shares and not in Shareholder’s capacity as a director or officer of the Company. Nothing herein shall limit or affect Shareholder’s ability to act as an officer or director of the Company.

6.   Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to Parent as follows:

(a)   As of the date hereof, Shareholder is the beneficial or record owner of the Shares indicated on the signature page of this Agreement free and clear of any and all Liens (other than such Liens created by this Agreement).

(b)   As of the date hereof and for so long as this Agreement remains in effect (including as of the date of the Company Shareholders Meeting, which, for purposes of this Agreement, includes any adjournment or postponement thereof), except as otherwise provided in this Agreement, Shareholder has full power and authority to (i) make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4(a); and (ii) vote all of the Shares in the manner set forth in Section 3(a) without the consent or approval of, or any other action on the part of, any other Person (including any Governmental Entity), except for any such consent, approval or action that, individually or in the aggregate, would not prevent Shareholder from performing Shareholder’s obligations under this Agreement. Without limiting the generality of the foregoing, Shareholder has not entered into any voting agreement (other than this Agreement) with any Person with respect to any of the Shares, granted any Person any proxy (revocable or irrevocable) (other than pursuant to this Agreement) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any Person limiting or affecting Shareholder’s legal power, authority or right to vote the Shares on any matter.

(c)   This Agreement has been duly executed and delivered by Shareholder and, assuming the due authorization, execution and delivery by Parent, constitutes a valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(d)   The execution, delivery and performance of this Agreement by Shareholder do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain, individually or in the aggregate, has not and would not prevent Shareholder from performing Shareholder’s obligations under this Agreement.

7.   Termination. This Agreement shall terminate and be of no further force or effect whatsoever as of the earlier of (a) such date and time as the Merger Agreement shall have been validly terminated pursuant to the terms of Article VII thereof or (b) the Effective Time (the “Expiration Date”); provided, however, that (i) Section 8 shall survive the termination of this Agreement, and (ii) the termination of this Agreement shall not relieve

Shareholder from any liability for any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement prior to such termination. Subject to the foregoing, upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby on the part of any party hereto.

8.   Miscellaneous Provisions.

(a)   Amendments. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties.

(b)   Extension of Time; Waivers. The parties may, to the extent permitted by applicable Law, (i) extend the time for the performance of any of the obligations or acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party set forth in this Agreement or any document delivered pursuant hereto or (iii) subject to applicable Law, waive compliance with any of the agreements of the other party contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

(c)   Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (ii) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered (x) if to Parent, to the address, e-mail address or facsimile provided in the Merger Agreement, including to the persons designated therein to receive copies; and (y) if to Shareholder, to Shareholder’s address, e-mail address or facsimile number shown on Shareholder’s signature page hereto.

(d)   Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. No summary of this Agreement prepared by either party shall affect the meaning or interpretation of this Agreement.

(e)   Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof.

(f)   Parties in Interest. This Agreement is not intended to, and shall not, confer upon any other Person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder.

(g)   Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

(h)   Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by either party or such party’s Affiliates against the other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or the CCLD. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (x) the suit, action or proceeding in any such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(i)   Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void, except that Parent may assign this Agreement to any direct or indirect wholly owned Subsidiary of Parent without the consent of Shareholder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns, including Shareholder’s estate and heirs upon the death of Shareholder.

(j)   Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or the CCLD, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

(k)   Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(l)   WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(m)   Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

(n)   Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

(o)   No Presumption Against Drafting Party. Each of Parent and Shareholder acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

(p)   Further Assurances. Shareholder hereby agrees that Parent may publish and disclose in any proxy materials (including all documents and schedules filed with the SEC), Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement with any filing made by Parent with the SEC relating to the Proposed Transaction. Shareholder agrees to notify Parent promptly of any additional Shares of which Shareholder becomes the record or beneficial owner after the date of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Shareholder Agreement to be duly executed as of the date first above written.

MKS INSTRUMENTS, INC.

By:
Name:
Title:
[Shareholder Name]

Address:

Telephone: ( ) -
Facsimile: ( ) -
E-Mail Address:

Shares Beneficially Owned by Shareholder:
shares of common stock, without par value

EXHIBIT B

STATE OF OREGON
CORPORATION DIVISION
255 Capitol St. NE, Suite 151
Salem, Oregon 97310-1327

Registry No. 047954-15

FOURTH AMENDED AND RESTATED
ARTICLES OF INCORPORATION
Business Corporation

ELECTRO SCIENTIFIC INDUSTRIES, INC.

These Fourth Amended and Restated Articles of Incorporation supersede the existing Articles of Incorporation of Electro Scientific Industries, Inc. and all amendments thereto.

ARTICLE 1

The name of the corporation is Electro Scientific Industries, Inc. (the “Corporation”).

ARTICLE 2

The number of shares the Corporation will have authority to issue is one hundred million (100,000,000) shares of common stock, no par value per share. The shares of common stock have unlimited voting rights and are entitled to receive the net assets of the Corporation.

ARTICLE 3

The address of the principal place of business of the Corporation is: 13900 NW Science Park Drive, Portland, Oregon 97229.

ARTICLE 4

The Corporation is authorized to purchase shares of common stock from present and former employees, consultants, and directors pursuant to arrangements approved by the Board of Directors when applying the provisions of the Oregon Business Corporation Act to determine the lawfulness of any such purchase.

ARTICLE 5

A.   Exculpation. No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director; provided that this Paragraph A shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Oregon Business Corporation Act. No amendment to the Oregon Business Corporation Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission which occurs prior to the effective date of such amendment.

B.   Indemnification. The Corporation shall indemnify to the fullest extent then permitted by law any person who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer of the Corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director or officer, or as a fiduciary of an employee benefit plan, of another Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), amounts paid in settlement, judgments, penalties and fines reasonably and actually incurred in connection therewith. The indemnification specifically provided hereby shall not be deemed exclusive of any other rights to which such director or officer may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in the official capacity of the person indemnified and as to the action in another capacity while holding such office.

ARTICLE 6

In addition to any other method provided for in the Bylaws, the shareholders may act by written consent without a meeting if (a) the action is taken by shareholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shareholders entitled to vote on the action were present and voted and (b) the written consent is delivered to the Corporation for inclusion in the minutes or filing with the corporate records. The Corporation must give written notice of any action taken pursuant to this Article 6 to all shareholders who did not sign the written consent. The notice provided to such shareholders must contain or be accompanied by any information required by ORS 60.211 or any other applicable provision of the Oregon Business Corporation Act.

EXHIBIT C

AMENDED AND RESTATED BYLAWS

OF

ELECTRO SCIENTIFIC INDUSTRIES, INC.

ARTICLE I
PRINCIPAL OFFICE

The principal office of Electro Scientific Industries, Inc., an Oregon corporation (the “Corporation”), will be located at the Corporation’s principal place of business or such other place as the Board of Directors may designate. The Corporation may have such other offices, either in or out of the State of Oregon, as the Board of Directors may designate or as the business of the Corporation may require from time to time.

ARTICLE II
SHAREHOLDERS: MEETINGS AND VOTING

Section 2.1.   Place of Meetings

Meetings of the shareholders of the Corporation will be held at the Corporation’s principal office, or at any other place, either within or without the State of Oregon, as the Board of Directors may determine.

Section 2.2.   Annual Meetings

The annual meeting of the shareholders will be held on such date and at such time as is determined by the Board of Directors and specified in the notice of the meeting. At the annual meeting, the shareholders will elect by vote a Board of Directors, consider reports of the affairs of the Corporation, and transact such other business as may properly be brought before the meeting.

Section 2.3.   Special Meetings

The Corporation will hold a special meeting of shareholders upon the call of the President or the Board of Directors, or upon the Secretary’s receipt of one or more written demands for a special meeting of shareholders, provided that such demand or demands (a) are signed by shareholders holding, collectively, at least twenty-five percent (25%) of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, and (b) describe the purpose or purposes for which the special meeting is to be held.

Section 2.4.   Notice of Meetings

2.4.1   The Corporation will notify shareholders in writing of the date, time and place of each annual and special shareholders meeting not earlier than sixty (60) days nor fewer than ten (10) days before the meeting date. Except as otherwise required by applicable law or the Articles of Incorporation, the Corporation is required to give notice only to shareholders entitled to vote at the meeting. Notice shall be sent by electronic mail or by mail, postage prepaid, and shall be effective upon dispatch when correctly addressed to the shareholder’s contact information shown in the Corporation’s current record of shareholders. Except as otherwise required by applicable law or by the Articles of Incorporation, notice of an annual meeting need not include a description of the purpose or purposes for which the meeting is called. Notice of a special meeting will include a description of the purpose or purposes for which the meeting is called.

2.4.2   A shareholder’s attendance at a meeting waives objection to (a) lack of notice or defective notice of the meeting, unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (b) consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the shareholder objects to considering the matter when it is presented.

Section 2.5.   Quorum and Adjournment

2.5.1   Shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. Except as otherwise provided in the Articles of Incorporation or by applicable law, the presence in person or by proxy of the holders of a majority of the votes entitled to be cast on a matter will constitute a quorum for action on that matter.

2.5.2   A majority of shares represented at a meeting, although less than a quorum, may adjourn the meeting, without further notice except as required by the Articles of Incorporation or applicable law, until a quorum attends. Any business that might have been transacted at the original meeting may be transacted at the adjourned meeting if a quorum exists.

2.5.3   Once a share is represented for any purpose at a meeting, it will be deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.

Section 2.6.   Voting Rights

2.6.1   The persons entitled to receive notice of and to vote at any shareholders meeting will be determined from the records of the Corporation on the close of business on the day before the electronic mail or mailing of the notice, or on such other date not more than 70 days before such meeting as may be fixed in advance by the Board of Directors.

2.6.2   Except as otherwise provided in the Articles of Incorporation, these Bylaws, or by applicable law, each outstanding share, regardless of class, is entitled to one vote on each matter voted on at a shareholders meeting. Only shares are entitled to vote.

2.6.3   Except as otherwise provided in the Articles of Incorporation or by applicable law, if a quorum exists, action on a matter, other than the election of directors, will be approved if the votes cast favoring the action exceed the votes cast opposing the action. If a quorum is present, directors will be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election.

Section 2.7.   Action Without a Meeting

2.7.1   Action required or permitted by law to be taken at a shareholders meeting may be taken without a meeting if the action is taken by shareholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shareholders entitled to vote on the action were present and voted. The action will be evidenced by one or more written consents describing the action taken, signed by those shareholders taking action under this Section 2.7, and delivered to the Corporation for inclusion in the minutes or filing with the corporate records. Action taken under this Section 2.7 is effective when the consent or consents bearing sufficient signatures are delivered to the Corporation, unless the consent or consents specify an earlier or later effective date. If not otherwise determined by law, the record date for determining shareholders entitled to take action without a meeting under this Section 2.7 is the date the first shareholder signs the consent. A consent signed under this Section 2.7 has the effect of a meeting vote and may be described as such in any document.

2.7.2   If action is taken in accordance with this Section 2.7, the Corporation must give written notice of the action promptly after the action is taken to: (a) shareholders not entitled to vote, if the Oregon Business Corporation Act would require that notice of the proposed action be given to such nonvoting shareholders if this action had been submitted to a vote of shareholders at a meeting, and (b) shareholders entitled to vote who did not consent in writing under this Section 2.7. The notice must contain or be accompanied by the same material that would have been required under the Oregon Business Corporation Act to be sent to such shareholders in a notice of meeting at which the proposed action would have been submitted to a vote of shareholders. The notice is effective when mailed if it is mailed postage prepaid and is correctly addressed to the shareholder’s address shown in the Corporation’s current record of shareholders.

ARTICLE III
DIRECTORS

Section 3.1.   Powers

The Corporation will have a Board of Directors. All corporate powers will be exercised by or under the authority of, and the business and affairs of the Corporation will be managed under the direction of, the Board of Directors, subject to any limitation contained in the Articles of Incorporation.

Section 3.2.   Number and Qualifications

The Board of Directors will consist of at least one and not more than ten]members. Until the number is changed by resolution of the Board of Directors, the Board of Directors shall initially be composed of three members. No decrease in the number of directors designated by the Board of Directors will shorten an incumbent director’s term. Directors need not be residents of the State of Oregon or shareholders of the Corporation.

Section 3.3.   Election and Tenure of Office

The directors will be elected at the annual meeting of the shareholders. The terms of the directors expire at the next annual shareholders meeting following their election. The term of a director elected to fill a vacancy expires at the next shareholders meeting at which directors are elected. Despite the expiration of a director’s term, the director will continue to serve until the director’s successor is elected and qualified or until there is a decrease in the number of directors. Subject to Section 3.4.3 of these Bylaws, a director’s term of office will begin immediately after election.

Section 3.4.   Vacancies

3.4.1   A vacancy in the Board of Directors will exist upon the death, resignation, or removal of any director or upon an increase in the number of directors.

3.4.2   If a vacancy occurs on the Board of Directors:

(a)   The shareholders may fill the vacancy, provided that the Board of Directors has not already done so; or

(b)   The Board of Directors may fill the vacancy, provided the shareholders have not already done so. If the director(s) remaining in office constitute less than a quorum of the Board of Directors, they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office.

3.4.3   A vacancy that will occur at a specific later date, by reason of a resignation effective at the later date or otherwise, may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs.

Section 3.5.   Resignation of Directors

A director may resign at any time by delivering written notice to the President or to the Corporation. Such resignation will be effective upon receipt, unless the notice specifies a later effective date. Once delivered, a notice of resignation is irrevocable unless revocation is permitted by the Board of Directors.

Section 3.6.   Removal of Directors

The shareholders may remove one or more directors with or without cause. A director may be removed by the shareholders only at a meeting called for the purpose of removing the director and the meeting notice must state that the purpose or one of the purposes of the meeting is removal of the director.

Section 3.7.   Meetings

3.7.1   The Board of Directors will meet at least once each year immediately following, and in the same location as, the annual or special meeting of the shareholders at which directors are elected. No notice of the annual meeting of the Board of Directors will be required.

3.7.2   The Board of Directors may hold other regular or special meetings in or out of the State of Oregon.

3.7.3   The Board of Directors may, by resolution, fix the date, time, and place for the holding of regular meetings. Regular meetings of the Board of Directors may be held without notice of the date, time, place, or purpose of the meeting other than such resolution.

3.7.4   Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the President or any director. The person or persons who call a special meeting of the Board of Directors may fix the time and place of the special meeting.

Section 3.8.   Notice of Special Meetings

3.8.1   Special meetings of the Board of Directors will be preceded by at least twenty-four hours’ notice of the date, time and place of the meeting. The notice need not describe the purpose of the special meeting. The notice may be given orally, either in person or by telephone, or may be delivered in writing, by mail, private carrier, personal delivery, facsimile, or by electronic mail or other form of electronic transmission. Notice given by mail is effective when mailed if it is mailed postage prepaid and is correctly addressed to the director’s address shown in the Corporation’s current records. Notice given by private carrier or personal delivery is effective when received. Noticed delivered by electronic transmission shall be effective as provided in the Oregon Business Corporation Act.

3.8.2   A director’s attendance at or participation in a meeting waives any required notice to the director of the meeting unless the director at the beginning of the meeting, or promptly upon the director’s arrival, objects to holding the meeting or transacting business at the meeting and does not subsequently vote for or assent to action taken at the meeting.

3.8.3   A director may at any time waive any notice required by law, the Articles of Incorporation, or these Bylaws. Except as otherwise provided in Section 3.8.2 of these Bylaws, the waiver will be in writing, will be signed by the director entitled to the notice, will specify the meeting for which notice is waived, and will be filed with the minutes or appropriate records of the Corporation.

3.8.4   Notice of the time and place of holding an adjourned meeting need not be given if such time and place are fixed at the meeting adjourned.

Section 3.9.   Quorum and Vote

3.9.1   A majority of the directors in office immediately before a meeting begins will constitute a quorum for the transaction of business. A majority of the directors present, in the absence of a quorum, may adjourn from time to time but may not transact any business.

3.9.2   If a quorum is present when a vote is taken, the affirmative vote of a majority of directors present is the act of the Board of Directors. If, at any meeting in which a quorum is present, the number of votes cast by directors in favor of any action are equal to the number of votes cast by directors opposed to such action, then the Chair of Board will have the power to decide if the action is approved and taken by the Board of Directors.

3.9.3   A director of the Corporation who is present at a meeting of the Board of Directors, or is present at a meeting of a committee of the Board of Directors, when corporate action is taken, is deemed to have assented to the action taken unless (a) the director objects at the beginning of the meeting, or promptly upon the director’s arrival, to holding the meeting or transacting business at the meeting; (b) the director’s dissent or abstention from the action taken is entered in the minutes of the meeting; or (c) the director delivers written notice of dissent or abstention to the presiding officer of the meeting before its adjournment or to the Corporation immediately after adjournment of the meeting. The right of dissent or abstention is not available to a director who votes in favor of the action taken.

Section 3.10.   Telephonic Meetings

The Board of Directors may permit any or all directors to participate in a regular or special meeting by, or conduct the meeting through, use of any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director participating in a meeting by this means will be deemed to be present in person at the meeting.

Section 3.11.   Action Taken Without a Meeting

Except as otherwise provided by these Bylaws, action required or permitted by law to be taken at a meeting of the Board of Directors, or at a meeting of a committee of the Board of Directors, may be taken without a meeting if the action is taken by all members of the Board of Directors. The action will be evidenced by one or more written consents describing the action taken, signed by each director and included in the minutes or filed with the corporate records reflecting the action taken. Action taken under this Section 3.11 is effective when the last director signs the consent, unless the consent specifies an earlier or later effective date. A consent signed under this Section 3.11 has the effect of a meeting vote and may be described as such in any document.

ARTICLE IV
COMMITTEES

Section 4.1.   Appointment

Subject to applicable law, the provisions of the Articles of Incorporation, and these Bylaws, the Board of Directors may appoint such committees as may be necessary or appropriate from time to time, consisting of such number of its members and having such powers as the Board of Directors may designate. Each such committee will have two or more members, each of whom will serve at the pleasure of the Board of Directors.

Section 4.2.   Actions of Committees; Governing Procedures

All actions of a committee will be reflected in minutes to be kept of such meetings and reported to the Board of Directors at its next meeting. The provisions of Article III of these Bylaws governing meetings, notice and waiver of notice, and quorum and voting requirements of the Board of Directors apply to committees and their members as well.

ARTICLE V
OFFICERS

Section 5.1.   Appointment

The Board of Directors at its first meeting following its election each year shall appoint a Chairman of the Board and a President and Secretary. The Board of Directors may appoint other officers, assistant officers, and agents. Any two or more offices may be held by the same person.

Section 5.2.   Compensation

The Corporation may pay its officers reasonable compensation for their services as fixed from time to time by the Board of Directors.

Section 5.3.   Term

The term of office of all officers commences upon their appointment and continues until their successors are appointed or until their resignation or removal.

Section 5.4.   Removal and Resignation

Any officer or agent appointed by the Board of Directors of the Corporation may be removed by the Board of Directors at any time with or without cause. Such removal will be without prejudice to the contract rights, if any, of the person so removed. Appointment of an officer or agent will not of itself create contract rights.

Any officer may resign at any time by delivering written notice to the Board of Directors. Any such resignation will take effect at the time specified in the notice or, if no time is specified, upon delivery. Unless otherwise specified therein, the acceptance of such resignation will not be necessary to make it effective. Once delivered, a notice of resignation is irrevocable unless revocation is permitted by the Board of Directors.

Section 5.5.   Chairman of the Board

The Chairman of the Board of Directors shall preside at all meetings of the Board of Directors and shall perform such other duties as may be prescribed from time to time by the Board of Directors.

Section 5.6.   President

The President shall be the chief executive officer of the Corporation and, subject to the control of the Board of Directors, shall be responsible for the general operation of the Corporation. The President shall have any other duties and responsibilities prescribed by the Board of Directors.

Section 5.7.   Secretary

The Secretary shall record and keep the minutes of all meetings of the directors and shareholders in one or more books provided for that purpose and perform any duties prescribed by the Board of Directors or the officer serving as chief executive officer of the Corporation.

Section 5.8   Voting of Shares

The President of the Corporation shall have authority to vote any shares of stock or other equity interests owned by the Corporation and to delegate this authority to any other officer.

Section 5.9.   Vacancies

A vacancy in any office because of death, resignation, removal, disqualification, creation of a new office or any other cause may be filled by the Board of Directors for the remaining portion of the term or for a new term established by the Board of Directors. If a resignation is made effective at a later date and the Corporation accepts such future effective date, the Board of Directors may fill the pending vacancy before the effective date, if the Board of Directors provides that the successor does not take office until the effective date.

ARTICLE VI
CERTIFICATES AND TRANSFER OF SHARES

Section 6.1.   Certificates for Shares

6.1.1   The Corporation’s shares shall be certificated. Certificates for shares will be in such form as the Board of Directors may designate, will designate the name of the Corporation and the state law under which the Corporation is organized, will state the name of the person to whom the shares represented by the certificate are issued, and will state the number and class of shares and the designation of the series, if any, that the certificate represents.

6.1.2   Each certificate for shares will be signed, either manually or in facsimile, by the President or a Vice President and the Secretary or an Assistant Secretary of the Corporation.

Section 6.2.   Transfer on the Books

Upon surrender to the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, and subject to any limitations on transfer appearing on the certificate or in the Corporation’s stock transfer records, the Corporation will issue a new certificate to the appropriate person, cancel the old certificate and record the transaction upon its books.

Section 6.3.   Lost, Stolen or Destroyed Certificates

In the event a certificate is represented to be lost, stolen or destroyed, a new certificate will be issued in its place upon such proof of loss, theft or destruction and upon the giving of such bond or other indemnity as may be required by the Board of Directors. A new certificate may be issued without requiring any bond when in the judgment of the Board of Directors it is proper to do so.

ARTICLE VII
INDEMNIFICATION

The Corporation shall indemnify to the fullest extent not prohibited by law, any person who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including an action, suit or proceeding by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer or employee of the Corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation or serves or served at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall pay for or reimburse the reasonable expenses incurred by any such current or former director, officer or employee in any such proceeding in advance of the final disposition of the proceeding if the person sets forth in writing (i) the person’s good faith belief that the person is entitled to indemnification under this Article and (ii) the person’s agreement to repay all advances if it is ultimately determined that the person is not entitled to indemnification under this Article. No amendment to these Bylaws that limits the Corporation’s obligation to indemnify any person shall have any effect on such obligation for any act or omission that occurs prior to the later to occur of the effective date of the amendment or the date notice of the amendment is given to the person. This Article shall not be deemed exclusive of any other provisions for indemnification or advancement of expenses of directors, officers, employees, agents and fiduciaries that may be included in the Articles of Incorporation or any statute, bylaw, agreement, general or specific action of the Board of Directors, vote of shareholders or other document or arrangement.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1.   Amendment of Bylaws

8.1.1   Except as otherwise provided by applicable law, the Board of Directors may amend or repeal these Bylaws unless:

(a)   Applicable law reserves this power exclusively to the shareholders in whole or in part; or

(b)   The shareholders in amending or repealing a particular Bylaw provide expressly that the Board of Directors may not amend or repeal that Bylaw.

8.1.2   The Corporation’s shareholders may amend or repeal these Bylaws even though these Bylaws may also be amended or repealed by the Board of Directors.

8.1.3   Whenever an amendment or new Bylaw is adopted, it will be copied in the minute book with the original Bylaws in the appropriate place. If any Bylaw is repealed, the fact of repeal and the date on which the repeal occurred will be stated in such book and place.

Section 8.2.   Waiver of Notice

8.2.1   A shareholder may at any time waive any notice required by law, the Articles of Incorporation or these Bylaws. Except as otherwise provided in Section 2.4.3 of these Bylaws, the waiver will be in writing, will be signed by the shareholder entitled to the notice, and will be delivered to the Corporation for inclusion in the minutes or filing with the corporate records.

8.2.2   A director may at any time waive any notice required by law, the Articles of Incorporation or these Bylaws. Except as otherwise provided in Section 3.8.2 of these Bylaws, the waiver will be in writing, will be signed by the director entitled to the notice, will specify the meeting for which notice is waived and will be delivered to the Corporation for inclusion in the minutes or filing with the corporate records.

Adopted effective: , 2018.

, Secretary

Schedule A

Stockholders to Execute Stockholder Agreements

1.	Michael Burger
2.	Allen Muhich
3.	Steve Harris
4.	John Williams
5.	Frederick A. Ball
6.	Lynne J. Camp
7.	Laurence E. Cramer
8.	Raymond A. Link
9.	Richard H. Wills

Annex B

FORM OF SHAREHOLDER AGREEMENT

This SHAREHOLDER AGREEMENT (this “Agreement”) is made and entered into as of October 29, 2018 by and between MKS Instruments, Inc., a Massachusetts corporation (“Parent”), and the undersigned shareholder (“Shareholder”) of Electro Scientific Industries Inc., an Oregon corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery hereof, Parent, EAS Equipment, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with its terms and subject to its conditions;

WHEREAS, Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of each class of capital stock of the Company as is indicated on the signature page of this Agreement; and

WHEREAS, as a material inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent has required that Shareholder enter into this Agreement;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent and Shareholder hereby agree as follows:

1.	Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:
(a)	“Constructive Sale” means with respect to any security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or requiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly pledging, encumbering or assigning, or materially changing the economic benefits or risks of ownership of such security.
(b)	“Shares” means (i) all shares of capital stock of the Company owned, beneficially or of record, by Shareholder as of the date hereof, and (ii) all additional shares of capital stock of the Company acquired by Shareholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as such term is defined in Section 7); provided, that no Share that is Transferred by Shareholder in a manner expressly permitted by this Agreement shall be deemed a Share for the purposes of this Agreement following such Transfer.
(c)	“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation or suffrage of a Lien upon, or the gift, grant or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof.
2.	Transfer and Voting Restrictions.
(a)	At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as defined in Section 7), Shareholder shall not, except in connection with the Merger or as consented to in writing by Parent, Transfer or suffer a Transfer of any of the Shares. Notwithstanding anything to the contrary in this Agreement, this Section 2(a) shall not prohibit a Transfer of the Shares by Shareholder (i) to any Person who is a family member of Shareholder (as the term “family member” is defined by Form S-8 promulgated under the Securities Act (or any successor or comparable form)), (ii) any trust, the beneficiaries of which include only the Persons named in clause (i), (iii) any partnership or limited liability company, all partners or members of which include only the Persons named in clause (i) and any trust named in clause (ii), (iv) upon the death of Shareholder, (v) pursuant to any written trading plan in effect on the date of this Agreement intended to satisfy the requirements of Rule 10b5-1 under the Exchange Act, (vi) to an Affiliate of Shareholder, (vii) that results from the withholding by the Company, or sale by Shareholder, to the extent necessary to cover Taxes incurred upon (1) the exercise and settlement of any Company SAR or Company Stock Option of Shareholder, or (2) the vesting of any Company RSU or Company PRSU of Shareholder prior to the Expiration Date, or (viii) to any person or entity if and to the extent required by any legal order, by divorce decree or similar Law; provided, that a Transfer referred to in clauses (i), (ii), (iii), (iv) and (vi) of this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in writing to be bound by all of the terms of this Agreement.

(b)	At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, except for this Agreement and as otherwise permitted by this Agreement, Shareholder shall not enter into any voting agreement with any Person with respect to any of the Shares, grant any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any agreement or arrangement with any Person limiting or affecting Shareholder’s legal power, authority or right to vote any of the Shares in favor of the approval of the Proposed Transaction (as such term is defined in Section 3).
3.	Agreement to Vote Shares.
(a)	Prior to the Expiration Date, at every meeting of the shareholders of the Company called concerning proposals related to the Merger Agreement or the other transactions contemplated thereby, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of the Company concerning proposals related to the Merger Agreement or the other transactions contemplated thereby, Shareholder (in Shareholder’s capacity as such) shall appear at the meeting or otherwise cause the Shares to be present thereat for purposes of establishing a quorum and, to the extent not voted by the Persons appointed as proxies pursuant to this Agreement, vote (i) in favor of the adoption and approval of the Merger Agreement and the approval of the other transactions contemplated thereby (collectively, the “Proposed Transaction”), (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Proposed Transaction, and (iii) against any Acquisition Proposal or any other action that could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Proposed Transaction. Notwithstanding the foregoing, nothing in this Agreement shall require Shareholder to vote or otherwise consent to any amendment to the Merger Agreement or the taking of any action that would result in the amendment, modification or a waiver of a provision therein, in any such case, in a manner that decreases the amount or changes the form of the Merger Consideration. Except as expressly set forth in this Section 3(a), Shareholder shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the shareholders of the Company.
(b)	If Shareholder is the beneficial owner, but not the record holder, of any of the Shares, Shareholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Shares in accordance with Section 3(a).
4.	Grant of Irrevocable Proxy.
(a)	Shareholder hereby irrevocably appoints, until the Expiration Date, Parent and each of its executive officers or other designees (the “Proxyholders”), as Shareholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), and grants to the Proxyholders full authority, for and in the name, place and stead of Shareholder, to vote the Shares, to instruct nominees or record holders to vote the Shares, or grant a consent or approval in respect of the Shares solely in accordance with Section 3(a) in the event that Shareholder fails to vote the Shares in accordance with Section 3(a).

(b)	Shareholder hereby revokes any proxies heretofore given by Shareholder in respect of the Shares and agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein.
(c)	Shareholder hereby affirms that the irrevocable proxy set forth in Section 4(a) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest, is intended to be irrevocable in accordance with the provisions of Section 60.231 of the Oregon Act, and may under no circumstances be revoked. The irrevocable proxy granted by Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy or incapacity of Shareholder.
(d)	The Proxyholders may not exercise this irrevocable proxy on any matter except as provided in Section 3(a) and, in any case, only in the event that Shareholder fails to vote the Shares in accordance with Section 3(a). Shareholder may vote the Shares on all other matters.
(e)	Parent may terminate this proxy at any time by written notice to Shareholder. Notwithstanding anything to the contrary in this Agreement, this proxy shall automatically terminate upon the valid termination of this Agreement in accordance with Section 7.
5.	Action in Shareholder Capacity Only. Shareholder is entering into this Agreement solely in Shareholder’s capacity as a record holder and beneficial owner, as applicable, of Shares and not in Shareholder’s capacity as a director or officer of the Company. Nothing herein shall limit or affect Shareholder’s ability to act as an officer or director of the Company.
6.	Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to Parent as follows:
(a)	As of the date hereof, Shareholder is the beneficial or record owner of the Shares indicated on the signature page of this Agreement free and clear of any and all Liens (other than such Liens created by this Agreement).
(b)	As of the date hereof and for so long as this Agreement remains in effect (including as of the date of the Company Shareholders Meeting, which, for purposes of this Agreement, includes any adjournment or postponement thereof), except as otherwise provided in this Agreement, Shareholder has full power and authority to (i) make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4(a); and (ii) vote all of the Shares in the manner set forth in Section 3(a) without the consent or approval of, or any other action on the part of, any other Person (including any Governmental Entity), except for any such consent, approval or action that, individually or in the aggregate, would not prevent Shareholder from performing Shareholder’s obligations under this Agreement. Without limiting the generality of the foregoing, Shareholder has not entered into any voting agreement (other than this Agreement) with any Person with respect to any of the Shares, granted any Person any proxy (revocable or irrevocable) (other than pursuant to this Agreement) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any Person limiting or affecting Shareholder’s legal power, authority or right to vote the Shares on any matter.
(c)	This Agreement has been duly executed and delivered by Shareholder and, assuming the due authorization, execution and delivery by Parent, constitutes a valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(d)	The execution, delivery and performance of this Agreement by Shareholder do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain, individually or in the aggregate, has not and would not prevent Shareholder from performing Shareholder’s obligations under this Agreement.
7.	Termination. This Agreement shall terminate and be of no further force or effect whatsoever as of the earlier of (a) such date and time as the Merger Agreement shall have been validly terminated pursuant to the terms of Article VII thereof or (b) the Effective Time (the “Expiration Date”); provided, however, that (i) Section 8 shall survive the termination of this Agreement, and (ii) the termination of this Agreement shall not relieve Shareholder from any liability for any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement prior to such termination. Subject to the foregoing, upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby on the part of any party hereto.
8.	Miscellaneous Provisions.
(a)	Amendments. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties.
(b)	Extension of Time; Waivers. The parties may, to the extent permitted by applicable Law, (i) extend the time for the performance of any of the obligations or acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party set forth in this Agreement or any document delivered pursuant hereto or (iii) subject to applicable Law, waive compliance with any of the agreements of the other party contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.
(c)	Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (ii) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered (x) if to Parent, to the address, e-mail address or facsimile provided in the Merger Agreement, including to the persons designated therein to receive copies; and (y) if to Shareholder, to Shareholder’s address, e-mail address or facsimile number shown on Shareholder’s signature page hereto.
(d)	Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. No summary of this Agreement prepared by either party shall affect the meaning or interpretation of this Agreement.

(e)	Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof.
(f)	Parties in Interest. This Agreement is not intended to, and shall not, confer upon any other Person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder.
(g)	Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.
(h)	Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by either party or such party’s Affiliates against the other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or the CCLD. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (x) the suit, action or proceeding in any such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
(i)	Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void, except that Parent may assign this Agreement to any direct or indirect wholly owned Subsidiary of Parent without the consent of Shareholder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns, including Shareholder’s estate and heirs upon the death of Shareholder.
(j)	Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or the CCLD, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

(k)	Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
(l)	WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(m)	Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
(n)	Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.
(o)	No Presumption Against Drafting Party. Each of Parent and Shareholder acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
(p)	Further Assurances. Shareholder hereby agrees that Parent may publish and disclose in any proxy materials (including all documents and schedules filed with the SEC), Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement with any filing made by Parent with the SEC relating to the Proposed Transaction. Shareholder agrees to notify Parent promptly of any additional Shares of which Shareholder becomes the record or beneficial owner after the date of this Agreement.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Shareholder Agreement to be duly executed as of the date first above written.

MKS Instruments, Inc.

By:
Name:
Title:

Address:

	Telephone:	( ) -
	Facsimile:	( ) -
E-Mail Address:

Shares Beneficially Owned by Shareholder: shares of common stock, without par value

Annex C

October 29, 2018

Board of Directors (in its capacity as such)
Electro Scientific Industries, Inc.
13900 N.W. Science Park Drive
Portland, Oregon 97229

Members of the Board:

Stifel, Nicolaus & Company, Incorporated (“Stifel” or “we”) has been advised that Electro Scientific Industries, Inc., an Oregon corporation (the “Company”), is considering entering into an Agreement and Plan of Merger (the “Merger Agreement”) with MKS Instruments, Inc., a Delaware corporation (“Buyer”), and EAS Equipment, Inc., a Delaware corporation and wholly-owned subsidiary of Buyer (“Merger Sub”), pursuant to which, among other things, (i) Merger Sub will be merged with and into the Company with the Company continuing as the surviving corporation, and (ii) each issued and outstanding share of Common Stock, without par value, of the Company (the “Company Common Stock”) (such shares, excluding shares of the Company Common Stock held in the treasury of the Company or owned directly or indirectly by Buyer, Merger Sub or any other direct or indirect wholly-owned subsidiary of the Company, Buyer or Merger Sub, in each case, other than any such shares held on behalf of third parties, the “Shares”) will be converted into the right to receive $30.00 in cash (the “Merger Consideration”), on terms and conditions more fully set forth in the Merger Agreement (the “Merger”).

The Board of Directors of the Company, in its capacity as such (the “Board”), has requested Stifel’s opinion, as investment bankers, as to the fairness, from a financial point of view, to the holders of the Shares of the Merger Consideration to be received by such holders of the Shares from Buyer in the Merger pursuant to the Merger Agreement (the “Opinion”).

In rendering our Opinion, we have, among other things:

(i)	discussed the Merger and related matters with the Company’s counsel and reviewed a draft copy of the Merger Agreement, dated October 27, 2018, such draft being the latest draft of the Merger Agreement provided to us;
(ii)	reviewed the audited consolidated financial statements of the Company contained in its Annual Report on Form 10-K for the fiscal year ended March 31, 2018 and unaudited consolidated financial statements of the Company contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018;
(iii)	reviewed and discussed with the Company’s management certain other publicly available information concerning the Company;
(iv)	reviewed certain non-publicly available information concerning the Company, including financial information, internal financial analyses and forecasts prepared by its management and held discussions with the Company’s senior management regarding recent developments;
(v)	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis;
(vi)	reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our analysis;
(vii)	reviewed the reported prices and trading activity of the Company Common Stock;

787 7th Avenue, 11th Floor, New York, New York 10019
Stifel, Nicolaus & Company, Incorporated | Member SIPC & NYSE | www.Stifel.com

Board of Directors — Electro Scientific Industries, Inc.
October 29, 2018

(viii)	performed a discounted cash flow analysis;
(ix)	considered the results of our efforts, at the direction of the Company, to solicit indications of interest from selected third parties with respect to a merger or other transaction with the Company;
(x)	conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion; and
(xi)	taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of the Company’s industry generally.

In rendering our Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel by or on behalf of the Company, or that was otherwise reviewed by Stifel, and have not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to us by the Company, we have assumed, at the direction of the Company, that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company and that they provided a reasonable basis upon which we could form our opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the last financial statements of the Company made available to us. We did not make or obtain any independent evaluation, appraisal or physical inspection of the Company’s assets or liabilities, nor have we been furnished with any such evaluation or appraisal. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel assumes no responsibility for their accuracy.

We have assumed, with your consent, that there are no factors that would materially delay or subject to any material adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived. In addition, we have assumed that the definitive Merger Agreement will not differ materially from the draft we reviewed. We have also assumed that the Merger will be consummated substantially on the terms and conditions described in the Merger Agreement, without any waiver of material terms or conditions by the Company or any other party and without any adjustment to the Merger Consideration, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on the Company, Buyer or the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further assumed that the Company has relied upon the advice of its counsel, independent accountants and other advisors (other than Stifel) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to the Company, the Merger and the Merger Agreement.

787 7th Avenue, 11th Floor, New York, New York 10019
Stifel, Nicolaus & Company, Incorporated | Member SIPC & NYSE | www.Stifel.com

Board of Directors — Electro Scientific Industries, Inc.
October 29, 2018

Our Opinion is limited to whether the Merger Consideration is fair to the holders of the Shares, from a financial point of view, and does not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, any consequences of the Merger on the Company, its stockholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our Opinion also does not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the Board or the Company; (ii) the legal, tax or accounting consequences of the Merger on the Company or the holders of Company Common Stock; (iii) the fairness of the amount or nature of any compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the holders of the Company’s securities; (iv) the effect of the Merger on, or the fairness of the consideration to be received by, holders of any class of securities of the Company other than the Shares, or any class of securities of any other party to any transaction contemplated by the Merger Agreement; (v) whether Buyer has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Merger Consideration; or (vi) the treatment of, or effect of the Merger on, Company RSUs, Company PRSUs, Company Stock Options, and Company SARs (each as defined in the Merger Agreement). Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which the Company’s or Buyer’s securities will trade following public announcement or consummation of the Merger.

Our Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us by or on behalf of the Company or its advisors, or information otherwise reviewed by Stifel, as of the date of this Opinion. It is understood that subsequent developments may affect the conclusion reached in this Opinion and that Stifel does not have any obligation to update, revise or reaffirm this Opinion. Our Opinion is for the information of, and directed to, the Board for its information and assistance in connection with its consideration of the financial terms of the Merger. Our Opinion does not constitute a recommendation to the Board as to how the Board should vote on the Merger or to any stockholder of the Company as to how any such stockholder should vote at any stockholders’ meeting at which the Merger is considered, or whether or not any stockholder of the Company should enter into a voting, support, stockholders’, or affiliates’ agreement with respect to the Merger, or exercise any dissenters’ or appraisal rights that may be available to such stockholder. In addition, the Opinion does not compare the relative merits of the Merger with any other alternative transactions or business strategies which may have been available to the Company and does not address the underlying business decision of the Board or the Company to proceed with or effect the Merger.

We are not legal, tax, regulatory or bankruptcy advisors. We have not considered any potential legislative or regulatory changes currently being considered or recently enacted by the United States Congress, the Securities and Exchange Commission (the “SEC”), or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board. Our Opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company, Buyer, Merger Sub or any other party.

787 7th Avenue, 11th Floor, New York, New York 10019
Stifel, Nicolaus & Company, Incorporated | Member SIPC & NYSE | www.Stifel.com

Board of Directors — Electro Scientific Industries, Inc.
October 29, 2018

Stifel, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the completion of the Merger (the “Advisory Fee”). We will also receive a fee upon the delivery of this Opinion that is not contingent upon consummation of the Merger (the “Opinion Fee”), provided that such Opinion Fee is creditable against any Advisory Fee. We will not receive any other significant payment or compensation contingent upon the successful consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. There are no material relationships that existed during the two years prior to the date of this Opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel and any party to the Merger. Stifel may seek to provide investment banking services to Buyer or its affiliates in the future, for which we would seek customary compensation. In the ordinary course of business, Stifel, certain of our affiliates and our clients may transact in the debt, equity and other securities and other financial instruments (including bank loans and other obligations) of, or other investments in, each of the Company and Buyer and may at any time hold a long or short position in such securities. Without limiting the foregoing, as of the date of this opinion, an affiliate of Stifel holds approximately $12.6 million principal amount of Buyer’s existing term loan facility, representing approximately 3.6% of the outstanding principal amount of such facility.

Stifel’s Fairness Opinion Committee has approved the issuance of this Opinion. Our Opinion may not be published or otherwise used or referred to, nor shall any public reference to Stifel be made, without our prior written consent, except in accordance with the terms and conditions of Stifel’s engagement letter agreement with the Company.

Based upon and subject to the foregoing, we are of the opinion, as investment bankers, that, as of the date hereof, the Merger Consideration to be received by holders of the Shares from Buyer in the Merger pursuant to the Merger Agreement is fair to such holders of the Shares, from a financial point of view.

Very truly yours,

STIFEL, NICOLAUS & COMPANY, INCORPORATED

787 7th Avenue, 11th Floor, New York, New York 10019
Stifel, Nicolaus & Company, Incorporated | Member SIPC & NYSE | www.Stifel.com

Annex D

VOTE BY INTERNET - www.proxyvote.com
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VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time, the day before the special meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E53738-S78661

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ELECTRO SCIENTIFIC INDUSTRIES, INC.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.

NOTE: Such other business as may properly come before the special meeting or any postponement or adjournment thereof.

This proxy should be marked, dated and signed by the shareholder(s) exactly as his/her name(s) appear(s) hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property both should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.

E53739-S78661

ELECTRO SCIENTIFIC INDUSTRIES, INC.

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder(s) hereby appoint(s) Michael Burger and Allen Muhich, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of ELECTRO SCIENTIFIC INDUSTRIES, INC. that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders, to be held on January 10, 2019, at Electro Scientific Industries, Inc.'s principal executive offices, located at 13900 NW Science Park Drive, Portland, OR 97229-5497, at 11:00 a.m., Pacific Time, and any and all adjournments, postponements of other delays thereof (the "Special Meeting").

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSALS 1, 2 AND 3.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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